Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210613

CINEMARK USA, INC.

Offer to Exchange

all outstanding 4.875% Senior Notes due 2023

($225,000,000 aggregate principal amount)

for

4.875% Senior Notes due 2023

which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at midnight, New York City time, on May 16, 2016, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.

•	We are offering to exchange up to $225,000,000 aggregate principal amount of new 4.875% Senior Notes due 2023, or Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 4.875% Senior Notes due 2023, or the 2016 Notes, issued in a private offering on March 21, 2016.

•	The 2016 Notes were issued as additional notes under a supplemental indenture, dated as of March 21, 2016, to the indenture, dated as of May 24, 2013, among us, certain subsidiaries party thereto and Wells Fargo Bank, N.A., as trustee. We refer to such indenture and the supplemental indenture as the Indenture. On May 24, 2013, we issued $530,000,000 of our 4.875% Senior Notes due 2023 pursuant to the Indenture, all of which were exchanged for substantially identical notes in the same amount, or the Existing 4.875% Notes, in an offering registered under the Securities Act. We refer to the Existing 4.875% Notes, the 2016 Notes and the Exchange Notes collectively as the Notes. The Exchange Notes, together with any 2016 Notes not exchanged in the exchange offer, will have substantially the same terms as the Existing 4.875% Notes except as otherwise provided herein.

•	We will exchange all 2016 Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of Exchange Notes that have been registered.

•	You may withdraw tenders of 2016 Notes at any time prior to the expiration of the exchange offer.

•	The terms of the Exchange Notes to be issued are identical in all material respects to the 2016 Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

•	The Exchange Notes, together with any 2016 Notes not exchanged in the exchange offer, and the Existing 4.875% Notes will constitute a single class of debt securities under the Indenture governing the Notes.

•	The exchange of 2016 Notes will not be a taxable exchange for United States federal income tax purposes. We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system.

See “Risk Factors” beginning on page 16 for a discussion of factors that you should consider before tendering your 2016 Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for 2016 Notes where such 2016 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 12 months after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2016.

In this prospectus, references to “we,” “us,” “our,” the “issuer,” the “Company” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries unless otherwise indicated or the context requires otherwise.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Cinemark USA, Inc., 3900 Dallas Parkway, Suite 500, Plano, TX 75093, Attn: Michael Cavalier, Corporate Secretary, telephone number (972) 665-1000. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN MAY 9, 2016, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER UNLESS WE DECIDE TO EXTEND THE EXPIRATION DATE.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only upon the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We and our parent company, Cinemark Holdings, Inc., or Cinemark Holdings, currently file periodic reports and other information under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the

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terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC or the Commission, after the exchange offer is completed and for so long as any of the Exchange Notes remain outstanding, we will furnish to the trustee and the holders of the Exchange Notes and, upon written request, to prospective investors, and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accountant and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the Commission. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov. Our filings with the Commission are available to the public from the Commission’s website. The public may read and copy and materials we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, for so long as any of the Exchange Notes remain outstanding, we have agreed to make available to any holder of the Exchange Notes or prospective purchaser of the Exchange Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

This prospectus contains or incorporates by reference summaries of certain agreements that we have entered into, such as the Indenture, the exchange and registration rights agreement, or the registration rights agreement, and the agreements described under “Description of Certain Debt Instruments,” “Description of Exchange Notes” and “Certain Relationships and Related Party Transactions.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

MARKET AND INDUSTRY DATA

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, or MPAA, industry analysts and our knowledge of our revenues and markets.

We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources. Although we do not make any representation as to the accuracy of information described in these paragraphs, we believe and act as if the information is accurate. As of the date of this prospectus, 2015 industry data was not yet available.

Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the Cinemark and Century marks, which may be registered in the United States and other jurisdictions. We do not own any trademark, trade name or service mark of any other company appearing in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally, or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere included or incorporated by reference in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout or incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary contains basic information about us and the exchange offer. This summary may not contain all of the information that is important to you. You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes and schedules appearing elsewhere in this prospectus. Except as otherwise specified or indicated by the context, references in this prospectus to “we,” “us,” “our,” the “Company” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries. All references to North America are to the United States, or the U.S., and Canada, and all references to Latin America are to Brazil, Mexico (sold during November 2013), Argentina, Chile, Colombia, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia and Curaçao. Unless otherwise specified, all operating data is as of and for the year ended December 31, 2015.

Our Company

We are one of the leaders in the motion picture exhibition industry. As of December 31, 2015, we operated 513 theatres and 5,796 screens in the U.S. and Latin America and approximately 280 million patrons attended our theatres worldwide during the year ended December 31, 2015. We are one of the most geographically diverse worldwide exhibitors, with theatres in fifteen countries as of December 31, 2015. As of December 31, 2015, our U.S. circuit had 337 theatres and 4,518 screens in 41 states and our international circuit had 176 theatres and 1,278 screens.

Revenues, operating income and net income attributable to Cinemark USA, Inc. for the year ended December 31, 2015, were $2,852.6 million, $425.8 million and $218.5 million, respectively. At December 31, 2015 we had cash and cash equivalents of $588.5 million and total long-term debt of $1,814.6 million. Approximately $579.0 million, or 32%, of our long-term debt accrues interest at variable rates and approximately $8.4 million of our long-term debt matures in 2016.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. During the year ended December 31, 2015, we built 22 new theatres with 182 screens and acquired three theatres with 19 screens.

We believe our portfolio of modern high-quality theatres with multiple platforms provides a preferred destination for moviegoers and contributes to our solid and consistent cash flows from operating activities. Our significant and diverse presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly considering the expanding worldwide box office.

We continue to develop and expand new platforms and market adaptive concepts for our theatre circuit, such as XD, Movie Bistro, Cinemark Reserve, Luxury Lounger reclining seats, D-BOX seating, CinèArts and other premium concepts.

Our XD screens represent the largest private label premium large format footprint in the industry. Our XD auditorium offers a premium experience utilizing the latest in digital projection and enhanced custom sound, including a Barco Auro 11.1 sound system or Dolby Atmos in select locations. The XD experience includes wall-to-wall and ceiling-to-floor screens, wrap-around sound, plush seating and a maximum comfort entertainment environment for an immersive experience. The exceptional XD technology does not require special format movie prints, which allows us the flexibility to play any available digital print we choose, including 3-D content, in the XD auditorium without any print enhancements required. As of December 31, 2015, we had 210 XD auditoriums in our worldwide circuit with plans to install 15 to 20 more XD auditoriums during 2016.

The Movie Bistro locations offer in-theatre dining with expanded food offerings, such as fresh wraps, hot sandwiches, burgers, and gourmet pizzas, and a selection of beers, wines, and frozen cocktails, all of which can be enjoyed in the comfort of the auditoriums. We currently have three domestic theatres and one international theatre with the bistro concept and we plan to expand this premium concept to two new domestic locations during 2016.

During 2014, we opened our first Cinemark Reserve theatre in the U.S., which features a VIP area with luxury recliner seating and other amenities, along with a wide variety of food and beverage products. We opened our second Cinemark Reserve theatre in the U.S. during 2015. We have a similar VIP concept offering recliner seating in five other domestic locations and in 22 of our international theatres, referred to locally as either Cinemark Premiere or Cinemark Prime. We plan to continue to incorporate this concept in four of our new domestic and international theatres and convert three of our existing locations during 2016.

We have incorporated Luxury Lounger reclining seats in the majority of our new domestic builds and have also repositioned some of our existing domestic theatres to offer this premium seating feature. We currently feature Luxury Loungers in 31 of our domestic theatres, representing 422 screens. We plan to offer the Luxury Loungers in approximately 20% of our domestic circuit by the end of 2016.

We currently have auditoriums throughout our worldwide circuit that offer seats with immersive cinematic motion, called D-BOX. These seats are programmed in harmony with the audio and video content of the film and make the viewer feel as if they are part of the movie itself. We offer D-BOX seating in 106 auditoriums throughout our worldwide circuit. We expect to add D-BOX seating to 35 additional locations during 2016.

Our CinèArts locations provide moviegoers with the best selection of art and independent cinema in a captivating, unique environment and have set the industry standard for providing distinct, acclaimed and award-winning films. We currently have 14 domestic theatres that are dedicated to art and independent content and 57 of our other domestic theatres also offer art and independent films on a limited basis.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Experienced Management. Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Mark Zoradi, Chief Financial Officer Sean Gamble, and President-International Valmir Fernandes, our operational management team has many years of industry experience. Each of our international offices is led by general managers that are local citizens familiar with cultural, political and economic factors impacting each country. Our worldwide management team has successfully navigated us through many industry and economic cycles.

Disciplined Operating Philosophy. We generated operating income and net income attributable to Cinemark USA, Inc. of $425.8 million and $218.5 million, respectively, for the year ended December 31, 2015. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high-quality theatres, while maintaining favorable theatre-level economics, controlling operating costs and effectively reacting to economic and market changes.

Leading Position in Our U.S. Markets. We have a leading market share in most of the U.S. markets we serve, which includes a presence in 41 states. For the year ended December 31, 2015, we ranked either first or second, based on box office revenues, in 22 out of our top 30 U.S. markets, including the San Francisco Bay Area, Dallas, Houston, Salt Lake City, Sacramento, Cleveland and Austin.

Located in Top Latin American Markets. We have continued to invest throughout Latin America. As of December 31, 2015, we operated 176 theatres and 1,278 screens in 14 countries. Our international screens generated revenues of $728.7 million, or 25.5% of our total revenues, for the year ended December 31, 2015. We have successfully established a significant presence in major cities in the region, with theatres in thirteen of the fifteen largest metropolitan areas in South America as of December 31, 2015. We are the largest exhibitor in Brazil and Argentina. Our geographic diversity makes us an important distribution channel for the movie studios.

State-of-the-Art Theatre Circuit. We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. During 2015, we built 182 new screens worldwide. We currently have commitments to open 191 additional new screens over the next three years. We have installed digital projection technology in all of our worldwide auditoriums. Currently, approximately 55% of our U.S. screens and 65% of our international screens are 3-D compatible. We currently have 14 digital IMAX screens. As of December 31, 2015, we had the industry-leading private label premium large format circuit with 210 XD auditoriums in our theatres. We have plans to install 15 to 20 additional XD auditoriums during 2016. We also continue to develop new market-adaptive theatre concepts in various markets. We believe we offer the brightest picture in the industry, with our Doremi servers and Barco digital projectors, and custom surround sound in our auditoriums. We have also established a centralized theatre support center that monitors and responds to projection performance and theatre network connectivity issues across our worldwide circuit on real-time basis.

Disciplined and Targeted Growth Strategy. We continue to grow organically as well as through the acquisition of high-quality theatres in select markets. Our growth strategy has centered around achieving a target return on investment while also complementing our existing theatre circuit. We continue to generate significant cash flows from operating activities, which demonstrates the success of our growth strategy. We believe a combination of our strong balance sheet and our expected level of cash flows will continue to provide us with the financial flexibility to pursue further growth opportunities, while also allowing us to efficiently service our debt obligations.

Our Strategy

We believe our disciplined operating philosophy and experienced operational management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Focus on Operational Excellence and Customer Satisfaction. We continue to focus on achieving operational excellence by controlling theatre operating costs and training and motivating our staff all while focusing on making each of our customer’s experiences memorable. We strive for first-rate customer service and focus on driving attendance. Our consistent industry-leading margins reflect our ability to deliver the highest quality presentation to our patrons while also managing changes in product and consumer preferences.

Growth in Existing and New Markets. We continue to seek growth opportunities by building or acquiring high-quality theatres that meet our strategic, financial and demographic criteria. We added 25 new theatres with 201 screens to our worldwide circuit during the year ended December 31, 2015. We also monitor economic and market trends to ensure our existing theatres offer a broad range of products, prices and platforms that satisfy our patrons and to develop new concepts to adapt to changes in preferences. During 2014, we acquired one theatre in Alabama, a new state for us and we opened our first theatre in Bolivia. During 2015, we opened our first theatre in Curaçao, adding another new country to our diverse circuit. We have plans to open a theatre in Paraguay, another new country, in 2016.

Commitment to Technological and Product Innovation. Our commitment to technological innovation has resulted in us being 100% digital in our worldwide circuit as of December 31, 2015. In the U.S., 100% of our projectors are networked with satellite infrastructure and our Latin American theatres will be 100% capable by the end of 2016. We continue to expand our worldwide XD auditorium footprint. We are also committed to developing and expanding our new market-adaptive theatres. With our technological innovations, we have broadened the range of entertainment options offered at our theatres by expanding content to include concert events, e-sports gaming events and other special presentations. Approximately 57% of our worldwide screens are 3-D compatible. We are also committed to developing and expanding our market-adaptive concepts. Our concession and food offerings are progressing to selectively include upscale options, hot prepared food, offerings tailored to local demographics, alcoholic beverages, and healthy snack alternatives in addition to our more standard concession products. Theatre amenities we provide to our customers may include our private-label premium large format XD screens, Luxury Lounger reclining seats, VIP lounge areas, reserved seating, and seats with cinematic motion.

Sustained Investment in Existing Circuit. While we continue to grow our theatre circuit with new builds and acquisitions, we also remain committed to investing in our existing theatres to ensure they provide our customers with a comfortable, high-quality entertainment experience. We spent approximately $140 million and $199 million on capital expenditures for existing theatres during the years ended December 31, 2014 and 2015, respectively. Our efforts during 2015 included remodeling some of our existing theatres to include reclining seats and expanded concession offerings, the purchase of our corporate headquarters building in Plano, TX and routine improvements to ensure our theatres offer the highest quality guest experience.

Our Industry

Technology Platform

The motion picture exhibition industry began its conversion to digital projection technology during 2009. Digital projection technology allows filmmakers the ability to showcase imaginative works of art exactly as they were intended, with incredible realism and detail. A digitally produced or digitally converted movie can be distributed to theatres via satellite, physical media, or fiber optic networks. The digitized movie is stored on a computer/server which “serves” it to a digital projector for each screening of the movie. This format enables us to more efficiently move titles between auditoriums within a theatre to appropriately address demand for each title.

Currently, all of our first-run domestic and international theatres are fully digital. Digital projection allows us to present 3-D content and alternative entertainment such as live and pre-recorded sports programs, concert events, the Metropolitan Opera, gaming events and other special presentations. Three-dimensional technology offers a premium experience with crisp, bright, ultra-realistic images. According to MPAA, approximately 17% and 13% of domestic box office for 2013 and 2014, respectively, was generated by 3-D tickets.

During 2013, through a joint venture named Digital Cinema Distribution Coalition, or DCDC, the motion picture exhibition industry developed a content delivery network that allows for delivery of all digital content to U.S. theatres via satellite. Delivery of content via satellite reduces film transportation costs for both distributors and exhibitors, as a portion of the costs to produce and ship hard drives has been eliminated.

We have started to expand satellite delivery technology into some of our Latin American markets, initially for live event presentations. As of December 31, 2015, approximately 59 of our international theatres had capabilities to receive live event feeds via satellite, with some of these locations also able to receive film content via satellite.

Domestic Markets

The U.S. motion picture exhibition industry set an all-time box office record during 2015 with an estimated $11.1 billion in revenues. This represents an increase of approximately 7% over 2014 and an increase of 2% over box office revenues for the previous record set during 2013. The following table represents the results of a survey by MPAA published during March 2015, outlining the historical trends in U.S. box office performance for the ten year period from 2005 to 2014:

Year	U.S. Box Office Revenues	Attendance	Average Ticket Price
	($ in billions)	(in billions)
2005	$8.8	1.38	$6.41
2006	$9.2	1.40	$6.55
2007	$9.6	1.40	$6.88
2008	$9.6	1.34	$7.18
2009	$10.6	1.42	$7.50
2010	$10.6	1.34	$7.89
2011	$10.2	1.28	$7.93
2012	$10.8	1.36	$7.96
2013	$10.9	1.34	$8.13
2014	$10.4	1.27	$8.17

Films leading the box office during the year ended December 31, 2015 included Star Wars: The Force Awakens, Jurassic World, Avengers: Age of Ultron, Hunger Games: Mockingjay Part II, Furious 7, American Sniper, 50 Shades of Grey, Inside Out, Minions, Spectre and Mission: Impossible 5, among other films.

Films scheduled for release during 2016 include well-known franchise films such as Captain America: Civil War, Batman V Superman: Dawn Of Justice, Finding Dory, Star Trek Beyond, and X-Men: Apocalypse; action films such as Deadpool; family films such as The Secret Life Of Pets, Zootopia, Alice Through The Looking Glass, and Sing; and spin-off films such as Rogue One: A Star Wars Story and the Harry Potter spin-off Fantastic Beasts And Where To Find Them, among other films.

International Markets

According to MPAA, international box office revenues were $26.0 billion for the year ended December 31, 2014, representing a 4% increase over 2013. International box office growth is a result of strong economies, ticket price increases and new theatre construction. According to MPAA, Latin American box office revenues were $3.0 billion for the year ended December 31, 2014, consistent with 2013 performance.

Growth in Latin America continues to be fueled by a combination of growing populations, attractive demographics (i.e., a significant teenage population), continued retail development, and quality product from Hollywood, including 3-D and alternative content offerings. In many Latin American countries, including Brazil, Argentina, Colombia, Peru and Chile, successful local film product can also provide incremental box office growth opportunities.

We believe many international markets will continue to experience growth as new theatre technologies and platforms are introduced, as film and other product offerings continue to expand and as ancillary revenue opportunities grow.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands. Theatrical exhibition has long been the primary distribution channel for new motion picture releases. A successful theatrical release “brands” a film and is one of the major contributors to a film’s success in “downstream” markets, such as digital downloads, video on-demand, pay-per-view television, DVDs, and network and syndicated television.

Increased Importance of International Markets for Box Office Success. International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $26.0 billion, or approximately 72%, of 2014 total worldwide box office revenues according to MPAA. With the continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant. Many of the top U.S. films released during 2015 also performed exceptionally well in international markets. Such films included Furious 7, which grossed approximately $1,162.0 million in international markets, or approximately 77% of its worldwide box office, Avengers: Age of Ultron, which grossed approximately $946.0 million in international markets, or approximately 67% of its worldwide box office, and Jurassic World, which grossed approximately $1,014.0 million in international markets, or approximately 61% of its worldwide box office.

Stable Box Office Levels. Over the past ten years, industry statistics have shown slight increases and decreases in attendance from one year to another, however domestic box office revenues have remained relatively stable during this period. The industry has not experienced highly volatile results, even during recessionary periods, demonstrating the stability of the industry and its continued ability to attract consumers.

Convenient and Affordable Form of Out-Of-Home Entertainment. Movie going continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $8.17 in 2014. Average prices in 2014 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, ranged from approximately $28.00 to $84.00 per ticket according to MPAA.

Innovation Using Digital and Satellite Technology. Our industry began converting to digital projection technology during 2009. Our domestic circuit also converted to satellite technology during 2014 and our international circuit has started to implement satellite technology as a means to receive film and other content. Digital projection combined with satellite delivery allows exhibitors to expand their product offerings, including the presentation of 3-D content and alternative entertainment. Alternative entertainment may include pre-recorded programs as well as live sports programs, concert events, the Metropolitan Opera, e-sports gaming events and other special presentations. New and enhanced programming alternatives expand the industry’s offerings to attract a broader customer base.

Introduction of New Platforms and Product Offerings. The motion picture exhibition industry continues to develop new movie theatre platforms and concepts to respond to varying and changing consumer preferences. In addition to changing the overall style of, and amenities offered in some theatres, concession product offerings have continued to expand to more than just traditional popcorn and candy items. Some locations now offer hot foods, adult beverages and/or healthier snack options for patrons.

Redemption of 7.375% Senior Subordinated Notes due 2021

We used the proceeds from the issuance of the 2016 Notes to redeem all of our outstanding 7.375% senior subordinated notes due 2021, or the 7.375% senior subordinated notes. We refer to the redemption of all of our 7.375% senior subordinated notes herein as the 7.375% senior subordinated notes redemption. The offering of the 2016 Notes, the 7.375% senior subordinated notes redemption and the payment of fees and expenses in connection therewith are collectively referred to as the Refinancing Transactions. We do not expect the Refinancing Transactions to materially impact our future results of operations.

Additional Information

Cinemark USA, Inc. was incorporated under the laws of Texas and is a direct, wholly-owned subsidiary of Cinemark Holdings, Inc., or Cinemark Holdings, a public company traded on The New York Stock Exchange, or the NYSE, under the symbol “CNK.” Our corporate headquarters is located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. Our website address is www.cinemark.com. The information on, or accessible through, our website does not constitute part of this prospectus.

Corporate Structure

The chart below shows our corporate structure and our principal indebtedness after giving effect to the Refinancing Transactions.

(1)	Cinemark Holdings is a Delaware corporation and a public company listed on the NYSE.
(2)	Our senior secured credit facility, or the Senior Secured Credit Facility, currently includes a seven-year $700.0 million term loan and a five-year $100.0 million revolving credit line. At December 31, 2015, there was $679.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit line. We have $100.0 million in available borrowing capacity on the revolving credit line.
(3)	As of December 31, 2015, $530.0 million aggregate principal amount of the Existing 4.875% Notes and $400.0 million aggregate principal amount of our 5.125% senior notes due 2022, or the 5.125% Senior Notes, and, together with the Existing 4.875% Notes, the Existing Senior Notes, were outstanding.
(4)	Our subsidiaries that guarantee our Senior Secured Credit Facility and the Existing Senior Notes will guarantee the Exchange Notes on a senior unsecured basis.
(5)	Our foreign subsidiaries do not guarantee our Senior Secured Credit Facility or the Existing Senior Notes, and will not guarantee the Exchange Notes.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $225,000,000 aggregate principal amount of our 4.875% Senior Notes due 2023 that have been registered under the Securities Act for up to $225,000,000 aggregate principal amount of our 4.875% Senior Notes due 2023 issued on March 21, 2016, which we refer to herein as the exchange offer. You may exchange your 2016 Notes only by following the procedures described elsewhere in this prospectus under “The Exchange Offer — Procedures for Tendering 2016 Notes.”

Registration Rights Agreement	We issued the 2016 Notes on March 21, 2016. In connection with the issuance of the 2016 Notes, we entered into the registration rights agreement with the initial purchasers of the notes, or the initial purchasers, which provides, among other things, for the exchange offer.

Resale of Exchange Notes	Based upon interpretive letters written by the Commission, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	You are acquiring the Exchange Notes in the ordinary course of your business;

•	You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

•	You are not our “affiliate”, as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume any responsibility for, and will not indemnify you for, any such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for 2016 Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange 2016 Notes

2016 Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for

2016 Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your 2016 Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your 2016 Notes. Furthermore, you will no longer be able to compel us to register the 2016 Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the 2016 Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at midnight, New York City time, on May 16, 2016, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering 2016 Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the 2016 Notes to be exchanged) to Wells Fargo Bank, N.A., as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your 2016 Notes by following the procedures for book-entry transfer, as described in this prospectus. There is no procedure for guaranteed late delivery of 2016 Notes. For more information on accepting the exchange offer and tendering your 2016 Notes, see “The Exchange Offer — Procedures for Tendering 2016 Notes” and “— Book-Entry Transfer.”

Special Procedure for Beneficial Holders

If you are a beneficial holder whose 2016 Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your 2016 Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your 2016 Notes on your behalf. If you are a beneficial holder and you wish to tender your 2016 Notes on your own behalf, you must, prior to delivering the letter of transmittal and your 2016 Notes to the exchange agent, either make appropriate arrangements to register ownership of your 2016 Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your 2016 Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under “The Exchange Offer — Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of 2016 Notes and Delivery of Exchange Notes	Subject to certain conditions, we will accept all 2016 Notes that are properly tendered in the exchange offer and not withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. 2016 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Procedures for Tendering 2016 Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Withdrawal of Tenders.”

United States Federal Tax Consequences	We believe that the exchange of 2016 Notes for Exchange Notes generally will not be a taxable exchange for federal tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Certain United States Federal Tax Consequences.”

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is set forth on the cover page of the letter of transmittal.

Fees and Expense	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $223.3 million from the issuance of the 2016 Notes. We used the net proceeds to fund the Refinancing Transactions and for general corporate purposes.

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Summary Description of the Exchange Notes

The terms of the Exchange Notes are identical in all material respects to those of the 2016 Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the 2016 Notes, and the same Indenture will govern the Exchange Notes as the 2016 Notes and the Existing 4.875% Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Cinemark USA, Inc.

Exchange Notes Offered	$225,000,000 aggregate principal amount of 4.875% of Senior Notes due 2023, registered under the Securities Act. The Exchange Notes offered hereby will be issued as additional notes under the Indenture pursuant to which, on May 24, 2013, we issued $530,000,000 aggregate principal amount of the Existing 4.875% Notes. The Exchange Notes offered hereby will be treated as a single series with the Existing 4.875% Notes under the Indenture and will have substantially the same terms as the Existing 4.875% Notes. Holders of the Exchange Notes offered hereby and the Existing 4.875% Notes will vote as one series under the Indenture.

Maturity Date	June 1, 2023.

Interest Rate	The Exchange Notes will bear interest at the rate of 4.875% per annum, accruing from December 1, 2015, the last day interest was paid on the Existing 4.875% Notes. Accrued interest on the Exchange Notes was paid by purchasers of the 2016 Notes from December 1, 2015, to the date of the issuance of the 2016 Notes.

Interest Payment Dates	Interest on the Exchange Notes will be payable on June 1 and December 1 of each year, beginning on June 1, 2016.

CUSIP and ISIN Numbers	Upon the consummation of the exchange offer, the CUSIP and ISIN numbers for the Exchange Notes will be automatically merged with the CUSIP and ISIN numbers for the Existing 4.875% Notes, at which point we expect that the Exchange Notes will be fungible with the Existing 4.875% Notes.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of our subsidiaries that guarantee, assume or in any other manner become liable with respect to any of our or our guarantors’ other debt. If we cannot make payments on the Exchange Notes when they are due, our guarantors must make them instead. Subject to certain customary release provisions, the guarantees may be released without action by, or the consent of, the holders of the Exchange Notes. See “Description of Exchange Notes — Subsidiary Guarantees.”

Ranking	The Exchange Notes and the guarantees will be our and our guarantors’ senior unsecured obligations and they will:

•	rank equally in right of payment to our and our guarantors’ existing and future senior debt, including borrowings under our Senior Secured Credit Facility, and the Existing Senior Notes;

•	rank senior in right of payment to our and our guarantors’ future subordinated debt;

•	be effectively subordinated to all of our and our guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such debt, including our obligations under our Senior Secured Credit Facility; and

•	be structurally subordinated to all existing and future debt and other liabilities of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us).

As of December 31, 2015, on an as adjusted basis, after giving effect to the Refinancing Transactions, the Exchange Notes would have been:

•	effectively subordinated to $679.0 million of our senior secured debt; and

•	structurally subordinated to $261.6 million of debt and other liabilities (excluding indebtedness and other liabilities owed to us) of our non-guarantor subsidiaries.

For the year ended December 31, 2015, our non-guarantor subsidiaries generated in the aggregate $764.6 million, or 26.8%, of our consolidated revenues. As of December 31, 2015, our nonguarantor subsidiaries accounted for $1,239.1 million, or 30.0%, of our consolidated total assets and their indebtedness and other liabilities (excluding indebtedness and other liabilities owed to us) were $261.6 million in the aggregate.

Optional Redemption	Prior to June 1, 2018, we may redeem all or any part of the Exchange Notes at our option at 100% of the principal amount plus a make-whole premium. We may redeem all or a part of the Exchange Notes at any time on or after June 1, 2018 at the redemption prices described in this prospectus. In addition, prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes with funds in an amount equal to the net proceeds of certain equity offerings at 104.875% of the principal amount thereof. See “Description of Exchange Notes — Optional Redemption.”

Change of Control	If we or Cinemark Holdings experience specific kinds of changes of control, we must offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants	The Exchange Notes will be issued under the Indenture pursuant to which we issued the Existing 4.875% Notes on May 24, 2013. The

Indenture contains restrictive covenants that restrict our and our restricted subsidiaries ability to take certain actions. For a more detailed description, please see “Description of Exchange Notes —Certain Covenants.”

For a discussion of certain risks that should be considered in connection with an investment in the Exchange Notes, see “Risk Factors” beginning on page 16.

Summary Historical Condensed Consolidated Financial and Operating Data

The following tables set forth our summary historical consolidated financial and operating data as of and for the periods indicated. Our summary historical consolidated financial data as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary historical consolidated financial data as of December 31, 2013 are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus.

You should read the summary historical consolidated financial and operating data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2013	2014	2015
Statement of Operations Data (in thousands):
Revenues:
Admissions	$1,706,145	$1,644,169	$1,765,519
Concession	845,168	845,376	936,970
Other	131,581	137,445	150,120

Total revenues	$2,682,894	$2,626,990	$2,852,609
Cost of Operations:
Film rentals and advertising	919,511	883,052	976,590
Concession supplies	135,715	131,985	144,270
Salaries and wages	269,353	273,880	301,099
Facility lease expense	307,851	317,096	319,761
Utilities and other	305,703	308,445	324,851
General and administrative expenses	163,134	148,588	154,052
Depreciation and amortization	163,970	175,656	189,206
Impairment of long-lived assets	3,794	6,647	8,801
(Gain) loss on sale of assets and other	(3,845)	15,715	8,143

Total cost of operations	$2,265,186	$2,261,064	$2,426,773

Operating income	$417,708	$365,926	$425,836

Other expense:
Interest expense	$124,714	$113,698	$112,741

Net income	$151,921	$195,769	$220,391

Net income attributable to Cinemark USA, Inc.	$149,843	$194,380	$218,532

Other Financial Data (in thousands, except for ratios):
Ratio of earnings to fixed charges(1)	2.24x	2.42x	2.69x
Cash flow provided by (used for):
Operating activities	$309,362	$454,128	$455,225
Investing activities	$(364,701)	$(253,339)	$(328,122)
Financing activities	$(75,346)	$(146,320)	$(150,509)
Capital expenditures	$(259,670)	$(244,705)	$(331,726)

	As of and for the Year Ended December 31,
	2013	2014	2015
Balance Sheet Data (in thousands):
Cash and cash equivalents	$599,894	$638,841	$588,503
Theatre properties and equipment, net	$1,427,190	$1,450,812	$1,505,069
Total assets(2)	$4,107,480	$4,133,116	$4,127,632
Total long-term debt and capital lease obligations, including current portion(5)	$2,012,508	$1,791,578	$1,781,335
Equity	$1,104,281	$1,136,723	$1,113,251
Operating Data (attendance in thousands):
United States
Theatres operated (at period end)	334	335	337
Screens operated (at period end)	4,457	4,499	4,518
Total attendance	177,156	173,864	179,601
International
Theatres operated (at period end)	148	160	176
Screens operated (at period end)	1,106	1,177	1,278
Total attendance	99,402	90,009	100,499
Worldwide
Theatres operated (at period end)	482	495	513
Screens operated (at period end)	5,563	5,676	5,796
Total attendance	276,558	263,873	280,100

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor.
(2)	Effective December 31, 2015, the Company adopted Accounting Standards Update 2015-03 Interest —Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which resulted in the presentation of debt issuance costs as a contra-account to the related debt instruments. The revised presentation was applied for all periods presented. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for additional information.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the years ended December 31, 2011, 2012, 2013, 2014, and 2015 was 2.02, 2.45, 2.24, 2.42 and 2.69, respectively. For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor.

RISK FACTORS

You should consider carefully the following risks and other information included in this prospectus, including our financial statements and related notes and schedules, before you decide to participate in this exchange offer. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and our ability to pay principal and interest on the Exchange Notes could be adversely affected.

Risks Related to the Exchange Notes and this Exchange Offer

Your failure to participate in the exchange offer may have adverse consequences.

If you do not exchange your 2016 Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your 2016 Notes, as set forth in the legend on your 2016 Notes. The restrictions on transfer of your 2016 Notes arise because we sold the 2016 Notes in private offerings. In general, the 2016 Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such requirements.

After completion of the exchange offer, holders of 2016 Notes who do not tender their 2016 Notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except under limited circumstances. The tender of 2016 Notes under the exchange offer will reduce the principal amount of the currently outstanding 2016 Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding 2016 Notes that you continue to hold following completion of the exchange offer.

In addition, we expect that the Exchange Notes will share a single CUSIP and ISIN number with the Existing 4.875% Notes and we expect that such Exchange Notes and the Existing 4.875% Notes will thereafter be fungible. If you do not exchange your 2016 Notes for Exchange Notes pursuant to the exchange offer, your 2016 Notes will continue to trade under separate CUSIP and ISIN numbers and will not be fungible with the Existing 4.875% Notes, which may adversely affect the liquidity of such notes and cause such notes to trade at different prices than the Exchange Notes and the Existing 4.875% Notes. See “The Exchange Offer.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for 2016 Notes tendered and accepted for exchange pursuant to the exchange offer will be made provided the procedures for tendering the 2016 Notes are followed. We are not required to notify you of defects or irregularities in tenders of 2016 Notes for exchange. See “The Exchange Offer.”

Some holders who exchange their 2016 Notes may be deemed to have received restricted securities, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your 2016 Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market for the Exchange Notes may not develop.

The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that a trading market for the Exchange Notes will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you will be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes, the market for similar securities and the results of our competitors. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	the terms related to optional redemption of the Notes; and

•	level, direction and volatility of market interest rates generally.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes. You may not be able to sell your Exchange Notes at a particular time, and the price that you receive when you sell may not be favorable.

We have substantial long-term lease and debt obligations, which may restrict our ability to fund current and future operations and that restrict our ability to enter into certain transactions.

We have, and will continue to have, significant long-term debt service obligations and long-term lease obligations. As of December 31, 2015, on an as adjusted basis after giving effect to the Refinancing Transactions, we would have had $1,839.6 million in long-term debt obligations (which includes the 5.125% Senior Notes and the Notes), $227.7 million in capital lease obligations and $1,699.9 million in long-term operating lease obligations. Our substantial lease and debt obligations pose risk by:

•	requiring us to dedicate a substantial portion of our cash flows to payments on our lease and debt obligations, thereby reducing the availability of our cash flows from operations to fund working capital, capital expenditures, acquisitions and other corporate requirements and to pay dividends;

•	impeding our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our variable rate debt, including our borrowings under our Senior Secured Credit Facility;

•	limiting our ability to invest in innovations in technology and implement new platforms or concepts in our theatres; and

•	making us more vulnerable to a downturn in our business and competitive pressures and limiting our flexibility to plan for, or react to, changes in our industry or the economy.

Our ability to make scheduled payments of principal and interest with respect to our indebtedness will depend on our ability to generate positive cash flows and on our future financial results. Our ability to generate positive cash flows is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We may not be able to continue to generate cash flows at current levels, or guarantee that future borrowings will be available under our Senior Secured Credit Facility, in an amount sufficient to enable us to pay our indebtedness. If our cash flows and capital resources are insufficient to fund our lease and debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations and these actions may be restricted under the terms of our existing or future debt agreements, including our Senior Secured Credit Facility and the indentures governing the Notes and the 5.125% Senior Notes.

If we fail to make any required payment under the agreements governing our leases and indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default, and as a result, our debt holders would have the ability to require that we immediately repay our outstanding indebtedness and the lenders under our Senior Secured Credit Facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings. We could be forced into bankruptcy or liquidation. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default and cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt holders require immediate payment, we may not have sufficient assets to satisfy our obligations under our indebtedness

We may incur substantial additional indebtedness, including additional secured debt.

Subject to the restrictions in our Senior Secured Credit Facility, our indentures governing the Notes and the 5.125% Senior Notes, and instruments governing our other outstanding debt, we and our subsidiaries may incur substantial additional debt in the future, including substantial secured debt. Although such debt instruments contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt (including secured debt) incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase. As of December 31, 2015, there was $679.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit line of our Senior Secured Credit Facility. If we or any of our subsidiaries that is a guarantor of the Notes incur any additional debt that ranks equally with the Notes (or with the guarantee thereof), including trade payables, the holders of that debt will be entitled to share ratably with holders of Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such guarantor. If we or any of our subsidiaries that is a guarantor of the notes incur any additional secured debt, the holders of that debt will have recourse to the assets securing that debt prior to any distribution to unsecured creditors, including the holders of the Notes. Accordingly, additional debt, and in particular, additional secured debt, may reduce the amount of proceeds paid to holders of the Notes in connection with such a distribution.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash flow depends on many factors beyond our control.

Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the Exchange Notes offered hereby, will depend on our ability to generate cash flow and on our future financial results. Similarly, the ability of our guarantors to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Our ability to generate cash flow is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We and our guarantors cannot assure you that we will continue to generate cash flow at current levels, or that future borrowings will be available under our Senior Secured Credit Facility, in an amount sufficient to enable any of us to pay our indebtedness, including the Exchange Notes offered hereby. If our cash flows and capital resources are insufficient to fund our lease and debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes offered hereby. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations and these actions may not be permitted under the terms of our existing or future debt agreements, including our Senior Secured Credit Facility and the indentures governing the Notes and the 5.125% Senior Notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facility and the indentures governing the Notes and the 5.125% Senior Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we fail to make any required payment under the agreements governing our leases and indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default and, as a result, our debt holders would have the ability to require that we immediately repay our outstanding indebtedness and the lenders under our Senior Secured Credit Facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation, which could result in the loss of your investment in the Exchange Notes. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt holders require immediate payment, we may not have sufficient assets to satisfy our obligations under the Notes, our Senior Secured Credit Facility, the 5.125% Senior Notes, and our other indebtedness.

Your right to receive payments on the Exchange Notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the Exchange Notes and our guarantors’ obligations under their guarantees of the Exchange Notes will be unsecured, but our obligations under our Senior Secured Credit Facility and each guarantor’s obligations under its guarantee of our indebtedness under our Senior Secured Credit Facility are secured by a security interest in substantially all of our domestic tangible and intangible personal property assets, including the stock of substantially all of our wholly-owned domestic subsidiaries, and certain real property. If we are declared bankrupt or insolvent, or if we are in default under our secured debt, the amounts owed thereunder, together with any accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the holders of our secured debt could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Exchange Notes at such time, and the assets that secure the secured debt will not be available to pay our obligations under the Exchange Notes unless and until payment in full of our secured debt. In any such event, because the Exchange Notes are not secured, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

The guarantees of the Exchange Notes will have a similar ranking with respect to secured and unsecured debt of our guarantors as the Exchange Notes do with respect to our secured and unsecured debt.

As of December 31, 2015, there was $679.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit line of our Senior Secured Credit Facility. Please see “Description of Certain Debt Instruments.” Subject to the limits set forth in our Senior Secured Credit Facility and the indentures governing the Notes and the 5.125% Senior Notes, we may also incur additional secured debt.

Our ability to repay our debt, including the Exchange Notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own some of our assets and conduct some of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes offered hereby, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes offered hereby. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture limits the ability of our non-guarantor subsidiaries to incur consensual encumbrances and restricts their ability to pay dividends and make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes offered hereby.

We have capacity to make substantial restricted payments, which was reduced as a result of the 7.375% senior subordinated notes redemption.

We have capacity to make substantial restricted payments, which include dividends, stock and subordinated debt repurchases and investments. Our direct parent, Cinemark Holdings, relies on distributions from us to make dividend payments to its stockholders and for other ongoing operating expenses. As of December 31, 2015, after giving effect to the Refinancing Transactions and taking into account funds available to us, we would have been able to make approximately $1,879.7 million of restricted payments under the formula set forth in the covenant described under the caption “Description of Exchange Notes — Certain Covenants — Restricted Payments,” subject to other limitations set forth in that covenant and in the covenants governing our other indebtedness, and limitations imposed by applicable law. In addition, the Indenture will permit us to make substantial other restricted payments and substantial permitted investments. Assets used to make a restricted payment generally will not be available to us after the restricted payment is made, which could impair our liquidity, and could leave us with inadequate assets to satisfy our obligations under our indebtedness, including the Notes.

The 7.375% senior subordinated notes redemption constituted a $200.0 million restricted payment under the indentures that govern the Notes and the 5.125% Senior Notes, and therefore reduced our capacity to make restricted payments in the future. If we do not have adequate restricted payments capacity, we may not be able to make investments in third parties or engage in other transactions that would be beneficial to us.

Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries.

We conduct some of our operations through our subsidiaries, and certain of our subsidiaries will not guarantee the Notes. You will not have a claim as a creditor against any of our subsidiaries that are not guarantors of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries (other than indebtedness and liabilities owed to us) will be structurally senior to your claims as a noteholder. Subject to certain limitations, the Indenture permits us to form or acquire additional subsidiaries that are not guarantors of the Notes and permits such non-guarantor subsidiaries to acquire and incur additional indebtedness. Noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those non-guarantor subsidiaries. The claims of the creditors of those non-guarantor subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of our non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of our guarantors as equity, and thus be available to satisfy our obligations under the Notes and other claims against us or our guarantors.

For the year ended December 31, 2015, our non-guarantor subsidiaries generated in the aggregate $764.6 million, or 26.8%, of our consolidated revenues. As of December 31, 2015, our non-guarantor subsidiaries accounted for $1,239.1 million, or 30.0%, of our consolidated total assets and their indebtedness and other liabilities (excluding indebtedness and other liabilities owed to us) were $261.6 million in the aggregate. The Indenture permits these subsidiaries to incur significant additional debt.

Certain of our subsidiaries are not subject to the restrictive covenants in the Indenture.

Certain of our subsidiaries are not subject to the restrictive covenants in the Indenture. This means that these entities are able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the Indenture, such as incurring additional debt, securing assets in priority to the claims of the holders of the Notes, paying dividends, repurchasing stock, making investments, selling assets, and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.

The guarantees of the Exchange Notes may be released in a variety of circumstances.

Subject to certain customary release provisions, any guarantee of the Notes may be released without action by, or consent of, any holder of the Notes or the trustee under the Indenture if a guarantor is no longer a guarantor or otherwise liable with respect to any of our and our guarantors’ other indebtedness, including the indebtedness under the Senior Secured Credit Facility. In addition, a guarantee of the Notes will be released upon the sale of capital stock of a guarantor or the sale or other disposition of all or substantially all of the assets of a guarantor in transactions that comply with the terms of the Indenture and in certain other circumstances. See “Description of Exchange Notes — Subsidiary Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries (other than indebtedness and liabilities owed to us) will be structurally senior to your claims.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants under the agreements governing our indebtedness, including any financial and operating covenants, we could be in default under the terms of such agreements. In the event of any such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, if any;

•	the lenders under our Senior Secured Credit Facility could elect to terminate their commitments thereunder, cease making further loans and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If we breach our covenants under our Senior Secured Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Secured Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Restrictive covenants in our debt agreements may adversely affect us.

Our Senior Secured Credit Facility and other instruments governing our other outstanding debt, including the indentures governing the Notes and the 5.125% Senior Notes, contain certain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. For example, these covenants significantly restrict our and certain of our subsidiaries’ ability to:

•	borrow money;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock or subordinated indebtedness and make investments;

•	create liens;

•	incur dividend or other payment restrictions affecting non-guarantor subsidiaries;

•	transfer or sell assets, including capital stock of subsidiaries;

•	merge or consolidate with other entities or transfer all or substantially all of our assets;

•	engage in certain business activities; and

•	enter into transactions with affiliates.

While these covenants are subject to a number of important exceptions and qualifications discussed below, such restrictive covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. Events beyond our control can affect our ability to comply with these covenants. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations. In addition, under our Senior Secured Credit Facility, when the revolver is drawn or letters of credit are outstanding, we are required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the Senior Secured Credit Facility. You should read the “Description of Exchange Notes” and the discussions under the heading “Description of Certain Debt Instruments” in this offering memorandum for further information about the covenants contained in the Senior Secured Credit Facility and the indentures governing the Notes and the 5.125% Senior Notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Secured Credit Facility, are at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into, and may continue to enter into, interest rate swaps involving the exchange of floating for fixed rate interest payments, we cannot assure you we will or will be able to continue to do so nor can we assure you that any interest rate swaps would be beneficial to us.

Under insolvency and fraudulent conveyance laws, a court could void obligations under the Exchange Notes and the guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the guarantees. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and conveyance laws, a court could void obligations under the Exchange Notes or the guarantees, subordinate those obligations to more junior obligations or require holders of the Exchange Notes to repay any payments made under the Exchange Notes or pursuant to the guarantees if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the company as a debtor-in-possession, claims that the Exchange Notes or guarantees constituted a fraudulent conveyance. For such a claim to succeed, the claimant must generally show that (1) we paid the consideration, or any guarantor issued its guarantee, with the intent of hindering, delaying or defrauding creditors or (2) we, or any of our guarantors, received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) above only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or issuance of the guarantees or subsequently became insolvent for other reasons;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business;

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied.

A court might also void the Exchange Notes without regard to the above factors if such court found that we issued the Exchange Notes with actual intent to hinder, delay or defraud our creditors. A court could also find we did not substantially benefit directly or indirectly from the issuance of the Exchange Notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or a present or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment, repay share premium or otherwise to retire or redeem equity securities issued by the debtor.

The measures of insolvency applied by courts will vary depending upon the particular facts pertaining to and the applicable law applied in any proceeding to determine whether a fraudulent transfer has occurred. For instance, while each guarantee of the Exchange Notes will contain a provision, referred to as the “savings clause,” which is designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer whether this provision is effective to protect such guarantee from being voided under fraudulent transfer law is uncertain. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the Exchange Notes, which could mean that you may not receive any payments on the Exchange Notes and the court may direct you to repay any amounts that you have already received from us for the benefit of creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the Exchange Notes. Sufficient funds to repay the Exchange Notes may not be available from other sources. Moreover, the voidance of the Exchange Notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).We cannot be certain as to the standards a court would use to determine whether or not we or our guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Exchange Notes or the guarantees would not be subordinated to our or any of our guarantors’ other debt. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes.

We may not be permitted or have the ability to purchase the Exchange Notes upon a change of control as required by the Indenture.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all the Notes, at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not be able to repurchase the Notes upon a change of control because we or our subsidiaries may not have sufficient funds, and we may be required to secure third party financing to do so. In addition, we may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. A change of control would also result in a default under the Senior Secured Credit Facility and permit lenders to accelerate the maturity of borrowings under our Senior Secured Credit Facility and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Notes. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our Senior Secured Credit Facility, the indentures governing the Notes and the 5.125% Senior Notes or other agreements. We may enter into debt agreements containing similar provisions in the future.

The change of control provisions in the Indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. If an event occurs that does not constitute a change of control under the Indenture, we will not be required to make an offer to repurchase the Exchange Notes and you may be required to continue to hold your Exchange Notes despite the event.

Holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the Indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

Risks Related to Our Business and Industry

Our business depends on film production and performance.

Our business depends on both the availability of suitable films for exhibition in our theatres and the success of those films in our markets. Poor performance of films, the disruption in the production of films due to events such as a strike by directors, writers or actors, a reduction in financing options for the film distributors, or a reduction in the marketing efforts of the film distributors to promote their films could have an adverse effect on our business by resulting in fewer patrons and reduced revenues.

Our results of operations fluctuate on a seasonal basis.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. The major film distributors generally release the films they anticipate will be most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during these periods. The unexpected emergence of a successful film during other periods or the failure of an expected success at a key time could alter this seasonality trend. Due to the dependency on the success of films released from one period to the next, results of operations for one period may not be indicative of the results for the following period or the same period in the following year.

A deterioration in relationships with film distributors could adversely affect our ability to obtain commercially successful films.

We rely on the film distributors to supply the films shown in our theatres. The film distribution business is highly concentrated, with six major film distributors accounting for approximately 84.4% of U.S. box office revenues and 46 of the top 50 grossing films during 2015. Numerous antitrust cases and consent decrees resulting from the antitrust cases impact the distribution of films. Film distributors license films to exhibitors on a theatre-by-theatre and film-by-film basis. Consequently, we cannot guarantee a supply of films by entering into long-term arrangements with major distributors. We are therefore required to negotiate licenses for each film and for each theatre. A deterioration in our relationship with any of the major film distributors could adversely affect our ability to obtain commercially successful films and to negotiate favorable licensing terms for such films, both of which could adversely affect our business and operating results.

We face intense competition for patrons and films, which may adversely affect our business.

The motion picture exhibition industry is highly competitive. We compete against local, regional, national and international exhibitors in many of our markets. We compete for both patrons and licensing of films. In markets where we do not face competitive theatres, there is a risk of new theatres being built. The competition for patrons is dependent upon such factors as location, theatre capacity, quality of projection and sound equipment, film showtime availability, customer service quality, products and amenities offered, and ticket prices. The principal competitive factors with respect to film licensing include the theatre’s location and its demographics, the condition, capacity and grossing potential of each theatre and licensing terms. If we are unable to attract patrons or to license successful films, our business may be adversely affected.

An increase in the use of alternative film distribution channels or other competing forms of entertainment may reduce movie theatre attendance and limit revenue growth.

We face competition for patrons from a number of alternative film distribution channels, such as digital downloads, video on-demand, pay-per-view television, DVDs, network and syndicated television. We also compete with other forms of entertainment, such as concerts, theme parks, gaming and sporting events, for our patrons’ leisure time and disposable income. A significant increase in popularity of these alternative film distribution channels, competing forms of entertainment or improvements in technologies available at home could have an adverse effect on our business and results of operations.

Our results of operations may be impacted by shrinking video and digital release windows.

Over the last decade, the average video and digital release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available to consumers at home, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for an in-home release rather than attend a theatre to view the film, it may adversely impact our business and results of operations, financial condition and cash flows. Film studios occasionally offer consumers a premium video on-demand option for certain films shortly after the theatrical release. These release windows, which are determined by the studios, may shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

General political, social and economic conditions can adversely affect our attendance.

Our results of operations are dependent on general political, social and economic conditions, and the impact of such conditions on our theatre operating costs and on the willingness of consumers to spend money at movie theatres. If consumers’ discretionary income declines as a result of an economic downturn, our operations could be adversely affected. If theatre operating costs, such as utility costs, increase due to political or economic changes, our results of operations could be adversely affected. Political events, such as terrorist attacks, and health-related epidemics, such as flu outbreaks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, a natural disaster, such as a hurricane or an earthquake, could impact our ability to operate certain of our theatres, which could adversely affect our results of operations.

Our foreign operations are subject to adverse regulations, economic instability and currency exchange risk.

As of December 31, 2015, we had 176 theatres with 1,278 screens in fourteen countries in Latin America. Brazil represented approximately 10.2% of our consolidated 2015 revenues. Governmental regulation of the motion picture industry in foreign markets differs from that in the United States. Changes in regulations affecting prices, quota systems requiring the exhibition of locally-produced films and restrictions on ownership of property may adversely affect our international operations. Our international operations are subject to certain political, economic and other uncertainties not encountered by our domestic operations, including risks of severe economic downturns and high inflation. We also face risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange and cash transfers to the U.S., all of which could have an adverse effect on the results of our operations.

We may not be able to generate additional revenues or continue to realize value from our investment in NCM.

NCM provides advertising to our theatres through its branded “First Look” pre-feature entertainment program and also handles lobby promotions and displays for our theatres. As of December 31, 2015, we had an ownership interest in NCM of approximately 19%. We receive a monthly theatre access fee under our Exhibitor Services Agreement with NCM and we are entitled to receive mandatory quarterly distributions of excess cash from NCM. During the years ended December 31, 2014 and 2015, the Company received approximately $9.2 million and $11.3 million in other revenues from NCM, respectively, and $18.5 million and $18.1 million in cash distributions in excess of our investment in NCM, respectively. Cinema advertising is a small component of the U.S. advertising market and therefore, NCM competes with larger, more established and well known media platforms such as broadcast radio and television, cable and satellite television, outdoor advertising and Internet portals. In-theatre advertising may not continue to attract advertisers or NCM’s in-theatre advertising format may not continue to be received favorably by theatre patrons. If NCM is unable to continue to generate consistent advertising revenues, its results of operations may be adversely affected and our investment in and distributions and revenues from NCM may be adversely impacted.

A failure to adapt to future technological innovations could impact our ability to compete effectively and could adversely affect our results of operations.

While we continue to implement the latest technological innovations, such as 3-D, D-BOX and satellite distribution technologies, new technological innovations continue to impact our industry. If we are unable to respond to or invest in changes in technology and the technological preferences of our customers, we may not be able to compete with other exhibitors or other entertainment venues, which could adversely affect our results of operations.

We are subject to uncertainties relating to future expansion plans, including our ability to identify suitable acquisition candidates or site locations, and to obtain financing for such activities on favorable terms or at all.

We have greatly expanded our operations over the last decade through targeted worldwide theatre development and acquisitions. We will continue to pursue a strategy of expansion that will involve the development of new theatres and may involve acquisitions of existing theatres and theatre circuits both in the U.S. and internationally. There is significant competition for new site locations and for existing theatre and theatre circuit acquisition opportunities. As a result of such competition, we may not be able to acquire attractive site locations, existing theatres or theatre circuits on terms we consider acceptable. The pace of our growth may also be impacted by delays in site development caused by other parties. Acquisitions and expansion opportunities may divert a significant amount of management’s time away from the operation of our business. Growth by acquisition also involves risks relating to difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees of acquired companies. Our expansion strategy may not result in improvements to our business, financial condition, profitability or cash flows. Further, our expansion programs may require financing above our existing borrowing capacity and operating cash flows. We may not be able to obtain such financing or ensure that such financing will be available to us on acceptable terms or at all.

If we do not comply with the Americans with Disabilities Act of 1990, or the ADA, and the safe harbor framework included in the consent order we entered into with the Department of Justice, or the DOJ, we could be subject to further litigation.

Our theatres must comply with Title III of the ADA and analogous state and local laws. Compliance with the ADA requires among other things that public facilities “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. On November 15, 2004, we and the DOJ entered into a consent order, which was filed with the U.S. District Court for the Northern District of Ohio, Eastern Division. Under the consent order, the DOJ approved a safe harbor framework for us to construct all of our future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

We may be subject to increased labor and benefits costs.

In the U.S., we are subject to United States federal and state laws governing such matters as minimum wages, working conditions and overtime. As federal and state minimum wage rates increase, we may need to increase not only the wages of our minimum wage employees, but also the wages paid to employees at wage rates that are above minimum wage. Labor shortages, increased employee turnover and health care mandates could also increase our labor costs. This in turn could lead us to increase prices which could impact our sales. Conversely, if competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our results of operations may be adversely impacted. We are also subject to union regulations in certain of our international markets, which can specify wage rates as well as minimum hours to be paid to certain employees. As union wage rates and other requirements change, our results of operations could be adversely affected.

We are subject to impairment losses due to potential declines in the fair value of our assets.

We have a significant amount of long-lived assets. We evaluate long-lived assets for impairment at the theatre level; therefore, if a theatre is directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or condition of the areas surrounding the theatre, we may record impairment charges to reflect the decline in estimated fair value of that theatre.

We also have a significant amount of goodwill and tradename intangible assets. Declines in Cinemark Holdings’ stock price or its market capitalization, declines in our attendance due to increased competition in certain regions and/or countries or economic factors that lead to a decline in attendance in any given region or country could result in impairments of goodwill and our intangible assets. As of December 31, 2015, we performed a qualitative analysis on our goodwill and tradename intangible assets and determined that it is not more likely than not that the fair values of such assets are below their respective carrying values.

A credit market crisis may adversely affect our ability to raise capital and may materially impact our operations.

Severe dislocations and liquidity disruptions in the credit markets could materially impact our ability to obtain debt financing on reasonable terms or at all. The inability to access debt financing on reasonable terms could materially impact our ability to make acquisitions, invest in technology innovations or significantly expand our business in the future.

We may be subject to liability under environmental laws and regulations.

We own and operate a large number of theatres and other properties within the U.S. and internationally, which may be subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment or human health. Such environmental laws and regulations include those that impose liability for the investigation and remediation of spills or releases of hazardous materials. We may incur such liability, including for any currently or formerly owned, leased or operated property, or for any site, to which we may have disposed, or arranged for the disposal of, hazardous materials or wastes. Certain of these laws and regulations may impose liability, including on a joint and several liability basis, which can result in a liable party being obliged to pay for greater than its share, regardless of fault or the legality of the original disposal. Environmental conditions relating to our properties or operations could have an adverse effect on our business and results of operations and cash flows.

Legislative or regulatory initiatives related to global warming/climate change concerns may negatively impact our business.

Recently, there has been an increasing focus and continuous debate on global climate change including increased attention from regulatory agencies and legislative bodies. This increased focus may lead to new initiatives directed at regulating an as yet unspecified array of environmental matters. Legislative, regulatory or other efforts in the U.S. to combat climate change could result in future increases in the cost of raw materials, taxes, transportation and utilities for our vendors and for us which would result in higher operating costs for the Company. Also, compliance of our theatres and accompanying real estate with new and revised environmental, zoning, land-use or building codes, laws, rules or regulations, could have a material and adverse effect on our business. However, we are unable to predict at this time, the potential effects, if any, that any future environmental initiatives may have on our business.

Cyber security threats and our failure to protect our electronically stored data could adversely affect our business.

We store and maintain electronic information and data necessary to conduct our business, including confidential and proprietary information of our customers and employees. Data maintained in electronic form is subject to the risk of intrusion, tampering and theft. While we have adopted industry-accepted security measures and technology to protect the confidential and proprietary information, the development and maintenance of these systems is costly and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. As such, we may be unable to anticipate and implement adequate preventive measures in time. This may adversely affect our business, including exposure to government enforcement actions and private litigation, and our reputation with our customers and employees may be injured. In addition to Company-specific cyber threats or attacks, our business and results of operations could also be impacted by breaches affecting our peers and partners within the entertainment industry, as well as other retail companies.

Product recalls and associated costs could adversely affect our reputation and financial condition.

We are resellers of food and we may be liable if the consumption of any of the products we sell causes illness or injury. We are also subject to recall by product manufacturers or if the food products become contaminated. Recalls could result in losses due to the cost of the recall, the destruction of the product and lost sales due to the unavailability of the product for a period of time.

Changes in privacy laws could adversely affect our ability to market our products effectively.

Our cinemas rely on a variety of direct marketing techniques, including email marketing. Any expansion on existing and/or new laws and regulations regarding marketing, solicitation or data protection could adversely affect the continuing effectiveness of our email and other marketing techniques and could result in changes to our marketing strategy which could adversely impact our attendance levels and revenues.

We are subject to complex taxation and could be subject to changes in our tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities.

We are subject to many different forms of taxation both in the U.S. and in the foreign jurisdictions where we operate. The tax authorities may not agree with the determinations that we made and such disagreements could result in lengthy legal disputes and, ultimately, in the payment of substantial amounts for tax, interest and penalties, which could have a material impact on our results. Additionally, current economic and political conditions make tax rates in any jurisdiction, including the U.S., subject to significant change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. If the Company’s effective tax rates were to increase, or if the ultimate determination of the Company’s taxes owed in the U.S. or foreign jurisdictions is for an amount in excess of amounts previously accrued, the Company’s operating results, cash flows, and financial condition could be adversely affected.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement between us and the initial purchasers of the 2016 Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange, 2016 Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The 2016 Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the 2016 Notes, we entered into the registration rights agreement that provides for the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement relating to the 2016 Notes is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement we agreed that we would, subject to certain exceptions:

•	use our commercially reasonable best efforts to file, within 30 days after the issue date of the 2016 Notes, a registration statement with the Commission, with respect to a registered offer to exchange such 2016 Notes for the Exchange Notes having terms substantially identical in all material respects to the 2016 Notes (except that the Exchange Notes will not contain transfer restrictions);

•	use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than 90 days after the issue date of the 2016 Notes;

•	use our commercially reasonable best efforts to issue the Exchange Notes in exchange for surrender of the 2016 Notes no later than 30 days following the declaration of the effectiveness of the registration statement; and

•	if obligated to file a shelf registration statement, use our commercially reasonable best efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 120 days after the issue date of the 2016 Notes) and to cause the shelf registration statement to be declared effective by the Commission within 90 days after such obligation arises.

For each 2016 Note tendered to us pursuant to the exchange offer, we will issue to the holder of such 2016 Note an Exchange Note having a principal amount equal to that of the surrendered 2016 Note.

Under existing Commission interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the Commission; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the 2016 Notes) with this prospectus contained in the registration statement. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the 2016 Notes, where such 2016 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

A holder of 2016 Notes (other than certain specified holders) who wishes to exchange the 2016 Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In the event that:

(1)	we are not required to file an exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

(2)	any holder of the 2016 Notes or Exchange Notes notifies us on or prior to the 20th business day following the consummation of the exchange offer that;

(a)	such holder is prohibited by a change in applicable law or Commission policy from participating in the exchange offer,

(b)	such holder may not resell the Exchange Notes to be acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or

(c)	such holder is a broker-dealer and owns 2016 Notes directly from us, then, we will, subject to certain exceptions,

(1)	use our reasonable best efforts to file a shelf registration statement with the Commission covering resales of the 2016 Notes or Exchange Notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 30th day after the date on which the obligation to file the shelf registration statement arises (and in any event on or prior to the date which is the 120th day after the date we issued the 2016 Notes);

(2)	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after the obligation to file the shelf registration statement arises; and

(3)	use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until one year from the date we issued the 2016 Notes registered thereunder.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the 2016 Notes or the Exchange Notes, as the case may be. A holder selling such 2016 Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We will pay additional cash interest on the applicable 2016 Notes and Exchange Notes, subject to certain exceptions:

(1)	if we fail to file the registration statement of which this prospectus forms a part with the Commission on or prior to the 90th day after the issue date of the 2016 Notes;

(2)	if the registration statement of which this prospectus forms a part is not declared effective by the Commission on or prior to the 90th day after the issue date of the 2016 Notes;

(3)	if the exchange offer is not consummated on or before the 30th business day after the registration statement of which this prospectus forms a part is declared effective;

(4)	if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the Commission on or prior to the shelf filing date;

(5)	if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date; or

(6)	after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is immediately declared effective.

The rate of any such additional interest will be 0.50% per annum. The amount of additional interest will increase by an additional 0.50% per annum with respect to each subsequent 90-day period relating to such registration default until cured up to a maximum of 1.0% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the 2016 Notes and the Exchange Notes. The accrual of additional interest will cease, upon the earlier of, the third anniversary of the date we issued the 2016 Notes or the cure of all registration defaults.

All references in the Indenture governing the Notes, in any context, to any interest or other amount payable on or with respect to the 2016 Notes or the Exchange Notes shall be deemed to include any additional interest pursuant to the registration rights agreement relating to the 2016 Notes.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all 2016 Notes theretofore validly tendered in accordance with the terms of the exchange offer. 2016 Notes will be validly tendered if tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering 2016 Notes.”

Background of the Exchange Offer

We issued $225,000,000 aggregate principal amount of the 2016 Notes on March 21, 2016. The 2016 Notes were offered and sold in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act based on the representations and agreements of the qualified institutional buyers and certain non-U.S. persons made in connection with their purchase of the 2016 Notes. The terms of the Exchange Notes and the 2016 Notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the Exchange Notes. Cash interest will be payable on the Exchange Notes on June 1 and December 1 of each year, beginning on June 1, 2016. The Exchange Notes will mature on June 1, 2023.

In order to exchange your 2016 Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any 2016 Notes validly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. 2016 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering 2016 Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “— Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-l(c) under the Exchange Act, of any of the tendered 2016 Notes or terminate the exchange offer and not accept for exchange any tendered 2016 Notes not already accepted if any condition set forth under “— Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law. We reserve the right to delay acceptance of the tendered 2016 Notes if any condition set forth under “— Conditions to the Exchange Offer” is not satisfied or if the exchange offer is extended.

If you tender your 2016 Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the 2016 Notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at midnight, New York City time, on May 16, 2016, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the exchange offer, all 2016 Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.

Any waiver of any condition of or amendment to the exchange offer will apply to all 2016 Notes tendered, regardless of when or in what order the 2016 Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all 2016 Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of 2016 Notes who have validly tendered their 2016 Notes. We will return any 2016 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the 2016 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering 2016 Notes — Book-Entry Transfer,” such 2016 Notes will be credited to the account maintained at such book-entry transfer facility from which such 2016 Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Resale of the Exchange Notes

Based on interpretations of the Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the 2016 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender 2016 Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Exchange Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for 2016 Notes, where such 2016 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.

Acceptance of 2016 Notes for Exchange

We will accept for exchange 2016 Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “— Conditions of the Exchange Offer.”

Except as specified above, we will not accept 2016 Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of 2016 Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of 2016 Notes tendered under the exchange offer, subject to Rule 14e-l under the Exchange Act, which requires that an offer or pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any 2016 Notes, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the exchange offer of certificates representing 2016 Notes, or confirmation of book-entry transfer, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and any other required documents in accordance with instructions set forth under “— Procedures for Tendering 2016 Notes” and the letter of transmittal provided with this prospectus. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered 2016 Notes, or defectively tendered 2016 Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of 2016 Notes accepted for exchange after the exchange agent receives the Exchange Notes.

If we delay acceptance for exchange of validly tendered 2016 Notes or we are unable to accept for exchange validly tendered 2016 Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered 2016 Notes, without prejudice to our rights described in this prospectus under the captions “— Expiration Date; Extensions; Termination; Amendments,” “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders,” subject to Rule 14e-l under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered 2016 Notes are not accepted for exchange, or if certificates are submitted evidencing more 2016 Notes than those that are tendered, certificates evidencing 2016 Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the 2016 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering 2016 Notes — Book-Entry Transfer,” such 2016 Notes will be credited to the account maintained at such book-entry transfer facility from which such 2016 Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of 2016 Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their 2016 Notes other than as described under the caption “— Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering 2016 Notes

Any beneficial owner whose 2016 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender 2016 Notes should contact such registered holder promptly and instruct such registered holder to tender 2016 Notes on such beneficial owner’s behalf.

Tender of 2016 Notes Held Through The Depository Trust Company

The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer 2016 Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering 2016 Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Tender of 2016 Notes Held in Physical Form

For a holder to validly tender 2016 Notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered 2016 Notes at such address, or such 2016 Notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. There is no procedure for guaranteed late delivery of 2016 Notes.

Letters of transmittal and 2016 Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of 2016 Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering 2016 Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of 2016 Notes will be accepted.

Signature Guarantees

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the 2016 Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any 2016 Notes, the 2016 Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the 2016 Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any 2016 Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the 2016 Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the 2016 Notes may make book-entry delivery of 2016 Notes by causing the book-entry transfer facility to transfer such 2016 Notes into the exchange agent’s account. However, although delivery of 2016 Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “— Procedures for Tendering 2016 Notes” and the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer. The confirmation of a book-entry transfer of 2016 Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Other Matters

Exchange Notes will be issued in exchange for 2016 Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the exchange offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your 2016 Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “— Procedures for Tendering 2016 Notes,” and the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of 2016 Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of 2016 Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of 2016 Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular 2016 Notes.

Unless waived by us, any defect or irregularity in connection with tenders of 2016 Notes must be cured within the time that we determine. Tenders of 2016 Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of 2016 Notes, or will incur any liability to holders for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for 2016 Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of 2016 Notes at any time prior to the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the 2016 Notes to be withdrawn; and

•	identify the 2016 Notes to be withdrawn, including the principal amount of the 2016 Notes to be withdrawn.

If certificates for the 2016 Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If the 2016 Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2016 Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any 2016 Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any 2016 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of 2016 Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those 2016 Notes will be credited to an account maintained with DTC for the 2016 Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn 2016 Notes by following one of the procedures described under “— Procedures for Tendering 2016 Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any 2016 Notes, and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of 2016 Notes, would violate applicable law or any applicable interpretation of the staff of the Commission;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	all governmental approvals necessary for the consummation of the exchange offer have not been obtained. Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

We will not be obligated to accept for exchange the 2016 Notes of any holder that has not made to us:

•	the representations described under the captions “— Procedures for Tendering 2016 Notes” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any 2016 Notes, subject to Rule 14e-l(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all 2016 Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any 2016 Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any 2016 Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the 2016 Notes in accordance with the requirements of Rule 14e-l(d) of the Exchange Act. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any 2016 Notes tendered, and will not issue the Exchange Notes in exchange for any 2016 Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of 2016 Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the Exchange Notes, or certificates for 2016 Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the 2016 Notes tendered;

•	tendered certificates for 2016 Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of 2016 Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your 2016 Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the 2016 Notes:

•	as set forth in the legend printed on the 2016 Notes as a consequence of the issuance of the 2016 Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the 2016 Notes.

In general, you may not offer or sell the 2016 Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement relating to the 2016 Notes, we do not intend to register resales of the 2016 Notes under the Securities Act. Based on interpretations of the Commission, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.

If you tender 2016 Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for 2016 Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail	By Overnight Delivery	By Hand Delivery	Facsimile Transmission
Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. 608 2-d Avenue South Northstar East Building - 12th Floor Minneapolis, Minnesota	(612) 667-6282 Attn: Corporate Trust Operations Confirm by Telephone: (800) 344-5128

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute valid delivery of such letter of transmittal.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the 2016 Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered 2016 Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any 2016 Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered 2016 Notes.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of December 31, 2015. We will not receive any cash proceeds from the issuance of the Exchange Notes. Our capitalization is presented: (1) on an actual basis, (2) on an as adjusted basis to give effect to the Refinancing Transactions.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in elsewhere in this prospectus.

	Actual	As Adjusted
	(In thousands) (Unaudited)
Cash and cash equivalents(1)	$588,503	$596,541

Long-term debt, including current maturities:
Senior secured credit facility(2)	679,000	679,000
Existing 4.875% Notes	530,000	530,000
5.125% senior notes	400,000	400,000
7.375% senior subordinated notes(3)	200,000	—
2016 Notes	—	225,000
Other(4)	5,572	5,572

Total long-term debt	1,814,572	1,839,572
Capital lease obligations, including current portion	227,732	227,732

Total long-term debt and capital lease obligations, including current portion	$2,042,304	$2,067,304
Equity:
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized and 1,500 shares issued and outstanding	—	—
Class B common stock, no par value: 1,000,000 shares authorized, 239,893 shares issued and 182,648 shares outstanding	49,543	49,543
Treasury stock, 57,245 Class B shares at cost	(24,233)	(24,233)
Additional paid-in-capital	1,238,473	1,238,473
Retained earnings(5)	110,049	102,585
Accumulated other comprehensive loss	(271,686)	(271,686)

Total Cinemark USA, Inc.’s stockholder’s equity	1,102,146	1,094,682
Noncontrolling interests	11,105	11,105

Total equity	1,113,251	1,105,787

Total capitalization	$3,155,555	$3,173,091

(1)	Cash and cash equivalents, as adjusted, reflects the proceeds from this offering to be used for general corporate purposes.
(2)	Our Senior Secured Credit Facility currently includes a $679.0 million term loan and $100.0 million available for borrowing under a revolving credit line.
(3)	As of December 31, 2015, $200.0 million aggregate principal amount of the 7.375% senior subordinated notes was outstanding.
(4)	Primarily represents debt owed to NCM in relation to the recently-formed joint venture AC JV, LLC.
(5)	Retained earnings, as adjusted for the 2016 Notes, reflects an after-tax loss on early retirement of debt of approximately $7.5 million, which represents the applicable make-whole premium and fees related to the 7.375% senior subordinated notes redemption and the write-off of the unamortized debt issue costs associated with the 7.375% senior subordinated notes.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table provides our selected historical condensed consolidated financial and operating data for the periods and at the dates indicated for each of the five most recent years ended December 31, 2015. During August 2011, we acquired ten theatres with 95 screens in Argentina. During May 2013, we acquired 32 theatres with 483 screens in the U.S. The results of operations for these theatres are included in our consolidated results of operations beginning on the dates of the respective acquisitions. During November 2013, we sold our Mexico theatres, which included 31 theatres and 290 screens. You should read the selected consolidated financial and operating data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2011	2012	2013	2014	2015
Statement of Income Data (in thousands):
Revenues:
Admissions	$1,471,627	$1,580,401	$1,706,145	$1,644,169	$1,765,519
Concession	696,754	771,405	845,168	845,376	936,970
Other	111,232	121,725	131,581	137,445	150,120

Total revenues	2,279,613	2,473,531	2,682,894	2,626,990	2,852,609
Cost of Operations:
Film rentals and advertising	798,606	845,107	919,511	883,052	976,590
Concession supplies	112,122	123,471	135,715	131,985	144,270
Salaries and wages	226,475	247,468	269,353	273,880	301,099
Facility lease expense	276,278	281,615	307,851	317,096	319,761
Utilities and other	259,703	280,670	305,703	308,445	324,851
General and administrative expenses	125,428	146,442	163,134	148,588	154,052
Depreciation and amortization	154,449	147,675	163,970	175,656	189,206
Impairment of long-lived assets	7,033	3,031	3,794	6,647	8,801
(Gain) loss on sale of assets and other	8,792	12,168	(3,845)	15,715	8,143

Total cost of operations	$1,968,886	$2,087,647	$2,265,186	$2,261,064	$2,426,773

Operating income	$310,727	$385,884	$417,708	$365,926	$425,836

Other expense:
Interest expense	$123,102	$123,665	$124,714	$113,698	$112,741

Net income	$133,953	$172,784	$151,921	$195,769	$220,391

Net income attributable to Cinemark USA, Inc.	$131,928	$170,313	$149,843	$194,380	$218,532

Other Financial Data (in thousands, except ratios):
Ratio of earnings to fixed charges(1)	2.02x	2.45x	2.24x	2.42x	2.69x
Cash flow provided by (used for):
Operating activities	$390,884	$394,633	$309,362	$454,128	$455,225
Investing activities	(247,067)	(234,311)	(364,701)	(253,339)	(328,122)
Financing activities	(78,020)	63,582	(75,346)	(146,320)	(150,509)
Capital expenditures	(184,819)	(220,727)	(259,670)	(244,705)	(331,726)

	As of and for the Year Ended December 31,
	2011	2012	2013	2014	2015
Balance Sheet Data (in thousands):
Cash and cash equivalents	$521,253	$742,095	$599,894	$638,841	$588,503
Theatre properties and equipment, net	1,238,850	1,304,958	1,427,190	1,450,812	1,505,069
Total assets(2)	3,495,522	3,822,000	4,107,480	4,133,116	4,127,632
Total long-term debt and capital lease obligations, including current portion(2)	1,686,662	1,873,769	2,012,508	1,791,578	1,781,335
Equity	1,025,293	1,096,212	1,104,281	1,136,723	1,113,251
Operating Data (attendance in thousands):
United States
Theatres operated (at period end)	297	298	334	335	337
Screens operated (at period end)	3,878	3,916	4,457	4,499	4,518
Total attendance	158,486	163,639	177,156	173,864	179,601
International
Theatres operated (at period end)	159	167	148	160	176
Screens operated (at period end)	1,274	1,324	1,106	1,177	1,278
Total attendance	88,889	100,084	99,402	90,009	100,499
Worldwide
Theatres operated (at period end)	456	465	482	495	513
Screens operated (at period end)	5,152	5,240	5,563	5,676	5,796
Total attendance	247,375	263,723	276,558	263,873	280,100

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor.
(2)	Effective December 31, 2015, the Company adopted Accounting Standards Update 2015-03 Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which resulted in the presentation of debt issuance costs as a contra-account to the related debt instruments. The revised presentation was applied for all periods presented. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data” and the financial statements and accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties and risk associated with these statements.

Overview

We are a leader in the motion picture exhibition industry, with theatres in the U.S., Brazil, Argentina, Chile, Colombia, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia and Curacao. We operated theatres in Mexico until November 15, 2013. As of December 31, 2015, we managed our business under two reportable operating segments — U.S. markets and international markets. See Note 18 to the consolidated financial statements included elsewhere in this prospectus.

Revenues and Expenses

We generate revenues primarily from box office receipts and concession sales with additional revenues from screen advertising sales and other revenue streams, such as vendor marketing promotions, meeting rentals and electronic video games located in some of our theatres. Our relationship with NCM has assisted us in expanding our offerings to domestic advertisers and broadening ancillary revenue sources such as digital video monitor advertising. We also offer alternative entertainment, such as live and pre-recorded sports programs, concert events, the Metropolitan Opera, in-theatre gaming and other special events in our theatres through our recently formed joint venture, AC JV, LLC. Our Flix Media initiative has allowed us to expand our screen advertising within our international circuit and to other international exhibitors.

Films leading the box office during the year ended December 31, 2015 included Star Wars: The Force Awakens, Jurassic World, Avengers: Age of Ultron, Hunger Games: Mockingjay Part II, Furious 7, American Sniper, 50 Shades of Grey, Inside Out, Minions, Spectre and Mission: Impossible 5, among other films. Films scheduled for release during 2016 include sequels such as Captain America: Civil War, Batman V Superman: Dawn Of Justice, Finding Dory, Star Trek Beyond, and X-Men: Apocalypse; action films such as Deadpool; family films such as The Secret Life Of Pets, Zootopia, Alice Through The Looking Glass, and Sing; and spin-off films such as Rogue One: A Star Wars Story and the Harry Potter spin-off Fantastic Beasts And Where To Find Them, among other films.

Film rental costs are variable in nature and fluctuate with our admissions revenues. Film rental costs as a percentage of revenues are generally higher for periods in which more blockbuster films are released. Film rental costs can also vary based on the length of a film’s run. Film rental rates are generally negotiated on a film-by-film and theatre-by-theatre basis. Advertising costs, which are expensed as incurred, are primarily fixed at the theatre level as daily movie directories placed in newspapers represent the largest component of advertising costs. The monthly cost of these advertisements is based on, among other things, the size of the directory and the frequency and size of the newspaper’s circulation.

Concession supplies expense is variable in nature and fluctuates with our concession revenues. We purchase concession supplies to replace units sold. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain volume rates.

Although salaries and wages include a fixed cost component (i.e. the minimum staffing costs to operate a theatre facility during non-peak periods), salaries and wages move in relation to revenues as theatre staffing is adjusted to respond to changes in attendance. In some international locations, staffing levels are also subject to local regulations.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to percentage rent only while others are subject to percentage rent in addition to their fixed monthly rent if a target annual revenue level is achieved. Facility lease expense as a percentage of revenues is also affected by the number of theatres under operating leases, the number of theatres under capital leases and the number of fee-owned theatres.

Utilities and other costs include both fixed and variable costs and primarily includes utilities, property taxes, janitorial costs, repairs and maintenance and security services.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with generally accepted accounting principles in the U.S., or U.S. GAAP. As such, we are required to make certain estimates and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported consolidated financial results, include the following:

Revenue and Expense Recognition

Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. We record proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognize admissions or concession revenue when a holder redeems the card or certificate. We recognize unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, we consider the period outstanding, the level and frequency of activity, and the period of inactivity.

Film rental costs are accrued based on the applicable box office receipts and either firm terms or a sliding scale formula, which are generally established prior to the opening of the film, or estimates of the final rate, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, we pay the distributor a percentage of box office receipts, which reflects either an aggregate rate for the life of the film or rates that decline over the term of the run. Under a sliding scale formula, we pay a percentage of box office revenues using a pre-determined matrix that is based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Estimates are based on the expected success of a film. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. If actual settlements are different than those estimates, film rental costs are adjusted at that time. Our advertising costs are expensed as incurred.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to monthly percentage rent only, which is accrued each month based on actual revenues. Certain of our other theatres require payment of percentage rent in addition to fixed monthly rent if an annual target revenue level is achieved. Percentage rent expense is estimated and recorded for these theatres on a monthly basis if the theatre’s historical performance or forecasted performance indicates that the annual target revenue level will be reached. Once annual revenues are known, which is generally at the end of the year, the percentage rent expense is adjusted at that time. We record the fixed minimum rent payments on a straight-line basis over the lease term.

Theatre properties and equipment are depreciated using the straight-line method over their estimated useful lives. In estimating the useful lives of our theatre properties and equipment, we have relied upon our experience with such assets and our historical replacement period. We periodically evaluate these estimates and assumptions and adjust them as necessary. Adjustments to the expected lives of assets are accounted for on a prospective basis through depreciation expense. Leasehold improvements for which we pay and to which we have title are amortized over the lesser of useful life or the lease term.

Impairment of Long-Lived Assets

We review long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors including the following to determine whether to impair individual theatre assets:

•	actual theatre level cash flows;

•	budgeted theatre level cash flows;

•	theatre property and equipment carrying values;

•	amortizing intangible asset carrying values;

•	the age of a recently built theatre;

•	competitive theatres in the marketplace;

•	the impact of recent ticket price changes;

•	available lease renewal options; and

•	other factors considered relevant in our assessment of impairment of individual theatre assets.

Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the theatre’s useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and the lesser of twenty years or the building’s remaining useful life for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset group (theatre) with its estimated fair value. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was six and a half times for the evaluations performed during 2013, 2014 and 2015. The long-lived asset impairment charges related to theatre properties recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre.

Impairment of Goodwill and Intangible Assets

We evaluate goodwill for impairment annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of the goodwill may not be fully recoverable. We evaluate goodwill for impairment at the reporting unit level and have allocated goodwill to the reporting unit based on an estimate of its relative fair value. Management considers the reporting unit to be each of its nineteen regions in the U.S. and seven countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit).

Goodwill impairment was evaluated using a two-step approach during 2013 and 2014, requiring the Company to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2013 and 2014. As of December 31, 2014, the estimated fair value of our goodwill exceeded their carrying values by at least 10%.

For the year ended December 31, 2015, we performed a qualitative goodwill impairment assessment on all reporting units except one, in accordance with ASU 2011-08 Testing Goodwill for Impairment (“ASU 2011-08”). The qualitative assessment included consideration of historical and expected future industry performance, our estimated future performance, current industry trading multiples and other economic factors. Based on the qualitative assessment performed, we determined that it was not more likely than not that the fair value of the reporting units were less than their carrying values. We performed the quantitative two-step approach on a new U.S. region that had not previously been assessed for goodwill impairment. The fair value for the new reporting unit was determined based on a multiple of estimated cash flows, which was eight times, and exceeded its carrying value by more than 10%.

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. During 2013 and 2014, we estimated the fair value of our tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating market royalty rates and long-term revenue forecasts. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected revenue performance and industry trends. As of December 31, 2014, the estimated fair value of our tradename intangible assets exceeded their carrying values by at least 10%. For the year ended December 31, 2015, the Company performed a qualitative tradename intangible asset impairment assessment in accordance with ASU 2011-08. The qualitative assessment included consideration of our historical and forecasted revenues and estimated royalty rates for each tradename intangible asset. Based on the qualitative assessment performed, the Company determined that it was not more likely than not that the fair values of tradename intangible assets were less than their carrying values.

Income Taxes

We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The evaluation of an uncertain tax position is a two-step process. The first step is recognition: We determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position would be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements result in (1) a change in a liability for income taxes payable or (2) a change in an income tax refund receivable, a deferred tax asset or a deferred tax liability or both (1) and (2). We accrue interest and penalties on uncertain tax positions.

Accounting for Investment in National CineMedia, LLC and Related Agreements

We have an investment in NCM. NCM operates a digital in-theatre network in the U.S. for providing cinema advertising and non-film events. Upon joining NCM, the Company and NCM entered into an Exhibitor Services Agreement, pursuant to which NCM provides advertising, promotion and event services to the Company’s theatres. On February 13, 2007, National CineMedia, Inc., or NCM Inc., a newly formed entity that serves as a member and the sole manager of NCM, completed an initial public offering of its common stock. In connection with the NCM Inc. initial public offering, the Company amended its operating agreement and the Exhibitor Services Agreement, or ESA, with NCM and received proceeds related to the modification of the ESA and the Company’s sale of certain of its shares in NCM. The ESA modification reflected a shift from circuit share expense under the prior Exhibitor Services Agreement, which obligated NCM to pay the Company a percentage of revenue, to a monthly theatre access fee, which significantly reduced the contractual amounts paid to the Company by NCM. The Company recorded the proceeds related to the ESA modification as deferred revenue, which is being amortized into other revenues over the life of the agreement using the units of revenue method. As a result of the proceeds received as part of the NCM, Inc. initial public offering, the Company had a negative basis in its original membership units in NCM (referred to herein as its Tranche 1 Investment). The Company does not recognize undistributed equity in the earnings on its Tranche 1 Investment until NCM’s future net earnings, less distributions received, surpass the amount of the excess distribution. The Company recognizes equity in earnings on its Tranche 1 Investment only to the extent it receives cash distributions from NCM. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor’s basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

Pursuant to a Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and Cinemark, AMC and Regal Entertainment Group, which we refer to as Regal or RGC, collectively referred to as its Founding Members, annual adjustments to the common membership units are made primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each Founding Member. To account for the receipt of additional common units under the Common Unit Adjustment Agreement, the Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the common unit adjustments equates to making additional investments in National CineMedia. The Company evaluated the receipt of the additional common units in National CineMedia and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. The Company accounts for these additional common units (referred to herein as its Tranche 2 Investment) as a separate investment than its Tranche 1 Investment. The common units received are recorded at fair value as an increase in the Company’s investment in NCM with an offset to deferred revenue. The deferred revenue is amortized over the remaining term of the ESA. The Tranche 2 Investment is accounted for following the equity method, with undistributed equity earnings related to its Tranche 2 Investment included as a component of equity in income of affiliates and distributions received related to its Tranche 2 Investment are recorded as a reduction of its investment basis.

Recent Developments

The Compensation Committee of Cinemark Holdings’ board of directors, or the Holdings Board, approved the Amended and Restated Employment Agreement of Mark Zoradi, to be effective February 19, 2016 (the “Amended Agreement”). The Amended Agreement amends Section 3.2(c) by providing that the Equity Awards

(as defined in the Amended Agreement) shall be at least 200% of Mr. Zoradi’s base salary and providing for an additional amount for personal expenses. The amendments conform the Amended Agreement to the terms of Mr. Zoradi’s employment offer in August 2015.

On March 15, 2016, we paid a cash dividend of approximately $31.2 million to our parent company, Cinemark Holdings, Inc.

On March 21, 2016, we issued $225.0 million of 4.875% senior notes due 2023 as an add-on to our existing 4.875% senior notes. We used a majority of the net proceeds of approximately $223.3 million to redeem all of our $200.0 million 7.375% senior subordinated notes due 2021, to pay a make-whole premium of approximately $9.7 million and to pay accrued and unpaid interest up through the date of redemption of approximately $5.1 million.

Results of Operations

The following table sets forth, for the periods indicated, the amounts for certain items reflected in our consolidated statements of income along with each of those items as a percentage of revenues. During May 2013, we acquired 32 theatres with 483 screens in the U.S. The results of operations for these theatres are included in our consolidated results of operations beginning on the date of the acquisition. During November 2013, we sold our Mexico theatres, which included 31 theatres and 290 screens.

	Year Ended December 31,
	2013	2014	2015
Operating data (in millions):
Revenues
Admissions	$1,706.1	$1,644.2	$1,765.5
Concession	845.2	845.4	937.0
Other	131.6	137.4	150.1

Total revenues	2,682.9	2,627.0	2,852.6
Cost of operations
Film rentals and advertising	919.5	883.1	976.6
Concession supplies	135.7	132.0	144.3
Salaries and wages	269.3	273.9	301.1
Facility lease expense	307.9	317.1	319.7
Utilities and other	305.7	308.4	324.9
General and administrative expenses	163.2	148.6	154.1
Depreciation and amortization	164.0	175.7	189.2
Impairment of long-lived assets	3.8	6.6	8.8
(Gain) loss on sale of assets and other	(3.9)	15.7	8.1

Total cost of operations	2,265.2	2,261.1	2,426.8

Operating income	$417.7	$365.9	$425.8

	Year Ended December 31,
	2013	2014	2015
Operating data as a percentage of total revenues:

Revenues
Admissions	63.6%	62.6%	61.9%
Concession	31.5%	32.2%	32.8%
Other	4.9%	5.2%	5.3%

Total revenues	100.0%	100.0%	100.0%

Cost of operations(1)
Film rentals and advertising	53.9%	53.7%	55.3%
Concession supplies	16.1%	15.6%	15.4%
Salaries and wages	10.0%	10.4%	10.6%
Facility lease expense	11.5%	12.1%	11.2%
Utilities and other	11.4%	11.7%	11.4%
General and administrative expenses	6.1%	5.7%	5.4%
Depreciation and amortization	6.1%	6.7%	6.6%
Impairment of long-lived assets	0.1%	0.3%	0.3%
(Gain) loss on sale of assets and other	(0.1%)	0.6%	0.3%
Total cost of operations	84.4%	86.1%	85.1%
Operating income	15.6%	13.9%	14.9%

Average screen count (month end average)	5,548	5,613	5,725

Revenues per average screen (dollars)	$483,579	$468,019	$498,272

(1)	All costs are expressed as a percentage of total revenues, except film rentals and advertising, which are expressed as a percentage of admissions revenues and concession supplies, which are expressed as a percentage of concession revenues.

Comparison of Years Ended December 31, 2015 and December 31, 2014

Revenues. Total revenues increased $225.6 million to $2,852.6 million for 2015 from $2,627.0 million for 2014, representing an 8.6% increase. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change
Admissions revenues(1)	$1,338.0	$1,220.8	9.6%	$427.5	$423.4	1.0%	$1,765.5	$1,644.2	7.4%
Concession revenues(1)	$709.7	$635.6	11.7%	$227.3	$209.8	8.3%	$937.0	$845.4	10.8%
Other revenues(1)(2)	$76.2	$66.0	15.5%	$73.9	$71.4	3.5%	$150.1	$137.4	9.2%
Total revenues(1)(2)	$2,123.9	$1,922.4	10.5%	$728.7	$704.6	3.4%	$2,852.6	$2,627.0	8.6%
Attendance(1)	179.6	173.9	3.3%	100.5	90.0	11.7%	280.1	263.9	6.1%

(1)	Amounts in millions.
(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 18 of our consolidated financial statements included elsewhere in this prospectus.

•

U.S. The $117.2 million increase in admissions revenues was primarily attributable to a 3.3% increase in attendance and a 6.1% increase in average ticket price, which increased from $7.02 for 2014 to $7.45 for

2015. The increase in attendance was due to the solid slate of films released during 2015 and new theatres. The increase in average ticket price was primarily due to price increases and ticket type mix. The $74.1 million increase in concession revenues was primarily attributable to the 3.3% increase in attendance and an 8.2% increase in concession revenues per patron, which increased from $3.65 for 2014 to $3.95 for 2015. The increase in concession revenues per patron was primarily due to incremental sales and price increases. Other revenues increased $10.2 million primarily due to increases in screen advertising revenues.

•	International. The $4.1 million increase in admissions revenues was primarily attributable to an 11.7% increase in attendance, partially offset by a 9.6% decrease in average ticket price, which declined from $4.70 for 2014 to $4.25 for 2015. The $ 17.5 million increase in concession revenues was primarily attributable to the 11.7% increase in attendance, partially offset by a 3.0% decrease in concession revenues per patron from $2.33 for 2014 to $2.26 for 2015. The increase in attendance was due to the solid slate of films released during 2015 and new theatres. The decrease in average ticket price and concession revenues per patron was primarily due to the unfavorable impact of foreign currency exchange rates in certain countries in which we operate, partially offset by price increases.

Cost of Operations. The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S. Operating Segment		International Operating Segment		Consolidated
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014	2015	2014
Film rentals and advertising	$768.2	$681.1	$208.4	$202.0	$976.6	$883.1
Concession supplies	95.4	86.4	48.9	45.6	144.3	132.0
Salaries and wages	226.9	202.8	74.2	71.1	301.1	273.9
Facility lease expense	239.4	235.2	80.3	81.9	319.7	317.1
Utilities and other	228.0	217.2	96.9	91.2	324.9	308.4

•	U.S. Film rentals and advertising costs were $768.2 million, or 57.4% of admissions revenues, for 2015 compared to $681.1 million, or 55.8% of admissions revenues, for 2014. The increase in the film rentals and advertising rate was primarily due to the higher concentration of blockbuster films leading to stronger box office performance during the 2015 period and increased film presentation costs. The 2015 period included such blockbuster releases as Star Wars: The Force Awakens, Jurassic World, The Avengers: Age of Ultron, Furious 7, American Sniper, Inside Out and Minions, which grossed in excess of $900 million, $650 million, $450 million, $350 million, $350 million, $350 million and $325 million, respectively. Concession supplies expense was $95.4 million, or 13.4% of concession revenues, for 2015 compared to $86.4 million, or 13.6% of concession revenues, for 2014.

Salaries and wages increased to $226.9 million for 2015 from $202.8 million for 2014 primarily due to increased staffing levels to support the increased attendance, new theatres and increases in minimum wages. Facility lease expense increased to $239.4 million for 2015 from $235.2 million for 2014 primarily due to new theatres and increased percentage rent expense due to increased revenues. Utilities and other costs increased to $228.0 million for 2015 from $217.2 million for 2014 primarily due to new theatres and increases in property taxes, janitorial costs and repairs and maintenance expenses.

•	International. Film rentals and advertising costs were $208.4 million, or 48.7% of admissions revenues, for 2015 compared to $202.0 million, or 47.7% of admissions revenues, for 2014. The increase in the film rentals and advertising rate was due to the higher concentration of blockbuster films and higher box office performance during 2015. Concession supplies expense was $48.9 million, or 21.5% of concession revenues, for 2015 compared to $45.6 million, or 21.7% of concession revenues, for 2014.

Salaries and wages increased to $74.2 million for 2015 from $71.1 million for 2014 due to new theatres, increased staffing levels to support the increased attendance, limited flexibility in scheduling staff caused by shifting government regulations and increased local currency wage rates. Facility lease expense decreased to $80.3 million for 2015 from $81.9 for 2014. Utilities and other costs increased to $96.9 million for 2015 from $91.2 million for 2014 due to increases in repairs and maintenance expenses, utility expenses and new theatres. All of the above-mentioned theatre operating costs were also impacted by changes in foreign currency exchanges rates in certain countries in which we operate.

General and Administrative Expenses. General and administrative expenses increased to $154.1 million for 2015 from $148.6 million for 2014. The increase was primarily due to increases in salaries and incentive compensation expense and share based awards compensation expense, partially offset by the impact of changes in foreign currency exchange rates in certain countries in which we operate.

Depreciation and Amortization. Depreciation and amortization expense was $189.2 million for 2015 compared to $175.7 million for 2014. The increase was primarily due to depreciation expense related to new theatres and remodels and other improvements of existing theatres.

Impairment of Long-Lived Assets. We recorded asset impairment charges on assets held and used of $8.8 million for 2015 compared to $6.6 million for 2014. Impairment charges for 2015 consisted of theatre properties in the U.S., Colombia and Ecuador, impacting fourteen of our twenty-seven reporting units. Impairment charges for 2014 consisted primarily of U.S. theatre properties, impacting twelve of our twenty-six reporting units. The long-lived asset impairment charges recorded during each of the periods presented were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. See Notes 1, 6 and 7 to our consolidated financial statements included elsewhere in this prospectus.

Loss on Sale of Assets and Other. We recorded a loss on sale of assets and other of $8.1 million during 2015 compared to $15.7 million during 2014. The loss recorded during 2015 included lease termination costs, contract termination costs and the retirement of assets due to theatre remodels and closures, partially offset by gains related to lease amendments that resulted in a reduction of certain capital lease liabilities, the sale of an investment in a Taiwan joint venture, and the sale of a land parcel in the U.S. The loss recorded during 2014 was primarily due to the retirement of certain theatre equipment that was replaced during the period, lease termination charges recorded for theatre closures and a charge for termination of a vendor contract.

Interest Expense. Interest costs incurred, including amortization of debt issue costs, were $112.7 million for 2015 compared to $113.7 million for 2014. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our long-term debt.

Foreign Currency Exchange Loss. We recorded foreign currency exchange losses of $16.8 million during 2015 and $6.2 million during 2014 related to the continued decline of exchange rates in certain of the international countries in which we operate. See Notes 1 and 12 to our consolidated financial statements included elsewhere in this prospectus for discussion of foreign currency translation.

Loss on Amendment to Debt Agreement. We recorded a loss of $0.9 million in 2015 related to the amendment of our Senior Secured Credit Facility. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for discussion of our long-term debt.

Distributions from NCM. We recorded distributions received from NCM of $18.1 million during 2015 and $18.5 million during 2014, which were in excess of the carrying value of our Tranche 1 Investment. NCM did not distribute any excess cash during the second quarter of 2015 due to expenses incurred as the result of the termination of a proposed merger. See Note 4 to our consolidated financial statements included elsewhere in this prospectus.

Equity in Income of Affiliates. We recorded equity in income of affiliates of $28.1 million during 2015 and $22.7 million during 2014. See Notes 4 and 5 to our consolidated financial statements included elsewhere in this prospectus for information about our equity investments.

Income Taxes. Income tax expense of $130.0 million was recorded for 2015 compared to $97.2 million recorded for 2014. The effective tax rate for 2015 was 37.1%. The effective tax rate for 2014 was 33.2%. The effective tax rate for 2014 reflects the impact of items related to our Mexican subsidiaries. See Note 16 to our consolidated financial statements included elsewhere in this prospectus.

Comparison of Years Ended December 31, 2014 and December 31, 2013

Revenues. Total revenues decreased $55.9 million to $2,627.0 million for 2014 from $2,682.9 million for 2013, representing a 2.1% decrease. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change
Admissions revenues(1)	$1,220.8	$1,231.4	(0.9%)	$423.4	$474.7	(10.8%)	$1,644.2	$1,706.1	(3.6%)
Concession revenues(1)	$635.6	$609.3	4.3%	$209.8	$235.9	(11.1%)	$845.4	$845.2	—%
Other revenues(1)(2)	$66.0	$59.1	11.7%	$71.4	$72.5	(1.5%)	$137.4	$131.6	4.4%
Total revenues(1)(2)	$1,922.4	$1,899.8	1.2%	$704.6	$783.1	(10.0%)	$2,627.0	$2,682.9	(2.1%)
Attendance(1)	173.9	177.2	(1.9%)	90.0	99.4	(9.5%)	263.9	276.6	(4.6%)

(1)	Amounts in millions.
(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 18 of our consolidated financial statements included elsewhere in this prospectus.

•	U.S. The decrease in admissions revenues was primarily attributable to a 1.9% decrease in attendance, partially offset by a 1.0% increase in average ticket price from $6.95 for 2013 to $7.02 for 2014. The increase in concession revenues was primarily attributable to a 6.1% increase in concession revenues per patron from $3.44 for 2013 to $3.65 for 2014. Our revenues and attendance include the 32 Rave theatres acquired beginning on May 29, 2013 (see Note 3 to the consolidated financial statements included elsewhere in this prospectus). The increase in average ticket price was primarily due to the pricing at acquired and new theatres. The increase in concession revenues per patron was primarily due to price increases and incremental sales. The increase in other revenues is partly due to a sales tax refund recorded during 2014.

•	International. The decrease in admissions revenues was primarily attributable to a 9.5% decrease in attendance and a 1.7% decrease in average ticket price from $4.78 for 2013 to $4.70 for 2014. The decrease in concession revenues was primarily attributable to the 9.5% decrease in attendance and a 1.7% decrease in concession revenues per patron from $2.37 for 2013 to $2.33 for 2014. The decrease in attendance was primarily due to the sale of our Mexico theatres on November 15, 2013. The decrease in average ticket price and concession revenues per patron was due to the unfavorable impact of exchange rates in certain countries in which we operate.

Cost of Operations. The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

	U.S. Operating Segment		International Operating Segment		Consolidated
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013	2014	2013
Film rentals and advertising	$681.1	$687.3	$202.0	$232.2	$883.1	$919.5
Concession supplies	86.4	83.7	45.6	52.0	132.0	135.7
Salaries and wages	202.8	192.5	71.1	76.8	273.9	269.3
Facility lease expense	235.2	215.5	81.9	92.4	317.1	307.9
Utilities and other	217.2	204.5	91.2	101.2	308.4	305.7

•	U.S. Film rentals and advertising costs were $681.1 million, or 55.8% of admissions revenues, for 2014 compared to $687.3 million, or 55.8% of admissions revenues, for 2013. Concession supplies expense was $86.4 million, or 13.6% of concession revenues, for 2014 compared to $83.7 million, or 13.7% of concession revenues, for 2013.

Salaries and wages increased to $202.8 million for 2014 from $192.5 million for 2013. Facility lease expense increased to $235.2 million for 2014 from $215.5 million for 2013. Utilities and other costs increased to $217.2 million for 2014 from $204.5 million for 2013. All of the above-mentioned theatre operating costs for 2014 increased primarily due to new theatre openings and the inclusion of the 32 Rave theatres acquired on May 29, 2013 (see Note 3 to the consolidated financial statements included elsewhere in this prospectus).

•	International. Film rentals and advertising costs were $202.0 million, or 47.7% of admissions revenues, for 2014 compared to $232.2 million, or 48.9% of admissions revenues, for 2013. The decrease in the film rentals and advertising rate for the 2014 period was primarily due to increased virtual print fees that we earn from studios on films played in our international theatres. Concession supplies expense was $45.6 million, or 21.7% of concession revenues, for 2014 compared to $52.0 million, or 22.0% of concession revenues, for 2013.

Salaries and wages decreased to $71.1 million for 2014 from $76.8 million for 2013. Facility lease expense decreased to $81.9 million for 2014 from $92.4 for 2013. Utilities and other costs decreased to $91.2 million for 2014 from $101.2 million for 2013. All of the above-mentioned theatre operating costs were impacted by changes in exchange rates in certain countries in which we operate and the sale of our Mexico theatres during November 2013.

General and Administrative Expenses. General and administrative expenses decreased to $148.6 million for 2014 from $163.2 million for 2013. The reduction was primarily due to the impact of changes in exchange rates in certain countries in which we operate, the sale of our Mexico theatres in November 2013 and a reduction in incentive compensation expense. General and administrative expenses for 2013 also included approximately $1.5 million in severance expense and approximately $1.8 million in share based award compensation expense related to the sale of our Mexico theatres during November 2013.

Depreciation and Amortization. Depreciation and amortization expense was $175.7 million for 2014 compared to $164.0 million for 2013. The increase was primarily due to new theatres, including the 32 Rave theatres acquired on May 29, 2013, and remodels and other improvements of existing theatres, partially offset by the sale of our Mexico theatres during November 2013.

Impairment of Long-Lived Assets. We recorded asset impairment charges on assets held and used of $6.6 million for 2014 compared to $3.8 million for 2013. Impairment charges for 2014 consisted primarily of U.S. theatre properties, impacting twelve of our twenty-six reporting units. Impairment charges for 2013 were primarily related to U.S. and international theatre properties, impacting twelve of our twenty-six reporting units.

The long-lived asset impairment charges recorded during each of the periods presented were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. See Notes 1, 6 and 7 to our consolidated financial statements included elsewhere in this prospectus.

(Gain) Loss on Sale of Assets and Other. We recorded a loss on sale of assets and other of $15.7 million during 2014 compared to a gain of $3.9 million during 2013. The loss recorded during the 2014 period was primarily due to the retirement of certain theatre equipment that was replaced during the period, lease termination charges recorded for theatre closures and a charge for termination of a vendor contract. The gain recorded during 2013 included a gain of $3.5 million related to the sale of our Mexico theatres and a gain of $2.3 million related to the sale of one theatre in Argentina, both of which were partially offset by the retirement of equipment replaced during the period.

Interest Expense. Interest costs incurred, including amortization of debt issue costs, were $113.7 million for 2014 compared to $124.7 million for 2013. The decrease was primarily due to the issuance of the Existing 4.875% Notes on May 24, 2013 that were used to pay off, on June 24, 2013, the previously issued 8.625% Senior Notes. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our long-term debt.

Loss on Early Retirement of Debt. We recorded a loss on early retirement of debt of approximately $72.3 million during 2013 as a result of the redemption of Cinemark USA, Inc.’s 8.625% Senior Notes on June 24, 2013. The loss on early retirement of debt included approximately $56.6 million for a make-whole premium paid, the write-off of approximately $8.0 million in unamortized bond discount, the write-off of $7.6 million in unamortized debt issue costs and the payment of $0.1 million of other fees. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our long-term debt.

Distributions from NCM. We recorded distributions received from NCM of $18.5 million during 2014 and $20.7 million during 2013, which were in excess of the carrying value of our Tranche 1 Investment. See Note 4 to our consolidated financial statements included elsewhere in this prospectus.

Equity in Income of Affiliates. We recorded equity in income of affiliates of $22.7 million during 2014 and $22.7 million during 2013. See Notes 4 and 5 to our consolidated financial statements included elsewhere in this prospectus for information about our equity investments.

Income Taxes. Income tax expense of $97.2 million was recorded for 2014 compared to $114.2 million recorded for 2013. The effective tax rate for 2014 was 33.2%. The effective tax rate for 2013 was 42.9%. See Note 16 to our consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Operating Activities

We primarily collect our revenues in cash, mainly through box office receipts and the sale of concessions. In addition, nearly all of our theatres provide the patron a choice of using a credit card, debit card or advanced-sale type certificates such as a gift card, in place of cash. Because our revenues are received in cash prior to the payment of related expenses, we have an operating “float” and historically have not required traditional working capital financing. Cash provided by operating activities amounted to $309.4 million, $454.1 million, and $455.2 million for the years ended December 31, 2013, 2014 and 2015, respectively. Cash provided by operating activities was lower in 2013 primarily due to the make-whole premium of $56.6 million paid to redeem the 8.625% Senior Notes, which was included in net income.

Investing Activities

Our investing activities have been principally related to the development, remodel and acquisition of theatres. New theatre openings and acquisitions historically have been financed with internally generated cash and by debt financing, including borrowings under our Senior Secured Credit Facility. Cash used for investing activities amounted to $364.7 million, $253.3 million, and $328.1 million for the years ended December 31, 2013, 2014 and 2015, respectively. Cash used for investing activities for the year ended December 31, 2013 included the acquisition of theatres in the U.S. for approximately $259.2 million and proceeds of approximately $126.2 million from the sale of our theatres in Mexico. The increase in cash used for investing activities during 2015 is primarily due to increased capital expenditures.

Cash capital expenditures for the years ended December 31, 2013, 2014 and 2015 were as follows (in millions):

Period	New Theatres	Existing Theatres(a)	Total
Year Ended December 31, 2013	$134.7	$125.0	$259.7
Year Ended December 31, 2014	$104.7	$140.0	$244.7
Year Ended December 31, 2015	$132.4	$199.3	$331.7

(a)	The amount for the year ended December 31, 2015 includes approximately $26.3 million for the purchase of our corporate headquarters building in Plano, TX.

Our U.S. theatre circuit consisted of 4,518 screens as of December 31, 2015. We built nine new theatres and 99 screens and closed seven theatres with 80 screens during the year ended December 31, 2015. At December 31, 2015, we had signed commitments to open seven new theatres and 70 screens in domestic markets during 2016 and open five new theatres with 59 screens subsequent to 2016. We estimate the remaining capital expenditures for the development of these 129 domestic screens will be approximately $73 million.

Our international theatre circuit consisted of 1,278 screens as of December 31, 2015. We built 13 new theatres and 83 screens, acquired three theatres with 19 screens and closed one screen during the year ended December 31, 2015. At December 31, 2015, we had signed commitments to open six new theatres and 45 screens in international markets during 2016 and open two theatres and 17 screens subsequent to 2016. We estimate the remaining capital expenditures for the development of these 62 international screens will be approximately $39 million.

Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities. We plan to fund capital expenditures for our continued development with cash flow from operations, borrowings under our Senior Secured Credit Facility, and proceeds from debt issuances, sale leaseback transactions and/or sales of excess real estate.

Financing Activities

Cash used for financing activities was $75.3 million, $146.3 million, and $150.5 million during the years ended December 31, 2013, 2014 and 2015, respectively. Cash used for financing activities for the year ended December 31, 2013 included proceeds from the issuance of the Existing4.875% Notes, partially offset by the redemption of Cinemark USA, Inc.’s 8.625% Senior Notes. See below for further information regarding these transactions.

We may from time to time, subject to compliance with our debt instruments, purchase our debt securities on the open market depending upon the availability and prices of such securities.

Long-term debt consisted of the following as of December 31, 2014 and 2015 (in millions):

	As of December 31,
	2014	2015
Cinemark USA, Inc. term loan	$686.0	$679.0
Cinemark USA, Inc. 7.375% senior subordinated notes due 2021	200.0	200.0
Cinemark USA, Inc. 5.125% senior notes due 2022	400.0	400.0
Cinemark USA, Inc. 4.875% senior notes due 2023	530.0	530.0
Other	7.0	5.6

Total long-term debt	$1,823.0	$1,814.6
Less current portion	8.4	8.4

Subtotal long-term debt, less current portion	$1,814.6	$1,806.2
Less: Debt issuance costs	31.4	33.3

Long-term debt, less current portion, net of debt issuance costs	$1,783.2	$1,772.9

As of December 31, 2015, we had $100.0 million in available borrowing capacity on our revolving credit line.

As of December 31, 2015, our long-term debt obligations, scheduled interest payments on long-term debt, future minimum lease obligations under non-cancelable operating and capital leases, scheduled interest payments under capital leases and other obligations for each period indicated are summarized as follows:

	Payments Due by Period (in millions)
Contractual Obligations	Total	Less Than One Year	1 - 3 Years	3 - 5 Years	After 5 Years
Long-term debt(1)	$1,814.6	$8.4	$16.8	$15.4	$1,774.0
Scheduled interest payments on long-term debt(2)	$557.8	84.3	167.7	166.5	139.3
Operating lease obligations	$1,699.9	248.5	446.7	343.2	661.5
Capital lease obligations	$227.7	18.8	40.0	45.8	123.1
Scheduled interest payments on capital leases	$96.1	16.4	27.7	20.0	32.0
Purchase and other commitments(3)	$157.5	117.5	37.6	2.2	0.2
Current liability for uncertain tax positions(4)	$9.2	9.2	—	—	—

Total obligations	$4,562.8	$503.1	$736.5	$593.1	$2,730.1

(1)	Amounts are presented before adjusting for debt issuance costs.
(2)	Amounts include scheduled interest payments on fixed rate and variable rate debt agreements. Estimates for the variable rate interest payments were based on interest rates in effect on December 31, 2015. The average interest rates in effect on our fixed rate and variable rate debt are 5.3% and 3.4%, respectively, as of December 31, 2015.
(3)	Includes estimated capital expenditures associated with the construction of new theatres to which we were committed as of December 31, 2015, obligations under employment agreements and minimum contractual purchase commitments.
(4)	The contractual obligations table excludes the long-term portion of our liability for uncertain tax positions of $7.9 million because we cannot make a reliable estimate of the timing of the related cash payments.

Off-Balance Sheet Arrangements

Other than the operating leases and purchase and other commitments disclosed in the tables above, we do not have any off-balance sheet arrangements.

Senior Secured Credit Facility

Cinemark USA, Inc. has a senior secured credit facility that includes a seven year $700.0 million term loan and a five year $100.0 million revolving credit line, or the Senior Secured Credit Facility. On May 8, 2015, Cinemark USA, Inc. amended the Senior Secured Credit Facility to extend the maturity of the term loan from December 2019 to May 2022. Quarterly principal payments in the amount of $1.75 million are due on the term loan through March 31, 2022, with the remaining principal of $635.3 million due on May 8, 2022. The maturity date for the revolving credit line, which is December 2017, did not change.

Interest on the term loan accrues at our option at: (A) the base rate equal to the greatest of (1) the US “Prime Rate” as quoted in The Wall Street Journal or if no such rate is quoted therein, in a Federal Reserve Board statistical release, (2) the federal funds effective rate plus 0.50%, and (3) a one-month Eurodollar-based rate plus 1.0%, plus, in each case, a margin of 2.0% per annum, or (B) a Eurodollar-based for a period of 1, 2, 3, 6, 9 or 12 months plus a margin of 3.0% per annum. Interest on the revolving credit line accrues, at our option, at: (A) a base rate equal to the greatest of (1) the US “Prime Rate” as quoted in The Wall Street Journal or if no such rate is quoted therein, in a Federal Reserve Board statistical release, (2) the federal funds effective rate plus 0.50%, and (3) a one-month Eurodollar-based rate plus 1.0%, plus, in each case, a margin that ranges from 1.00% to 1.75% per annum, or (B) a Eurodollar-based for a period of 1, 2, 3, 6, 9 or 12 months plus a margin that ranges from 2.00% to 2.75% per annum. The margin of the revolving credit line is determined by the consolidated net senior secured leverage ratio as defined in the credit agreement.

Cinemark USA, Inc.’s obligations under the Senior Secured Credit Facility are guaranteed by Cinemark Holdings, Inc. and certain of Cinemark USA, Inc.’s domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of Cinemark USA, Inc.’s and the guarantors’ domestic tangible and intangible personal property assets, including the stock of substantially all of Cinemark USA, Inc.’s wholly-owned domestic subsidiaries, and certain real property.

The Senior Secured Credit Facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on Cinemark USA, Inc.’s ability, and in certain instances, its subsidiaries’ and Cinemark Holdings, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, and repurchase stock; and make capital expenditures and investments. If Cinemark USA, Inc. has borrowings outstanding on the revolving credit line, it is required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the Senior Secured Credit Facility.

The dividend restriction contained in the Senior Secured Credit Facility prevents the Company and any of its subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) the Company is not in default, and the distribution would not cause Cinemark USA, Inc. to be in default, under the Senior Secured Credit Facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since December 18, 2012, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings, Inc. or Cinemark USA, Inc. as common equity since December 18, 2012, (b) Cinemark USA, Inc.’s consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the Senior Secured Credit Facility, and (c) certain other defined amounts. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $1,905.1 million to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the Senior Secured Credit Facility, subject to its available cash and other borrowing restrictions outlined in the agreement.

At December 31, 2015, there was $679.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit line. Cinemark USA, Inc. had $100.0 million in available borrowing capacity on the revolving credit line. The average interest rate on outstanding term loan borrowings under the Senior Secured Credit Facility at December 31, 2015 was approximately 3.6% per annum.

Cinemark USA, Inc. 4.875% Senior Notes

On May 24, 2013, Cinemark USA, Inc. issued $530.0 million aggregate principal amount of 4.875% senior notes due 2023, at par value, or the Existing 4.875% Notes. Proceeds, after payment of fees, were used to finance a redemption of the 8.625% Senior Notes due 2019, discussed below. Interest on the Existing 4.875% Notes is payable on June 1 and December 1 of each year, beginning December 1, 2013. The Existing 4.875% Notes mature on June 1, 2023.

The Existing 4.875% Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s debt. The Existing 4.875% Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior subordinated debt. The Existing 4.875%Notes and the guarantees are effectively subordinated to all of Cinemark USA, Inc.’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under Cinemark USA, Inc.’s Senior Secured Credit Facility. The Existing 4.875% Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of Cinemark USA, Inc.’s subsidiaries that do not guarantee the 4.875% Senior Notes.

The indenture to the Existing 4.875% Notes, or the Indenture, contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,079.7 million to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the Indenture, subject to its available cash and other borrowing restrictions outlined in the indenture. Upon a change of control, as defined in the Indenture, Cinemark USA, Inc. would be required to make an offer to repurchase the Existing 4.875% Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The Indenture allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to June 1, 2018, Cinemark USA, Inc. may redeem all or any part of the Existing 4.875% Notes at its option at 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest on the Existing 4.875% Notes to the date of redemption. After June 1, 2018, Cinemark USA, Inc. may redeem the Existing 4.875% Notes in whole or in part at redemption prices specified in the Indenture. In addition, prior to June 1, 2016, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the Existing 4.875% Notes from the net proceeds of certain equity offerings at the redemption price set forth in the Indenture.

Cinemark USA, Inc. 5.125% Senior Notes

On December 18, 2012, Cinemark USA, Inc. issued $400.0 million aggregate principal amount of 5.125% senior notes due 2022, at par value, or the 5.125% Senior Notes. A portion of the proceeds were used to refinance a portion of the former Senior Secured Credit Facility and to fund the purchase price for the Rave Acquisition (see Note 3 to the consolidated financial statements included elsewhere in this prospectus). Interest on the 5.125% Senior Notes is payable on June 15 and December 15 of each year, beginning June 15, 2013. The 5.125% Senior Notes mature on December 15, 2022.

The 5.125% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s debt. The 5.125% Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of Cinemark USA, Inc.’s and its guarantor’s existing and future subordinated debt. The 5.125% Senior Notes and the guarantees are effectively subordinated to all of Cinemark USA, Inc.’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under Cinemark USA, Inc.’s Senior Secured Credit Facility. The 5.125% Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of Cinemark USA, Inc.’s subsidiaries that do not guarantee the 5.125% Senior Notes.

The indenture to the 5.125% Senior Notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,084.0 million to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the indenture to the 5.125% Senior Notes, subject to its available cash and other borrowing restrictions outlined in the indenture. Upon a change of control, as defined in the indenture governing the 5.125% Senior Notes, Cinemark USA, Inc. would be required to make an offer to repurchase the 5.125% Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture governing the 5.125% Senior Notes allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to December 15, 2017, Cinemark USA, Inc. may redeem all or any part of the 5.125% Senior Notes at its option at 100% of the principal amount plus a make-whole premium. After December 15, 2017, Cinemark USA, Inc. may redeem the 5.125% Senior Notes in whole or in part at redemption prices described in the 5.125% Senior Notes. In addition, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the 5.125% Senior Notes from the net proceeds of certain equity offerings at the redemption price set forth in the 5.125% Senior Notes.

Cinemark USA, Inc. 7.375% Senior Subordinated Notes

On June 3, 2011, Cinemark USA, Inc. issued $200.0 million aggregate principal amount of 7.375% senior subordinated notes due 2021, at par value, or the 7.375% senior subordinated notes. Interest on the 7.375% senior subordinated notes is payable on June 15 and December 15 of each year. The 7.375% senior subordinated notes mature on June 15, 2021.

The 7.375% senior subordinated notes are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s other debt. The 7.375% senior subordinated notes and the guarantees are senior subordinated unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and a guarantor’s future senior subordinated indebtedness; are subordinate in right of payment to all of Cinemark USA, Inc.’s and a guarantor’s existing and future senior indebtedness, whether secured or unsecured, including Cinemark USA, Inc.’s obligations under its Senior Secured Credit Facility, its Existing Senior Notes; and structurally subordinate to all existing and future indebtedness and other liabilities of Cinemark USA, Inc.’s non-guarantor subsidiaries.

The indenture to the 7.375% senior subordinated notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,072.8 million to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the indenture to the 7.375% senior subordinated notes, subject to its available cash and other borrowing restrictions outlined in the indenture governing the 7.375% senior subordinated notes. Upon a change of control, as defined in the indenture, Cinemark USA, Inc. would be required to make an offer to repurchase the 7.375% senior subordinated notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1, and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to June 15, 2016, Cinemark USA, Inc. may redeem all or any part of the 7.375% senior subordinated notes at its option at 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest on the senior subordinated notes to the date of redemption. After June 15, 2016, Cinemark USA, Inc. may redeem the 7.375% senior subordinated notes in whole or in part at redemption prices specified in the indenture. In addition, prior to June 15, 2014, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the 7.375% senior subordinated notes from the net proceeds of certain equity offerings at the redemption price set forth in the indenture.

On March 21, 2016, we used the net proceeds from the offering of the 2016 Notes to fund the 7.375% senior subordinated notes redemption.

Cinemark USA, Inc. 8.625% Senior Notes

On June 29, 2009, Cinemark USA, Inc. issued $470.0 million aggregate principal amount of 8.625% senior notes due 2019, or the 8.625% Senior Notes, with an original issue discount of $11.5 million, resulting in proceeds of approximately $458.5 million. On June 24, 2013, Cinemark USA, Inc. redeemed its 8.625% Senior Notes at 112.035% of the principal amount, inclusive of a make-whole premium, plus accrued and unpaid interest, utilizing the proceeds from the issuance of the Existing 4.875% Notes discussed above.

Covenant Compliance

As of December 31, 2015, we believe we were in full compliance with all agreements, including all related covenants, governing our outstanding debt.

Ratings

We are rated by nationally recognized rating agencies. The rating scales and methodologies used to derive individual ratings may vary from agency to agency. Credit ratings are issued by credit rating agencies based on evaluations of our ability to pay back our outstanding debt and the likelihood that we would default on that debt prior to its maturity. The credit ratings issued by the credit rating agencies represent the credit rating agency’s evaluation of both qualitative and quantitative information for our company. The credit ratings that are issued are based on the credit rating agency’s judgment and experience in determining what information should be considered in giving a rating to a particular company. Ratings are always subject to change and there can be no assurance that our current ratings will continue for any given period of time. A downgrade of our debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our credit ratings as of February 24, 2016.

Category	Moody’s	Standard and Poor’s
Cinemark USA, Inc. Senior Secured Credit Facility	Ba1	BBB-
Cinemark USA, Inc. 4.875% Senior Notes	B2	BB
Cinemark USA, Inc. 5.125% Senior Notes	B2	BB
Cinemark USA, Inc. 7.375% Senior Subordinated Notes	B3	B+

With respect to the ratings issued by Moody’s as noted above, Moody’s defines these ratings as follows:

•	‘Ba1’ — Obligations rated Ba are judged to be speculative and are subject to substantial credit risk. The Prime-1 rating indicates the issuer has a superior ability to repay short-term debt.

•	‘B2’ — Obligations rated B are considered speculative and are subject to high credit risk. The Prime-2 portion of the rating indicates issuer has a strong ability to repay short-term debt.

•	‘B3’ — Obligations rated B are considered speculative and are subject to high credit risk. The Prime-3 portion of the rating indicates issuer has an acceptable ability to repay short-term debt.

With respect to the ratings issued by Standard and Poor’s as noted above, Standard and Poor’s defines these ratings as follows:

•	BBB — An obligation rated ‘BBB’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

•	BB — An obligation rated ‘BB’ is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

•	B — An obligation rated ‘B’ is more vulnerable to nonpayment than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

New Accounting Pronouncements

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, (“ASU 2015-01”). ASU 2015-01 eliminates the concept of an extraordinary item from GAAP. With this update, there is no longer a need to segregate extraordinary items from the results of ordinary operations, separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or disclose income taxes and earnings per share data applicable to an extraordinary item. However, presentation and disclosure requirements for items that are unusual in nature and occur infrequently still apply. ASU 2015-01 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We have elected to early adopt ASU 2015-01, which had no impact on our consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership and affects the consolidation analysis of reporting entities that are involved with certain VIEs. ASU 2015-02 also provides a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact of ASU 2015-02 on our consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update 2015-03 Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). The update changes the presentation of debt issuance costs for term debt in the balance sheet by requiring the debt issuance costs be presented as a direct deduction from the related debt liability, rather than recorded as an asset. This guidance is effective for periods beginning after December 15, 2015, and interim periods within those annual periods applied retrospectively. Early adoption is permitted. We adopted this guidance in the fourth quarter of fiscal year 2015. Debt issuance costs associated with long-term debt, net of accumulated amortization, were $31.4 million and $33.2 million as of December 31, 2014 and 2015, respectively. The balance sheet as of December 31, 2014 has been recast to reflect the reclassification of debt issuances costs, net of accumulated amortization, from deferred charges and other assets — net to a reduction of long-term debt, less current portion.

In April 2015, the FASB issued Accounting Standards Update 2015-05, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in Cloud Computing Arrangement, (“ASU 2015-05”). ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. In addition, the guidance in this Update supersedes paragraph 350-40-25-16. Consequently, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. ASU 2015-05 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We have elected to early adopt ASU 2015-05, which had no impact on our consolidated financial statements.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, (“ASU 2015-11”). ASU 2015-11 affects reporting entities that measure inventory using first-in, first-out (FIFO) or average cost. Specifically, ASU 2015-11 requires that inventory be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. We do not expect ASU 2015-11 to have an impact on our consolidated financial statements.

In August 2015, the FASB issued Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, (“ASU 2015-14”). ASU 2015-14 defers the effective date of Accounting Standards Update 2014-09: Revenue from Contracts with Customers (Topic 606), (“ASU 2014-09). The guidance in ASU 2014-09 is now effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are currently evaluating the impact of ASU 2014-09, as amended by ASU 2015-14, on our consolidated financial statements.

In August 2015, the FASB issued Accounting Standards Update 2015-15, Interest — Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, (“ASU 2015-15”). ASU 2015-15 adds clarification to the guidance presented in ASU 2015-03, as that guidance did not address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. We adopted this ASU along with the original guidance in ASU 2015-03 discussed above. The guidance in this ASU did not have an impact on our consolidated financial statements.

In September 2015, the FASB issued Accounting Standards Update 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, (“ASU 2015-16”). ASU 2015-16 was issued to simplify the accounting for adjustments made to provisional amounts recognized in a business combination and eliminates the requirement to retrospectively account for such adjustments. ASU 2015-16 requires an entity to present separately on the face of the income statement, or disclose in the notes, amounts recorded in current period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. We do not expect ASU 2015-16 to have a significant impact on our consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, (“ASU 2015-17”). ASU 2015-17 was issued to simplify the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. However, the requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in ASU 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We adopted this guidance in the fourth quarter of fiscal year 2015 and elected the prospective approach. Therefore, deferred taxes as of December 31, 2015 are recorded as long-term deferred tax assets and long-term deferred tax liabilities on the balance sheet. Balances as of December 31, 2014 have not been recast.

In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, (“ASU 2016-01”). ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The guidance in ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted for financial statements of fiscal years that have not been previously issued. We are currently evaluating the impact of ASU 2016-01 on our consolidated financial statements.

Seasonality

Our revenues have historically been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer, extending from May to July, and during the holiday season, extending from early November through year-end. The unexpected emergence of a hit film during other periods can alter this seasonality trend. The timing and quality of such film releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to financial market risks, including changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

We are currently party to variable rate debt facilities. An increase or decrease in interest rates would affect our interest expense relating to our variable rate debt facilities. At December 31, 2015, there was an aggregate of approximately $579.0 million of variable rate debt outstanding under these facilities, which excludes $100.0 million of Cinemark USA, Inc.’s term loan debt that is hedged with the Company’s interest rate swap agreement discussed below. Based on the interest rates in effect on the variable rate debt outstanding at December 31, 2015, a 100 basis point increase in market interest rates would increase our annual interest expense by approximately $5.8 million.

Our interest rate swap agreement qualifies for cash flow hedge accounting. The fair value of the interest rate swap is recorded on our consolidated balance sheet as an asset or liability with the effective portion of the interest rate swap’s gains or losses reported as a component of accumulated other comprehensive loss and the ineffective portion reported in earnings. Below is a summary of our interest rate swap agreement as of December 31, 2015:

Nominal Amount (in millions)	Effective Date	Pay Rate	Receive Rate	Expiration Date
$ 100.0	November 2011	1.7150%	1-month LIBOR	April 2016

The table below provides information about our fixed rate and variable rate long-term debt agreements as of December 31, 2015:

	Expected Maturity for the Twelve-Month Periods Ending December 31,
	(in millions)
	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value	Average Interest Rate
Fixed rate(1)	$1.4	$1.4	$1.4	$1.4	$—	$1,230.0	$1,235.6	$1,229.5	5.3%
Variable rate	7.0	7.0	7.0	7.0	7.0	544.0	579.0	576.8	3.4%

Total debt(2)	$8.4	$8.4	$8.4	$8.4	$7.0	$1,774.0	$1,814.6	$1,806.3

(1)	Includes $100.0 million of the Cinemark USA, Inc. term loan, which represents the debt currently hedged with the Company’s interest rate swap agreement.
(2)	Amounts are presented before adjusting for debt issuance costs.

Foreign Currency Exchange Rate Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our international operations. Generally, we export from the U.S. certain of the equipment and interior finish items and other operating supplies used by our international subsidiaries. A majority of the revenues and operating expenses of our international subsidiaries are transacted in the country’s local currency. U.S. GAAP requires that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. If our subsidiaries operate in a highly inflationary economy, U.S. GAAP requires that the U.S. dollar be used as the functional currency for the subsidiary. Currency fluctuations in the countries in which we operate result in us reporting exchange gains (losses) or foreign currency translation adjustments. Based upon our equity ownership in our international subsidiaries as of December 31, 2015, holding everything else constant, a 10% immediate, simultaneous, unfavorable change in all of the foreign currency exchange rates to which we are exposed, would decrease the aggregate net book value of our investments in our international subsidiaries by approximately $30 million and would decrease the aggregate net income of our international subsidiaries for the years ended December 31, 2013, 2014 and 2015 by approximately $7 million, $8 million and $7 million, respectively.

BUSINESS

Our Company

Cinemark USA, Inc. and its subsidiaries, or the Company, us or our, is a leader in the motion picture exhibition industry, with theatres in the United States, or U.S., Brazil, Argentina, Chile, Colombia, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia and Curacao.

As of December 31, 2015, we managed our business under two reportable operating segments: U.S. markets and international markets. See Note 18 to the consolidated financial statements included elsewhere in this prospectus.

Cinemark USA, Inc. is a Texas corporation incorporated in 1984 and a wholly-owned subsidiary of Cinemark Holdings, Inc. Our principal executive offices are at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. We maintain a corporate website at www.cinemark.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website free of charge under the heading “About — Investor Relations — Financials — SEC Filings” as soon as practicable after such reports are filed or furnished electronically to the Securities and Exchange Commission, which we refer to as the SEC or the Commission. Additionally, all of our filings with the SEC can be accessed on the SEC’s website at http://www.sec.gov.

Description of Business

We are one of the leaders in the motion picture exhibition industry. As of December 31, 2015, we operated 513 theatres and 5,796 screens in the U.S. and Latin America and approximately 280 million patrons attended our theatres worldwide during the year ended December 31, 2015. We are one of the most geographically diverse worldwide exhibitors, with theatres in fifteen countries as of December 31, 2015. As of December 31, 2015, our U.S. circuit had 337 theatres and 4,518 screens in 41 states and our international circuit had 176 theatres and 1,278 screens.

Revenues, operating income and net income attributable to Cinemark USA, Inc. for the year ended December 31, 2015, were $2,852.6 million, $425.8 million and $218.5 million, respectively. At December 31, 2015 we had cash and cash equivalents of $588.5 million and total long-term debt of $1,814.6 million. Approximately $579.0 million, or 32%, of our long-term debt accrues interest at variable rates and approximately $8.4 million of our long-term debt matures in 2016.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. During the year ended December 31, 2015, we built 22 new theatres with 182 screens and acquired three theatres with 19 screens.

We believe our portfolio of modern high-quality theatres with multiple platforms provides a preferred destination for moviegoers and contributes to our solid and consistent cash flows from operating activities. Our significant and diverse presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly considering the expanding worldwide box office.

We continue to develop and expand new platforms and market adaptive concepts for our theatre circuit, such as XD, Movie Bistro, Cinemark Reserve, Luxury Lounger reclining seats, D-BOX seating, CinèArts and other premium concepts.

Our XD screens represent the largest private label premium large format footprint in the industry. Our XD auditorium offers a premium experience utilizing the latest in digital projection and enhanced custom sound, including a Barco Auro 11.1 sound system or Dolby Atmos in select locations. The XD experience includes wall-

to-wall and ceiling-to-floor screens, wrap-around sound, plush seating and a maximum comfort entertainment environment for an immersive experience. The exceptional XD technology does not require special format movie prints, which allows us the flexibility to play any available digital print we choose, including 3-D content, in the XD auditorium without any print enhancements required. As of December 31, 2015, we had 210 XD auditoriums in our worldwide circuit with plans to install 15 to 20 more XD auditoriums during 2016.

The Movie Bistro locations offer in-theatre dining with expanded food offerings, such as fresh wraps, hot sandwiches, burgers, and gourmet pizzas, and a selection of beers, wines, and frozen cocktails, all of which can be enjoyed in the comfort of the auditoriums. We currently have three domestic theatres and one international theatre with the bistro concept and we plan to expand this premium concept to two new domestic locations during 2016.

During 2014, we opened our first Cinemark Reserve theatre in the U.S., which features a VIP area with luxury recliner seating and other amenities, along with a wide variety of food and beverage products. We opened our second Cinemark Reserve theatre in the U.S. during 2015. We have a similar VIP concept offering recliner seating in five other domestic locations and in 22 of our international theatres, referred to locally as either Cinemark Premiere or Cinemark Prime. We plan to continue to incorporate this concept in four of our new domestic and international theatres and convert three of our existing locations during 2016.

We have incorporated Luxury Lounger reclining seats in the majority of our new domestic builds and have also repositioned some of our existing domestic theatres to offer this premium seating feature. We currently feature Luxury Loungers in 31 of our domestic theatres, representing 422 screens. We plan to offer the Luxury Loungers in approximately 20% of our domestic circuit by the end of 2016.

We currently have auditoriums throughout our worldwide circuit that offer seats with immersive cinematic motion, called D-BOX. These seats are programmed in harmony with the audio and video content of the film and makes the viewer feel as if they are part of the movie itself. We offer D-BOX seating in 106 auditoriums throughout our worldwide circuit. We expect to add D-BOX seating to 35 additional locations during 2016.

Our CinèArts locations provide moviegoers with the best selection of art and independent cinema in a captivating, unique environment and has set the industry standard for providing distinct, acclaimed and award-winning films. We currently have 14 domestic theatres that are dedicated to art and independent content and 57 of our other domestic theatres also offer art and independent films on a limited basis.

Motion Picture Exhibition Industry Overview

Technology Platform

The motion picture exhibition industry began its conversion to digital projection technology during 2009. Digital projection technology allows filmmakers the ability to showcase imaginative works of art exactly as they were intended, with incredible realism and detail. A digitally produced or digitally converted movie can be distributed to theatres via satellite, physical media, or fiber optic networks. The digitized movie is stored on a computer/server which “serves” it to a digital projector for each screening of the movie. This format enables us to more efficiently move titles between auditoriums within a theatre to appropriately address demand for each title.

Currently, all of our first-run domestic and international theatres are fully digital. Digital projection allows us to present 3-D content and alternative entertainment such as live and pre-recorded sports programs, concert events, the Metropolitan Opera, gaming events and other special presentations. Three-dimensional technology offers a premium experience with crisp, bright, ultra-realistic images. According to Motion Picture Association of America, or MPAA, approximately 17% and 13% of domestic box office for 2013 and 2014, respectively, was generated by 3-D tickets.

During 2013, through a joint venture named Digital Cinema Distribution Coalition, or DCDC, the motion picture exhibition industry developed a content delivery network that allows for delivery of all digital content to U.S. theatres via satellite. Delivery of content via satellite reduces film transportation costs for both distributors and exhibitors, as a portion of the costs to produce and ship hard drives has been eliminated.

We have started to expand satellite delivery technology into some of our Latin American markets, initially for live event presentations. As of December 31, 2015, approximately 59 of our international theatres had capabilities to receive live event feeds via satellite, with some of these locations also able to receive film content via satellite.

Domestic Markets

The U.S. motion picture exhibition industry set an all-time box office record during 2015 with an estimated $11.1 billion in revenues. This represents an increase of approximately 7% over 2014 and an increase of 2% over box office revenues for the previous record set during 2013. The following table represents the results of a survey by MPAA published during March 2015, outlining the historical trends in U.S. box office performance for the ten year period from 2005 to 2014 (industry data for 2015 has not yet been released):

Year	U.S. Box Office Revenues ($ in billions)	Attendance (in billions)	Average Ticket Price
2005	$8.8	1.38	$6.41
2006	$9.2	1.40	$6.55
2007	$9.6	1.40	$6.88
2008	$9.6	1.34	$7.18
2009	$10.6	1.42	$7.50
2010	$10.6	1.34	$7.89
2011	$10.2	1.28	$7.93
2012	$10.8	1.36	$7.96
2013	$10.9	1.34	$8.13
2014	$10.4	1.27	$8.17

Films leading the box office during the year ended December 31, 2015 included Star Wars: The Force Awakens, Jurassic World, Avengers: Age of Ultron, Hunger Games: Mockingjay Part II, Furious 7, American Sniper, 50 Shades of Grey, Inside Out, Minions, Spectre and Mission: Impossible 5, among other films.

Films scheduled for release during 2016 include well-known franchise films such as Captain America: Civil War, Batman V Superman: Dawn Of Justice, Finding Dory, Star Trek Beyond, and X-Men: Apocalypse; action films such as Deadpool; family films such as The Secret Life Of Pets, Zootopia, Alice Through The Looking Glass, and Sing; and spin-off films such as Rogue One: A Star Wars Story and the Harry Potter spin-off Fantastic Beasts And Where To Find Them, among other films.

International Markets

According to MPAA, international box office revenues were $26.0 billion for the year ended December 31, 2014, representing a 4% increase over 2013. International box office growth is a result of strong economies, ticket price increases and new theatre construction. According to MPAA, Latin American box office revenues were $3.0 billion for the year ended December 31, 2014, consistent with 2013 performance.

Growth in Latin America continues to be fueled by a combination of growing populations, attractive demographics (i.e., a significant teenage population), continued retail development, and quality product from

Hollywood, including 3-D and alternative content offerings. In many Latin American countries, including Brazil, Argentina, Colombia, Peru and Chile, successful local film product can also provide incremental box office growth opportunities.

We believe many international markets will continue to experience growth as new theatre technologies and platforms are introduced, as film and other product offerings continue to expand and as ancillary revenue opportunities grow.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands. Theatrical exhibition has long been the primary distribution channel for new motion picture releases. A successful theatrical release “brands” a film and is one of the major contributors to a film’s success in “downstream” markets, such as digital downloads, video on-demand, pay-per-view television, DVDs, and network and syndicated television.

Increased Importance of International Markets for Box Office Success. International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $26.0 billion, or approximately 72%, of 2014 total worldwide box office revenues according to MPAA. (As of the date of this report, 2015 industry data was not yet available.) With the continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant. Many of the top U.S. films released during 2015 also performed exceptionally well in international markets. Such films included Furious 7, which grossed approximately $1,162.0 million in international markets, or approximately 77% of its worldwide box office, Avengers: Age of Ultron, which grossed approximately $946.0 million in international markets, or approximately 67% of its worldwide box office, and Jurassic World, which grossed approximately $1,014.0 million in international markets, or approximately 61% of its worldwide box office.

Stable Box Office Levels. Over the past ten years, industry statistics have shown slight increases and decreases in attendance from one year to another, however domestic box office revenues have remained relatively stable during this period. The industry has not experienced highly volatile results, even during recessionary periods, demonstrating the stability of the industry and its continued ability to attract consumers.

Convenient and Affordable Form of Out-Of-Home Entertainment. Movie going continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $8.17 in 2014. Average prices in 2014 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, ranged from approximately $28.00 to $84.00 per ticket according to MPAA. (As of the date of this report, 2015 industry data was not available.)

Innovation Using Digital and Satellite Technology. Our industry began converting to digital projection technology during 2009. Our domestic circuit also converted to satellite technology during 2014 and our international circuit has started to implement satellite technology as a means to receive film and other content. Digital projection combined with satellite delivery allows exhibitors to expand their product offerings, including the presentation of 3-D content and alternative entertainment. Alternative entertainment may include pre-recorded programs as well as live sports programs, concert events, the Metropolitan Opera, e-sports gaming events and other special presentations. New and enhanced programming alternatives expands the industry’s offerings to attract a broader customer base.

Introduction of New Platforms and Product Offerings. The motion picture exhibition industry continues to develop new movie theatre platforms and concepts to respond to varying and changing consumer preferences. In addition to changing the overall style of, and amenities offered in some theatres, concession product offerings have continued to expand to more than just traditional popcorn and candy items. Some locations now offer hot foods, adult beverages and/or healthier snack options for patrons.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Experienced Management. Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer, Mark Zoradi, Chief Financial Officer, Sean Gamble, and President-International, Valmir Fernandes, our operational management team has many years of industry experience. Each of our international offices is led by general managers that are local citizens familiar with cultural, political and economic factors impacting each country. Our worldwide management team has successfully navigated us through many industry and economic cycles.

Disciplined Operating Philosophy. We generated operating income and net income attributable to Cinemark Holdings, Inc. of $425.8 million and $218.5 million, respectively, for the year ended December 31, 2015. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high-quality theatres, while maintaining favorable theatre-level economics, controlling operating costs and effectively reacting to economic and market changes.

Leading Position in Our U.S. Markets. We have a leading market share in most of the U.S. markets we serve, which includes a presence in 41 states. For the year ended December 31, 2015, we ranked either first or second, based on box office revenues, in 22 out of our top 30 U.S. markets, including the San Francisco Bay Area, Dallas, Houston, Salt Lake City, Sacramento, Cleveland and Austin.

Located in Top Latin American Markets. We have continued to invest throughout Latin America. As of December 31, 2015, we operated 176 theatres and 1,278 screens in 14 countries. Our international screens generated revenues of $728.7 million, or 25.5% of our total revenues, for the year ended December 31, 2015. We have successfully established a significant presence in major cities in the region, with theatres in thirteen of the fifteen largest metropolitan areas in South America. We are the largest exhibitor in Brazil and Argentina. Our geographic diversity makes us an important distribution channel for the movie studios.

State-of-the-Art Theatre Circuit. We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. During 2015, we built 182 new screens worldwide. We currently have commitments to open 191 additional new screens over the next three years. We have installed digital projection technology in all of our worldwide auditoriums. Currently, approximately 55% of our U.S. screens and 65% of our international screens are 3-D compatible. We currently have 14 digital IMAX screens. As of December 31, 2015, we had the industry-leading private label premium large format circuit with 210 XD auditoriums in our theatres. We have plans to install 15 to 20 additional XD auditoriums during 2016. We also continue to develop new market-adaptive theatre concepts in various markets. We believe we offer the brightest picture in the industry, with our Doremi servers and Barco digital projectors, and custom surround sound in our auditoriums. We have also established a centralized theatre support center that monitors and responds to projection performance and theatre network connectivity issues across our worldwide circuit on real-time basis.

Disciplined and Targeted Growth Strategy. We continue to grow organically as well as through the acquisition of high-quality theatres in select markets. Our growth strategy has centered around achieving a target return on investment while also complementing our existing theatre circuit. We continue to generate significant cash flows from operating activities, which demonstrates the success of our growth strategy. We believe a combination of our strong balance sheet and our expected level of cash flows will continue to provide us with the financial flexibility to pursue further growth opportunities, while also allowing us to efficiently service our debt obligations and continue to offer our stockholders a strong dividend yield under our current dividend policy.

Our Strategy

We believe our disciplined operating philosophy and experienced operational management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Focus on Operational Excellence and Customer Satisfaction. We continue to focus on achieving operational excellence by controlling theatre operating costs and training and motivating our staff all while focusing on making each of our customer’s experiences memorable. We strive for first-rate customer service and focus on driving attendance. Our consistent industry-leading margins reflect our ability to deliver the highest quality presentation to our patrons while also managing changes in product and consumer preferences.

Growth in Existing and New Markets. We continue to seek growth opportunities by building or acquiring high-quality theatres that meet our strategic, financial and demographic criteria. We added 25 new theatres with 201 screens to our worldwide circuit during the year ended December 31, 2015. We also monitor economic and market trends to ensure our existing theatres offer a broad range of products, prices and platforms that satisfy our patrons and to develop new concepts to adapt to changes in preferences. During 2014, we acquired one theatre in Alabama, a new state for us and we opened our first theatre in Bolivia. During 2015, we opened our first theatre in Curacao, adding another new country to our diverse circuit. We have plans to open a theatre in Paraguay, another new country, in 2016.

Commitment to Technological and Product Innovation. Our commitment to technological innovation has resulted in us being 100% digital in our worldwide circuit as of December 31, 2015. In the U.S., 100% of our projectors are networked with satellite infrastructure and our Latin American theatres will be 100% capable by the end of 2016. We continue to expand our worldwide XD auditorium footprint. We are also committed to developing and expanding our new market-adaptive theatres. With our technological innovations, we have broadened the range of entertainment options offered at our theatres by expanding content to include concert events, e-sports gaming events and other special presentations. Approximately 57% of our worldwide screens are 3-D compatible. We are also committed to developing and expanding our market-adaptive concepts. Our concession and food offerings are progressing to selectively include upscale options, hot prepared food, offerings tailored to local demographics, alcoholic beverages, and healthy snack alternatives in addition to our more standard concession products. Theatre amenities we provide to our customers may include our private-label premium large format XD screens, Luxury Lounger reclining seats, VIP lounge areas, reserved seating, and seats with cinematic motion.

Sustained Investment in Existing Circuit. While we continue to grow our theatre circuit with new builds and acquisitions, we also remain committed to investing in our existing theatres to ensure they provide our customers with a comfortable, high-quality entertainment experience. We spent approximately $140 million and $199 million on capital expenditures for existing theatres during the years ended December 31, 2014 and 2015, respectively. Our efforts during 2015 included remodeling some of our existing theatres to include reclining seats and expanded concession offerings, the purchase of our corporate headquarters building in Plano, TX and routine improvements to ensure our theatres offer the highest quality guest experience.

Theatre Operations

As of December 31, 2015, we operated 513 theatres and 5,796 screens in 41 U.S. states and 14 Latin American countries. The following tables summarize the geographic locations of our theatre circuit as of December 31, 2015.

United States Theatres

State	Total Theatres	Total Screens
Texas	87	1,136
California	67	837
Ohio	29	365
Utah	16	209
Nevada	10	154
Colorado	9	136
Pennsylvania	9	125
Kentucky	9	119
Illinois	8	118
Florida	6	110
Oregon	6	90
Arizona	6	90
Louisiana	5	74
Virginia	5	70
Oklahoma	5	65
Connecticut	4	58
Washington	4	55
New Mexico	4	54
Indiana	4	40
Iowa	3	50
Michigan	3	50
Massachusetts	3	46
Arkansas	3	44
Mississippi	3	41
South Carolina	3	34
North Carolina	3	31
Maryland	2	39
New Jersey	2	28
Georgia	2	27
New York	2	27
South Dakota	2	26
Montana	2	25
West Virginia	2	22
Delaware	2	22
Kansas	1	20
Alaska	1	16
Missouri	1	15
Tennessee	1	14
Wisconsin	1	14
Alabama	1	14
Minnesota	1	8

Total	337	4,518

International Theatres

Country	Total Theatres	Total Screens
Brazil	74	568
Colombia	29	151
Argentina	20	179
Central America(1)	17	124
Chile	16	114
Peru	12	84
Ecuador	7	45
Bolivia	1	13

Total	176	1,278

(1)	Includes Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala and Curacao.

We first entered Latin America when we opened a theatre in Chile in 1993. Since then, through our focused international growth strategy, we have developed the most geographically diverse theatre circuit in the region. We have balanced our risk through a diversified international portfolio, which includes theatres in thirteen of the fifteen largest metropolitan areas in South America. We have established significant presence in Brazil and Argentina, where we are the largest exhibitor, with 568 and 179 screens, respectively, as of December 31, 2015.

We believe that certain markets within Latin America continue to be underserved as penetration of movie screens per capita in these markets is substantially lower than in the U.S. and European markets. We intend to continue to build and expand our presence in international markets, with emphasis on Latin America, and fund our expansion primarily with cash flow generated in those markets. We are able to mitigate cash flow exposure to currency fluctuations by transacting local operating expenses primarily in their respective local currencies. Our geographic diversity throughout Latin America has allowed us to maintain consistent local currency revenue growth, notwithstanding currency and economic fluctuations that may affect any particular market.

Content and Film Licensing

We offer a variety of content at our theatres. We monitor upcoming films and related events and work with film distributors to license the content that we believe will be most successful in our theatres. We play mainstream films from many different genres, such as animated films, family films, dramas, comedies, horror and action films. We offer content in both 2-D and 3-D formats in all of our theatres, and in select locations, we also offer a D-BOX format. The D-BOX format features moving seats and added sensory features in addition to the ultra-realistic images of 3-D technology.

We also regularly play art and independent films at many of our U.S. theatres and offer local film product in our international markets, providing a variety of film choices to our patrons. Bringing art and independent films to our theatres allows us to benefit from the growth in the art and independent market driven by the increased interest in art, foreign and documentary films.

We have also established a Classic Series at a majority of our U.S. theatres and some of our international theatres, which involves playing digitally re-mastered classic movies that change on a weekly basis. The program covers many genres of classic films that are generally exhibited during non-peak times.

During December 2013, we formed a joint venture, named AC JV, LLC, with Regal and AMC Entertainment, Inc., or AMC, which then purchased the Fathom event business from National CineMedia, LLC. The Fathom event business generally focuses on the marketing and distribution of live and pre-recorded entertainment programming to movie theatres to augment theatres’ feature film schedules. AC JV, LLC will continue to bring alternative events to our theatres, including the Metropolitan Opera, sports programs, concert events, e-sports gaming events and other special presentations, that may be live or pre-recorded. We, along with AC JV, LLC, continue to identify new ways to utilize our theatre platform to provide entertainment to consumers.

In the domestic marketplace, our corporate film department negotiates with film distributors to license films for each of our domestic theatres. The film distributors are responsible for determining film release dates and film marketing campaigns and the related expenditures. We are responsible for booking the films in film licensing zones, which are either free film licensing zones or competitive film licensing zones. In free film licensing zones, movies can be booked without regard to the film bookings of other exhibitors within that area. In competitive film licensing zones, the distributor allocates its movies generally based on demographics, the conditions, capacity and grossing potential of each theatre, and the terms of exhibition. We are generally able to book films without regard to the film bookings of other exhibitors at approximately 93% of our domestic theatres. We face competition from other exhibitors and other forms of entertainment, as discussed under Competition below, in both our free and competitive film licensing zones.

In each of our international offices, our local film personnel negotiate with local offices of major film distributors as well as local film distributors to license films for our international theatres. In the international marketplace, films are not allocated based on film licensing zones, but played by competitive theatres simultaneously. Our theatre personnel focus on providing excellent customer service, and we provide a high-quality facility with the most up-to-date sound systems, comfortable seating and other amenities preferred by our patrons, which we believe gives us a competitive advantage in markets where competing theatres play the same films.

In both our domestic and international locations, we pay film rental fees based on a film’s box office receipts at each of our theatres. Film rental rates are negotiated based on either a firm terms formula under which we pay a negotiated rate as determined prior to a film’s run; a sliding scale formula under which the rate is based on a standard rate matrix that is established prior to a film’s run; or a rate that is negotiated after a film’s run.

Food and Beverage

Concession sales are our second largest revenue source, representing approximately 33% of total revenues. Concession sales have a much higher margin than admissions sales. We have devoted considerable management effort to increasing concession sales by expanding our offerings and adapting to our customers’ changing preferences, as discussed below.

Concession Product Mix. Common concession products offered at all of our theatres include various sizes and types of popcorn, soft drinks, coffees, juice blends, candy and quickly-prepared or pre-prepared food, such as hot dogs, pizza, pretzel bites, nachos and ice cream. Other varieties and flavors of candy, snacks and drinks are offered at theatres based on preferences in that particular market. We have recently introduced some healthier snack and beverage options for our patrons, which are available at some locations, and also offer a variety of alcoholic beverages in some locations.

Through our Movie Bistro, Cinemark Reserve and Cinemark Premier concepts, we have expanded concession product offerings to include more food and drink options, such as fresh wraps, hot sandwiches, burgers, and gourmet pizzas, and a selection of beers, wines, and frozen cocktails, all of which can be enjoyed in the comfort of the auditoriums. We also have lobby bars and VIP lounges in certain domestic and international theatres.

Our point of sale system allows us to monitor product sales and make changes to product mix when necessary, which also allows us to quickly take advantage of national as well as regional product launches and promotions.

Pricing. New products and promotions are introduced on a regular basis to increase concession purchases as well as to attract new buyers. We offer specially-priced product combinations at many of our theatres. We periodically offer discounts to our patrons on certain products by offering weekly coupons as well as reusable popcorn tubs and soft drink cups that can be refilled at a discounted price. In certain international countries, we offer a loyalty benefit program to frequent patrons.

Staff Training. Employees are continually trained in proper sales techniques. Consumer promotions usually include a motivational element that rewards theatre staff for exceptional sales of certain promotional items.

Theatre Design. Our theatres are designed to optimize efficiencies at the concession stands, which include multiple service stations throughout a theatre to facilitate serving patrons in an expedited manner. We strategically place large concession stands within theatres to heighten visibility, reduce the length of concession lines, and improve traffic flow around the concession stands. We have self-service cafeteria-style concession areas in many of our domestic theatres, which allow customers to select their own refreshments and proceed to the cash register when they are ready. This design allows for efficient service, enhanced choices, impulse purchases and superior visibility of concession items. In some of our international locations, we allow patrons to pre-order concession items, either online or at a kiosk, and pick them up in a dedicated line at the concession counter.

Cost Control. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain volume discounts and negotiate rebates. Concession supplies are generally distributed through a distribution network. The concession distributor delivers inventory to the theatres, which place orders directly with the vendors to replenish stock. We conduct a weekly inventory of concession products at every theatre to ensure proper stock levels are maintained to appropriately serve our customers.

Pre-Feature Screen Advertising

In our domestic markets, our theatres are part of the in-theatre digital network operated by National CineMedia, LLC, or NCM. NCM provides advertising to our theatres through its branded “First Look” pre-feature entertainment program and also handles lobby promotions and displays for our theatres. We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network and also earn screen advertising revenue on a per patron basis. As of December 31, 2015, we had an approximate 19% ownership interest in NCM. See Note 4 to the consolidated financial statements included elsewhere in this prospectus for further discussion of our investment in NCM.

In our international markets, during 2011, our wholly-owned subsidiary Flix Media Publicidade E Entretenimento, Ltda., or Flix Media, began handling all of our screen advertising functions in Brazil. Our Flix Media marketing personnel work with local agencies and advertisers to coordinate screen advertising in our Brazil theatres. We have expanded the Flix Media advertising services to another exhibitor in Brazil through a revenue share agreement. In Argentina, we also have in-house personnel that work with local advertisers to arrange screen advertising in our Argentina theatres. We recently acquired an advertising business in Chile, which we will also integrate with our Flix Media division. In our other international markets, we outsource our screen advertising to local companies who have established relationships with local advertisers that provide similar benefits as NCM. The terms of our international screen advertising contracts vary by country. In some of these locations, we earn a percentage of the screen advertising revenues collected by our partners and in other locations we are paid a fixed annual fee for access to our screens. We will continue to expand Flix Media into our other international locations over the next few years. In addition to screen advertising in our theatres, we intend to expand Flix Media’s services to include, among other things, alternative content, online ticketing, and loyalty initiatives.

Technology Innovations

The motion picture exhibition industry has undertaken certain technology initiatives over the past few years, as discussed below.

Digital Cinema Distribution Coalition

Through the joint venture DCDC with Regal, AMC, Warner Bros. Entertainment, Inc. and Universal Pictures, we began delivering digital content to domestic theatres via satellite during October 2013. As of December 31, 2015, 100% of our domestic auditoriums were capable of receiving content via satellite. Delivery of content via satellite reduces film transportation costs for both distributors and exhibitors, as a portion of the costs to produce and ship hard drives has been eliminated. The satellite delivery system established by DCDC is available to all exhibitors and content providers and allows live and store-and-forward content to be delivered to our theatres.

Satellite Delivery — International

The industry is beginning to expand satellite delivery technology to certain Latin American markets. As of December 31, 2015, 59 of our international theatres had the ability to receive live events via satellite, with some of these also able to receive film content via satellite. During 2016, we plan to install the necessary equipment in all of our international theatres to allow them to receive content via satellite.

Marketing

We generally market our theatres and events using Internet advertising and newspaper directory film schedules. Radio and television advertising spots are also used to promote certain motion pictures and special events, such as theatre grand openings and VIP events. We exhibit previews of coming attractions and current films as part of our on-screen pre-feature program. We offer patrons access to movie times, the ability to buy and print their tickets in advance and purchase gift cards at our website www.cinemark.com and via our smart phone and tablet applications. Customers can subscribe to our weekly emails to receive information about current and upcoming films at their preferred Cinemark theatre(s), including details about advanced ticket sales, screenings, special events, concerts and live broadcasts; as well as contests, promotions, and coupons for concession savings. We partner with film distributors on a regular basis to promote their films through local, regional and national programs that are exclusive to our theatres. These programs may involve customer contests, cross-promotions with the media and third parties and other means to increase patronage for a particular film showing at our theatres.

CineMode, which is a function within the app we developed, allows patrons the opportunity to earn rewards while being courteous during a show. Our innovative technology was designed to address texting and other cell phone distractions, which is the number one complaint of movie-goers. While in CineMode, the phone’s screen is automatically dimmed and patrons are prompted to silence their volume. If CineMode is enabled for the duration of the movie, patrons are rewarded with exclusive digital rewards and offers that can be used at their next visit to Cinemark. CineMode connects us with our patrons and provides an opportunity for us to further expand our relationships with the studios and our vendors through promotions.

We also have loyalty programs in some of our international markets that allow customers to pay a nominal fee for a membership card that provides them with certain admissions and concession discounts.

Our domestic and international marketing departments also focus on expanding ancillary revenue, which includes the sale of our gift cards and our SuperSaver discount tickets. We generally market these programs to businesses as an employee-incentive or rewards program. Our marketing departments also coordinate the use of our auditoriums, generally during off-peak times, for corporate meetings, private movie screenings, brand and product launches, education and training sessions or other private events, which contribute to our ancillary revenue.

Competition

We are one of the leaders in the motion picture exhibition industry. We compete against local, regional, national and international exhibitors with respect to attracting patrons, licensing films and developing new theatre sites. Our primary U.S. competitors include Regal, AMC and Carmike Cinemas, Inc. and our primary international competitors, which vary by country, include Cinépolis, Cine Colombia, CinePlanet, Kinoplex (GSR), and Araujo.

We are generally able to book films without regard to the film bookings of other exhibitors at approximately 93% of our theatres. In competitive film licensing zones, the distributor allocates its movies generally based on demographics, the conditions, capacity and grossing potential of each theatre, and the terms of exhibition. In all theatres, our success in attracting patrons depends on location, theatre capacity, quality of projection and sound equipment, film showtime availability, customer service quality, and ticket prices.

We compete for new theatre sites with other movie theatre exhibitors as well as other entertainment venues. Securing a potential site depends upon factors such as committed investment and resources, theatre design and capacity, revenue and patron potential, and financial stability.

We also face competition from a number of other motion picture exhibition delivery systems, such as digital downloads, video on-demand, pay-per-view television, DVDs, network and syndicated television. We also face competition from other forms of entertainment competing for the public’s leisure time and disposable income, such as concerts, theme parks and sporting events.

Seasonality

Our revenues have historically been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer, extending from May to July, and during the holiday season, extending from early November through year-end. The unexpected emergence of a hit film during other periods can alter this seasonality trend. The timing and quality of such film releases can have a significant impact on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

Corporate Operations

Our worldwide headquarters is located in Plano, Texas. Personnel at our corporate headquarters provide oversight and support for our domestic and international theatres, including our executive team and department heads in charge of film licensing, food and beverage, theatre operations, theatre construction and maintenance, real estate, human resources, marketing, legal, finance, accounting, tax, audit and information technology. Our U.S. operations are divided into nineteen regions, each of which is headed by a region leader. We have eight regional offices in Latin America responsible for the local management of theatres in fourteen countries (Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala and Curacao are operated out of one Central American regional office). Each regional office is headed by a general manager with additional personnel responsible for film licensing, marketing, human resources, information technology, operations and accounting. We have chief financial officers in Brazil and Argentina, which are our two largest international markets.

Employees

We have approximately 19,300 employees in the U.S., approximately 19% of whom are full time employees and 81% of whom are part time employees. We have approximately 9,000 employees in our international markets, approximately 37% of whom are full time employees and approximately 63% of whom are part time employees. Due to the seasonal nature of our business as discussed above, our headcount can vary throughout the year, depending on the timing and success of movie releases. Some of our international locations are subject to union regulations. We regard our relations with our employees to be satisfactory.

Regulations

The distribution of motion pictures is largely regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The manner in which we can license films from certain major film distributors is subject to consent decrees resulting from these cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including Cinemark, on a theatre-by-theatre and film-by-film basis. Consequently, exhibitors cannot enter into long-term arrangements with major distributors, but must negotiate for licenses on a theatre-by-theatre and film-by-film basis.

We are subject to various general regulations applicable to our operations including the Americans with Disabilities Act of 1990, or the ADA, and regulations recently issued by the U.S. Food and Drug Administration that require nutrition labels for certain menu items. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship, health and sanitation requirements and various business licensing and permitting.

Financial Information About Geographic Areas

We currently have operations in the U.S., Brazil, Argentina, Chile, Colombia, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia, and Curacao which are reflected in the consolidated financial statements. See Note 18 to the consolidated financial statements included elsewhere in this prospectus for segment information and financial information by geographic area.

Properties

United States

As of December 31, 2015, in the U.S., we operated 295 theatres with 3,904 screens pursuant to leases and own the land and building for 42 theatres with 614 screens. Our leases are generally entered into on a long-term basis with terms, including optional renewal periods, generally ranging from 20 to 45 years. As of December 31, 2015, approximately 8.1% of our theatre leases in the U.S., covering 24 theatres with 177 screens, have remaining terms, including optional renewal periods, of less than six years. Approximately 7.5% of our theatre leases in the U.S., covering 22 theatres with 229 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 84.4% of our theatre leases in the U.S., covering 249 theatres with 3,498 screens, have remaining terms, including optional renewal periods, of more than 15 years. The leases generally provide for a fixed monthly minimum rent payment, with certain leases also subject to additional percentage rent if a target annual revenue level is achieved. We currently own an office building in Plano, Texas, which is our worldwide headquarters. We lease office space in Frisco, Texas and McKinney, Texas for theatre support and maintenance personnel.

International

As of December 31, 2015, internationally, we operated 176 theatres with 1,278 screens, all of which are leased. Our international leases are generally entered into on a long term basis with terms, including optional renewal periods, generally ranging from 10 to 30 years. The leases generally provide for contingent rental based upon operating results with an annual minimum. As of December 31, 2015, approximately 15% of our international theatre leases, covering 26 theatres with 225 screens, have remaining terms, including optional renewal periods, of less than six years. Approximately 47% of our international theatre leases, covering 82 theatres and 613 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 38% of our international theatre leases, covering 68 theatres and 440 screens, have remaining terms, including optional renewal periods, of more than 15 years. The leases generally provide for a fixed monthly minimum rent payment, with certain leases also subject to additional percentage rent if a target annual revenue level is achieved. We also lease office space in seven regions in Latin America for our local management.

See Note 17 to the consolidated financial statements included elsewhere in this prospectus for information regarding our minimum lease commitments. We periodically review the profitability of each of our theatres, particularly those whose lease terms are nearing expiration, to determine whether to continue its operations.

Legal Proceedings

Joseph Amey, et al. v. Cinemark USA, Inc., Case No. 3:13cv05669, In the United States District Court for the Northern District of California, San Francisco Division. The case presents putative class action claims for damages and attorney’s fees arising from employee wage and hour claims under California law for alleged meal period, rest break, reporting time pay, unpaid wages, pay upon termination, and wage statements violations. The claims are also asserted as a representative action under the California Private Attorney General Act (“PAGA”). We deny the claims, deny that class certification is appropriate and deny that a PAGA representative action is appropriate, and are vigorously defending against the claims. We deny any violation of law and plan to vigorously defend against all claims. The Court recently determined that class certification is not appropriate and determined that a PAGA representative action is not appropriate. The plaintiff may appeal these rulings. We are unable to predict the outcome of the litigation or the range of potential loss.

We received a Civil Investigative Demand, or CID, from the Antitrust Division of the DOJ. The CID relates to an investigation under Sections 1 and 2 of the Sherman Act. We also received CIDs from the Antitrust Section of the Office of the Attorney General of the State of Ohio and later from other states regarding similar inquiries under state antitrust laws. The CIDs request us to answer interrogatories, and produce documents, or both, related to the investigation of matters including film clearances, potential coordination and/or communication with other major theatre circuits and related joint ventures. We intend to fully cooperate with all federal and state government agencies. Although we do not believe that we have violated any federal or state antitrust or competition laws, we cannot predict the ultimate scope, duration or outcome of these investigations.

From time to time, we are involved in other various legal proceedings arising from the ordinary course of our business operations, such as personal injury claims, employment matters, landlord-tenant disputes, patent claims and contractual disputes, some of which are covered by insurance or by indemnification from vendors. We believe our potential liability, with respect to these types of proceedings currently pending, is not material, individually or in the aggregate, to our financial position, results of operations and cash flows.

MANAGEMENT

Executive Officers

Set forth below is the name, age, position and a brief summary of the business experience of our executive officers:

Name	Age	Position
Lee Roy Mitchell	79	Chairman of the Board; Director
Mark Zoradi	62	Chief Executive Officer; Director
Sean Gamble	41	Chief Financial Officer; Director
Valmir Fernandes	55	President-Cinemark International, L.L.C.
Michael Cavalier	49	Executive Vice President-General Counsel and Secretary
Tom Owens	59	Executive Vice President-Real Estate

Lee Roy Mitchell is the founder of the Company. He has served as our Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer, or CEO, from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and President from our inception until March 1993. Mr. Mitchell currently serves on the board of directors of NCM, Inc. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing of the Company.

Mark Zoradi has served as our CEO since August 24, 2015. He has served as the Chief Operating Officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year career at Disney from May 1980 until February 2010, Mr. Zoradi served in a variety of executive positions in various divisions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as the President of the Motion Picture Group.

Sean Gamble has served as our Chief Financial Officer, or CFO, since August 2014. From February 2009 until April 2014, Mr. Gamble was the Executive Vice President and CFO of Universal Pictures, a subsidiary of NBCUniversal (subsidiary of Comcast Corp.) and creator and distributor of theatrical and non-theatrical filmed entertainment. Prior to joining NBCUniversal, Mr. Gamble held several senior level positions with the General Electric Company, a multinational conglomerate corporation providing financing, expertise and infrastructure.

Valmir Fernandes has served as our President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as our Executive Vice President-General Counsel and Secretary since February 2014, as Senior Vice President-General Counsel and Secretary from January 2006 until February 2014, as Vice President-General Counsel and Secretary from August 1999 until January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as our Executive Vice President-Real Estate since February 2014, as Senior Vice President-Real Estate since from January 2007 until February 2014, as Vice President-Development from December 2003 until January 2007 and as Director of Real Estate from April 2002 until December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of

Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Composition of the Board of Directors

Our board of directors consists of three members. The individuals currently serving on the board are Lee Roy Mitchell, Mark Zoradi and Sean Gamble. The Chairman of the Board is Lee Roy Mitchell. Our board of directors is elected annually, and each director holds office for a one-year term. Our directors receive no additional compensation for their service as directors.

The Company does not have a standing audit committee, nominating and corporate governance committee or compensation committee; however, such functions are conducted by committees of Cinemark Holdings’ board of directors, or the Holdings Board.

Cinemark Holdings Directors

The Holdings Board is currently comprised of ten members. Cinemark Holdings’ Second Amended and Restated Certificate of Incorporation provides that the Holdings Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to its initial public offering, Cinemark Holdings entered into a director nomination agreement, or the Director Nomination Agreement, with certain stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Holdings Board. Currently, only the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Holdings Board and Messrs. Mitchell and Sepulveda are the current nominees to the Holdings Board.

Set forth below is the name, age, position and a brief account of the business experience of the directors of Cinemark Holdings:

Name	Age	Position
Lee Roy Mitchell	79	Chairman of the Board; Director
Darcy Antonellis	53	Director
Benjamin D. Chereskin	57	Director
Steven P. Rosenberg	57	Director
Enrique F. Senior	72	Director
Carlos M. Sepulveda	58	Director
Donald G. Soderquist	82	Director
Raymond W. Syufy	53	Director
Nina G. Vaca	45	Director
Mark Zoradi	62	Director

Lee Roy Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and President from our inception until March 1993. Mr. Mitchell currently serves on the board of directors of NCM, Inc. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing of the Company.

Darcy Antonellis has served as a director since July 2015 and is a member of the Audit Committee of the Holdings Board. Since January 2014, Ms. Antonellis has been the CEO of Vubiquity, Inc., the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. From June 1998 until December 2013, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc. (a Time Warner company), including President of Technical Operations and Chief Technology Officer.

Benjamin D. Chereskin has served as a director since April 2004, is a member of the Compensation Committee and is the Chairman of the Strategic Long-Range Planning Committee of the Holdings Board. Mr. Chereskin is President of Profile Management LLC, or Profile Management, an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP, from 1993 until October 2009, having co-founded the firm in 1993.

Stephen P. Rosenberg has served as a director since April 2008, is a member of the Audit Committee and is the Chairman of the Governance Committee of the Holdings Board. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and previously served on the board of directors of PRGX Global, Inc. from 2006 until 2014.

Enrique F. Senior has served as a director since April 2004 and is a member of the Strategic Long-Range Planning Committee and New Ventures Committee of the Holdings Board. Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is also a member of the board of directors of Grupo Televisa S.A.B., Coca-Cola FEMSA, S.A., and Univision Communications Inc.

Carlos Sepulveda has served as a director since June 2007, is a member of the Compensation Committee and Strategic Long-Range Planning Committee, and is the Chairman of the Audit Committee of the Holdings Board and is designated as the Audit Committee financial expert. Since May 2010, Mr. Sepulveda has been the Chairman of the board of directors of Triumph Bancorp, Inc., or Triumph Bancorp, a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the President and CEO of Interstate Battery System International, Inc., or Interstate Battery, a seller of automotive and commercial batteries, from March 2004 until April 2013 and its Executive Vice President from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda is also a member of the board of directors of Matador Resources Company.

Donald G. Soderquist has served as a director since June 2007, is a member of the Compensation Committee and Governance Committee and serves as Lead Independent Director of the Holdings Board. Since 2001, he has been a motivational speaker and business counselor to OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2003, in various capacities including Senior Vice Chairman and Chief Operating Officer.

Raymond W. Syufy has served as a director since October 2006 and is a member of the Strategic Long-Range Planning Committee and New Ventures Committee of the Holdings Board. Mr. Syufy began working for Century Theatres, Inc., or Century Theatres, a regional movie exhibitor, in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed CEO and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as CEO of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Nina G. Vaca has served as a director since November 2014, is a member of the Governance Committee and serves as Chairperson of the Compensation Committee of the Holdings Board. Ms. Vaca is the founder,

Chairman and CEO of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc., or together, Pinnacle. Founded in 1996, Pinnacle is an information technology services and solutions provider. Ms. Vaca currently serves on the board of directors of Kohls, Corp. and Comerica Bank, Inc.

Mark Zoradi has served as a director since June 2015 and since August 24, 2015, Mr. Zoradi has been the Cinemark Holdings’ CEO. Mr. Zoradi was a member of the Audit Committee from June 2015 to August 2015 and is a current member of the New Ventures Committee of the Holdings Board. Mr. Zoradi has served as the Chief Operating Officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the President and Chief Operating Officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year career at Disney from May 1980 until February 2010, Mr. Zoradi served in a variety of executive positions in various divisions including Home Entertainment, Disney Channel, Television, Worldwide Theatrical Distribution/Marketing, and as the President of the Motion Picture Group.

Director Independence

The standards of director independence of Cinemark Holdings comply with the independence requirements of the NYSE. The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of Cinemark Holdings, or an immediate family member is, or has been within the last three years, an executive officer of Cinemark Holdings;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Cinemark Holdings (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is Cinemark Holdings’ internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on Cinemark Holdings’ audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Cinemark Holdings’ audit within that time;

4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Cinemark Holdings’ present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Cinemark Holdings for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

With the assistance of legal counsel to Cinemark Holdings, the Governance Committee and the Holdings Board have reviewed the NYSE standards for board and committee member independence.

On the basis of this review, the Holdings Board has affirmatively determined, in its business judgment, that (a) the majority of the Holdings Board was, and continues to be, independent, (b) each of Mmes. Antonellis and Vaca and Messrs. Chereskin, Dombalagian (resigned June 2015), Ezersky (resigned June 2015), Rosenberg, Senior, Sepulveda and Soderquist was, and, Mmes. Antonellis and Vaca and Messrs. Chereskin, Rosenberg, Senior, Sepulveda and Soderquist continue to be, independent, (c) Messrs. Mitchell and Syufy are not independent due to their transactions with Cinemark Holdings exceeding $120,000 annually, (d) Mr. Tim Warner (retired April 2016) was not and Messrs. Mitchell and Zoradi are not independent because they are employees of Cinemark Holdings (Mr. Zoradi was deemed independent at the time of his appointment to the Holdings Board in June 2015), (e) each of Ms. Antonellis and Messrs. Ezersky, Rosenberg and Sepulveda met, and Ms. Antonellis

and Messrs. Rosenberg and Sepulveda and continue to meet, all applicable requirements for membership in the Audit Committee, (f) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and (g) each of Messrs. Chereskin, Dombalagian, Ezersky, Sepulveda and Soderquist, and Ms. Vaca met, and, Messrs. Chereskin, Sepulveda and Soderquist, and Ms. Vaca continue to meet, all applicable requirements for membership in the Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We do not have a compensation committee. The Compensation Committee of the Holdings Board, which we refer to as the Compensation Committee, is responsible for establishing, implementing and monitoring the Company’s executive compensation program, including the compensation of our Chairman of the Board (Lee Roy Mitchell), Chief Executive Officer (Mark Zoradi), former Chief Executive Executive Officer (Tim Warner), former President (Robert Copple), Chief Financial Officer (Sean Gamble) and President of Cinemark International, L.L.C. (Valmir Fernandes). We refer to these executives and former executives as our named executive officers, or NEOs, and they are the Company’s top six most highly compensated officers for the 2015 fiscal year. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. These executives are also the NEOs and the top six most highly compensated officers of Cinemark Holdings for the 2015 fiscal year.

The Compensation Discussion and Analysis, or the CD&A, discusses Cinemark Holdings’ executive compensation program and the compensation paid to our NEOs. It details Cinemark Holdings’ compensation philosophy, the structure of the compensation program and the ways in which the philosophy is implemented generally, as well as, specifically for individual performers. The CD&A helps readers better understand the information found in the Summary Compensation Table for 2015 and other accompanying tables located in this section of the prospectus.

In this prospectus, “executive officers” refers to all members of management, including the NEOs.

Executive Summary

2015 Say-on-Pay Voting Results

At the annual meeting of stockholders of Cinemark Holdings held on June 4, 2015, or the 2015 Annual Meeting, Cinemark Holdings’ executive compensation program garnered the support of approximately 95% of the votes cast by stockholders present in person or represented by proxy and were entitled to vote at the 2015 Annual Meeting. Given the high approval, the Compensation Committee did not make any structural change to the compensation program for the 2015 fiscal year.

In line with our emphasis on pay-for-performance, retention oriented market competitive compensation and our performance relative to our peers, compensation awarded to our NEOs for the 2015 fiscal year were reflective of Cinemark’s record financial results.

Cinemark Financial Performance in the 2015 Fiscal Year

Our domestic operations set all-time records in nearly every key performance metric in 2015, including attendance, admissions revenues, concession revenues, total revenues, average ticket price, concession per patron and Adjusted EBITDA. We also continued our long-running series of out-performing the North American industry by more than 200 basis points for the full-year, with box office growth of 9.6%.

Our international segment also achieved record attendance with more than 100 million patrons for the year. Despite the significant currency devaluations across our Latin America market throughout 2015, our Latin American segment generated growth in reported admissions revenues, concession revenues, total revenues and Adjusted EBITDA.

Cinemark Financial Performance Over Five Years

The data below shows our growth in certain metrics over the five-year period, 2011 – 2015(1):

Year	Revenue In Millions	Net Income In Millions	Cash and Cash Equivalents in Millions	Reported Adjusted EBITDA in Millions	Diluted Earnings Per Share
2011	$2,279.6	$130.6	$521.4	$519.5	$1.14
2012	$2,473.5	$168.9	$742.7	$589.2	$1.47
2013	$2,682.9	$148.5	$599.9	$625.3	$1.28
2014	$2,627.0	$192.6	$638.9	$596.5	$1.66
2015	$2,852.6	$216.9	$588.5	$663.8	$1.87

(1)	All data as of and for the year ended December 31.

Performance Relative to Peers

We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the “performance peer group”). Our performance peer group includes the four publicly-held companies in our industry, namely, Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC), Carmike (CKEC) and IMAX Corporation (IMAX). We believe that this peer group is an appropriate benchmark for evaluating our financial performance since we directly compete with them for business and investor capital.

Our financial performance relative to our performance peer group has been very strong over the past five years. Our Total Stockholder Return, or TSR, (with dividends reinvested) for the one-year, cumulative three-year and cumulative five-year periods, as compared to our performance peers, are as follows:

	1 YR	3YR	5YR
	TSR	TSR	TSR
CNK	(3.2%)	39.9%	120.6%
AMC	(5.3%)	N/A	N/A
RGC	(7.5%)	61.1%	114.2%
CKEC	(12.7%)	52.9%	197.2%
IMAX	15.0%	58.1%	26.6%
Group	(0.4%)	57.4%	76.0%

The Company’s cumulative total return between 2011 and 2015 as compared to RGC, CKEC and IMAX as a group and S&P 500 is presented below.

*	Since AMC became publicly-owned in December 2013, it is not included in the five-year graphical presentation.

NEO Compensation for the 2015 Fiscal Year

•	The annual base salary of each NEO was increased by 3% from 2014.

•	All participants to the Cinemark Holdings, Inc. Performance Bonus Plan, or the Bonus Plan, including the NEOs, received 150% of their individual targets as cash bonus as the Company exceeded the set Adjusted EBITDA target of $643.6 million.

•	Per their respective employment agreements, the target value of the long-term equity incentive awards granted to Mr. Warner and Mr. Copple were 200% and 150% of their respective annual base salaries. The Compensation Committee set the target value of the long-term equity incentive awards granted to Messrs. Fernandes and Gamble at 125% and 100% of their respective annual base salaries.

•	Mr. Zoradi was not granted additional equity upon his appointment as the CEO. He was granted 2,642 shares in June 2015 pursuant to the annual director restricted stock grant when he was elected as a director. Similar to previous years, Mr. Mitchell was not granted any long-term equity incentive awards in 2015 due to his substantial ownership in the Company, currently at approximately 8%.

•	Perquisites continued to be very limited. Per the terms of Mr. Zoradi’s employment offer, Cinemark Holdings reimburses Mr. Zoradi for certain personal expenses in the amount of $30,000 annually.

2015 Compensation Mix

The presentations below show the mix of variable and fixed components of compensation as a percentage of total compensation at the target level for Mr. Warner individually, and for our other NEOs as a group. Mr. Zoradi’s compensation data was not included as he was the CEO for only four months, and inclusion of his data would produce a skewed result.

Variable compensation (cash bonus and long-term equity incentive award) as a percentage of total target compensation equals 72% for Mr. Warner and 60% for the other NEOs.

Overall target total direct compensation (base salary, target bonus, and target value of long-term equity incentives) of our NEOs for the 2015 fiscal year were commensurate to the 25th percentile of our proxy peers (defined below) and within a competitive range of the general industry survey data.

Key Governance Features of Executive Compensation

The Holdings Board believes in strong governance with regards to our executive compensation program. As such, the Holdings Board has adopted certain governance measures to ensure good governance of executive compensation. The compensation related governance principles are as follows:

Change of control

•    The change of control payment provision in the employment agreements of the executive officers is subject to a “double trigger”. In the event of a change of control, compensation and benefits vest only if the executive officer’s employment is involuntarily terminated, without cause, or where a participant terminates employment for good reason, within one year of the change of control event.

Golden parachute/Excise tax gross-up	• No “golden parachute” excise tax gross-up in the event of a change of control.

Deferred compensation/Pension plans	• None

Short sales of Company securities	• Prohibited by the Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (“Supplemental Insider Trading Policy”).

Purchases or sales of puts, calls or other derivative securities with respect to Company securities	• Prohibited by the Supplemental Insider Trading Policy.

Hedging transactions such as zero-cost collars and forward sale contracts	• Prohibited by the Supplemental Insider Trading Policy.

Hold Company securities in a margin account	• Prohibited by the Supplemental Insider Trading Policy.

Pledge Company securities as collateral for a loan

•    Prohibited by the Supplemental Insider Trading Policy (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities).

DISCUSSION

Cinemark Holdings’ compensation program is designed to reward talent and performance in achieving the short-term and long-term interests of Cinemark Holdings’ stockholders. In order to achieve this goal, Cinemark Holdings

•	Hires and retains top executives by paying and granting market competitive annual base salaries, cash bonuses and long-term equity incentive awards.

•	Pays for performance by tying a portion of the total annual compensation of an executive to Cinemark Holdings and individual performance.

•	Motivates and reward long-term growth and profitability by rewarding achievement of long-term growth targets while minimizing incentives for imprudent risk-taking.

Cinemark Holdings uses traditional compensation elements of annual base salary, cash bonus, long-term equity incentives and employee benefits to deliver competitive and performance-based compensation. Cinemark Holdings’ performance has established it as one of the industry leaders. Cinemark Holdings believes hiring, motivating and retaining one of the best executive management teams in the industry has given it the leadership that is required to achieve high performance levels. Headed by the Chairman of the Board and the founder of Cinemark Holdings, Lee Roy Mitchell, Cinemark Holdings’ executive management team brings experience and industry knowledge that is quite unique. Our NEOs have made their careers in the movie-exhibition industry. With the hiring of Mark Zoradi as our CEO and Sean Gamble as our CFO, we have added studio experience and a more diverse industry experience to our executive team.

Cinemark Holdings implements its compensation principles by structuring executive compensation in the following manner:

•	setting a level of compensation for each position that is competitive based on the skill and knowledge of the individual;

•	recognizing the effort, leadership and responsibility needed to perform the job successfully and to achieve the performance goals; and

•	using a mix of fixed and variable pay components with different time horizons and payout forms to reward and motivate achievements of short-term and long-term goals.

The Process of Setting Executive Compensation

The Compensation Committee establishes the compensation of the CEO and certain other executive officers, and our independent, outside compensation consultant assists the Compensation Committee upon its request. In establishing the compensation of the NEOs (other than the CEO) and certain other executive officers, the Compensation Committee may consider the recommendations of the CEO and input received from the compensation consultant.

If deemed appropriate, the Compensation Committee advises the Holdings Board of its determination of the compensation of the CEO and certain other executive officers prior to its implementation. While the Compensation Committee may consider input provided by the Holdings Board, the decisions are made solely by the Compensation Committee. The below discussion elaborates on the role of each participant involved in setting executive compensation, and other factors that are considered in the process.

Compensation Committee: The Compensation Committee is responsible for:

•	establishing, evaluating and overseeing Cinemark Holdings’ compensation program;

•	setting the annual base salaries of the NEOs and certain other executive officers as it deems appropriate;

•	establishing business criteria and setting performance targets for the cash bonus and the long-term equity incentive awards;

•	certifying Cinemark Holdings’ performance over the relevant performance periods for purposes of the cash bonus and the long-term equity incentive awards; and

•	evaluating the performance of the CEO and the NEOs against set business criteria and performance targets.

Role of the CEO: In making compensation decisions for executive officers, the Compensation Committee solicits the views of our CEO and the compensation consultant. The CEO does not make recommendations to the Compensation Committee about his own compensation and none of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

Compensation Consultant: The Compensation Committee has the sole authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants and has direct responsibility for the compensation and oversight of the work of any compensation consultant. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers.

The scope of the compensation consultant’s engagement have covered the following:

•	make recommendations regarding the design of Cinemark Holdings’ executive compensation program and the competitiveness of individual compensation levels of the NEOs and certain other executive officers;

•	review and recommend appropriate changes to Cinemark Holdings’ executive compensation program;

•	advise the Compensation Committee on companies that should populate a peer group to be used by the Compensation Committee as reference points for executive compensation and suggest changes to the peer group as appropriate;

•	review, as requested, proposals related to executive compensation brought before the Compensation Committee and provide objective analysis and recommendations;

•	attend Compensation Committee meetings as requested; and

•	advise the Compensation Committee on emerging trends and issues related to the compensation of public company executive officers.

For purposes of determining executive compensation for the 2015 fiscal year, the Compensation Committee hired Pay Governance LLC, or Pay Governance, to conduct a competitive review of our executive compensation program. Pay Governance analyzed Cinemark executive compensation in relation to competitive market data and included the following:

•	review of compensation peer group (defined below) financials;

•	competitive analysis of total direct compensation and its elements for Section 16 officers; and

•	review of aggregate equity program statistics.

In light of the NYSE listing standards regarding independence of compensation consultants, the Compensation Committee evaluated the independence of Pay Governance. The Compensation Committee reviewed, among other items, a questionnaire executed by Pay Governance addressing its independence and that of the members of the consulting team, including the following factors: (i) other services provided to Cinemark Holdings by the compensation consultant, (ii) fees paid by Cinemark Holdings as a percentage of the compensation consultant’s total revenue, (iii) policies or procedures of the compensation consultant that are designed to prevent conflicts of interest, (iv) any business or personal relationships between any of the members of the consulting team and a member of the Compensation Committee or any of Cinemark Holdings’ executive officers, and (v) any Cinemark Holdings’ common stock owned by any of the members of the consulting team or any immediate family member. Based upon this review, the Compensation Committee concluded that the work performed by Pay Governance for the 2015 fiscal year did not raise any conflicts of interest.

The Compensation Committee appointed Pearl Meyer as the compensation consultant for the 2016 fiscal year.

Peer Review: We compete with a peer group of companies (referred here as the “compensation peer group”) for executive level talent. To attract, retain and motivate the highest caliber executive management team critical to our long-term success, the Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within our compensation peer group. For this purpose, the Compensation Committee requests the compensation consultant to provide compensation data annually, based on a peer review of Cinemark’s direct competitors and companies in the entertainment industry that are of similar size to Cinemark and could compete with us for executive talent. The compensation consultant typically provides compensation data for the 25th, 50th and 75th percentiles for each component of compensation and total target compensation for each NEO. While the Compensation Committee does not benchmark executive compensation, it does take into consideration the survey information provided by the compensation consultant to ensure that our compensation structure and targets are competitive with our compensation peer group.

To determine executive compensation for the 2015 fiscal year, Pay Governance provided competitive compensation analysis from two sources — (i) most recent proxy data for NEO compensation and (ii) published general industry survey data for 2014 for the NEOs and certain other executive officers.

The compensation peer group selected for the 2015 fiscal year represented an executive talent labor market similar to Cinemark and were of comparable size (median) in terms of revenue and market capitalization. The compensation peer group comprised of the following 11 companies (although it was noted that several peers have outlier pay practices and programs):

•	AMC Entertainment Holdings, Inc.

•	Carmike Cinemas, Inc.
•	Chipotle Mexican Grill, Inc.
•	Dreamworks Animation SKG Inc.
•	IMAX Corporation
•	Lions Gate Entertainment Corp.
•	Netflix, Inc.
•	Panera Bread Company
•	Regal Entertainment Group
•	Sirius XM Holdings Inc. Wynn Resorts Ltd.

The compensation survey data was analyzed in relation to three groups – (i) the peer proxy group representing the full Cinemark compensation peer group (referred to as the “proxy peers”) (ii) the general industry survey group representing participants with revenue between $2 billion and $10 billion with sample size varying by position of the executive, and (iii) direct competitors — RGC, AMC, CKEC and IMAX.

Timing: Annual base salaries are typically approved by the Compensation Committee towards the end of the last quarter of the previous fiscal year. Cinemark Holdings’ performance target for purposes of the Bonus Plan and individual target levels for cash bonus and long-term incentive awards are set during the first 90 days of the fiscal year. The timing of the performance-based compensation is dictated by the requirements of Section 162(m) to qualify such compensation as a deductible expense under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. See Tax Considerations on page 99. Long-term equity incentive awards for the fiscal year are typically granted on the same day to all participants to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, or the Incentive Plan, including the NEOs, at the closing price of Cinemark Holdings’ common stock on the previous trading day or on the grant day (both permitted by the Incentive Plan).

Design of the Executive Compensation Program

The design of our executive compensation is consistent with the compensation structure used in our industry:

•	annual base salary;

•	performance-based cash bonus;

•	service-based equity award;

•	performance-based equity award vesting after a performance period and a subsequent period of continued employment; and

•	standard benefits.

Annual base salary and benefits are the only fixed components of the summary compensation of an executive as the values of those components are not subject to Cinemark Holdings’ performance or fluctuations in the price of Cinemark Holdings’ common stock. Cash bonus and long-term equity incentive awards are the performance-based components of compensation. We believe the distribution between fixed and performance-based components offers a competitive compensation program while appropriately mitigating risk.

Annual Base Salary:

The annual base salary represents minimum payment for a satisfactory level of individual performance for the duration of employment with Cinemark Holdings. The Compensation Committee seeks to keep annual base salary competitive to help attract and retain qualified executives. Annual base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving Cinemark Holdings’ success in the future;

•	compensation peer group data;

•	the performance reviews and recommendations of the CEO (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

Cinemark Holdings has employment agreements with each NEO. Under the employment agreements, the annual base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased.

In 2015, the base salary of each NEO was increased by 3% over their respective 2014 salaries.

With respect to the compensation peer group, the annual base salaries were below market median — 71% of median on average — and more competitive with the 25th percentile.

Cash Bonus:

Pursuant to our compensation philosophy of pay for performance, we provide participants to our Performance Bonus Plan, or Bonus Plan, an opportunity to earn a cash bonus tied to annual Cinemark Holdings performance measured against pre-established performance metrics set for the fiscal year by the Compensation Committee. This opportunity is intended to compensate participants for achieving short-term financial and operational goals of Cinemark Holdings with individual targets based on the participant’s position and potential contribution to the achievement of Cinemark Holdings’ targets. While the cash bonus provides an additional compensation opportunity, it also subjects the Bonus Plan participant to the financial risks of Cinemark Holdings.

The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. In order to qualify the cash bonus as fully tax deductible to Cinemark Holdings under Section 162(m) of the Code, the Compensation Committee sets Cinemark Holdings’ target performance metric for the fiscal year and the target bonus for each NEO (as a percentage of annual base salary)

before the end of the first 90 days of the fiscal year. Each participant is entitled to receive a ratable portion of the participant’s target cash bonus based upon Cinemark Holdings’ level of achievement of the performance metric within a range of threshold and maximum percentage of the target performance metric. The actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

While the Compensation Committee sets individual targets for each NEO and certain other key executive officers, it authorizes the CEO and the President to set the target bonuses of the other participants to the Bonus Plan. In setting the target bonus percentages of each NEO, the Compensation Committee takes into consideration the peer review compensation data and such other factors as deemed relevant, such as the individual’s potential contribution Cinemark Holdings’ performance, the executive’s prior performance, overall market conditions, market variables in a specific sector, contributions outside of the quantitative targets and recommendations from the CEO (except for target cash bonus amounts for himself).

Under the Bonus Plan, the maximum cash bonus amount of a NEO is capped at the lesser of 200% of such NEO’s annual base salary or $3 million. For the 2015 fiscal year, the target cash bonus percentages of Messrs. Mitchell, Warner, Zoradi and Copple were set pursuant to their respective individual employment agreements. The cash bonus targets for Messrs. Gamble and Fernandes were set by the Compensation Committee in March.

(2) Determining Cinemark Holdings’ Pre-Established Performance Metric. In determining Cinemark Holdings’ performance target for the year, the Compensation Committee may consider factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects.

For purposes of the Bonus Plan, the Compensation Committee set Cinemark Holdings’ performance for the fiscal year in terms of Adjusted EBITDA, which is the industry standard for measuring performance.

In 2015 the Compensation Committee revised the cash bonus targets to make the bonus program competitive with the bonus programs of our direct competitors and to more accurately compensate management for performance. Beginning 2015, the pre-established performance metric of Adjusted EBITDA may be adjusted based on a variance, year over year, between the actual North American industry box office and the estimated industry attendance used to set the Adjusted EBITDA target at the beginning of the fiscal year. The target Adjusted EBITDA for the 2015 fiscal year was set by the Compensation Committee, for purposes of the Bonus Plan, at $643.6 million, which amount could be adjusted based upon the difference between the actual industry attendance and the attendance expectations used in setting the Adjusted EBITDA target for the year.

The cash bonus scale for 2015 was set as follows:

(3) Measuring Performance. Prior to making any payouts under the Bonus Plan, the Compensation Committee assesses and certifies Cinemark Holdings’ performance in the first quarter of a fiscal year for the prior year. In its assessment, the Compensation Committee may make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the fiscal year being considered (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan. The Compensation Committee may also take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including reducing the amount of the cash bonus at any time prior to payment based on such criteria as it shall determine, including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. The Compensation Committee cannot, however, adjust upwards the cash bonus payable to a NEO or waive the achievement of a performance target requirement for a NEO except in the case of the death or disability of the executive or a change of control of Cinemark Holdings.

Measuring the 2015 Fiscal Year Performance: No adjustment (as discussed above) was made to the target Adjusted EBITDA of $643.8 million for the purpose of determining cash bonus payouts under the Bonus Plan since the actual industry attendance figures for the 2015 fiscal year remained within the range of attendance expectations used in setting the Adjusted EBITDA target for the year. The target Adjusted EBITDA achieved by the Company was $676.7 million which was calculated, similar to previous years, using reported Adjusted EBITDA of $663.8 million with adjustments for cash bonus and certain severance expenses. (See footnote 20 on page F-45 of the Cinemark Holdings’ 2015 Form 10-K for reconciliations of non-GAAP financial measures). Cash bonus payouts were at the maximum and all participants to the Bonus Plan, including the NEOs, received cash bonus at 150% of their individual targets.

Mr. Fernandes’ target cash bonus is calculated based on the average of reported Adjusted EBITDA and international Adjusted EBITDA. Despite a record-setting performance by our international segment in 2015, the international Adjusted EBITDA was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforeseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus which was based upon the international Adjusted EBITDA was negatively impacted. Had the currency impact been excluded, the international Adjusted EBITDA portion of Mr. Fernandes’ cash bonus would have resulted in a payout of 150% of his individual target. Since this was a condition over which Mr. Fernandes had no control, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of $132,128 to adjust his cash bonus portion that was subject to the international Adjusted EBITDA to its maximum level. His total cash bonus, including the discretionary bonus, yielded a bonus payment of 150% of his individual target, consistent with other NEOs.

As percentage of annual base salary, the cash bonus targets of the NEOs were competitive with that of the compensation peer group.

Equity Incentive Compensation:

In addition to the cash bonus, the Compensation Committee also awards service-based and performance-based equity incentive compensation annually, pursuant to the Incentive Plan. Service-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Performance-based equity compensation encourages Cinemark Holdings’ long-term growth and aligns the executive’s interests with the interests of the stockholders of Cinemark Holdings. Typically, grants to all eligible employees, including the NEOs, are made on the same day and, to avail of tax deductibility for performance-based awards, within the first 90 days of the fiscal year.

No stock options have been granted by Cinemark Holdings since 2004. The Compensation Committee has concluded that restricted stock and restricted stock units are a superior vehicle of incentive compensation rather than stock options since stock options do not allow our executives to benefit from our dividend policy.

The Compensation Committee determines the split between service-based and performance-based awards taking into consideration various factors such as Cinemark Holdings’ performance with respect to its industry competitors on a historical basis, individual leadership, contribution of individual executive officers to Cinemark Holdings’ operations, and projected state of the economy over the performance period. Generally, the total grant date value of equity incentive award is split equally between service-based and performance-based awards (at the target level) with the maximum potential of the performance-based awards at 150% of the value of the service-based restricted stock award. In certain years the Compensation Committee has adjusted the percentage split of the performance-based and service-based awards to appropriately incentivize and motivate the executive officers in response to Cinemark Holdings’ performance and targeted goals.

Restricted Stock. Generally, restricted stock is awarded to eligible employees as a retention incentive. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to adjustment based on the individual employee’s performance during the previous fiscal year. All participants to the Incentive Plan are eligible to receive restricted stock. Restricted stock grants typically vests 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. However, the restricted stock granted to Mr. Warner in 2013 and the restricted stock granted to Mr. Gamble in 2014 vest equally over three years. Additionally, all of Mr. Warner’s outstanding restricted stock vested as specified in his employment agreement when his employment agreement expired on April 1, 2016. All of Mr. Copple’s outstanding restricted stock also vested pro rata as specified in his employment agreement when he terminated his employment for Good Reason (as defined in his employment agreement) effective March 4, 2016.

Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by Cinemark Holdings on shares of its common stock, and

(ii)	to vote such common stock during the restriction period.

Cinemark Holdings’ current dividend rate is $0.27 per quarter.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Cinemark Holdings’ common stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the NEOs and certain executive officers who have a significant impact on Cinemark Holdings’ long-term performance have been awarded performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units although since 2008 the performance awards have only been granted as restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Cinemark Holdings’ common stock under the performance award that will be issued (if the performance award is in the form of restricted stock unit) or shall vest (if the performance award is in the form of restricted stock) upon attaining the performance goals. After attainment of the performance goals the underlying Cinemark Holdings’ common stock may be subject to additional service-based vesting conditions. Any dividends that are attributable to the underlying Cinemark Holdings’ common stock relating to a restricted stock unit performance-based award will be paid to the recipient when the vesting conditions are satisfied.

Currently our performance goal is based on an implied equity value concept that measures the change in an IRR during a performance period. For restricted stock units granted from 2008 until 2013, the performance period was a three-year period with an additional one-year service requirement. Beginning in 2014, the Compensation Committee changed the performance period to a two-year period with an additional two-year service requirement. This change of the performance period was based on an annual re-evaluation of Cinemark Holdings’ growth, strategic plan and results delivered in the past years.

The implied equity value is based on a valuation formula utilizing a multiple of reported Adjusted EBITDA (subject to certain specified adjustments) and other factors that produces a fundamental valuation of Cinemark equity. IRR represents the growth in this implied equity value. Each performance target underlying the performance awards has a threshold, target and maximum level and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum level equal to 150% of the individual’s target. The targets for the current fiscal year are established by the Compensation Committee within the first 90 days of the fiscal year. The number of shares of Cinemark Holdings’ common stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR. If at the end of the performance period the Compensation Committee certifies that the performance target has been met, the shares of Cinemark Holdings’ common stock underlying the restricted stock units are subject to an additional service-based vesting restriction contingent upon the employee’s continued service until the vest date.

In October 2015, the Compensation Committee reviewed the IRR formula for the restricted stock units granted in March 2013 and 2014. Upon review, the Compensation Committee determined that it was in Cinemark Holdings’ best interest to adjust the IRR formula for the 2013 and 2014 fiscal years because of the extra-ordinary adverse impact of the devaluations of the Latin American currencies on Cinemark Holdings’ foreign cash and international Adjusted EBITDA. Currency devaluations and the resulting foreign currency translation adjustments are outside of the control of management and reported amounts did not accurately reflect management’s performance and Cinemark Holdings’ outperformance of its peers. The Compensation Committee made an adjustment for purposes of calculating the IRR for the restricted stock units granted in 2013 and 2014 as follows — if at the end of the applicable performance period the exchange rate of the local currencies of Cinemark Holdings’ foreign operations has fluctuated by more than +/- 7.5% against the U.S. dollar compared to the foreign exchange rates for such currencies at the beginning of the applicable performance period, then the impact of the foreign exchange rate to be used for translation of all of the countries’ Adjusted EBITDA and cash holdings for purposes of the IRR calculation would be capped at the 7.5% collar. In March 2016, the Compensation Committee certified the results for the vesting of the restricted stock units granted in 2013 and 2014 and approved the vesting of 100% of the maximum shares of Cinemark Holdings’ common stock underlying the restricted stock units which will be issued in March 2017 and March 2018 respectively, upon satisfaction of the additional service requirement.

Additionally, for the restricted stock units granted for the 2015 fiscal year, the Compensation Committee granted the awards with IRR percentages that were revised from those of previous years. The change in IRR percentages was warranted due to a decrease in the rate of cost of capital and return by 150 basis points since 2008 when the IRR percentages were first set. Thus, the IRR percentages for the 2015 grant were set as follows:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 7.5% but less than 9.5%	33 1/3% of the maximum performance shares issuable
Target	IRR equal to 9.5% but less than 11.5%	66 2/3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 11.5%	100% of the maximum performance shares issuable

Payout is prorated for performance between threshold and target and between target and maximum. If the IRR for the applicable performance period is at least 7.5%, which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the applicable performance period is at least 9.5%, which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the applicable performance period is at least 11.5%, which is the maximum, 100% of the restricted stock units vest. As an example, if Cinemark Holdings achieves an IRR equal to 10.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had Cinemark Holdings achieved the highest IRR.

The restricted stock units granted in 2015 have a two-year performance period, from January 1, 2015 until December 31, 2016, and a two-year service requirement. Once the Compensation Committee has certified the IRR achieved during the performance period, the award recipient must still satisfy an additional two-year service period until March 2019. Under the terms of the respective employment agreements, Cinemark Holdings’ common stock underlying the restricted stock units granted to each of Messrs. Warner and Copple shall be issued pro rata as specified in their employment agreements, to the extent they vest, at the end of the performance period. All restricted stock units of Mr. Warner and Mr. Copple which were outstanding but for which performance has been certified by the Compensation Committee as of their respective employment termination dates, vested pro rata as specified in their respective employment agreements, without any continued service requirement. Such restricted stock units were granted in 2012 (for Mr. Copple only), 2013 and 2014. The restricted stock units granted in 2012 vested at 76.67% of the maximum and the restricted stock units granted in 2013 and 2014 vested at 100% of the maximum. Subject to the additional service requirement, the vest dates for these awards would have been March 8, 2016, March 29, 2017 and March 26, 2018.

In 2015, the service-based restricted stock awards and the performance-based restricted stock unit awards were granted as a 50/50 mix (at the target level) with the value of the potential maximum level of performance-based grant at 150% of the value of the service-based equity grant. This distribution of equity grants is consistent with our compensation philosophy to motivate our executive officers to increase stockholder value over the long-term while still providing incentive for continuity and short-term performance.

Compared to the compensation peer group, the long-term incentive grants for the NEOs were below the 25th percentile for the 2015 fiscal year.

Perquisites:

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our NEOs that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance and executive disability insurance. Pursuant to his employment agreement, Cinemark Holdings reimburses Mr. Zoradi for certain personal expenses in the amount of $30,000 annually.

401(k) Plan:

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($18,000 for 2015, $17,500 for 2014 and $17,500 for 2013). In 2015, participants over the age of 50 could contribute an additional $6,000.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by Section 402(g) of the Code. In 2015, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest but payments are made in the first quarter of the following year.

Tax Considerations

The Compensation Committee considers the tax impact to Cinemark Holdings when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the NEOs may not be deductible by Cinemark Holdings due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees” — the CEO and each of the three most highly paid officers (other than our CFO) — is $1 million. Elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

In structuring the compensation programs that apply to the covered employees, the Compensation Committee considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The restricted stock units are intended to qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, cash bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to cash bonuses and restricted stock units, Cinemark Holdings has also granted, and may continue to grant, service-based restricted stock awards to covered employees that will count against the $1 million compensation deduction limit. In 2015, Messrs. Copple and Fernandes recognized compensation in excess of $1 million upon vesting of restricted stock granted in 2011 and 2013 and Mr. Warner also recognized compensation in excess of $1 million due to the vesting of restricted stock granted in 2011, 2012, 2013 and 2014.

While the Compensation Committee has taken into account the potential application of Section 162(m) of the Code on compensation decisions and Cinemark Holdings generally seeks to ensure the deductibility of the incentive compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of Cinemark Holdings. Therefore, not all incentive compensation awards may be fully deductible by Cinemark Holdings. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that Cinemark Holdings intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that all elements of compensation discussed in this prospectus will in fact be deductible.

Compensation Risk Assessment

The Compensation Committee reviews and approves the design, goals and payouts under the Bonus Plan and the Incentive Plan. The Compensation Committee monitors whether Cinemark Holdings’ compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration, the Compensation Committee has concluded that Cinemark Holdings’ compensation programs do not create risks that are reasonably likely to have a material adverse effect on Cinemark Holdings. Below are some of the highlights of Cinemark Holdings’ compensation program which mitigate risks associated with compensation:

•	Cinemark Holdings’ performance metrics are established within the first 90 days of the fiscal year;

•	a mix of cash and long-term equity incentive awards;

•	cash bonus tied to Cinemark Holdings’ overall annual performance and measured against pre-established objective business criteria;

•	equity compensation split between long-term and short-term, to balance retention and reward for short-term performance with motivation to increase long-term stockholder value;

•	equity compensation vesting is multi-year service-based and performance-based (with overlapping performance periods);

•	Compensation Committee has discretion to reduce, but may not adjust upward or waive, achievement of performance targets for the cash bonus; and

•	cash bonus payouts are capped at the lesser of 200% of base salary or $3 million.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	544,076	N/A	7,361,757
Equity compensation plans not approved by security holders	—	—	—

Total	544,076	N/A	7,361,757

(1)	Represents unearned shares underlying restricted stock units, assuming the achievement of maximum performance goals.

Summary Compensation Table for 2015

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lee Roy Mitchell	2015	912,474		—	1,368,711	21,603	2,302,788
Chairman of the Board	2014	885,897		—	737,953	21,754	1,645,604
	2013	860,094		—	1,146,763	14,275	2,021,132

Tim Warner	2015	824,000		1,647,929	1,236,000	156,529	3,864,458
Former Chief Executive Officer and Vice Chairman of the Board	2014	825,247		1,599,952	666,400	356,074	3,447,673
	2013	707,000		1,001,381	942,643	238,535	2,889,559

Mark Zoradi	2015	301,500		109,986	427,398	23,306	862,190
Chief Executive Officer

Robert Copple	2015	618,000		926,971	927,000	156,887	2,628,858
Former President & Chief Operating Officer	2014	616,935		899,980	499,800	344,169	2,360,884
	2013	505,000		572,216	673,316	240,864	1,991,396

Sean Gamble	2015	463,500		463,442	521,438	30,674	1,479,054
Chief Financial Officer	2014	164,423		249,992	117,077	4,801	536,293

Valmir Fernandes	2015	484,100	132,128	605,054	485,100	131,524	1,837,906
President — Cinemark International	2014	470,000		587,467	395,932	287,278	1,740,677
	2013	367,781		450,694	397,771	188,396	1,404,642

(1)	See Design of the Executive Compensation Program — Annual Base Salary on page 93 for a discussion of how the annual base salary is determined. See 2015 Compensation Mix on page 88 for the percentage of total annual compensation for the 2015 fiscal year paid as annual base salary.
The amount reported for Mr. Zoradi includes $16,568 paid to him as annual cash retainers as a director from June 4 until August 23 and the base salary of $284,932 paid to him as CEO from August 24 until December 31. His annualized base salary was $800,000.
(2)	Mr. Fernandes’ target cash bonus is calculated based on the average of reported Adjusted EBITDA and international Adjusted EBITDA. See Design of the Execution Compensation Program — Cash Bonus beginning on page 93. Despite a record-setting performance by our international segment in 2015, the international Adjusted EBITDA, was adversely affected by the unusual foreign exchange translation adjustments occurring due to the substantial unforseen currency devaluations across our Latin America operations. As a result, the portion of Mr. Fernandes’ cash bonus based upon the international Adjusted EBITDA was negatively impacted. Had the currency impact been excluded, the international Adjusted EBITDA portion of Mr. Fernandes’ cash bonus would have resulted in a payout of 150% of his individual target. Since this was a condition over which Mr. Fernandes had no control, following our compensation philosophy of pay for performance, the Compensation Committee awarded Mr. Fernandes a discretionary bonus of $132,128 to adjust his cash bonus portion that was subject to the international Adjusted EBITDA to its maximum level. His total cash bonus, including the discretionary bonus, yielded a cash bonus payment of 150% of his individual target, consistent with other NEOs. See Grants of Plan-Based Awards in 2015 table for the maximum amount that was payable to Mr. Fernandes.
(3)

The amounts reported reflect the aggregate grant date fair values of the long-term equity incentive awards granted during the 2015, 2014 and 2013 fiscal years, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to Cinemark Holdings’ 2015

Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these long-term equity incentive awards, including forfeiture assumptions and the period over which Cinemark Holdings will recognize compensation expense for such awards.

The long-term equity incentive awards granted were restricted stock and restricted stock units. Mr. Mitchell was not awarded any equity due to his substantial equity ownership in Cinemark Holdings. Mr. Zoradi was granted restricted stock on June 15, 2015 pursuant to the annual director restricted stock grant when he was elected as a director.

The grant date fair values were calculated based upon the closing price of Cinemark Holdings’ common stock on March 18, 2015 of $43.28, March 26, 2014 of $28.54 and March 28, 2013 of $29.44 per share for Messrs. Warner, Copple, Gamble and Fernandes. The grant date fair value of the restricted stock granted to Mr. Zoradi was based on the closing price of Cinemark Holdings’ common stock on June 15, 2015 of $41.63 per share.

For purposes of the Summary Compensation Table for 2015, payment at the target level was assumed as the most probable outcome for the restricted stock units. As required by the rules of the SEC, the table below provides the grant date fair values of the restricted stock units at the maximum level of payment:

Name	2015	2014	2013
Lee Roy Mitchell	—	—	—
Tim Warner	$1,235,947	$1,199,964	$751,073
Mark Zoradi	—	—	—
Robert Copple	$695,207	$674,971	$429,176
Sean Gamble	$347,582	—	—
Valmir Fernandes	$453,791	$440,601	$338,030

The terms of the restricted stock and restricted stock units are discussed under Design of the Executive Compensation Program — Equity Incentive Compensation beginning on page 96 and the footnote disclosures to the Grants of Plan-Based Awards in 2015 table. See also 2015 Compensation Mix on page 88 for the percentage of total compensation for the 2015 fiscal year granted as long-term equity incentive awards at the target level.

(4)	The reported amounts are the cash bonuses earned by the NEOs for the 2015, 2014 and 2013 fiscal years. Pursuant to the Bonus Plan, the cash bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The cash bonuses for the 2015, 2014 and 2013 fiscal years were paid on February 25, 2016, February 19, 2015 and February 28, 2014 respectively. Mr. Fernandes’ cash bonus for all three years was calculated based on the average of worldwide Adjusted EBITDA and international Adjusted EBITDA performances. See Design of the Executive Compensation Program — Cash Bonus beginning on page 93 for a discussion of the amount of cash bonus paid in proportion to total compensation. See also 2015 Compensation Mix on page 88 for the percentage of total compensation for the 2015 fiscal year paid as cash bonus.

(5)	The compensation reported in this column include the following:

Name	Fiscal Year	Annual Matching Contributions to 401(k) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Cinemark Holdings ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Tax Gross- up		Other ($)
	2015	13,913	7,690	—	—		—
Lee Roy Mitchell	2014	13,650	7,918	—	186	(ii)	—
	2013	13,387	888	—	—		—
	2015	13,913	30,296	112,320	—		—
Tim Warner	2014	13,650	23,452	316,232	2,740	(ii)	—
	2013	13,387	3,430	221,718	—		—
Mark Zoradi	2015	—	3,173	1,321	—		18,812	(iv)
	2015	13,913	18,687	124,287	—		—
Robert Copple	2014	13,650	19,896	307,525	3,098	(ii)	—
	2013	13,387	6,989	215,205	5,283	(iii)	—
Sean Gamble	2015	13,913	6,875	9,886	—		—
	2014	—	1,142	3,522	137	(ii)	—
	2015	13,913	13,996	103,615	—		—
Valmir Fernandes	2014	13,650	13,412	257,641	2,575	(ii)	—
	2013	13,387	3,162	141,847	—		30,000	(v)

(i)	Dividends paid on all outstanding restricted stock and dividends paid on restricted stock units at the time of issuance of the underlying Cinemark Holdings’ common stock. The restricted stock units granted on March 31, 2011 vested at the maximum level and the accrued dividends outstanding on the underlying Cinemark Holdings’ common stock were paid on March 31, 2015. See Design of the Executive Compensation Program — Equity Incentive Compensation beginning on page 96 for a discussion of the dividend payment on restricted stock and restricted stock units.
(ii)	Taxes paid by Cinemark Holdings on executive disability and long-term disability.
(iii)	Includes $12.91 paid by Cinemark Holdings for Medicare taxes attributed to life insurance policy purchased for Mr. Copple and $5,270 paid by Cinemark Holdings as premium for Mr. Coppell’s medical insurance.
(iv)	Pursuant to Mr. Zoradi’s employment offer, Cinemark Holdings paid $6,250 for Mr. Zoradi’s personal travel expenses and $12,562 for his moving expenses and rent.
(v)	Expatriate allowance pursuant to Mr. Fernandes’ employment agreement.

For a narrative description of the amounts reported in the Summary Compensation Table for 2015, see Design of the Executive Compensation Program beginning on page 92 for a discussion of the various elements of compensation, including a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards, the vesting schedule and whether the equity granted shall receive dividends, Grants of Plan-Based Awards in 2015 table for details of the equity granted in 2015 and Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 108 for a discussion of the material terms of the employment agreement of each NEO.

Grants of Plan-Based Awards in 2015

The following table specifies the grants of awards made under the Incentive Plan and the Bonus Plan to the NEOs during and with respect to the 2015 fiscal year.

Name	Grant Date(1)	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5)	Grant Date FV of Stock Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee Roy Mitchell	2/25/2016	2/16/2016	$821,227	$912,474	$1,368,711
Tim Warner	2/25/2016	2/16/2016	$741,600	$824,000	$1,236,000
	3/18/2015	3/13/2015				9,519	19,038	28,557		$823,965
	3/18/2015	3/13/2015							19,038	$823,965
Mark Zoradi	6/15/2015	—	$94,968	$284,932	$427,398
Robert Copple	2/25/2016	2/16/2016	$556,200	$618,000	$927,000
	3/18/2015	3/13/2015				5,355	10,709	16,063		$463,486
	3/18/2015	3/13/2015							10,709	$463,486
Sean Gamble	2/25/2016	2/16/2016	$312,863	$347,625	$521,438
	3/18/2015	3/13/2015				2,677	5,354	8,031		$231,721
	3/18/2015	3/13/2015							5,354	$231,721
Valmir Fernandes	2/25/2016	2/16/2016	$370,337	$411,485	$617,228
	3/18/2015	3/13/2015				3,495	6,990	10,485		$302,527
	3/18/2015	3/13/2015							6,990	$302,527
(1)	The dates Cinemark Holdings paid the cash bonus and granted the long-term equity incentive awards.
(2)	The dates the Compensation Committee approved the payouts of the cash bonus and the grants of the long-term equity incentive awards.
(3)	See Design of the Executive Compensation Program — Cash bonus beginning on page 93 for a description of the cash bonus process under the Bonus Plan. See 2015 Executive Compensation Highlights: Cash Bonus on page 93 for the target bonus opportunities of each NEO for the 2015 fiscal year. See 2015 Compensation Mix on page 88 for the percentage of total compensation for the 2015 fiscal year paid as cash bonus. See Summary Compensation Table for 2015 on page 101 and the related footnote disclosure for the actual cash bonus amounts paid to each NEO for the 2015 fiscal year.
(4)	On March 18, 2015, the Compensation Committee awarded restricted stock units under the Incentive Plan for an aggregate maximum of 72,952 hypothetical shares of restricted stock to Messrs. Warner, Copple, Gamble and Fernandes. The number of shares underlying each restricted stock unit award was determined in part by reference to the closing price of Cinemark Holdings’ common stock on March 18, 2015 of $43.28 per share.

See Design of the Executive Compensation Program – Equity Incentive Compensation — Performance Awards beginning on page 97 for a discussion of the terms of the restricted stock units.

Holders of restricted stock units receive dividends that are attributable to the underlying Cinemark Holdings’ common stock to the extent issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.27 per share of Cinemark Holdings’ common stock per fiscal quarter.

(5)	On March 18, 2015, the Compensation Committee awarded an aggregate of 48,635 shares of restricted stock under the Incentive Plan to Messrs. Warner, Copple, Gamble and Fernandes. The number of shares underlying each award was determined by reference to the closing price of Cinemark Holdings’ common stock on March 18, 2015 of $43.28 per share.

See Design of the Executive Compensation Program – Equity Incentive Compensation — Restricted Stock on page 96 for a discussion of the terms of the restricted stock.

Holders of restricted stock receive non-forfeitable dividends to the extent declared by the Holdings Board, at the same rate paid to other stockholders of Cinemark Holdings. The current dividend rate is $0.27 per share of Cinemark Holdings’ common stock per fiscal quarter.

(6)	The aggregate grant date fair values of restricted stock and restricted stock units were determined using the closing price of Cinemark Holdings’ common stock on March 18, 2015 of $43.28 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2015 table the aggregate grant date fair values of restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 16 to Cinemark Holdings’ 2015 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which Cinemark Holdings’ will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2015, see Design of the Executive Compensation Program beginning on page 92 for a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards and the vesting schedule, explanation of the amount of salary and cash bonus in proportion to total compensation and the Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 108 for a discussion of the material terms of the employment agreement of each NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the restricted stock and restricted stock units outstanding for each NEO as of December 31, 2015. There were no stock options outstanding for any NEO as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested $(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(11)
Lee Roy Mitchell	—		—	—	—
Tim Warner	19,038	(2)	636,440	9,519	318,220
	14,015	(3)	468,521
	5,670	(4)	189,548
	0	(5)
	27,579	(6)	921,966
	25,512	(7)	852,866
	42,045	(8)	1,405,564
Mark Zoradi	2,642	(1)	88,322
Robert Copple	10,709	(2)	358,002	5,355	179,018
	15,767	(3)	527,091
	4,860	(4)	162,470
	31,172	(5)	1,042,080
	15,758	(6)	526,790
	14,578	(7)	487,343
	23,650	(8)	790,620
Sean Gamble	5,354	(2)	178,984	2,677	89,492
	4,696	(3)	156,987
Valmir Fernandes	6,990	(2)	233,676	3,495	116,838
	10,292	(3)	344,062
	3,828	(4)	127,970
	27,303	(5)	912,739
	12,421	(6)	415,234
	11,482	(7)	383,843
	15,438	(8)	516,092

(1)	The number of shares granted to Mr. Zoradi as a director on June 15, 2015 pursuant to Cinemark Holdings’ Second Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”). The shares vest on June 15, 2016.
(2)	The number of shares of restricted stock granted on March 18, 2015.

The reported shares for Mr. Warner vested 50% on March 18, 2016 and per the terms of his employment agreement, the remaining 50% vested on April 1, 2016 upon the expiration of the term of his employment agreement.

The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.

The reported shares for Messrs. Gamble and Fernandes vest equally on March 18, 2017 and March 18, 2019.

(3)	The number of shares of restricted stock granted on March 26, 2014 and remaining outstanding as of December 31, 2015.

The reported shares for Mr. Warner vested on March 26, 2016.

The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.

The reported shares for Mr. Fernandes vest equally on March 26, 2016 and March 26, 2018.

The reported shares for Mr. Gamble vest equally on August 27, 2016 and August 27, 2017.

(4)	The number of shares of restricted stock granted on March 29, 2013 and remaining outstanding as of December 31, 2015.

The reported shares for Mr. Warner vested on March 29, 2016.

The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.

The reported shares for Mr. Fernandes vest on March 29, 2017.

(5)	The number of shares of restricted stock granted on March 8, 2012 and remaining outstanding as of December 31, 2015. The reported shares vested on March 8, 2016. However, the reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.
(6)	The reported shares represent the number of shares of Cinemark Holdings’ common stock underlying the restricted stock units granted on March 8, 2012. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2012 until December 31, 2014. On February 11, 2015, the Compensation Committee approved the level of IRR achieved by Cinemark Holdings over the three-year performance period and determined that 76.67% of the maximum (115% of the target) of the restricted stock units shall vest. The shares of Cinemark Holdings’ common stock underlying the restricted stock units were issued on March 8, 2016. The reported shares for Mr. Copple vested pro rata as specified in his employment agreement upon his resignation effective March 4, 2016.
(7)	The reported shares represent the number of shares of Cinemark Holdings’ common stock underlying the restricted stock units granted on March 29, 2013. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2013 until December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by Cinemark Holdings over the three-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Cinemark Holdings’ common stock underlying the restricted stock units will be issued on March 29, 2017.

However, the restricted stock units reported for Mr. Warner and Mr. Copple vested pro rata as specified in their respective employment agreements, without any continued service requirement and the shares of Cinemark Holdings’ common stock underlying the restricted stock units were issued on April 1, 2016 and March 4, 2016 respectively.

(8)	The reported shares represent the number of shares of Cinemark Holdings’ common stock underlying the restricted stock units granted on March 26, 2014. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2014 until December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by Cinemark Holdings over the two-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Cinemark Holdings’ common stock underlying the restricted stock units will be issued on March 26, 2018.

The restricted stock units reported for Mr. Warner and Mr. Copple vested pro rata as specified in their respective employment agreements, without any continued service requirement and the shares of Cinemark Holdings’ common stock underlying the restricted stock units were issued on April 1, 2016 and March 4, 2016 respectively.

(9)	The fair market value of the restricted stock was calculated based on the closing price of Cinemark Holdings’ common stock on December 31, 2015 of $33.43 per share.
(10)	The number of shares of Cinemark Holdings’ common stock underlying the restricted stock units granted on March 18, 2015. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target for the 2015 grant. The payouts of the restricted stock units are subject to Cinemark Holdings achieving performance targets over the two-year performance period from January 1, 2015 until December 31, 2016 and satisfaction of an additional employment requirement. To the extent they vest and subject to continued employment, the shares of Cinemark Holdings’ common stock underlying restricted stock units shall be issued on March 18, 2019. Per the terms of the employment agreements of Messrs. Warner and Copple, the reported number of shares of Cinemark Holdings’ common stock underlying the restricted stock units remain outstanding and shall vest pro rata as specified in their respective employment agreements, to the extent the IRR is achieved over the two-year performance period.
(11)	The fair market value of the unearned restricted stock units was determined based on the achievement of threshold performance targets at the closing price of Cinemark Holdings’ common stock on December 31, 2015 of $33.43 per share.

Stock Option Exercises and Stock Vested in 2015

The following table provides information on the vesting of restricted stock and restricted stock units during 2015 for each of the NEOs. There were no outstanding stock options for any of the NEOs as of December 31, 2015.

Stock Vested
Name	Stock Awards
	Number of Shares Acquired on Vesting(1) #	Value Realized on Vesting ($)(2)
Lee Roy Mitchell	—	—
Tim Warner	69,332	2,993,094
Mark Zoradi	—	—
Robert Copple	28,091	1,253,562
Sean Gamble	2,348	83,213
Valmir Fernandes	24,396	1,088,774

(1)	The reported numbers include Cinemark Holdings’ common stock from the following vest events:

i.	Fifty percent of the restricted stock granted on March 31, 2011 vested on March 31, 2015;

ii.	The shares of Cinemark Holdings’ common stock underlying the restricted stock units granted in 2011. In February 2014, the Compensation Committee certified that Cinemark Holdings had achieved the highest level of IRR over the three-year performance period from January 1, 2011 until December 31, 2013. The shares of Cinemark Holdings’ common stock underlying the restricted stock units were issued on March 31, 2015.

iii.	One-third of Mr. Warner’s restricted stock granted on March 8, 2012 vested on March 8, 2015;

iv.	One-third of Mr. Warner’s restricted stock and 50% of the restricted stock of Messrs. Copple and Fernandes granted on March 29, 2013, vested on March 29, 2015;

v.	Fifty-percent of Mr. Warner’s restricted stock granted on March 26, 2014 vested on March 26, 2015; and

vi.	One-third of Mr. Gamble’s restricted stock granted on August 27, 2014 vested on August 27, 2015.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Cinemark Holdings’ common stock on the following dates:

i.	March 30, 2015 of $44.67 per share;

ii.	March 6, 2015 of $41.21 per share;

iii.	March 27, 2015 of $44.41 per share;

iv.	March 30, 2015 of $43.52 per share; and

v.	August 26, 2015 of $35.44 per share.

Discussion of the Terms of the Employment Agreements with our NEOs

We have employment agreements with our NEOs and certain other executive officers. Consistent with our compensation philosophy, Cinemark Holdings entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of Messrs. Mitchell, Zoradi, Gamble and Fernandes. Although Mr. Warner’s employment agreement terminated effective April 1, 2016 and Mr. Copple’s employment agreement terminated effective March 4, 2016, the summary below includes material terms of their employment agreements since their compensation for the 2015 fiscal year were governed by the terms of their respective employment agreements.

Term

The term of Mr. Zoradi’s employment agreement terminates on August 23, 2018. However, Cinemark Holdings may elect to extend the term for an additional one-year period upon six months’ notice to Mr. Zoradi.

The initial terms of the employment agreements of Messrs. Mitchell, Gamble and Fernandes is three years. At the end of each year, the term is extended for an additional one-year period unless the NEO’s employment is terminated.

Annual Base Salary

The annual base salaries are subject to review each year by the Compensation Committee for increase (but not decrease).

Cash Bonus

In addition to annual base salaries, the NEOs are eligible to receive a cash bonus upon Cinemark Holdings meeting certain performance targets established by the Compensation Committee for the fiscal year. Mr. Warner,

Mr. Zoradi and Mr. Copple’s target bonus shall not be less than 100% and the maximum target shall not be less than 150% of their respective annual base salaries. Messrs. Mitchell, Gamble and Fernandes do not have a target cash bonus percentage specified in their employment agreements.

Long-term Equity Incentive Awards

The NEOs are entitled to participate in and receive grants of long-term equity incentive awards under Cinemark Holdings’ Incentive Plan. Mr. Warner and Mr. Zoradi’s long-term equity incentive awards must be at least 200% of their respective base salaries and Mr. Copple’s long-term equity incentive awards must be at least 150% of his annual base salary.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of his base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by Cinemark Holdings.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

Mr. Zoradi is entitled to receive an annual personal expense allowance of $30,000 for personal travel and living expenses, reduced by standard withholding and other authorized deductions.

The employment agreements of Messrs. Warner, Zoradi, Copple, Gamble and Fernandes provide that unless the executive’s employment is terminated by us for cause the executive will be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. However, if employment is terminated for Good Reason (as defined in the employment agreements), the covenant of non-competition becomes null and void. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid base salary, a pro rata cash bonus for the fiscal year in which the termination occurs and any previously vested long-term equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s base salary in effect as of the date of such termination, payable in accordance with Cinemark Holdings’ normal payroll practices for a period of twelve (12) months; an amount equal to the most recent cash bonus Mr. Mitchell received for the fiscal year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in Cinemark Holdings’ welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Warner or Mr. Zoradi resign for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the terms of the employment agreements, they shall receive, the Accrued Employment Entitlements; an amount equal to their base salary in effect as of the date of such termination payable in accordance with Cinemark Holdings’ normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; the executive and his dependents will be entitled to continue to participate in Cinemark Holdings’ welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding long-term equity incentive awards with service-based vesting provisions shall become immediately vested as of the termination date and any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Copple, Gamble or Fernandes is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the base salary in effect as of the date of such termination, payable in accordance with Cinemark Holdings’ normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent cash bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; long-term equity incentive awards other than stock options with service-based vesting provisions shall become vested on a pro rata basis and long-term equity incentive awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in Cinemark Holdings’ welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Copple, Gamble or Fernandes resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by Cinemark Holdings to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in Cinemark Holdings’ welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding long-term equity incentive awards shall vest in accordance with the Incentive Plan.

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change of Control

Mr. Mitchell does not have a change of control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change of control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s base salary and one and one half times the most recent cash bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within 30 days of termination and executive and executive’s dependents shall be entitled to continue to participate in Cinemark Holdings’ welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards were granted.

Information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2015 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the NEOs pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change of control, assuming such triggering event occurred on December 31, 2015.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$912,474	$2,106,664	$7,205	$7,690	$86,500	$—	$3,120,533
Tim Warner	$274,667	$1,236,000	$12,084	$60,592	$828	$5,413,821	$6,997,992
Mark Zoradi	$2,133,333	$427,397	$2,820	$6,347	$828	$88,322	$2,659,047
Robert Copple	$1,236,000	$1,426,800	$15,058	$37,374	$828	$3,592,789	$6,308,849
Sean Gamble	$927,000	$638,515	$13,430	$13,749	$828	$259,149	$1,852,671
Valmir Fernandes	$968,200	$1,013,160	$15,058	$27,991	$828	$2,717,892	$4,743,130

(1)

Based on the annual base salaries in effect as of December 31, 2015, the amounts reported are calculated as follows: one-time the annual base salary for Mr. Mitchell and two times the annual base salary for Messrs. Copple, Gamble and Fernandes. The amounts reported for Messrs. Warner and Zoradi are based on payment at the rate of $824,000 and $800,000 per year respectively until the end of the Term (as defined in their respective employment agreement). Subject to Treasury Regulations as specified in the respective employment agreements, the amounts would have been payable in a lump sum. Otherwise, according to Cinemark Holdings’ normal payroll practices for a period of 24 months to Messrs. Copple, Gamble and Fernandes; for a period of 12 months to Mr. Mitchell and through the end of the Term (as defined in the employment agreement) to Mr. Warner and through the end of the Term or Renewal Term (as defined in the employment agreement) to Mr. Zoradi.
(2)	For Mr. Warner and Mr. Zoradi, the amount is the cash bonus each of them would have received for the 2015 fiscal year. For Messrs. Copple, Gamble and Fernandes, the amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2015 fiscal year and the cash bonus received by the NEO for the 2014 fiscal year. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year. The cash bonuses for the 2015 fiscal year would have been payable to the NEOs at the same time as payments are made to other similarly situated executives. The cash bonuses for the 2014 fiscal year would have been payable to Messrs. Mitchell, Copple, Gamble and Fernandes in a lump sum within 30 days of termination.
(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Warner, Zoradi, Copple, Gamble and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Warner, Zoradi, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Warner’s and Mr. Zoradi’s employment agreements, any outstanding equity award with time-based vesting provisions would have vested as of the termination date. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Copple, Gamble and Fernandes, any outstanding long-term equity incentive awards with time-based vesting provisions would have vested on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such long-term equity incentive award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

Based on the above provisions, the total number of shares of Cinemark Holdings’ common stock subject to the long-term equity incentive awards that would have vested for each of Messrs. Warner, Zoradi, Copple, Gamble and Fernandes on December 31, 2015 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	38,723
Mark Zoradi	2,642
Robert Copple	46,682
Sean Gamble	4,216
Valmir Fernandes	37,555

Restricted stock units: As disclosed previously, the restricted stock units granted in 2012 vested at 76.67% of the maximum, and the restricted stock units granted in 2013 and 2014 shall vest at the maximum. We assumed for purposes of this disclosure that the restricted stock granted in 2015 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	123,222
Mark Zoradi	—
Robert Copple	60,790
Sean Gamble	3,536
Valmir Fernandes	43,746

There were no outstanding stock options for any of the NEOs as of December 31, 2015.

The values of the equity awards have been calculated using the closing price of Cinemark Holdings’ common stock on December 31, 2015 of $33.43 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

Name	Salary	Bonus	Health Insurance	Life and Disability Insurance	Assistance	Value of Equity Awards	Total
Lee Roy Mitchell	$—	$—	$—	$—	$—	$—	$—
Tim Warner	$1,648,000	$2,235,600	$30,210	$75,740	$828	$5,413,821	$9,404,199
Mark Zoradi	$1,600,000	$427,397	$7,050	$7,934	$828	$88,322	$2,131,531
Robert Copple	$1,236,000	$1,676,700	$37,645	$46,718	$828	$4,422,388	$7,420,279
Sean Gamble	$927,000	$697,053	$33,575	$17,187	$828	$604,448	$2,280,091
Valmir Fernandes	$968,200	$1,211,126	$37,645	$34,989	$828	$3,277,043	$5,529,830

(1)	There is no change of control provision in Mr. Mitchell’s employment agreement.
(2)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2015 payable in a lump sum within 30 days of such termination.

(3)	The amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2015 fiscal year and one and a half times the cash bonus received by the NEO for the 2014 fiscal year, payable in a lump sum within 30 days of such termination. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year.
(4)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(5)	Messrs. Warner, Zoradi, Copple, Gamble and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(6)	The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change of control, any outstanding equity award granted to the NEO shall be fully vested, and all restrictions shall lapse.

Based on the above provision, the total number of shares of Cinemark Holdings’ common stock subject to the long-term equity incentive awards that would have vested for each NEO upon termination due to a change of control on December 31, 2015 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	38,723
Mark Zoradi	2,642
Robert Copple	62,508
Sean Gamble	10,050
Valmir Fernandes	48,413

Restricted stock units: As disclosed previously, the restricted stock units granted in 2012 shall vest at 76.67% of the maximum opportunity, and the restricted stock units granted in 2013 and 2014 shall vest at the maximum. We assumed for purposes of this disclosure that the restricted stock granted in 2015 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	123,222
Mark Zoradi	—
Robert Copple	69,780
Sean Gamble	8,031
Valmir Fernandes	49,614

The values of the long-term equity incentive awards have been calculated using the closing price of our Cinemark Holdings’ common stock on December 31, 2015 of $33.43 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary	Bonus	Health Insurance	Life and Disability Insurance	Assistance	Value of Equity Awards	Total
Lee Roy Mitchell	$912,474	$1,368,711	$7,205	$7,690	$86,500	$—	$2,382,580
Tim Warner	$824,000	$1,236,000	$12,084	$30,296	$828	$4,423,023	$6,526,231
Mark Zoradi	$800,000	$427,397	$2,820	$3,173	$828	$48,106	$1,282,324
Robert Copple	$618,000	$927,000	$15,058	$18,687	$828	$3,592,789	$5,172,362
Sean Gamble	$463,500	$521,438	$13,430	$6,875	$828	$259,149	$1,265,220
Valmir Fernandes	$484,100	$617,228	$15,058	$13,996	$828	$2,717,892	$3,849,102

(1)	The amounts reported are the annual base salary of each named executive officer in effect as of December 31, 2015, payable in a lump sum.
(2)	The amounts reported are the annual bonus each NEO would have received for the 2015 fiscal year payable in a lump sum at the same time as the cash bonus payments are made to other similarly situated active executives pursuant to the terms of the Bonus Plan. Mr. Fernandes’ bonus includes the additional $132,128 payout for the 2015 fiscal year.
(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(4)	The amounts reported have been determined based on the following provision in the respective employment agreements: Any outstanding long-term equity incentive awards shall vest on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

The participant or the participant’s estate or representative shall be entitled to receive any previously vested long-term equity incentive awards.

Pursuant to the above, the total number of shares of Cinemark Holdings’ Common Stock subject to the long-term equity incentive awards that would have vested upon death or disability of each NEO would have been as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	20,067
Mark Zoradi	1,439
Robert Copple	46,682
Sean Gamble	4,216
Valmir Fernandes	37,555

Restricted stock units, based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Lee Roy Mitchell	—
Tim Warner	107,240
Mark Zoradi	—
Robert Copple	60,790
Sean Gamble	3,536
Valmir Fernandes	43,746

There were no outstanding stock options for any of the NEOs as of December 31, 2015.

The values of the long-term equity incentive awards have been calculated using the closing price of Cinemark Holdings’ common stock on December 31, 2015 of $33.43 per share.

Director Compensation

The compensation of the non-employee directors is governed by the Director Compensation Policy which became effective as of June 4, 2015. Non-employee directors include any member of the Holdings Board who (i) is neither Cinemark Holdings’ employee nor an employee of any of its subsidiaries; and (ii) is not an employee of any of Cinemark Holdings’ stockholders with contractual rights to nominate directors. Therefore, employees of Cinemark Holdings, Messrs. Mitchell and Zoradi do not receive any additional compensation for their services on the Holdings Board.

Each non-employee director receives the following annual cash retainers, as applicable, for services as a Holdings Board member:

(a)	a base director retainer of $60,000;

(b)	additional retainer of $25,000 for the non-employee director who serves as the lead independent director of the Holdings Board;

(c)	additional retainer for services on the committees as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$10,000	$5,000
Governance	$10,000	$5,000
Strategic Long-Range Planning	$10,000	$5,000
New Ventures	$10,000	$5,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Holdings Board meeting they attend.

In addition to the annual cash retainers, the non-employee directors also receive an annual grant of restricted stock valued at $110,000.

Employees of Cinemark Holdings or its subsidiaries, Messrs. Mitchell and Zoradi, who are also Holdings Board members, do not receive any additional compensation for their services on the Holdings Board.

The number of shares of restricted stock to be issued is determined by dividing $110,000 by the closing price of Cinemark Holdings’ common stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the grant date subject to continued service to Cinemark Holdings through the vest date. However, the Compensation Committee, as the administrator of the Incentive Plan, may modify the vest schedule of an award.

The following table sets forth summary information regarding the compensation of Cinemark Holdings’ non-employee directors for the 2015 fiscal year. Mr. Zoradi’s compensation as a director for the period June 4, 2015 until August 23, 2015 has been included in his compensation as the CEO in the Summary Compensation Table for 2015 on page 101.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Darcy Antonellis	$35,000	$101,532	$1,218	$137,750
Benjamin D. Chereskin	$71,250	$109,986	$2,146	$183,382
Vahe A. Dombalagian	$25,714	—	$825	$26,539	(4)
Peter R. Ezersky	$32,143	—	$825	$32,968
Steven P. Rosenberg	$77,500	$109,986	$2,146	$189,632
Enrique F. Senior	$67,500	$109,986	$2,146	$179,632
Carlos M. Sepulveda	$87,500	$109,986	$2,146	$199,632
Donald G. Soderquist	$86,250	$109,986	$2,146	$198,382
Raymond W. Syufy	$67,500	$109,986	$2,146	$179,632
Nina G. Vaca	$71,250	$109,986	$1,700	$182,936

(1)	Includes all annual cash retainers as applicable.
(2)	The aggregate grant date fair values were calculated based upon the closing price of Cinemark Holdings’ common stock on June 15, 2015 of $41.63 per share for Messrs. Chereskin, Senior, Sepulveda, Soderquist, Syufy and Rosenberg and Ms. Vaca and on July 13, 2015 of $41.68 per share for Ms. Antonellis. This calculation is in accordance with FASB ASC Topic 718. See Note 16 to Cinemark Holdings’ 2015 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which Cinemark Holdings will recognize compensation expense for such awards.

At December 31, 2015, each of Messrs. Chereskin, Senior, Sepulveda, Soderquist, Syufy and Rosenberg and Ms. Vaca owned 2,642 shares of restricted stock and Ms. Antonellis owned 2,436 shares of restricted stock. Ms. Antonellis’s annual director restricted stock grant was pro-rated from July 7, 2015, her date of election as a Holdings Board member. See also “Security Ownership of Certain Beneficial Owners and Management” on page 118 for ownership as of March 25, 2016. Messrs. Dombalagian and Ezersky resigned effective June 4, 2015 and thus did not receive the annual grant of restricted stock.

(3)	The amounts reported are dividends paid during the 2015 fiscal year on the shares of unvested restricted stock granted in 2014 and 2015. Messrs. Dombalagian and Ezersky received dividends only on the restricted stock granted in 2014 which vested on May 22, 2015.
(4)	Pursuant to the partnership agreement with his employer, Mr. Dombalagian remitted his compensation to MDP.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee qualifies as an independent, non-employee director and no member of the Compensation Committee has served as an officer or employee of the Company. During the 2015 fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on the Holdings Board or on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our outstanding common stock is beneficially owned by Cinemark Holdings. The following table presents information regarding beneficial ownership of Cinemark Holdings’ common stock as of March 25, 2016 by:

•	each person known by us to beneficially hold five percent or more of Cinemark Holdings’ common stock;

•	each of Cinemark Holdings’ directors;

•	each of Cinemark Holdings’ NEOs; and

•	all of Cinemark Holdings’ executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. To the extent indicated below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days of March 25, 2016 and are included for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 120,520,649 shares of Cinemark Holdings’ common stock issued and outstanding as of March 25, 2016. As of March 25, 2016, there were 447 holders of record of Cinemark Holdings’ common stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	9,286,248	7.7%
The Vanguard Group(3)	7,089,036	5.9%
Directors and NEOs
Lee Roy Mitchell(4)	10,122,845	8.4%
Mark Zoradi(5)	32,434	*
Tim Warner(6)	125,038	*
Sean Gamble(7)	22,017	*
Valmir Fernandes(8)	84,615	*
Darcy Antonellis(9)	2,436
Benjamin D. Chereskin(10)	63,186
Steven P. Rosenberg(11)	42,156	*
Enrique F. Senior(11)	48,267	*
Carlos M. Sepulveda(11)	48,267	*
Donald G. Soderquist(11)	48,267	*
Raymond W. Syufy(11)	9,115	*
Nina G. Vaca(11)	4,159	*
Executive Officers & Directors as a Group (15 persons)(12)	10,841,760	9.0%

*	Less than 1%.
(1)	In computing the number of shares of Cinemark Holdings’ common stock beneficially owned by a person and the percentage ownership of that person, Cinemark Holdings deemed outstanding shares of Cinemark Holdings’ common stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of the Record Date. Cinemark Holdings did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by BlackRock, Inc. on January 26, 2016. Black Rock, Inc. may be deemed to beneficially own the reported shares of Cinemark Holdings’ common stock and has filed Schedule 13G as the parent holding company or control person on behalf of its subsidiaries BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Life Limited. BlackRock, Inc. reported (i) sole voting power over 8,894,959 shares and (ii) sole dispositive power over 9,286,248 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10022.
(3)	Based upon statements in Schedule 13G filed by The Vanguard Group on February 11, 2016. The Vanguard Group may be deemed to beneficially own the reported shares of Cinemark Holdings’ common stock and has filed Schedule 13G as the parent holding company or control person on behalf of its wholly-owned subsidiaries Vanguard Fiduciary Trust Company (beneficial owner of 73,663 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 11,700 shares). The Vanguard Group has (i) sole voting power over 79,963 shares (ii) shared voting power over 5,400 shares (iii) shared dispositive power over 79,063 shares and (iv) sole dispositive power over 7,009,973 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)	Includes 4,419,095 shares of Cinemark Holdings’ common stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.
(5)	Includes 30,434 shares of restricted stock.
(6)	Includes 36,200 shares of restricted stock and 67,557 shares of Cinemark Holdings’ common stock underlying restricted stock units granted in 2013 and 2014 that were issued on April 1, 2016.
(7)	Includes 20,311 shares of restricted stock.
(8)	Includes 58,924 shares of restricted stock.
(9)	The reported shares are restricted stock.
(10)	Includes 2,642 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.
(11)	Includes 2,642 shares of restricted stock.
(12)	There are no shares of Cinemark Holdings’ common stock issuable upon the exercise of options. The numbers reported do not include 253,506 shares of Cinemark Holdings’ common stock underlying restricted stock units granted to the executive officers that are subject to vesting based on achievement of performance objectives.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Holdings Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. The Holdings Board has determined that its Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Holdings Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, its Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of Cinemark Holdings.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to Cinemark Holdings. If management, in consultation with our CEO, CFO or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Holdings Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.6 million of management fee revenue from Laredo during the 2015 fiscal year. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, we had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for us. The Aircraft Agreement specifies the maximum amount that the Operator can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. We will pay the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the 2015 fiscal year, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $400,000.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of Cinemark Holdings. Ms. Mitchell received total compensation of $190,285 for the 2015 fiscal year. Such amount included base salary of $121,797, a cash bonus for the 2015 fiscal year of $45,674, benefits (health, life and disability insurance) of $22,330 and annual matching contribution to 401(K) of $7,689. There were no long-term equity incentive awards granted to Ms. Mitchell during the 2015 fiscal year.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President – Purchasing of the Company. Mr. Hebert received total compensation of $772,206 for the 2015 fiscal year. Such amount included base salary of $278,100, a cash bonus for the 2015 fiscal year of $166,860, benefits (health, life and disability insurance) of $26,843, annual matching contribution to 401(K) of $13,912, dividends received during the 2015 fiscal year on unvested restricted stock and vested restricted stock units that vested in March 2015 of $31,162 and the grant date fair market values of restricted stock award of $267,600 and restricted stock units of $151,833 (based on maximum vesting and subject to Cinemark Holdings achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2019).

Century Theatres

Our subsidiary, Century Theatres, currently leases 15 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, a director, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the 2015 fiscal year, we paid approximately $21 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to Cinemark Holdings’ initial public offering, it entered into the Director Nomination Agreement with certain of Cinemark Holdings’ then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Holdings Board. Pursuant to the Director Nomination Agreement, certain of Cinemark Holdings’ then current stockholders, MDCP, the Mitchell Investors (as defined in the Director Nomination Agreement), Syufy Enterprises, LP and the Quadrangle Investors (as defined in the Director Nomination Agreement) had rights to designate nominees to the Holdings Board. Currently, only the Mitchell Investors have the right to nominate two directors to the Holdings Board.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to Cinemark USA, Inc. and not to any of its subsidiaries or its Parent Entities.

The Company issued the 2016 Notes, and will issue the Exchange Notes, pursuant to a supplemental indenture, dated March 21, 2016, to the indenture dated May 24, 2013 among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee, governing our existing $530,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 (the “Existing 4.875% Notes”). We refer to such indenture and the supplemental indenture together as the “Indenture.” The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The aggregate principal amount of Notes issuable under the Indenture is unlimited, although the issuance of Exchange Notes in this exchange offering will be limited to an aggregate principal amount of $225,000,000. The form of Exchange Notes will be identical in all material respects to that of the 2016 Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will not apply to the Exchange Notes. The Exchange Notes will not represent new Indebtedness of the Company. We may issue an unlimited principal amount of Additional Notes having identical terms and conditions as the Exchange Notes, subject to our compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Exchange Notes and will vote on all matters with the holders of the Exchange Notes.

The Exchange Notes will constitute “Additional Notes” under the Indenture, will be treated as a single series with the Existing 4.875% Notes under the indenture and will have the same terms as the Existing 4.875% Notes, other than the issue date, the issue price and the first interest payment date. Upon issuance of the 2016 Notes, there was an outstanding aggregate principal amount of $755,000,000 of 4.875% Senior Notes due 2023. Holders of the Exchange Notes offered hereby and the Existing 4.875% Notes will vote as one series under the Indenture. Upon the consummation of the exchange offer the CUSIP and ISIN numbers for the Exchange Notes offered hereby will be automatically merged with the CUSIP and ISIN numbers for the Existing 4.875% Notes, at which point we expect that the Exchange Notes offered hereby will be fungible with the Existing 4.875% Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Exchange Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The Exchange Notes will:

•	be general senior unsecured obligations of the Company;

•	be limited to an aggregate principal amount of $225,000,000, subject to our ability to issue Additional Notes;

•	mature on June 1, 2023;

•	rank equal in right of payment with any existing and future Senior Debt of the Company, including Indebtedness of the Company under the Credit Agreement and the Existing Senior Notes;

•	be structurally subordinated to Indebtedness and other liabilities, including trade payables, of the Company’s non-Guarantor Subsidiaries;

•	rank effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the value of the collateral securing that Indebtedness, including Indebtedness of the Company under the Credit Agreement which is secured by a pledge of the Capital Stock of certain of the Company’s domestic subsidiaries and by certain of the Company’s real property and substantially all of the Company’s personal and intangible property; and

•	rank senior in right of payment to all future subordinated Indebtedness of the Company.

The Exchange Notes will be guaranteed by each of the Company’s Restricted Subsidiaries that guarantees, assumes or in any other manner becomes liable with respect to any of the Company’s or a Guarantors’ Indebtedness.

Each Subsidiary Guarantee will:

•	be a general senior unsecured obligation of such Guarantor;

•	rank equal in right of payment with any existing and future Senior Debt of such Guarantor, including the guarantees by such Guarantor of the Credit Agreement and the Existing Senior Notes;

•	be structurally subordinated to Indebtedness and other liabilities, including trade payables, of such Guarantor’s Subsidiaries that are not Guarantors;

•	rank effectively junior in right of payment to any secured Indebtedness of such Guarantor to the extent of the value of the collateral securing that Indebtedness, including the guarantee by such Guarantor of Indebtedness under the Credit Agreement; and

•	rank senior in right of payment to any future subordinated Indebtedness of such Guarantor.

As of December 31, 2015, on an as adjusted basis, after giving effect to the Refinancing Transactions (as defined under the heading “Prospectus Summary — Redemption of 7.375% Senior Subordinated Notes due 2021”), the Company would have had total Senior Debt of approximately $1,839.6 million. As of December 31, 2015, on the same basis, the Guarantors would have had total Senior Debt of approximately $1,839.6 million (including their Guarantees of the Credit Agreement and the Existing Senior Notes). Subject to certain limitations, the Company and its Restricted Subsidiaries may incur other Indebtedness in the future, including secured Indebtedness. Moreover, the Indenture does not impose any limitation on the incurrence by the Company and its Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture.

Not all of our Subsidiaries will Guarantee the Exchange Notes. For the year ended December 31, 2015, our non-Guarantor Subsidiaries generated in the aggregate approximately $764.6 million, or 26.8%, of our consolidated revenues. As of December 31, 2015, our non-Guarantor Subsidiaries on a combined basis accounted for approximately $1,239.1 million, or 30.0%, of our consolidated total assets. As of such date, the Indebtedness and other liabilities (other than Indebtedness and other liabilities owed to the Company or a Guarantor) of our non-Guarantor Subsidiaries were approximately $261.6 million, and the Exchange Notes and the Subsidiary Guarantees would have been structurally subordinated to such Indebtedness and other liabilities. The Indenture permits, subject to certain limitations, the Company’s non-Guarantor Subsidiaries to incur additional Indebtedness and other liabilities. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s non-Guarantor Subsidiaries, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or any Guarantor.

As of the Closing Date, all of the Company’s Subsidiaries other than Cinemark Media, Inc. were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries and certain Restricted

Subsidiaries will not guarantee the Exchange Notes. Cinemark Media, Inc. conducts no independent operations and its primary assets are its ownership interests in National CineMedia, Inc., Digital Cinema Implementation Partners, LLC and DCDC Holdings, Inc.

Principal, Maturity and Interest

The Company will issue Exchange Notes up to a maximum aggregate principal amount of $225,000,000. The Company may issue Additional Notes from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 1, 2023.

Interest on the Exchange Notes will accrue at a rate of 4.875% per annum and will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2016. We will pay interest to those persons who were Holders of record on the May 15 and November 15 immediately preceding the related interest payment dates.

Accrued interest on the 2016 Notes was paid by the purchasers of the 2016 Notes from December 1, 2015, the last day interest was paid on the Existing 4.875% Notes, to the Closing Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

Wells Fargo Bank, N.A. the trustee acts as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

The Notes will be guaranteed by each of the Company’s current and future Restricted Subsidiaries that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness of the Company or any Guarantor. The Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company’s obligations under the Notes and all obligations under the Indenture. The Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to attempt to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Exchange Notes and this Exchange Offer — Under insolvency and fraudulent conveyance laws, a court could void obligations under the notes and the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless immediately after giving effect to the transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of the Indenture;

(2) in connection with any sale, exchange or transfer of the Capital Stock of a Guarantor, after which such Guarantor is no longer a Subsidiary of the Company, so long as the sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon the discharge of the Notes in accordance with the legal defeasance provisions of the Indenture; or

(5) upon the release, termination or satisfaction of the Guarantor’s guarantee or assumption of certain other Indebtedness as more particularly described in the covenant under the caption “— Certain Covenants — Future Guarantors.”

Optional Redemption

Except as described below, the Notes are not redeemable at the Company’s option prior to June 1, 2018.

At any time prior to June 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 104.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with funds in an amount equal to the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the principal amount of notes issued under the Indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On and after June 1, 2018, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice except that a redemption notice may be sent more than 60 days prior to a redemption if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below:

Year	Percentage
2018	102.438%
2019	101.625%
2020	100.813%
2021 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Company.

In addition, at any time and from time to time prior to June 1, 2018, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be sent to Holders of the Notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Notice of any redemption or purchase of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control) may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date, or by the redemption or purchase date so delayed. In addition, the Company may provide in such notice that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after June 1, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on June 1, 2018 (such redemption price being described above in the third paragraph of this “— Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on the Notes through June 1, 2018 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 1, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 1, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with the Company.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis (and in the case of global notes, on as near a pro rata basis as practical, subject to the applicable procedures of the Depository Trust Company or other depositary for the Notes), by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 in aggregate principal amount or less can be redeemed in part. Except as otherwise specified, notices of redemption will be sent as provided in the Indenture at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except as described above under “Optional Redemption.”

If any note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless the Company defaults in paying the redemption price, on and after the redemption date, interest and Additional Interest, if any, will cease to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that Holder’s Notes on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase (a “Change of Control Payment Date”). Within 30 days following any Change of Control, the Company will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly send to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Credit Agreement restricts, and future agreements may also restrict, the Company’s right to repurchase the notes as a result of a Change of Control.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if an irrevocable notice of redemption has been given pursuant to the Indenture in accordance with the provisions set forth under the caption “— Optional Redemption” for all outstanding notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make a Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than any Indebtedness of the Company owing to and held by a Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under the Indenture) that is subordinated to the Notes or the Subsidiary Guarantees, if any, except a payment of principal at the Stated Maturity thereof, other than any purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of a sinking fund obligation, principal installment or final maturity, in each case, within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Start Date (including Restricted Payments permitted by clauses (1), (9), (12) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph; all payment calculations being made as if this covenant had been in effect as of the Start Date and at all times thereafter), is less than the sum, without duplication, of:

(a) (i) Consolidated Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, minus (ii) (A) for the period from the Start Date to March 31, 2011, 2.0 and (B) thereafter, 1.7, multiplied by Fixed Charges of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities and other property received by the Company or any Guarantor since immediately after the Start Date from the sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Company, any Parent Entity and the Company’s Subsidiaries after the Start Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; and

(B) to the extent such net cash proceeds or marketable securities or other property are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (or any Parent Entity); provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Start Date (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received after the Start Date by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of Guarantees and other liabilities (other than contingent liabilities), which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Start Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Start Date; plus

(e) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Start Date, the fair market value of the Company’s and its Restricted Subsidiaries’ aggregate interests in such Unrestricted Subsidiary (which, if the fair market value of such interests (other than the value attributable to marketable securities held by such Unrestricted Subsidiary) exceeds $50.0 million, shall be set forth in writing by an accounting, appraisal or investment banking firm of national standing or determined by the Company’s Board of Directors) at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than the amount of the Investments in such Unrestricted Subsidiary made after the Start Date as Permitted Investments hereunder; plus

(f) $300.0 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend or distribution payment would have complied with the provisions of the Indenture;

(2) the payment of principal on or with respect to, or the purchase, redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness subordinated to the notes or any Subsidiary Guarantee or of any Equity Interests of the Company or any Parent Entity made by conversion into, in exchange for, or out of the proceeds of the substantially concurrent (a) sale (other than to a Subsidiary of the Company or constituting an Excluded Contribution or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any Parent Entity or (b) contribution to the capital of the Company (other than by a Subsidiary and other than constituting an Excluded Contribution); provided that the amount of any such proceeds that are utilized for any such payment, purchase, redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clauses (3)(b) and (3)(c) of the preceding paragraph;

(3) the payment of principal on or with respect to, or the purchase, defeasance, redemption, repurchase or other acquisition or retirement of, Indebtedness subordinated to the Notes or any Subsidiary Guarantee with the proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness that is permitted to be incurred pursuant to the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) the declaration and payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent Entity held by any current or former employee, director or consultant of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries (or any permitted transferee of any of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any 12-month period (with unused amounts in any 12-month period after the Start Date being carried over to succeeding 12-month periods subject to a maximum carry-over amount of $15.0 million (without giving effect to the following proviso)); provided, further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Company, any Parent Entity or any of its Subsidiaries that occurs after the Start Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Start Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (5);

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(7) purchases, redemptions or other acquisitions or retirements of Equity Interests occurring or deemed to occur upon (i) exercise of stock options, warrants or other equity based awards to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or other equity-based awards and (ii) the exercise of stock options, warrants or other equity-based awards or the vesting or issuance of shares of restricted stock or other Equity Interests to the extent such Equity Interests represent a portion of the tax liability of the holder thereof with respect thereto;

(8) [RESERVED];

(9) repurchases of Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an asset sale outside of the ordinary course of business, and redemptions of preferred Equity Interests, in each case in connection with any change of control offer or asset sale offer required by the terms thereof, but only if the Company has first complied with and fully satisfied its obligations, if any, under the provisions described under “— Repurchase at the Option of Holders — Change of Control”;

(10) Investments that are made with Excluded Contributions;

(11) the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary of the Company to, or the making of other Restricted Payments to, any Parent Entity in aggregate amounts not to exceed the aggregate amounts required for any such Parent Entities to pay, in each case without duplication,

(a) franchise taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and other taxes, to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from their Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, revenue, receipts, capital or margin of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c) customary salary, bonus and other benefits payable to officers, directors and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to any Parent Entity being a public company, including directors’ fees;

(d) general corporate operating and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of the expenses relating to any Parent Entity being a public company; and

(e) reasonable fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such Parent Entity;

(12) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Company’s common Capital Stock (or any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation after the Start Date of an underwritten public Equity Offering of the Company’s or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received after the Start Date by the Company from any public Equity Offering of common Capital Stock of the Company or contributed after the Start Date to the Company by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

(13) the payment of cash in lieu of issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant;

(14) payments to dissenting stockholders not to exceed $5.0 million in the aggregate (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(15) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis in an aggregate amount not to exceed $100.0 million during any 12-month period from and after April 1, 2011; and

(16) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis of the net after-tax proceeds from sales or other dispositions of the Capital Stock of (a) National CineMedia, LLC and National CineMedia, Inc., or their respective successors, in an aggregate amount not to exceed $65.0 million and (b) RealD Inc., or its successors, in an aggregate amount not to exceed $40.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company or, if such fair market value exceeds $35.0 million, by the Board of Directors of the Company.

If any Investment is made pursuant to the first paragraph of this covenant or any clause (other than clause (1)) of the definition of Permitted Investments in a Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) and thereafter such Person becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and not pursuant to such first paragraph or other clause for so long as such Person continues to be a Restricted Subsidiary.

As of December 31, 2015, after giving effect to the Refinancing Transactions (as defined under the heading “Prospectus Summary — Redemption of 7.375% Senior Subordinated Notes due 2021”) and taking into account funds available to us, the Company would have been able to make approximately $1,879.7 million of Restricted Payments under the formula set forth in the second clause (3) of the first paragraph of this covenant, subject to the other limitations set forth in this covenant and in the covenants governing the Company’s other indebtedness, and limitations imposed by applicable law. In addition, this covenant will permit the Company to make substantial other Restricted Payments and substantial Permitted Investments.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1,700.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (1), (3) and (18));

(3) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes issued in exchange therefor and any Subsidiary Guarantees of the foregoing;

(4)(a) Indebtedness constituting Capital Lease Obligations and (b) Indebtedness, Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Permitted Business (but excluding the purchase of Capital Stock of any Person), provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4)(b) when aggregated with the then outstanding amount of such obligations under clause (5) incurred to refinance such obligations initially incurred in reliance on this clause (4)(b) does not exceed 7.5% of Consolidated Net Tangible Assets (determined as of the time of such incurrence) at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (16) of this paragraph and related interest, premiums, fees and other Obligations;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness,

Disqualified Stock or preferred stock (but for the avoidance of doubt excluding the grant of a Permitted Lien thereon) to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the Guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that in the event such Indebtedness that is being guaranteed is (a) pari passu with the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall rank equally in right of payment to the Notes or Subsidiary Guarantee, as the case may be, or (b) subordinated to the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall be subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be;

(9) the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock and the incurrence of unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC Topic 815 (formerly SFAS 133) and similar provisions), in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the fair market value of the consideration actually received (or, in the case of an acquisition, paid) by the Company and its Restricted Subsidiaries in connection with such transaction;

(11) Indebtedness supported by one or more letters of credit incurred under a Credit Facility in accordance with and pursuant to clause (1) of this paragraph; provided the amount of Indebtedness permitted to be incurred under this clause (11) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein; provided, further, that upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under the Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

(13) Indebtedness represented by property, liability and workers’ compensation insurance, completion guarantees, performance bonds (provided that to the extent that such performance bonds secure Indebtedness, such Indebtedness is otherwise permitted under this covenant), surety bonds, appeal bonds and other obligations (which, in each case, may be in the form of or secured by letters of credit), in each case required or incurred in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any Restricted Subsidiary of the Company or in connection with judgments that do not result in a Default or an Event of Default and all reimbursement obligations under such letters of credit;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding not to exceed $500.0 million;

(15) Construction Indebtedness and Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

(16) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio is equal to or greater than such ratio immediately prior to such acquisition or merger;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee, the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Notes and the holders of such Indebtedness are not permitted to accelerate such Indebtedness or exercise any other remedies with respect thereto until 91 days after the Stated Maturity of the Notes; and

(18) Indebtedness incurred by the Company or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed (i) $70.0 million during the period from the Start Date to the first anniversary thereof; (ii) $70.0 million during the period from the first anniversary of the Start Date to the second anniversary of the Start Date and (iii) $60.0 million after the second anniversary of the Start Date; provided that any unused or repaid amounts may be carried forward and used in subsequent periods without limitation.

Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness subordinated to the Notes or any Subsidiary Guarantee unless such Indebtedness will be subordinated to the Notes or such Subsidiary Guarantee to at least the same extent as such subordinated Indebtedness. No Restricted Subsidiary of the Company that is not a Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor (other than a refinancing of all the Notes).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and divide and later classify, reclassify and divide (in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred on the Issue Date pursuant to clause (1) above and the Company shall not be permitted to later reclassify all or any portion of such Indebtedness outstanding on the Issue Date under the Credit Agreement. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

The Indenture does not treat (1) unsecured Indebtedness as subordinated to secured Indebtedness merely because it is unsecured, (2) Senior Debt that is secured Indebtedness as subordinated to any other Senior Debt that is secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) any Indebtedness as subordinated to any other Indebtedness merely because of maturity date, order of payment or order of application of funds or (4) Indebtedness that is not Guaranteed as subordinated to Indebtedness that is Guaranteed merely because of such Guarantee.

Liens

The Company will not and will not permit any Guarantor to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness upon any of their property or assets (including Capital Stock of Subsidiaries of the Company), owned on the Issue Date or thereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under the Indenture and the Notes or, in respect of any Lien on any Guarantor’s property or assets, any Subsidiary Guarantee of such Guarantor, (1) in the case of Liens securing Indebtedness that is pari passu in right of payment with the Notes or any Subsidiary Guarantee, on an equal and ratable basis with (or, if the Company so elects, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (2) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee, on a senior basis to the obligations so secured with the same relative priority as the Notes or such Subsidiary Guarantee, as the case may be, will have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) in the preceding paragraph.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities and Hedging Obligations, including the Credit Agreement, the Existing Senior Notes indentures and the Existing 2021 Subordinated Notes indenture, as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Subsidiary Guarantees (including the Exchange Notes and the Guarantees thereof);

(3) applicable law, rule, regulation or order;

(4) any agreement, instrument or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement, instrument or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and conveyances entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements and agreements relating to Permitted Business Investments;

(11) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(12) encumbrances or restrictions contained in any Indebtedness, Disqualified Stock or preferred stock incurred by a Foreign Restricted Subsidiary pursuant to the first paragraph of or clauses (1), (4), (5) (but only to the extent a Foreign Restricted Subsidiary initially would have been permitted to incur the underlying Indebtedness), (14), (15), (16) or (18) of the second paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such encumbrance or restriction shall only apply to such Foreign Restricted Subsidiary;

(13) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15) customary subordination provisions governing Indebtedness permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (2) through (15) above or this clause (16); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances and restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(17) restrictions or conditions of the types contained in clause (3) of the preceding paragraph contained in any operating, construction, service, supply, purchase or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement limits the encumbrance solely to the property or assets of the Company or such Restricted Subsidiary that is the subject of such agreement, the payment rights arising thereunder and the proceeds thereof and does not extend to any other asset or property of such Restricted Subsidiary or the assets or property of the Company or any other Restricted Subsidiary.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions and accessions thereto, assets and property affixed or appurtenant thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly, in one or more related transactions: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-issuer of the Notes pursuant to a supplemental indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (2) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Notes and the Indenture and its obligations under the registration rights agreement shall continue to be in effect.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or considerations in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of Cinemark Holdings, Inc. and the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Cinemark Holdings, Inc. and the Company.

The following items will be deemed to not be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary as determined in good faith by the Board of Directors or senior management of the Company;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments,” Permitted Investments (other than pursuant to clause (3) of such definition) and any transactions excluded from their or any component definitions;

(7) [RESERVED];

(8) transactions pursuant to any contract or agreement described in Item 13 of the Company’s Annual Report on Form 10 K for the year ended December 31, 2012, as in effect on the Issue Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those in effect on the Issue Date;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(11) transactions in which the Company or any of its Restricted Subsidiaries delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Future Guarantors

The Indenture provides that if any Restricted Subsidiary of the Company that is not a Guarantor (the “New Guarantor”) Guarantees, assumes or in any other manner becomes liable with respect to Indebtedness of the Company or any Guarantor (the “Other Indebtedness”), then the New Guarantor shall, within ten business days of the date of the New Guarantor’s Guarantee or assumption of the Other Indebtedness, execute and deliver to the trustee a supplemental indenture satisfactory to the trustee pursuant to which the New Guarantor shall become a Guarantor and Guarantee the obligations of the Company under the Indenture and the Notes on a senior basis. Upon the release, termination or satisfaction of the New Guarantor’s Guarantee or assumption of all Other Indebtedness (other than a release, termination or satisfaction as a result of payment under such Guarantee), the New Guarantor’s Subsidiary Guarantee shall automatically be released and terminated. Upon request of the New Guarantor, the trustee shall provide written evidence of such release and termination. The Subsidiary Guarantee of any Guarantor that is not a New Guarantor shall be released and terminated upon notice from the Company if, at the time of such notice, such Restricted Subsidiary would have no obligation to become a Guarantor under this covenant. Notwithstanding the foregoing, the Subsidiary Guarantee of any Guarantor shall not be released and terminated as a result of the termination of the Credit Agreement.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the trustee and the Holders of Notes, within the time periods specified in the Commission’s rules and regulations (including all applicable extensions):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent auditors; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include an unaudited consolidating balance sheet and related statements of income and cash flows for the Company and its Subsidiaries, separately identifying (a) the Company and the Restricted Subsidiaries and (b) the Unrestricted Subsidiaries, in all reports containing the consolidated financial statements (which in the case of annual reports shall be audited) of the Company and its consolidated Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement (the “Exchange Offer”), whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations after giving effect to all applicable extensions (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will be deemed to have furnished such reports to the trustee and the Holders if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

Notwithstanding anything herein to the contrary, the Company will be deemed not to have failed to comply with any of its obligations hereunder for purposes of clause (5) under “— Events of Default and Remedies” until 120 days after the date any report hereunder is required to be made available to the trustee and the Holders pursuant to this covenant.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Notes to comply with the provision described under the caption “— Repurchase at the Option of Holders — Change of Control”;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

(6) default by the Company or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee existed on the Issue Date, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $25.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that are individually or collectively a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Interest, if any, shall become due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Subsidiary Guarantees or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy, reorganization and insolvency events with respect to the Company) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), to pay the principal of, and interest, premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, assuming that no intervening bankruptcy of the Company between the date of the deposit and the 91st day following the deposit will occur and that no Holder of Notes is an insider of the Company under applicable bankruptcy law, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(10) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the preceding paragraph, without the consent of any Holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(3) provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or a Guarantor;

(4) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the Issue Date;

(6) add Subsidiary Guarantees with respect to the Notes or to secure the Notes or the Subsidiary Guarantees;

(7) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee thereunder pursuant to the requirements thereof; or

(9) conform the text of the Notes, the Subsidiary Guarantees or the Indenture to any provision of the “Description of Notes” contained in the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the Notes, the Subsidiary Guarantees or the Indenture.

For the avoidance of doubt, clauses (2) and (7) of the second paragraph under this caption “— Amendment, Supplement and Waiver” do not apply to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control,” provisions related thereto and payments required thereunder; provided that such covenant, provisions related thereto and payments required thereunder will be governed by the first paragraph under this caption “— Amendment, Supplement and Waiver.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S., dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at their Stated Maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2016 Notes” means the 4.875% senior notes due 2023 issued by the Company on the Closing Date.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning assigned to such term in the registration rights agreement.

“Additional Notes” means the 4.875% senior notes due 2023 of the Company issued under the Indenture after the Issue Date and having identical terms to the Existing 4.875% Notes, other than with respect to the date of issuance and issue price, first payment of interest and rights under a related registration rights agreement, if any.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings; provided that exclusively for purposes of the covenant described above under “— Certain Covenants — Transactions with Affiliates,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), such “person” or “group” will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or in the location of the corporate trust office of the trustee are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars or in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of at least “P-1” from Moody’s Investors Service, Inc. or “A-1” from Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition;

(6) with respect to any Foreign Restricted Subsidiary having its principal operations in Mexico only, (A) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (B) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (6) are made in the ordinary course of business for cash management purposes;

(7) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company’s or such Restricted Subsidiary’s Investment therein, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in the highest rating category of both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services;

(8) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc.;

(9) in the case of any Foreign Restricted Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks and similar institutions located in the jurisdiction of organization of such Foreign Restricted Subsidiary; and

(10) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or any Parent Entity, measured by voting power rather than number of shares.

“Closing Date” means March 21, 2016.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) any increase in deferred lease expense; plus

(2) provision for taxes directly or indirectly based on income, receipts, margin or profits of such Person and its Restricted Subsidiaries for such period; plus

(3) Fixed Charges to the extent such amounts are included in the calculation of Consolidated Net Income; plus

(4) depreciation, impairment losses, charges, write-offs and write-downs, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses, including foreign exchange losses not included in operating income, (excluding (other than foreign advance rents paid at the inception of the lease) any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus

(5) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio only, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(6) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio only, any reasonable expenses and charges related to any Equity Offering, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case, whether or not successful); plus

(7) any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under the Indenture (in each case, whether or not successful) or the Refinancing Transactions; minus

(8) non-cash items increasing such Consolidated Net Income for such period (including foreign exchange gains not included in operating income), other than (i) the accrual of revenue or amortization of prepaid cash income in the ordinary course of business and (ii) the reversal of an accrual or cash reserve that was excluded pursuant to paragraph (4) above in any prior period; minus

(9) any decrease in deferred lease expense, in each case, on a consolidated basis and determined in accordance with GAAP; provided, however, that expenses payable by any Parent Entity described in clause (11) of the second paragraph of the covenant described above under “— Certain Covenants — Restricted Payments,” the funds for which (or an equivalent amount of funds) are provided by the Company or its Restricted Subsidiaries shall be treated as if paid by the Company for the purposes of calculating Consolidated Cash Flow of the Company.

Notwithstanding the preceding sentence, clauses (1) through (9) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, however, in the case of the Company and its Restricted Subsidiaries, (i) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Restricted Subsidiaries, (ii) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (iii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, distributions or other payments paid in cash (or marketable securities) to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Restricted Subsidiary of the specified Person);

(2) other than for the purpose of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or, with respect to Foreign Restricted Subsidiaries, is typically obtained in the ordinary course of business consistent with past practice and shall be excluded to the extent such approval is subsequently not received) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Start Date resulting from the application of SFAS No. 142 or ASC Topic 350 (or similar pronouncements) shall be excluded;

(5) any net after-tax income or loss from discontinued operations, net after-tax gains or losses on disposal of discontinued operations and losses arising from lease dispositions shall be excluded; and

(6) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including, without limitation, costs and expenses arising from the Refinancing Transactions), and the related tax effects according to GAAP, shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items, and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Construction Indebtedness” means Indebtedness incurred by the Company or its Restricted Subsidiaries in connection with the construction of motion picture theatres or screens.

“Credit Agreement” means that certain Credit Agreement, dated as of October 5, 2006 (as amended and restated on December 18, 2012), by and among the Company, as borrower, Cinemark Holdings, Inc., Cinemark Inc., CNMK Holding, Inc. and the subsidiary guarantors named therein, as guarantors, the lenders and other entities party thereto and Lehman Commercial Paper Inc., as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith from time to time, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

“DCIP” means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent entity thereof and has no independent operations.

“Deemed Capitalized Leases” means obligations of the Company or any Restricted Subsidiary of the Company that are classified as “capital lease obligations” under GAAP due to the application of Emerging Issues Task Force Regulation 97-10 or ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute Capital Lease Obligations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Digital Projector Financing” means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Restricted Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which there are no Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale not in the ordinary course of business will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” and the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public (other than pursuant to a Form S-4 or Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company or any Parent Entity) or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company or any Parent Entity (the proceeds of which have been contributed to the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.

“Excluded Contribution” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or Parent Entities) of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity (the proceeds of which have been contributed to the Company), in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an officers’ certificate, the cash proceeds of which are excluded from the calculation set forth in clauses (3)(b) and (3)(c) of the first paragraph of the covenant described above under the heading “— Certain Covenants — Restricted Payments.”

“Existing 2019 Senior Notes” means the $470,000,000 aggregate principal amount of the Company’s 8.625% senior notes due 2019 issued on June 29, 2009 (less the aggregate principal amount of Existing 2019 Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing 2021 Subordinated Notes” means the $200,000,000 aggregate principal amount of the Company’s 7.375% senior subordinated notes due 2021 issued on June 3, 2011 (less the aggregate principal amount of Existing 2021 Subordinated Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing 2022 Senior Notes” means the $400,000,000 aggregate principal amount of the Company’s 5.125% senior notes due 2022 issued on December 18, 2012 (less the aggregate principal amount of Existing 2022 Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (including the Existing Senior Notes and the Existing 2021 Subordinated Notes and the related guarantees), until such amounts are repaid.

“Existing Senior Notes” means, collectively, the Existing 2019 Senior Notes and the Existing 2022 Senior Notes.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries (and by any Person so acquired), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (giving effect to any Pro Forma Cost Savings);

(2) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an officers’ certificate delivered to the trustee at the time of any calculation of the Fixed Charge Coverage Ratio;

(5) Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(6) all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated Cash Flow;

(7) the Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

(8) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations (excluding the amortization or write-off of debt issuance costs incurred in connection with the Refinancing Transactions); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends paid (whether or not in cash) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (X) solely in Equity Interests of the Company (other than Disqualified Stock) or (Y) to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the cash interest income (exclusive of deferred financing fees) of such specified Person and its Restricted Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Start Date.

“Government Securities” means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Guarantee” means with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be the lesser of such Indebtedness and the amount of such Person’s maximum liability with respect thereto. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Company that executed and delivered the Indenture on the Issue Date as a guarantor and each other Restricted Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture, and their respective successors and assigns, in each case unless and until such Person is released from its obligations under its Subsidiary Guarantee pursuant to the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against interest rate risk;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against currency exchange rate risk; and

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against risk related to the price of commodities used by that Person.

“Holder” means a Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any non-Guarantor Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends); or

(7) representing the net amount owing under any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding (a) deposits and advances received in the ordinary course of business and (b) Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount to the extent such Indebtedness is deemed to ratably accrete to its stated principal amount pursuant to the instrument under which it was issued; and

(2) the principal amount of and premium (if any) in respect of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, that would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means May 24, 2013.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (a) any asset sale other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of such Person) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

“Net Senior Secured Indebtedness” of any Person means, as of any date of determination, (a) the aggregate amount of Indebtedness (other than Hedging Obligations and Capital Lease Obligations) constituting Senior Debt secured by a Lien of the Company and its Restricted Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantor or otherwise or (c) constitutes the lender, other than Indebtedness secured by Liens permitted by clause (9) of the definition of Permitted Liens;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” means the Existing 4.875% Notes, the 2016 Notes, the Exchange Notes and any Additional Notes issued under the Indenture.

“Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the final offering memorandum, dated May 21, 2013, relating to the offering of the Existing 4.875% Notes.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and Cinemark Holdings, Inc.

“Permitted Business Investment” means any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, Internet properties and other tangible and intangible assets and properties, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (other than Unrestricted Subsidiaries).

“Permitted Holders” means (a) Permitted Mitchell Holders and (b) Cinemark Holdings, Inc. and wholly-owned Subsidiaries thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business, other pledges and deposits permitted under the definition of “Permitted Liens”, and endorsements of negotiable instruments and documents in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business;

(7) any Investment made as a result of the receipt of non-cash consideration from an asset sale or other disposition;

(8) Investments and other assets the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or Equity Interests of any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Restricted Payments”;

(9) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) Hedging Obligations;

(11) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a business similar or related to the business of the Company or its Restricted Subsidiaries in the ordinary course of business;

(12) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of $150.0 million and 7.5% of Consolidated Net Tangible Assets (determined as of the time each such Investment is made);

(14) Investments existing on the Issue Date;

(15) Guarantees issued in accordance with the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) Permitted Business Investments;

(17) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; and

(18) Investments in DCIP in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed, at any one time outstanding, $100.0 million.

“Permitted Liens” means:

(1) Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be incurred under the Indenture (other than subordinated Indebtedness of the Company or a Guarantor) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom on a pro forma basis as if such events had occurred at the beginning of the relevant four-quarter period, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that in each case the Company may elect pursuant to an officers’ certificate delivered to the trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall be deemed, for purposes of this clause (1), not to be an incurrence at such subsequent time;

(2) Liens in favor of the Company or any Restricted Subsidiary of the Company;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and related letters of credit;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets, accessions, improvements and proceeds acquired with such Indebtedness;

(7) Liens existing on the Issue Date (excluding Liens relating to obligations under Credit Facilities and Liens of the kind referred to in clause (1) of this definition);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on the Capital Stock of Unrestricted Subsidiaries;

(10) Encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or such Restricted Subsidiary or to the ownership or leasing of its properties which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(11) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(12) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are not more than 60 days past due or are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17) Liens on or sales of receivables;

(18) the rights of film distributors under film licensing contracts entered into by the Company or any Restricted Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(19) any attachment or judgment Lien that does not constitute an Event of Default;

(20) Liens in favor of the trustee for its own benefit and for the benefit of the Holders of the Notes;

(21) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any accessions, proceeds and improvements on such item;

(22) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker’s acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(23) Liens securing Hedging Obligations;

(24) Liens arising from filing Uniform Commercial Code financing statements with respect to leases;

(25) Liens incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $50.0 million at any one time outstanding;

(26) Liens arising solely by virtue of any statutory or common law provisions and ordinary course of business contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or brokerage;

(27) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(28) Liens securing the Notes and the Subsidiary Guarantees;

(29) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured (other than Liens incurred pursuant to clauses (1)(b), (25) or (32) of this definition), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(30) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(31) Liens securing Indebtedness permitted by clauses (15) and (18) of the second paragraph of the covenant under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens on money escrowed to secure Indebtedness permitted by clause (10) of such paragraph;

(32) Liens securing letters of credit in an amount not to exceed $35.0 million in the aggregate at any one time;

(33) Liens to secure Capital Lease Obligations;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(35) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the Indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(36) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Restricted Payments”.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Mitchell Holders” means (a) Lee Roy Mitchell or Tandy Mitchell, or any descendant of Lee Roy Mitchell or the spouse of any such descendant, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant or any trust or other arrangement for the benefit of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant (collectively, the “Mitchell Family”) and (b) any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Company held by such group is beneficially owned (including the power to vote such Capital Stock of the Company) by such member or members of the Mitchell Family or by one or more affiliates at least 80% of the equity interests of which are owned by such member or members of the Mitchell Family.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest (or dividends, if applicable) on the Indebtedness, Disqualified Stock or preferred stock and the amount of all expenses, fees and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than or equal to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness, Disqualified Stock or preferred stock is incurred or issued either by the Company or any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter period and on or prior to the Calculation Date that were (i) directly attributable to an acquisition or disposition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date or (ii) implemented, or for which the steps necessary for implementation have been taken by the Company and are reasonably expected to occur, with respect to the Company or the business that was the subject of any such acquisition or disposition within six months before or after the date of the acquisition or disposition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“Refinancing Transactions” means, collectively, the Refinancing Transactions (as defined in the Offering Memorandum).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Computation Period” means the period (taken as one accounting period) beginning on April 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred:

(1) all Indebtedness of the Company outstanding under the Credit Agreement, the Existing Senior Notes and the related subsidiary guarantees and the notes and the Subsidiary Guarantees;

(2) any other amounts payable by the Company and its Restricted Subsidiaries under or in respect of Indebtedness of the Company and its Restricted Subsidiaries, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes and the Subsidiary Guarantees, the Existing Senior Notes and the related subsidiary guarantees or other Senior Debt of the Company or any Guarantor; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any premiums and accrued and unpaid interest and interest accruing on or subsequent to the filing of a petition of bankruptcy or for reorganization relating to the Company or any of its Restricted Subsidiaries at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto.

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Restricted Subsidiaries;

(2) any Indebtedness of the Company to any of its Restricted Subsidiaries or any obligation of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(3) any trade payables arising in the ordinary course of business;

(4) any Capital Stock; or

(5) the portion of any Indebtedness that is incurred in violation of the Indenture (but only to the extent so incurred).

“Senior Secured Leverage Ratio” of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Restricted Subsidiaries as of the date of determination to (b) Consolidated Cash Flow of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred; in each case with such pro forma adjustments to Net Senior Secured Indebtedness, cash, Cash Equivalents and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustments provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

“Start Date” means June 29, 2009.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and Exchange Notes by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Theatre Completion” means any motion picture theatre or screen which was first opened for business by the Company or a Restricted Subsidiary during any applicable period.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenants described above under the captions “— Certain Covenants — Restricted Payments” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing definition and the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” if the Company indirectly acquires additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company, DCIP shall be deemed to be an Unrestricted Subsidiary and the aggregate amount of the Company’s and its Restricted Subsidiaries’ Investments in DCIP at such date shall be deemed not to be an Investment and shall not reduce the amounts available for Restricted Payments and Permitted Investments; provided, however, that any subsequent Investment in DCIP shall be an Investment.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

We will issue the Exchange Notes in the form of one or more global Exchange Notes, or the Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the Indenture. Except as provided below under “— Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•	we deliver to the trustee notice from DTC that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed within 120 days after the date of such notice;

•	we deliver to the trustee notice from DTC that it is no longer a clearing agency registered under the Exchange Act, and a successor depositary is not appointed within 120 days after the date of such notice;

•	we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of certificated Exchange Notes; or

•	there shall have occurred and be continuing an event of default under the Indenture.

DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

Senior Secured Credit Facility

We have a senior secured credit facility that includes a seven-year $700.0 million term loan and a five-year $100.0 million revolving credit line, or the Senior Secured Credit Facility. On May 8, 2015, we amended the Senior Secured Credit Facility to extend the maturity of the term loan from December 2019 to May 2022. Quarterly principal payments in the amount of $1.75 million are due on the term loan through March 31, 2022, with the remaining principal of $635.3 million due on May 8, 2022. The maturity date for the revolving credit line, which is December 2017, did not change.

At December 31, 2015, there was $679.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit line. We had $100.0 million in available borrowing capacity on the revolving credit line. The average interest rate on outstanding term loan borrowings under the Senior Secured Credit Facility at December 31, 2015 was approximately 3.6% per annum.

Interest on the term loan accrues at our option at: (A) the base rate equal to the greatest of (1) the US “Prime Rate” as quoted in The Wall Street Journal or if no such rate is quoted therein, in a Federal Reserve Board statistical release, (2) the federal funds effective rate plus 0.50%, and (3) a one-month Eurodollar-based rate plus 1.0%, plus, in each case, a margin of 2.0% per annum, or (B) a Eurodollar-based for a period of 1, 2, 3, 6, 9 or 12 months plus a margin of 3.0% per annum. Interest on the revolving credit line accrues, at our option, at: (A) a base rate equal to the greatest of (1) the US “Prime Rate” as quoted in The Wall Street Journal or if no such rate is quoted therein, in a Federal Reserve Board statistical release, (2) the federal funds effective rate plus 0.50%, and (3) a one-month Eurodollar-based rate plus 1.0%, plus, in each case, a margin that ranges from 1.00% to 1.75% per annum, or (B) a Eurodollar-based for a period of 1, 2, 3, 6, 9 or 12 months plus a margin that ranges from 2.00% to 2.75% per annum. The margin of the revolving credit line is determined by the consolidated net senior secured leverage ratio as defined in the credit agreement.

Our obligations under the Senior Secured Credit Facility are guaranteed by Cinemark Holdings and certain of our domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and the guarantors’ domestic tangible and intangible personal property assets, including the stock of substantially all of our wholly-owned domestic subsidiaries, and certain real property.

The Senior Secured Credit Facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ and Cinemark Holdings’ ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of our business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends or repurchase stock; and make capital expenditures and investments. If we have borrowings outstanding on the revolving credit line, we are required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the Senior Secured Credit Facility.

The dividend restriction contained in the Senior Secured Credit Facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to our stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under the Senior Secured Credit Facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since December 18, 2012, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings or us as common equity since December 18, 2012, (b) our consolidated EBITDA minus 1.75 times our consolidated interest expense, each as defined in the Senior Secured Credit Facility, and (c) certain other defined amounts. As of December 31, 2015, we could have distributed up to approximately $1,905.1 million to our parent company and sole stockholder, Cinemark Holdings, under the terms of the Senior Secured Credit Facility, subject to our available cash and other borrowing restrictions outlined in the credit agreement.

The Senior Secured Credit Facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain guarantees. If an event of default occurs, all commitments under the Senior Secured Credit Facility may be terminated and all obligations under the Senior Secured Credit Facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

5.125% Senior Notes

On December 18, 2012, we issued $400.0 million aggregate principal amount of the 5.125% Senior Notes, at par value. A portion of the proceeds were used to refinance a portion of our former senior secured credit facility and to fund the purchase price for the acquisition of certain theatres from Rave Real Property Holdco, LLC in May 2013. Interest on the 5.125% Senior Notes is payable on June 15 and December 15 of each year, beginning June 15, 2013. The 5.125% Senior Notes mature on December 15, 2022.

The 5.125% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of our subsidiaries that guarantee, assume or in any manner become liable with respect to any of our or a guarantor’s debt. The 5.125% Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of our and our guarantor’s existing and future senior unsecured debt and senior in right of payment to all of our and our guarantor’s existing and future subordinated debt. The 5.25% senior notes and the guarantees are effectively subordinated to all of our and our guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under our senior secured credit facility. The 5.125% Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries that do not guarantee the 5.125% Senior Notes.

The indenture governing the 5.125% Senior Notes contains covenants that limit, among other things, our and certain of our subsidiaries’ ability to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of or assets to, another person and (6) create liens. Upon a change of control, as defined in the indenture governing the 5.125% Senior Notes, we would be required to make an offer to repurchase the 5.125% Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture governing the 5.125% Senior Notes allows us to incur additional indebtedness if we satisfy the fixed charge coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum fixed charge coverage ratio is 2 to 1 and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to December 15, 2017, we may redeem all or a portion of the 5.125% Senior Notes at our option at 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest on the 5.125% Senior Notes to the date of redemption. After December 15, 2017, we may redeem the 5.125% Senior Notes in whole or in part at redemption prices specified in the indenture.

The indenture governing the 5.125% Senior Notes also provides for customary events of default which, if any of them occurs, would permit or require the principal of, and accrued interest on, the 5.125% Senior Notes to become or to be declared due and payable.

7.375% Senior Subordinated Notes

We used the net proceeds from the offering of the 2016 Notes to redeem all of our outstanding 7.375% senior subordinated notes.

Covenant Compliance

As of December 31, 2015, we believe we were in full compliance with all agreements, including all related covenants, governing our outstanding debt.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange of 2016 Notes for Exchange Notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the 2016 Notes, who exchange 2016 Notes for Exchange Notes in this exchange offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who 2016 Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds 2016 Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the 2016 Notes, you should consult your tax advisor regarding the tax consequences of the exchange of 2016 Notes for Exchange Notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of 2016 Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the 2016 Notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of a 2016 Note for an Exchange Note Pursuant to this Exchange Offer

The Exchange Notes described herein will not differ materially in kind or extent from the 2016 Notes. Your exchange of 2016 Notes for Exchange Notes will not constitute a taxable disposition of the 2016 Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the 2016 Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the 2016 Notes so exchanged.

ACCOUNTING TREATMENT

The Exchange Notes will be recorded at the same carrying value as the 2016 Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the debt issue costs related to the issuance of the 2016 Notes will continue to be amortized over the remaining term of the Exchange Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the 2016 Notes for the Exchange Notes and the holding of the Exchange Notes by employee benefit plans that are subject to Title I of ERISA; plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts or arrangements (each referred to herein as a Plan).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who has or exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, but may be subject to other restrictions under other applicable Similar Laws.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws, as well as whether the investment provides sufficient liquidity to permit benefit payments to be made as they become due, including the potential consequences of a failure to tender or participate in the exchange offer in terms of the ability to sell or transfer a Plan’s 2016 Notes.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Exchange Notes by an ERISA Plan with respect to which we, our guarantors or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank maintained collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, certain statutory exemptions may be available, including Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions for “adequate consideration” with certain parties in interest that are service providers and not ERISA Plan fiduciaries. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holdings the notes in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Exchange Notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Exchange Note, each holder of the 2016 Notes and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder of the 2016 Notes or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the purchase and holding of the Exchange Notes by such holder or transferee will not constitute (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging their 2016 Notes for the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the exchange of 2016 Notes for Exchange Notes and the holding and disposition of the Exchange Notes.

Holders of the 2016 Notes have the exclusive responsibility for ensuring that their exchange of 2016 Notes for Exchange Notes and holding of the Exchange Notes comply with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

PLAN OF DISTRIBUTION

Based on interpretations of the Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for 2016 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender 2016 Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on the above interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for 2016 Notes where such 2016 Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 12 months after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of twelve months after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment to this prospectus to any broker-dealer that requests such documents. We have agreed, in connection with the exchange offer, to indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Cinemark USA, Inc.

Plano, Texas

We have audited the accompanying consolidated balance sheets of Cinemark USA, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Cinemark Holdings, Inc., as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cinemark USA, Inc. and subsidiaries as of December 31, 2014 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 4, 2016

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2015
Assets

Current assets
Cash and cash equivalents	$638,841	$588,503
Inventories	13,419	15,954
Accounts receivable	47,917	74,287
Current income tax receivable	19,350	22,877
Current deferred tax asset	10,518	—
Prepaid expenses and other	10,882	13,494
Accounts receivable from parent	12,638	1,171

Total current assets	753,565	716,286

Theatre properties and equipment
Land	95,699	95,479
Buildings	416,680	453,034
Property under capital lease	313,277	336,666
Theatre furniture and equipment	878,453	929,180
Leasehold interests and improvements	844,983	873,032

Total	2,549,092	2,687,391
Less accumulated depreciation and amortization	1,098,280	1,182,322

Theatre properties and equipment, net	1,450,812	1,505,069

Other assets
Goodwill	1,277,383	1,247,548
Intangible assets - net	348,024	339,644
Investment in NCM	178,939	183,755
Investments in and advances to affiliates	77,658	94,973
Long-term deferred tax asset	164	2,114
Deferred charges and other assets - net (see Note 2)	46,571	38,243

Total other assets	1,928,739	1,906,277

Total assets	$4,133,116	$4,127,632

	December 31, 2014	December 31, 2015
Liabilities and equity

Current liabilities
Current portion of long-term debt	$8,423	$8,405
Current portion of capital lease obligations	16,494	18,780
Current income tax payable	6,396	7,332
Current deferred tax liability	75	—
Current liability for uncertain tax positions	7,283	9,155
Accounts payable	119,170	108,844
Accrued film rentals	86,250	97,172
Accrued payroll	37,457	45,811
Accrued property taxes	29,925	31,719
Accrued other current liabilities	102,410	111,951

Total current liabilities	413,883	439,169

Long-term liabilities
Long-term debt, less current portion (see Note 2)	1,783,155	1,772,930
Capital lease obligations, less current portion	201,978	208,952
Long-term deferred tax liability	140,973	139,905
Long-term liability for uncertain tax positions	8,410	7,853
Deferred lease expenses	46,003	43,333
Deferred revenue - NCM	335,219	342,134
Other long-term liabilities	66,772	60,105

Total long-term liabilities	2,582,510	2,575,212

Commitments and contingencies (see Note 17)

Equity
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized, 1,500 shares issued and outstanding	—	—
Class B common stock, no par value: 1,000,000 shares authorized, 239,893 shares issued and 182,648 shares outstanding	49,543	49,543
Treasury stock, 57,245 Class B shares at cost	(24,233)	(24,233)
Additional paid-in-capital	1,221,179	1,238,473
Retained earnings	24,677	110,049
Accumulated other comprehensive loss	(144,772)	(271,686)

Total Cinemark USA, Inc.’s stockholder’s equity	1,126,394	1,102,146
Noncontrolling interests	10,329	11,105

Total equity	1,136,723	1,113,251

Total liabilities and equity	$4,133,116	$4,127,632

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013, 2014 AND 2015

(In thousands)

	2013	2014	2015
Revenues
Admissions	$1,706,145	$1,644,169	$1,765,519
Concession	845,168	845,376	936,970
Other	131,581	137,445	150,120

Total revenues	2,682,894	2,626,990	2,852,609

Cost of operations
Film rentals and advertising	919,511	883,052	976,590
Concession supplies	135,715	131,985	144,270
Salaries and wages	269,353	273,880	301,099
Facility lease expense	307,851	317,096	319,761
Utilities and other	305,703	308,445	324,851
General and administrative expenses	163,134	148,588	154,052
Depreciation and amortization	163,970	175,656	189,206
Impairment of long-lived assets	3,794	6,647	8,801
(Gain) loss on sale of assets and other	(3,845)	15,715	8,143

Total cost of operations	2,265,186	2,261,064	2,426,773

Operating income	417,708	365,926	425,836

Other income (expense)
Interest expense	(124,714)	(113,698)	(112,741)
Interest income	3,622	5,599	8,708
Foreign currency exchange loss	(1,616)	(6,192)	(16,793)
Loss on amendment to debt agreement	—	—	(925)
Loss on early retirement of debt	(72,302)	—	—
Distributions from NCM	20,701	18,541	18,140
Equity in income of affiliates	22,682	22,743	28,126

Total other expense	(151,627)	(73,007)	(75,485)

Income before income taxes	266,081	292,919	350,351
Income taxes	114,160	97,150	129,960

Net income	151,921	195,769	220,391
Less: Net income attributable to noncontrolling interests	2,078	1,389	1,859

Net income attributable to Cinemark USA, Inc.	$149,843	$194,380	$218,532

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2013, 2014 AND 2015

(In thousands)

	2013	2014	2015
Net income	$151,921	$195,769	$220,391

Other comprehensive income (loss), net of tax
Unrealized gain due to fair value adjustments on interest rate swap agreements, net of taxes of $1,865, $1,759 and $1,562, net of settlements	3,151	2,846	2,636
Unrealized gain (loss) due to fair value adjustments on available-for-sale securities, net of taxes of $1,223, $1,479 and $572	(2,041)	2,507	(957)
Other comprehensive income (loss) in equity method investments	2,386	676	(3,119)
Foreign currency translation adjustments, net of taxes of $0, $0 and $888	(47,699)	(68,997)	(125,512)

Total other comprehensive loss, net of tax	(44,203)	(62,968)	(126,952)

Total comprehensive income, net of tax	107,718	132,801	93,439
Comprehensive income attributable to noncontrolling interests	(1,996)	(1,374)	(1,821)

Comprehensive income attributable to Cinemark USA, Inc.	$105,722	$131,427	$91,618

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2013, 2014 AND 2015

(In thousands)

							Additional	Retained Earnings	Accumulated Other	Total Cinemark USA, Inc.’s
	Class A		Class B
	Common Stock		Common Stock		Treasury Stock
	Shares		Shares		Shares		Paid-in-	(Accumulated	Comprehensive	Stockholder’s	Noncontrolling	Total
	Issued	Amount	Issued	Amount	Acquired	Amount	Capital	Deficit)	Loss	Equity	Interests	Equity
Balance at January 1, 2013	2	$—	240	$49,543	(57)	$(24,233)	$1,192,106	$(94,425)	$(37,698)	$1,085,293	$10,919	$1,096,212

Share based awards compensation expense	—	—	—	—	—	—	16,046	—	—	16,046	—	16,046
Tax benefit related to stock option exercises and share based award vestings	—	—	—	—	—	—	2,964	—	—	2,964	—	2,964
Purchase of noncontrolling interests’ share of Brazilian subsidiary	—	—	—	—	—	—	(4,618)	—	—	(4,618)	(1,003)	(5,621)
Dividends paid to parent	—	—	—	—	—	—	—	(105,150)	—	(105,150)	—	(105,150)
Noncash dividends to parent	—	—	—	—	—	—	—	(4,971)	—	(4,971)	—	(4,971)
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(2,917)	(2,917)
Net income	—	—	—	—	—	—	—	149,843	—	149,843	2,078	151,921
Other comprehensive loss	—	—	—	—	—	—	—	—	(44,121)	(44,121)	(82)	(44,203)

Balance at December 31, 2013	2	$—	240	$49,543	(57)	$(24,233)	$1,206,498	$(54,703)	$(81,819)	$1,095,286	$8,995	$1,104,281

Share based awards compensation expense	—	—	—	—	—	—	11,875	—	—	11,875	—	11,875
Tax benefit related to stock option exercises and share based award vestings	—	—	—	—	—	—	2,806	—	—	2,806	—	2,806
Noncontrolling interests’ share of acquired subsidiary	—	—	—	—	—	—	—	—	—	—	346	346
Dividends paid to parent	—	—	—	—	—	—	—	(115,000)	—	(115,000)	—	(115,000)
Noncash dividends to parent								—		—	—	—
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(386)	(386)
Net income	—	—	—	—	—	—	—	194,380	—	194,380	1,389	195,769
Other comprehensive loss	—	—	—	—	—	—	—	—	(62,953)	(62,953)	(15)	(62,968)

Balance at December 31, 2014	2	$—	240	$49,543	(57)	$(24,233)	$1,221,179	$24,677	$(144,772)	$1,126,394	$10,329	$1,136,723

Share based awards compensation expense	—	—	—	—	—	—	14,873	—	—	14,873	—	14,873
Tax benefit related to share based award vestings	—	—	—	—	—	—	2,421	—	—	2,421	—	2,421
Dividends paid to parent	—	—	—	—	—	—	—	(115,225)	—	(115,225)	—	(115,225)
Noncash dividends to parent	—	—	—	—	—	—	—	(17,935)	—	(17,935)	—	(17,935)
Dividends paid to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(1,045)	(1,045)
Net income	—	—	—	—	—	—	—	218,532	—	218,532	1,859	220,391
Other comprehensive loss	—	—	—	—	—	—	—	—	(126,914)	(126,914)	(38)	(126,952)

Balance at December 31, 2015	2	$—	240	$49,543	(57)	$(24,233)	$1,238,473	$110,049	$(271,686)	$1,102,146	$11,105	$1,113,251

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013, 2014 AND 2015

(In thousands)

	2013	2014	2015
Operating activities
Net income	$151,921	$195,769	$220,391

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	160,071	173,138	186,898
Amortization of intangible and other assets and favorable/unfavorable leases	3,899	2,518	2,308
Amortization of long-term prepaid rents	2,625	1,542	2,361
Amortization of debt issue costs	5,476	5,245	5,151
Amortization of deferred revenues, deferred lease incentives and other	(11,712)	(13,665)	(17,163)
Amortization of bond discount	482	—	—
Impairment of long-lived assets	3,794	6,647	8,801
Share based awards compensation expense	16,046	11,875	14,873
(Gain) loss on sale of assets and other	(3,845)	15,715	8,143
Write-off of unamortized debt issue costs, debt discount and accumulated other comprehensive loss related to early retirement of debt	15,688	—	—
Deferred lease expenses	5,701	2,536	(1,806)
Equity in income of affiliates	(22,682)	(22,743)	(28,126)
Deferred income tax expenses	(37,790)	526	11,095
Interest paid on redemption of senior notes	(8,054)	—	—
Distributions from equity investees	13,658	19,172	19,027
Changes in other assets and liabilities:
Inventories	(1,539)	400	(2,535)
Accounts receivable	(15,938)	31,027	(28,069)
Income tax receivable	4,060	(18,681)	(3,527)
Prepaid expenses and other	(3,557)	4,066	(2,612)
Deferred charges and other assets - net	(17,624)	19,713	8,126
Accounts payable and accrued expenses	48,126	33,674	43,859
Income tax payable	15,035	(15,685)	936
Liabilities for uncertain tax positions	(14,345)	(4,437)	1,315
Other long-term liabilities	(134)	5,776	5,779

Net cash provided by operating activities	309,362	454,128	455,225

Investing activities
Additions to theatre properties and equipment	(259,670)	(244,705)	(331,726)
Proceeds from sale of theatre properties and equipment and other	34,271	2,545	9,966
Acquisition of theatres in the U.S., net of cash acquired	(259,247)	(7,951)	—
Acquisition of theatre in Brazil	—	—	(2,651)
Proceeds from disposition of Mexico theatres	126,167	—	—
Investment in joint ventures and other	(6,222)	(3,228)	(3,711)

Net cash used for investing activities	(364,701)	(253,339)	(328,122)

Financing activities
Dividends paid to parent	(105,150)	(115,000)	(115,225)
Payroll taxes paid as a result of restricted stock withholdings	(3,464)	(9,861)	(4,770)
Proceeds from issuance of notes	530,000	—	—
Other short term borrowings	1,473	—	—
Redemption of senior notes	(461,946)	—	—
Repayments of other long-term debt	(9,339)	(9,846)	(8,420)
Payment of debt issue costs	(9,328)	—	(6,957)
Payments on capital leases	(12,015)	(14,035)	(16,513)
Purchases of non-controlling interests	(5,621)	—	—
Other	44	2,422	1,376

Net cash used for financing activities	(75,346)	(146,320)	(150,509)

Effect of exchange rates on cash and cash equivalents	(11,516)	(15,522)	(26,932)

Increase (decrease) in cash and cash equivalents	(142,201)	38,947	(50,338)

Cash and cash equivalents:
Beginning of year	742,095	599,894	638,841

End of year	$599,894	$638,841	$588,503

Supplemental information (see Note 15)

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Cinemark USA, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Cinemark Holdings, Inc., operates in the motion picture exhibition industry, with theatres in the United States (“U.S.”), Brazil, Argentina, Chile, Colombia, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia and Curaçao. The Company operated theatres in Mexico until November 15, 2013 (see Note 3).

Principles of Consolidation — The consolidated financial statements include the accounts of Cinemark USA, Inc., its subsidiaries and its affiliates. Majority-owned subsidiaries that the Company has control of are consolidated while those affiliates of which the Company owns between 20% and 50% and does not control are accounted for under the equity method. Those affiliates of which the Company owns less than 20% are generally accounted for under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents consist of operating funds held in financial institutions, petty cash held by the theatres and highly liquid investments with original maturities of three months or less when purchased. Cash investments were primarily in money market funds or other similar funds.

Accounts Receivable – Accounts receivable, which are recorded at net realizable value, consists primarily of receivables related to screen advertising, receivables related to discounted tickets sold to retail locations, receivables from landlords related to theatre construction, rebates earned from the Company’s beverage and other concession vendors and value-added and other non-income tax receivables.

Inventories — Concession and theatre supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

Theatre Properties and Equipment — Theatre properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Useful Life
Buildings on owned land	40 years
Buildings on leased land	Lesser of lease term or useful life
Land and buildings under capital lease (1)	Lesser of lease term or useful life
Theatre furniture and equipment	3 to 15 years
Leasehold improvements	Lesser of lease term or useful life

(1)	Amortization of capital lease assets is included in depreciation and amortization expense on the consolidated statements of income. Accumulated amortization of capital lease assets as of December 31, 2014 and 2015 was $133,022 and $150,968, respectively.

The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

        The Company considers actual theatre level cash flows, budgeted theatre level cash flows, theatre property and equipment carrying values, amortizing intangible asset carrying values, the age of a recently built theatre, competitive theatres in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in its assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which the Company believes is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the theatre’s useful life correlates with the available remaining lease period, which includes the probability of renewal periods, for leased properties and the lesser of twenty years or the building’s remaining useful life for fee-owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, the Company then compares the carrying value of the asset group (theatre) with its estimated fair value. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was six and a half times for the evaluations performed during 2013, 2014 and 2015. The long-lived asset impairment charges recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. See Note 7.

Goodwill and Other Intangible Assets — The Company evaluates goodwill for impairment annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of the goodwill may not be fully recoverable. The Company evaluates goodwill for impairment at the reporting unit level and has allocated goodwill to the reporting unit based on an estimate of its relative fair value. Management considers the reporting unit to be each of its nineteen regions in the U.S. and seven countries internationally (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit). Goodwill impairment was evaluated using a two-step approach during 2013 and 2014, requiring the Company to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during 2013 and 2014. As of December 31, 2014, the estimated fair value of the Company’s goodwill exceeded their carrying values by at least 10%.

For the year ended December 31, 2015, the Company performed a qualitative goodwill impairment assessment on all reporting units except one, in accordance with ASU 2011-08 Testing Goodwill for Impairment (“ASU 2011-08”). The qualitative assessment included consideration of historical and expected future industry performance, estimated future performance of the Company, current industry trading multiples and other economic factors. Based on the qualitative assessment performed, the Company determined that it was not more likely than not that the fair value of the reporting units were less than their carrying values. The Company performed the quantitative two-step approach on a new U.S. region that had not previously been assessed for goodwill impairment. The fair value for the new reporting unit was determined based on a multiple of estimated cash flows, which was eight times, and exceeded its carrying value by more than 10%.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. During 2013 and 2014, the Company estimated the fair value of its tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating market royalty rates and long-term revenue forecasts. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected revenue performance and industry trends. As of December 31, 2014, the estimated fair value of the Company’s tradename intangible assets exceeded their carrying values by at least 10%. For the year ended December 31, 2015, the Company performed a qualitative tradename intangible asset impairment assessment in accordance with ASU 2011-08. The qualitative assessment included consideration of the Company’s historical and forecasted revenues and estimated royalty rates for each tradename intangible asset. Based on the qualitative assessment performed, the Company determined that it was not more likely than not that the fair values of tradename intangible assets were less than their carrying values.

The table below summarizes the Company’s intangible assets and the amortization method used for each type of intangible asset:

Intangible Asset	Amortization Method
Goodwill	Indefinite-lived
Tradename	Indefinite-lived
Vendor contracts	Straight-line method over the terms of the underlying contracts. The remaining terms of the underlying contracts range from two to five years.
Favorable/unfavorable leases	Based on the pattern in which the economic benefits are realized over the terms of the lease agreements. The remaining terms of the lease agreements range from approximately three to twenty-one years.
Other intangible assets	Straight-line method over the terms of the underlying agreement or the expected useful life of the intangible asset. The remaining useful lives of these intangible assets range from two to eleven years.

Deferred Charges and Other Assets — Deferred charges and other assets consist of long-term prepaid rents, construction and other deposits, equipment to be placed in service, and other assets of a long-term nature. Long-term prepaid rents represent prepayments of rent on operating leases. These payments are recognized as facility lease expense over the period for which the rent was paid in advance as outlined in the lease agreements. The amortization periods generally range from one to ten years.

Lease Accounting — The Company evaluates each lease for classification as either a capital lease or an operating lease. The Company records the lease as a capital lease at its inception if 1) the present value of future minimum lease payments exceeds 90% of the leased property’s estimated fair value; 2) the lease term exceeds 75% of the property’s estimated useful life; 3) the lease contains a bargain purchase option; or 4) ownership

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

transfers to the Company at the end of the lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. If the lease agreement calls for a scheduled rent increase during the lease term, the Company recognizes the lease expense on a straight-line basis over the lease term. The Company determines the straight-line rent expense impact of an operating lease upon inception of the lease. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. If the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. At the end of the construction period, the Company determines if the transaction qualifies for sale-leaseback accounting treatment in regards to lease classification. If the Company receives a lease incentive payment from a landlord, the Company records the proceeds as a deferred lease incentive liability and amortizes the liability as a reduction in rent expense over the initial term of the respective lease.

Deferred Revenues — Advances collected on long-term screen advertising, concession and other contracts are recorded as deferred revenues. In accordance with the terms of the agreements, the advances collected on such contracts are recognized during the period in which the advances are earned, which may differ from the period in which the advances are collected. These advances are recognized on either a straight-line basis over the term of the contracts or as such revenues are earned in accordance with the terms of the contracts.

Self-Insurance Reserves — The Company is self-insured for general liability claims subject to an annual cap. For the years ended December 31, 2013, 2014 and 2015, claims were capped at $250, $100 and $100 per occurrence, respectively, with annual caps of approximately $2,600, $2,670 and $2,900, respectively. The Company is also self-insured for medical claims up to $125 per occurrence. The Company is fully insured for workers compensation claims. As of December 31, 2014 and 2015, the Company’s insurance reserves were $7,675 and $9,039, respectively, and are reflected in accrued other current liabilities in the consolidated balance sheets.

Revenue and Expense Recognition — Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. The Company records proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognizes admissions or concession revenue when a holder redeems the card or certificate. The Company recognizes unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, the Company considers the period outstanding, the level and frequency of activity, and the period of inactivity. As of December 31, 2014 and 2015, the Company’s liabilities for advanced sale-type certificates were approximately $63,209 and $68,158, respectively, and are reflected in accrued other current liabilities on the consolidated balance sheets. The Company recognized unredeemed gift cards and other advanced sale-type certificates as revenues in the amount of $10,684, $12,233 and $11,786 during the years ended December 31, 2013, 2014 and 2015, respectively.

Film rental costs are accrued based on the applicable box office receipts and either firm terms or a sliding scale formula, which are generally established prior to the opening of the film, or estimates of the final rate, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, the Company pays the distributor a percentage of box office receipts, which reflects either an aggregate rate for the life of the film or rates that decline over the term of the run. Under a sliding scale formula, film rental is paid as a percentage of box office revenues using a pre-determined matrix based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

based upon how the film performs. Estimates are based on the expected success of a film. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film can typically be estimated early in the film’s run. If actual settlements are different than those estimates, film rental costs are adjusted at that time.

Accounting for Share Based Awards — The Company measures the cost of employee services received in exchange for an equity award based on the fair value of the award on the date of the grant. The grant date fair value is estimated using a market observed price. Such costs are recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). At the time of the grant, the Company also estimates the number of instruments that will ultimately be forfeited. See Note 14 for discussion of the Company’s share based awards and related compensation expense.

Income Taxes — The Company participates in the consolidated tax return of Cinemark Holdings, Inc. However, the Company’s provision for income taxes is computed on a stand-alone basis. The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The evaluation of an uncertain tax position is a two-step process. The first step is recognition: The Company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company should presume that the position would be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements result in (1) a change in a liability for income taxes payable or (2) a change in an income tax refund receivable, a deferred tax asset or a deferred tax liability or both (1) and (2). The Company accrues interest and penalties on its uncertain tax positions as a component of income tax expense.

Segments — For the years ended December 31, 2013, 2014 and 2015, the Company managed its business under two reportable operating segments, U.S. markets and international markets. See Note 18.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The Company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency Translations — The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in the consolidated balance sheets in accumulated other comprehensive loss. See Note 12 for a summary of the

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

translation adjustments recorded in accumulated other comprehensive loss for the years ended December 31, 2013, 2014 and 2015. The Company recognizes foreign currency transaction gains and losses when changes in exchange rates impact transactions, other than intercompany transactions of a long-term investment nature, that have been denominated in a currency other than the functional currency.

Fair Value Measurements — According to authoritative guidance, inputs used in fair value measurements fall into three different categories; Level 1, Level 2 and Level 3. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company has interest rate swap agreements and investments in marketable securities that are adjusted to fair value on a recurring basis (quarterly). With respect to its interest rate swap agreements, the Company uses the income approach to determine the fair value of its interest rate swap agreements and under this approach, the Company uses projected future interest rates as provided by the counterparties to the interest rate swap agreements and the fixed rates that the Company is obligated to pay under these agreements. Therefore, the Company’s fair value measurements for its interest rate swaps use significant unobservable inputs, which fall in Level 3. With respect to its investments in marketable securities, the Company uses quoted market prices, which fall under Level 1 of the hierarchy. There were no changes in valuation techniques during the period and no transfers in or out of Level 1, Level 2 or Level 3 during the years ended December 31, 2013, 2014 or 2015. See Note 10 for further discussion of the Company’s interest rate swap agreements and Note 11 for further discussion of the Company’s fair value measurements. The Company also uses fair value measurements on a nonrecurring basis, primarily in the impairment evaluations for goodwill, intangible assets and other long-lived assets. See Goodwill and Other Intangible Assets and Theatre Properties and Equipment included above for discussion of such fair value measurements.

Acquisitions — The Company accounts for acquisitions under the acquisition method of accounting. The acquisition method requires that the acquired assets and liabilities, including contingencies, be recorded at fair value determined on the acquisition date and changes thereafter reflected in income. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts realized. The Company provides assumptions, including both quantitative and qualitative information, about the specified asset or liability to the third party valuation firms. The Company primarily utilizes the third parties to accumulate comparative data from multiple sources and assemble a report that summarizes the information obtained. The Company then uses the information to record estimated fair value. The third party valuation firms are supervised by Company personnel who are knowledgeable about valuations and fair value. The Company evaluates the appropriateness of the assumptions and valuation methodologies utilized by the third party valuation firm.

2.	NEW ACCOUNTING PRONOUNCEMENTS

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, (“ASU 2015-01”). ASU 2015-01 eliminates the concept of an extraordinary item from GAAP. With this update, there is no longer a need to segregate extraordinary items from the results of ordinary operations, separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or disclose income taxes and earnings per share data applicable to an extraordinary item. However, presentation and disclosure requirements for items that

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

are unusual in nature and occur infrequently still apply. ASU 2015-01 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company has elected to early adopt ASU 2015-01, which had no impact on its consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership and affects the consolidation analysis of reporting entities that are involved with certain VIEs. ASU 2015-02 also provides a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2015-02 on its consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update 2015-03 Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). The update changes the presentation of debt issuance costs for term debt in the balance sheet by requiring the debt issuance costs be presented as a direct deduction from the related debt liability, rather than recorded as an asset. This guidance is effective for periods beginning after December 15, 2015, and interim periods within those annual periods applied retrospectively. Early adoption is permitted. The Company adopted this guidance in the fourth quarter of fiscal year 2015. Debt issuance costs associated with long-term debt, net of accumulated amortization, were $31,419 and $33,237 as of December 31, 2014 and 2015, respectively. The balance sheet as of December 31, 2014 has been recast to reflect the reclassification of debt issuances costs, net of accumulated amortization, from deferred charges and other assets – net to a reduction of long-term debt, less current portion.

In April 2015, the FASB issued Accounting Standards Update 2015-05, Intangibles – Goodwill and Other – Internal Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in Cloud Computing Arrangement, (“ASU 2015-05”). ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. In addition, the guidance in this Update supersedes paragraph 350-40-25-16. Consequently, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. ASU 2015-05 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company has elected to early adopt ASU 2015-05, which had no impact on its consolidated financial statements.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, (“ASU 2015-11”). ASU 2015-11 affects reporting entities that measure inventory using first-in, first-out (FIFO) or average cost. Specifically, ASU 2015-11 requires that inventory be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect ASU 2015-11 to have an impact on its consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

In August 2015, the FASB issued Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, (“ASU 2015-14”). ASU 2015-14 defers the effective date of Accounting Standards Update 2014-09: Revenue from Contracts with Customers (Topic 606), (“ASU 2014-09). The guidance in ASU 2014-09 is now effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of ASU 2014-09, as amended by ASU 2015-14, on its consolidated financial statements.

In August 2015, the FASB issued Accounting Standards Update 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, (“ASU 2015-15”). ASU 2015-15 adds clarification to the guidance presented in ASU 2015-03, as that guidance did not address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. The Company adopted this ASU along with the original guidance in ASU 2015-03 discussed above. The guidance in this ASU did not have an impact on the consolidated financial statements.

In September 2015, the FASB issued Accounting Standards Update 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, (“ASU 2015-16”). ASU 2015-16 was issued to simplify the accounting for adjustments made to provisional amounts recognized in a business combination and eliminates the requirement to retrospectively account for such adjustments. ASU 2015-16 requires an entity to present separately on the face of the income statement, or disclose in the notes, amounts recorded in current period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not expect ASU 2015-16 to have a significant impact on its consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, (“ASU 2015-17”). ASU 2015-17 was issued to simplify the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. However, the requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in ASU 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this guidance in the fourth quarter of fiscal year 2015 and elected the prospective approach. Therefore, deferred taxes as of December 31, 2015 are recorded as long-term deferred tax assets and long-term deferred tax liabilities on the consolidated balance sheet. Balances as of December 31, 2014 have not been recast.

In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, (“ASU 2016-01”). ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The guidance in ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted for financial statements of fiscal years that have not been previously issued. The Company is currently evaluating the impact of ASU 2016-01 on its consolidated financial statements.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

3.	ACQUISITIONS AND DISPOSITIONS

Acquisition of Rave Theatres

On May 29, 2013, the Company acquired 32 theatres with 483 screens from Rave Real Property Holdco, LLC and certain of its subsidiaries, Rave Cinemas, LLC and RC Processing, LLC (collectively “Rave”) in an asset purchase for approximately $236,875 in cash plus the assumption of certain liabilities (the “Rave Acquisition”). The acquisition resulted in an expansion of the Company’s domestic theatre base into one new state and seven new markets. The transaction was subject to antitrust approval by the Department of Justice or Federal Trade Commission. The Department of Justice required the Company to agree to divest of three of the newly-acquired theatres, which occurred during August 2013 (see discussion below). The Company incurred approximately $500 in transaction costs, which are reflected in general and administrative expenses on the consolidated statement of income for the year ended December 31, 2013.

The transaction was accounted for by applying the acquisition method. The following table represents the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date:

Theatre properties and equipment	$102,977
Tradename	25,000
Favorable leases	17,587
Goodwill	186,418
Unfavorable leases	(30,718)
Deferred revenue	(6,634)
Capital lease liabilities	(61,651)
Other assets, net of other liabilities	3,896

Total	$236,875

The weighted average amortization period for the intangible assets acquired was approximately 14 years as of the acquisition date. The goodwill is fully deductible for tax purposes. The acquired theatres are reported in the Company’s U.S. segment.

The following unaudited pro forma information summarizes our results of operations as if the Rave Acquisition had occurred as of January 1, 2013:

Year Ended December 31, 2013
Total revenues	$2,777,458
Income before income taxes	$275,657

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Acquisition of Other U.S. Theatres

The Company acquired two additional theatres with 30 screens during April 2013 in two separate transactions for an aggregate purchase price of approximately $22,372 in cash plus the assumption of certain liabilities. The transactions were accounted for by applying the acquisition method. The following table represents the aggregate fair values of identifiable assets acquired and the liabilities assumed as of the acquisition date:

Theatre properties and equipment	$17,524
Goodwill	17,409
Capital lease liability	(12,173)
Deferred revenue	(388)

Total	$22,372

Disposition of Three Rave Theatres

In conjunction with the Rave Acquisition, the Company was required to divest of three theatres pursuant to a Hold Separate Agreement with the Department of Justice. On July 17, 2013, the Company entered into a definitive agreement to sell these three theatres to Carmike Cinemas, Inc. The transaction was approved by the Department of Justice and closed on August 16, 2013.

Disposition of Mexico Subsidiaries

During February 2013, the Company entered into a stock purchase agreement with Grupo Cinemex, S.A. De C.V. pursuant to which the Company would sell its Mexican subsidiaries, which consisted of 31 theatres and 290 screens. The transaction was subject to approval by the Mexican Federal Competition Commission (the “Competition Commission”). During August 2013, the Competition Commission voted three to two to block the transaction and the Company filed an appeal for the Competition Commission to reconsider the sale. During November 2013, the Competition Committee approved the sale and the transaction closed on November 15, 2013. The sales price, which was paid in Mexican pesos, was approximately $126,167, based on the exchange rate at November 15, 2013. The Company recorded a pre-tax gain of approximately $3,521 on the sale during the year ended December 31, 2013.

4.	INVESTMENT IN NATIONAL CINEMEDIA LLC

The Company has an investment in National CineMedia, LLC (“NCM”). NCM operates a digital in-theatre network in the U.S. for providing cinema advertising and non-film events. Upon joining NCM, the Company entered into an Exhibitor Services Agreement, or the ESA, with NCM, pursuant to which NCM provides advertising, promotion and event services to our theatres. On February 13, 2007, National CineMedia, Inc. (“NCMI”), an entity that serves as the sole manager of NCM, completed an IPO of its common stock. In connection with the NCMI initial public offering, the Company amended its operating agreement and the ESA with NCMI. The ESA modification reflected a shift from circuit share expense under the prior ESA, which obligated NCM to pay the Company a percentage of revenue, to a monthly theatre access fee, which significantly reduced the contractual amounts paid to us by NCM. The Company recorded the proceeds related to the ESA modification as deferred revenue, which is being amortized into other revenues over the life of the agreement using the units of revenue method. In consideration for NCM’s exclusive access to the Company’s theatre attendees for on-screen advertising and use of off-screen areas within the Company’s theatres for lobby entertainment and lobby promotions, the Company receives a monthly theatre access fee under the modified

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

ESA. The theatre access fee is composed of a fixed payment per patron, initially seven cents, and a fixed payment per digital screen, which may be adjusted for certain reasons outlined in the modified ESA. The payment per theatre patron increases by 8% every five years, with the first such increase taking effect after the end of fiscal 2011, and the payment per digital screen, initially eight hundred dollars per digital screen per year, increases annually by 5%. For 2013, 2014 and 2015, the annual payment per digital screen was one thousand seventy-two dollars, one thousand one hundred twenty-five dollars and one thousand one hundred eight-two dollars, respectively. The theatre access fee paid in the aggregate to Regal Entertainment Group (“Regal”), AMC Entertainment, Inc. (“AMC”) and the Company will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the modified ESA), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to the Company’s beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. The modified ESA has, except with respect to certain limited services, a remaining term of approximately 21 years.

As a result of the application of a portion of the proceeds it received from the NCMI initial public offering, the Company had a negative basis in its original membership units in NCM, which is referred to herein as the Company’s Tranche 1 Investment. Following the NCMI IPO, the Company does not recognize undistributed equity in the earnings on its Tranche 1 Investment until NCM’s net earnings, less distributions received, surpass the amount of the excess distribution. The Company recognizes equity in earnings on its Tranche 1 Investment only to the extent it receives cash distributions from NCM. The Company recognizes cash distributions it receives from NCM on its Tranche 1 Investment as a component of earnings as Distributions from NCM. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor’s basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

Common Unit Adjustments

Pursuant to a Common Unit Adjustment Agreement dated as of February 13, 2007 between NCMI and the Company, AMC and Regal, which we refer to collectively as the Founding Members, annual adjustments to the common membership units are made primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each Founding Member. To account for the receipt of additional common units under the Common Unit Adjustment Agreement, we follow the guidance in FASB ASC 323-10-35-29 (formerly EITF 02-18, “Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition”) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. We concluded that the construction or acquisition of new theatres that has led to the common unit adjustments equates to making additional investments in NCM. We evaluated the receipt of the additional common units in NCM and the assets exchanged for these additional units and have determined that the right to use our incremental new screens would not be considered funding of prior losses. We account for these additional common units, which we refer to herein as our Tranche 2 Investment, as a separate investment than our Tranche 1 Investment. The common units received are recorded at fair value as an increase in our investment in NCM with an offset to deferred revenue. The deferred revenue is amortized over the remaining term of the ESA. Our Tranche 2 Investment is accounted for following the equity method, with undistributed equity earnings related to our Tranche 2 Investment included as a component of earnings in equity in income of affiliates and distributions received related to our Tranche 2 Investment are recorded as a reduction of our investment basis. In the event that a common unit adjustment is determined to be a negative number, the Founding Member can elect to either transfer and surrender to NCM the number of common units equal to all or part of such Founding Member’s common unit adjustment or to pay to NCM an amount equal to such Founding Member’s common

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

unit adjustment calculated in accordance with the Common Unit Adjustment Agreement. If the Company then elects to surrender common units as part of a negative common unit adjustment, the Company would record a reduction to deferred revenue at the then fair value of the common units surrendered and a reduction of the Company’s Tranche 2 Investment at an amount equal to the weighted average cost for Tranche 2 common units, with the difference between the two values recorded as a gain or loss on sale of assets and other.

Below is a summary of common units received by the Company under the Common Unit Adjustment Agreement during the years ended December 31, 2013, 2014 and 2015:

Event	Date Common Units Received	Number of Common Units Received	Fair Value of Common Units Received
2013 Annual common unit adjustment	03/28/13	588,024	$8,869
2013 Extraordinary common unit adjustment (as result of Rave Acquisition – see Note 3)	05/29/13	5,315,837	$89,928
2014 Annual common unit adjustment	03/27/14	557,631	$8,216
2015 Annual common unit adjustment	03/31/15	1,074,910	$15,421

Each common unit received by the Company is convertible into one share of NCMI common stock. The fair value of the common units received was estimated based on the market price of NCMI stock at the time that the common units were received, adjusted for volatility associated with the estimated period of time it would take to convert the common units and register the respective shares. The fair value measurement used for the common units falls under Level 2 of the U.S. GAAP fair value hierarchy as defined by ASC Topic 820-10-35. The Company records additional common units it receives as part of its Tranche 2 Investment at estimated fair value with a corresponding adjustment to deferred revenue.

As of December 31, 2015, the Company owned a total of 25,631,046 common units of NCM, which represented an approximate 19% interest. Each common unit is convertible into one share of NCMI common stock. The estimated fair value of the Company’s investment in NCM was approximately $402,664 as of December 31, 2015, using NCMI’s stock price as of December 31, 2015 of $15.71 per share.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Summary of Activity with NCM

Below is a summary of activity with NCM included in the Company’s consolidated financial statements for the periods indicated:

	Investment in NCM	Deferred Revenue	Distributions from NCM	Equity in Earnings	Other Revenue	Other Comprehensive (Income) Loss	Cash Received
Balance as of January 1, 2013	$78,123	$(241,305)
Receipt of common units due to annual common unit adjustment	8,869	(8,869)	$—	$—	$—	$—	$—
Receipt of common units due to extraordinary common unit adjustment	89,928	(89,928)	—	—	—	—	—
Revenues earned under ESA (1)	—	—			(7,960)	—	7,960
Receipt of excess cash distributions	(13,166)	—	(19,374)	—	—	—	32,540
Receipt under tax receivable agreement	(492)	—	(1,327)	—	—	—	1,819
Equity in earnings (2)	13,753	—	—	(11,578)	—	—	—
Equity in other comprehensive income	1,838	—	—	—	—	(1,838)	—
Amortization of deferred revenue	—	5,673	—	—	(5,673)	—	—

Balance as of and for the period ended December 31, 2013	$178,853	$(334,429)	$(20,701)	$(11,578)	$(13,633)	$(1,838)	$42,319

Receipt of common units due to annual common unit adjustment	8,216	(8,216)	$—	$—	$—	$—	$—
Revenues earned under ESA (1)	—	—	—	—	(9,249)	—	9,249
Receipt of excess cash distributions	(12,574)	—	(14,778)	—	—	—	27,352
Receipt under tax receivable agreement	(2,594)	—	(3,763)	—	—	—	6,357
Equity in earnings	6,142	—	—	(6,142)	—	—	—
Equity in other comprehensive income	896	—	—	—	—	(896)	—
Amortization of deferred revenue	—	7,426	—	—	(7,426)	—	—

Balance as of and for the period ended December 31, 2014	$178,939	$(335,219)	$(18,541)	$(6,142)	$(16,675)	$(896)	$42,958

Receipt of common units due to annual common unit adjustment	15,421	(15,421)	$—	$—	$—	$—	$—
Revenues earned under ESA (1)	—	—	—	—	(11,330)	—	11,330
Receipt of excess cash distributions	(14,072)	—	(15,396)	—	—	—	29,468
Receipt under tax receivable agreement	(2,308)	—	(2,744)	—	—	—	5,052
Equity in earnings	8,510	—	—	(8,510)	—	—	—
Equity in other comprehensive loss	(2,735)	—	—	—	—	2,735	—
Amortization of deferred revenue	—	8,506	—	—	(8,506)	—	—

Balance as of and for the period ended December 31, 2015	$183,755	$(342,134)	$(18,140)	$(8,510)	$(19,836)	$2,735	$45,850

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

(1)	Amounts include the per patron and per digital screen theatre access fees due to the Company, net of amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire. The amounts due to NCM for on-screen advertising time provided to the Company’s beverage concessionaire were approximately $11,958, $11,489 and $9,819 for the years ended December 31, 2013, 2014 and 2015, respectively.
(2)	A portion of the equity in earnings recorded for the year ended December 31, 2013 was recorded as a reduction in our investment basis in a joint venture (AC JV, LLC) that the Company, along with Regal and AMC, recently formed with NCM. See Note 5.

On May 5, 2014, NCMI announced that it had entered into a merger agreement to acquire Screenvision, LLC. On November 3, 2014, the U.S. Department of Justice (“DOJ”) filed an antitrust lawsuit seeking to enjoin the proposed merger between NCMI and Screenvision, LLC. On March 16, 2015, NCMI announced that it had agreed with Screenvision, LLC to terminate the merger agreement. The termination of the merger agreement resulted in a $26.8 million termination payment to Screenvision by NCMI. NCM indemnified NCMI for the termination fee. The impact of the termination payment and related merger costs resulted in NCM not making an excess cash distribution to its shareholders during the second quarter of 2015.

The Company made payments to NCM of approximately $124 and $50 during the years ended December 31, 2014 and 2015, respectively, related to installation of certain equipment used for digital advertising, which is included in theatre furniture and equipment on the consolidated balance sheets. The Company paid event fees of $8,249 to NCM for the year ended December 31, 2013, prior to the formation of AC JV, LLC, as discussed in Note 5, which are included in film rentals and advertising costs on the consolidated statements of income.

The tables below present summary financial information for NCM for the periods indicated (financial information for the year ended December 31, 2015 is not yet available):

	Year Ended		Nine Months Ended October 1, 2015
	December 26, 2013	January 1, 2015
Gross revenues	$462,815	$393,994	$310,061
Operating income	$202,019	$159,624	$40,442
Net income	$162,870	$96,309	$38,519

	As of January 1, 2015	As of October 1, 2015
Total assets	$681,107	$700,326
Total liabilities	$998,529	$1,030,243

5.	OTHER INVESTMENTS

The Company had the following other investments at December 31:

	2014	2015
Digital Cinema Implementation Partners (“DCIP”), equity method investment	$51,277	$71,579
RealD, Inc. (“RealD”), investment in marketable security	14,429	12,900
AC JV, LLC, equity method investment	7,899	7,269
Digital Cinema Distribution Coalition (“DCDC”), equity method investment	2,438	2,562
Other	1,615	663

Total	$77,658	$94,973

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Below is a summary of activity for each of the investments for the years ended December 31, 2013, 2014 and 2015:

	DCIP	RealD	AC JV, LLC	DCDC	Other	Total
Balance at January 1, 2013	$23,012	$13,707	$—	$5	$1,477	$38,201
Cash contributions	3,232	—	268	2,721	—	6,221
Issuance of promissory note to NCM	—	—	8,333	—	—	8,333
Equity in income (loss)	11,241	—	—	(137)	—	11,104
Equity in other comprehensive income	548	—	—	—	—	548
Adjustment for gain recognized by NCM	—	—	(2,175)	—	—	(2,175)
Unrealized holding loss	—	(3,264)	—	—	—	(3,264)
Other	—	—	—	—	689	689

Balance at December 31, 2013	$38,033	$10,443	$6,426	$2,589	$2,166	$59,657
Cash contributions	2,188	—	—	—	—	2,188
Equity in income (loss)	15,279	—	1,473	(151)	—	16,601
Equity in other comprehensive loss	(219)	—	—	—	—	(219)
Unrealized holding gain	—	3,986	—	—	—	3,986
Cash distributions received	(4,004)	—	—	—	—	(4,004)
Other	—	—	—	—	(551)	(551)

Balance at December 31, 2014	$51,277	$14,429	$7,899	$2,438	$1,615	$77,658
Cash contributions	3,211	—	—	—	500	3,711
Equity in income	18,522	—	970	124	—	19,616
Equity in other comprehensive loss	(384)	—	—	—	—	(384)
Unrealized holding loss	—	(1,529)	—	—	—	(1,529)
Sale of investment in Taiwan (1)	—	—	—	—	(1,383)	(1,383)
Cash distributions received	(1,047)	—	(1,600)	—	—	(2,647)
Other	—	—	—	—	(69)	(69)

Balance at December 31, 2015	$71,579	$12,900	$7,269	$2,562	$663	$94,973

(1)	The Company sold its investment in a Taiwan joint venture for approximately $2,634, resulting in a gain of $1,251, which is included in (gain) loss on sale of assets and other for the year ended December 31, 2015.

Digital Cinema Implementation Partners LLC

On February 12, 2007, the Company, AMC and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC to facilitate the implementation of digital cinema in the Company’s theatres and to establish agreements with major motion picture studios for the financing of digital cinema. On March 10, 2010, the Company signed a master equipment lease agreement and other related agreements (collectively the “Agreements”) with Kasima LLC (“Kasima”), which is an indirect subsidiary of DCIP and a related party to the Company. Upon signing the Agreements, the Company contributed the majority of its U.S. digital projection systems to DCIP, which DCIP then contributed to Kasima. The Company has a variable interest in Kasima through the terms of its master equipment lease agreement; however, the Company has determined that it is not the primary beneficiary of Kasima, as the Company does not have the ability to direct the activities of Kasima that most significantly impact Kasima’s economic performance.

As of December 31, 2015, the Company had a 33% voting interest in DCIP and a 24.3% economic interest in DCIP. The Company accounts for its investment in DCIP and its subsidiaries under the equity method of accounting.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Below is summary financial information for DCIP as of and for the years ended December 31, 2013, 2014 and 2015.

	Year ended December 31,
	2013	2014	2015
Net operating revenue	$182,659	$170,724	$171,203
Operating income	$116,235	$101,956	$103,449
Net income	$48,959	$61,293	$79,255

	As of
	December 31, 2014	December 31, 2015
Total assets	$1,097,467	$1,004,292
Total liabilities	$845,319	$674,727

As a result of the Agreements, the Company installed digital projection systems to a majority of its first run U.S. theatres. The digital projection systems are being leased from Kasima under an operating lease with an initial term of twelve years that contains ten one-year fair value renewal options. The equipment lease agreement also contains a fair value purchase option. Under the equipment lease agreement, the Company pays annual rent of one thousand dollars per digital projection system. The Company may also be subject to various types of other rent if such digital projection systems do not meet minimum performance requirements as outlined in the agreements. Certain of the other rent payments are subject to either a monthly or an annual maximum. As of December 31, 2015, the Company had 3,781 digital projection systems being leased under the master equipment lease agreement with Kasima. The Company had the following transactions with DCIP during the years ended December 31, 2013, 2014 and 2015:

	Year Ended December 31,
	2013	2014	2015
Equipment lease payments	$3,853	$4,012	$4,474
Warranty reimbursements from DCIP	$(1,893)	$(3,169)	$(4,329)

RealD, Inc.

The Company licenses 3-D systems from RealD. Under its license agreement with RealD, the Company earned options to purchase shares of RealD common stock as it installed a certain number of 3-D systems as outlined in the license agreement. During 2010 and 2011, the Company vested in a total of 1,222,780 RealD options. Upon vesting in these options, the Company recorded an investment in RealD and a deferred lease incentive liability using the estimated fair value of the RealD options at the time of vesting. During March 2011, the Company exercised all of its options to purchase shares of common stock in RealD for $0.00667 per share.

The Company owns 1,222,780 shares of RealD and accounts for its investment in RealD as a marketable security. The Company has determined that its RealD shares are available-for-sale securities in accordance with ASC Topic 320-10-35-1, therefore unrealized holding gains and losses are reported as a component of accumulated other comprehensive loss until realized.

As of December 31, 2015, the estimated fair value of the Company’s investment in RealD was $12,900, which is based on the closing price of RealD’s common stock of $10.55 per share on December 31, 2015, and falls under Level 1 of the U.S. GAAP fair value hierarchy as defined by ASC Topic 820-10-35.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

AC JV, LLC

During December 2013, the Company, Regal, AMC (the “AC Founding Members”) and NCM entered into a series of agreements that resulted in the formation of AC JV, LLC (“AC”), a new joint venture that now owns “Fathom Events” (consisting of Fathom Events and Fathom Consumer Events) formerly operated by NCM. The Fathom Events business focuses on the marketing and distribution of live and pre-recorded entertainment programming to various theatre operators to provide additional programs to augment their feature film schedule. The Fathom Consumer Events business includes live and pre-recorded concerts featuring contemporary music, opera and symphony, DVD product releases and marketing events, theatrical premieres, Broadway plays, live sporting events and other special events. The Company paid event fees of $9,273 and $11,440 for the years ended December 31, 2014 and 2015, respectively, which are included in film rentals and advertising costs on the consolidated statements of income.

AC was formed by the AC Founding Members and NCM. NCM, under a contribution agreement, contributed the assets associated with its Fathom Events division to AC in exchange for 97% ownership of the Class A Units of AC. Under a separate contribution agreement, the Founding Members each contributed cash of approximately $268 to AC in exchange for 1% of the Class A Units of AC. Subsequently, NCM and the Founding Members entered into a Membership Interest Purchase Agreement, under which NCM sold each of the Founding Members 31% of its Class A Units in AC, the aggregate value of which was determined to be $25,000, in exchange for a six-year Promissory Note. Each of the Founding Members’ Promissory Notes were originally for $8,333, bear interest at 5% per annum and require annual principal and interest payments, with the first of such payments made during December 2014. The remaining outstanding balance of the note payable from the Company to AC as of December 31, 2015 was $5,555.

Digital Cinema Distribution Coalition

The Company is a party to a joint venture with certain exhibitors and distributors called Digital Cinema Distribution Coalition (“DCDC”). DCDC operates a satellite distribution network that distributes all digital content to U.S. theatres via satellite. The Company has an approximate 14.6% ownership in DCDC. The Company paid approximately $741 and $807 to DCDC during the years ended December 31, 2014 and 2015 related to content delivery services provided by DCDC, which is included in film rentals and advertising costs on the consolidated statements of income.

6.	GOODWILL AND OTHER INTANGIBLE ASSETS — NET

The Company’s goodwill was as follows:

	U.S. Operating Segment	International Operating Segment	Total
Balance at December 31, 2013 (1)	$1,150,471	$137,619	$1,288,090
Acquisition of U.S. theatres	6,085	—	6,085
Other acquisitions	—	1,108	1,108
Foreign currency translation adjustments	—	(17,900)	(17,900)

Balance at December 31, 2014 (1)	$1,156,556	$120,827	$1,277,383
Acquisition of Brazil theatre	—	356	356
Foreign currency translation adjustments	—	(30,191)	(30,191)

Balance at December 31, 2015 (1)	$1,156,556	$90,992	$1,247,548

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

(1)	Balances are presented net of accumulated impairment losses of $214,031 for the U.S. operating segment and $27,622 for the international operating segment.

As of December 31, intangible assets-net, consisted of the following:

	December 31,				December 31,
	2013	Acquisitions	Amortization	Other (1)	2014
Intangible assets with finite lives:
Gross carrying amount	$101,617	$300	$—	$(1,995)	$99,922
Accumulated amortization	(46,297)	—	(5,947)	12	(52,232)

Total net intangible assets with finite lives	$55,320	$300	$(5,947)	$(1,983)	$47,690

Intangible assets with indefinite lives:
Tradename	300,824	—	—	(490)	300,334

Total intangible assets — net	$356,144	$300	$(5,947)	$(2,473)	$348,024

	December 31,			December 31,
	2014	Amortization	Other (2)	2015
Intangible assets with finite lives:
Gross carrying amount	$99,922	$—	$46	$99,968
Accumulated amortization	(52,232)	(5,716)	(1,758)	(59,706)

Total net intangible assets with finite lives	$47,690	$(5,716)	$(1,712)	$40,262

Intangible assets with indefinite lives:
Tradename	300,334	—	(952)	299,382

Total intangible assets — net	$348,024	$(5,716)	$(2,664)	$339,644

(1)	Activity for 2014 primarily consists of $479 for impairment of a tradename intangible asset related to one U.S. theatre and foreign currency translation adjustments.
(2)	Activity for 2015 primarily consists of the write-off of intangible assets for closed theatres, the write-off of a vendor contract intangible asset, $992 for impairment of a favorable lease and foreign currency translation adjustments.

Estimated aggregate future amortization expense for intangible assets is as follows:

For the year ended December 31, 2016	$5,389
For the year ended December 31, 2017	4,857
For the year ended December 31, 2018	4,857
For the year ended December 31, 2019	3,977
For the year ended December 31, 2020	4,252
Thereafter	16,930

Total	$40,262

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

7.	IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. See Note 1 for discussion of the Company’s impairment policy.

The Company’s long-lived asset impairment losses are summarized in the following table:

	Year Ended December 31,
	2013	2014	2015
United States theatre properties	$1,911	$6,168	$7,052
International theatre properties	1,175	—	757

Subtotal	3,086	6,168	7,809
Intangible assets (see Note 6)	708	479	992

Impairment of long-lived assets	$3,794	$6,647	$8,801

The long-lived asset impairment charges recorded during each of the years presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. As of December 31, 2015, the estimated aggregate remaining fair value of the long-lived assets impaired during the year ended December 31, 2015 was approximately $8,395.

8.	DEFERRED CHARGES AND OTHER ASSETS — NET

As of December 31, deferred charges and other assets — net consisted of the following:

	December 31,
	2014	2015
Long-term prepaid rents	7,296	4,278
Construction and other deposits	14,171	8,459
Equipment to be placed in service	14,124	15,388
Other	10,980	10,118

Total	$46,571	$38,243

See Note 2 for discussion of debt issuance costs reclassification upon adoption of ASU 2015-03.

9.	LONG-TERM DEBT

As of December 31, long-term debt consisted of the following:

	December 31,
	2014	2015
Cinemark USA, Inc. term loan	$686,000	$679,000
Cinemark USA, Inc. 4.875% senior notes due 2023	530,000	530,000
Cinemark USA, Inc. 5.125% senior notes due 2022	400,000	400,000
Cinemark USA, Inc. 7.375% senior subordinated notes due 2021	200,000	200,000
Other (1)	6,997	5,572

Total long-term debt	1,822,997	1,814,572
Less current portion	8,423	8,405
Less debt issuance costs, net of accumulated amortization of $10,918 and $16,058, respectively(2)	31,419	33,237

Long-term debt, less current portion	$1,783,155	$1,772,930

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

(1)	Primarily represents debt owed to NCM in relation to the recently-formed joint venture AC JV, LLC. See Note 5.
(2)	See Note 2 for discussion of debt issuance costs reclassification upon adoption of ASU 2015-03.

Senior Secured Credit Facility

Cinemark USA, Inc. has a senior secured credit facility that includes a seven year $700,000 term loan and a five year $100,000 revolving credit line (the “Senior Secured Credit Facility”). On May 8, 2015, Cinemark USA, Inc., our wholly-owned subsidiary, amended its senior secured credit facility to extend the maturity of the $700,000 term loan from December 2019 to May 2022. Quarterly principal payments in the amount of $1,750 are due on the term loan through March 31, 2022, with the remaining principal of $635,250 due on May 8, 2022. The Company incurred debt issue costs of approximately $6,875 in connection with the amendment. In addition, the Company incurred approximately $925 in legal and other fees that are reflected as loss on amendment to debt agreement on the consolidated statement of income for the year ended December 31, 2015.

Interest on the term loan accrues at Cinemark USA, Inc.’s option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin of 2.0% per annum, or (B) a “eurodollar rate” plus a margin of 3.0% per annum. Interest on the revolving credit line accrues, at Cinemark USA, Inc.’s option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 1.00% to 1.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 2.00% to 2.75% per annum. The margin of the revolving credit line is determined by the consolidated net senior secured leverage ratio as defined in the credit agreement.

Cinemark USA, Inc.’s obligations under the Senior Secured Credit Facility are guaranteed by Cinemark Holdings, Inc. and certain of Cinemark USA, Inc.’s domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of Cinemark USA, Inc.’s and the guarantors’ personal property, including, without limitation, pledges of all of Cinemark USA, Inc.’s capital stock, all of the capital stock of certain of Cinemark USA, Inc.’s domestic subsidiaries and 65% of the voting stock of certain of its foreign subsidiaries.

The Senior Secured Credit Facility contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on Cinemark USA, Inc.’s ability, and in certain instances, its subsidiaries’ and Cinemark Holdings, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, and repurchase stock; and make capital expenditures and investments. If Cinemark USA, Inc. has borrowings outstanding on the revolving credit line, it is required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the Senior Secured Credit Facility.

The dividend restriction contained in the Senior Secured Credit Facility prevents the Company and any of its subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) the Company is not in default, and the distribution would not cause Cinemark USA, Inc. to be in default, under the Senior Secured Credit Facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since December 18, 2012, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings, Inc. or Cinemark USA, Inc. as common equity since December 18, 2012, (b) Cinemark USA, Inc.’s consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the Senior Secured

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Credit Facility, and (c) certain other defined amounts. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $1,905,096 to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the Senior Secured Credit Facility, subject to its available cash and other borrowing restrictions outlined in the agreement.

At December 31, 2015, there was $679,000 outstanding under the term loan and no borrowings outstanding under the revolving credit line. Cinemark USA, Inc. had $100,000 in available borrowing capacity on the revolving credit line. Cinemark USA, Inc. had no borrowings under the revolving credit line during the years ended December 31, 2014 or 2015. The average interest rate on outstanding term loan borrowings under the Senior Secured Credit Facility at December 31, 2015 was approximately 3.6% per annum.

4.875% Senior Notes

On May 24, 2013, Cinemark USA, Inc. issued $530,000 aggregate principal amount of 4.875% senior notes due 2023, at par value, (the “4.875% Senior Notes”). Proceeds, after payment of fees, were used to finance a redemption of the 8.625% Senior Notes due 2019, discussed below. Interest on the 4.875% Senior Notes is payable on June 1 and December 1 of each year, beginning December 1, 2013. The 4.875% Senior Notes mature on June 1, 2023.

The 4.875% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s debt. The 4.875% Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior subordinated debt. The 4.875% Senior Notes and the guarantees are effectively subordinated to all of Cinemark USA, Inc.’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under Cinemark USA, Inc.’s senior secured credit facility. The 4.875% Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of Cinemark USA, Inc.’s subsidiaries that do not guarantee the 4.875% Senior Notes.

The indenture to the 4.875% Senior Notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,079,680 to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the indenture to the 4.875% Senior Notes, subject to its available cash and other borrowing restrictions outlined in the indenture. Upon a change of control, as defined in the indenture governing the 4.875% Senior Notes, Cinemark USA, Inc. would be required to make an offer to repurchase the 4.875% Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture governing the 4.875% Senior Notes allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to June 1, 2018, Cinemark USA, Inc. may redeem all or any part of the 4.875% Senior Notes at its option at 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest on the

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

4.875% Senior Notes to the date of redemption. After June 1, 2018, Cinemark USA, Inc. may redeem the 4.875% Senior Notes in whole or in part at redemption prices specified in the indenture. In addition, prior to June 1, 2016, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the 4.875% Senior Notes from the net proceeds of certain equity offerings at the redemption price set forth in the indenture.

5.125% Senior Notes

On December 18, 2012, Cinemark USA, Inc. issued $400,000 aggregate principal amount of 5.125% senior notes due 2022, at par value (the “5.125% Senior Notes”). A portion of the proceeds were used to refinance a portion of the former senior secured credit facility and to fund the purchase price for the Rave Acquisition (see Note 5 to the consolidated financial statements). Interest on the 5.125% Senior Notes is payable on June 15 and December 15 of each year, beginning June 15, 2013. The 5.125% Senior Notes mature on December 15, 2022.

The 5.125% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s debt. The 5.125% Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and its guarantor’s existing and future senior unsecured debt and senior in right of payment to all of Cinemark USA, Inc.’s and its guarantor’s existing and future subordinated debt. The 5.125% Senior Notes and the guarantees are effectively subordinated to all of Cinemark USA, Inc.’s and its guarantor’s existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under Cinemark USA, Inc.’s senior secured credit facility. The 5.125% Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of Cinemark USA, Inc.’s subsidiaries that do not guarantee the 5.125% Senior Notes.

The indenture to the 5.125% Senior Notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,083,985 to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the indenture to the 5.125% Senior Notes, subject to its available cash and other borrowing restrictions outlined in the indenture. Upon a change of control, as defined in the indenture governing the 5.125% Senior Notes, Cinemark USA, Inc. would be required to make an offer to repurchase the 5.125% Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture governing the 5.125% Senior Notes allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to December 15, 2017, Cinemark USA, Inc. may redeem all or any part of the 5.125% Senior Notes at its option at 100% of the principal amount plus a make-whole premium. After December 15, 2017, Cinemark USA, Inc. may redeem the 5.125% Senior Notes in whole or in part at redemption prices described in the 5.125% Senior Notes. In addition, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the 5.125% Senior Notes from the net proceeds of certain equity offerings at the redemption price set forth in the 5.125% Senior Notes.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

7.375% Senior Subordinated Notes

On June 3, 2011, Cinemark USA, Inc. issued $200,000 aggregate principal amount of 7.375% senior subordinated notes due 2021, at par value (the “Senior Subordinated Notes”). Interest on the Senior Subordinated Notes is payable on June 15 and December 15 of each year. The Senior Subordinated Notes mature on June 15, 2021.

The Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by certain of Cinemark USA, Inc.’s subsidiaries that guarantee, assume or become liable with respect to any of Cinemark USA, Inc.’s or a guarantor’s other debt. The Senior Subordinated Notes and the guarantees are senior subordinated unsecured obligations and rank equally in right of payment with all of Cinemark USA, Inc.’s and a guarantor’s future senior subordinated indebtedness; are subordinate in right of payment to all of Cinemark USA, Inc.’s and a guarantor’s existing and future senior indebtedness, whether secured or unsecured, including Cinemark USA, Inc.’s obligations under its Senior Secured Credit Facility, its 5.125% Senior Notes and 4.875% Senior Notes; and structurally subordinate to all existing and future indebtedness and other liabilities of Cinemark USA, Inc.’s non-guarantor subsidiaries.

The indenture to the Senior Subordinated Notes contains covenants that limit, among other things, the ability of Cinemark USA, Inc. and certain of its subsidiaries to (1) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (2) incur additional indebtedness and issue preferred stock, (3) enter into transactions with affiliates, (4) enter new lines of business, (5) merge or consolidate with, or sell all or substantially all of its assets to, another person and (6) create liens. As of December 31, 2015, Cinemark USA, Inc. could have distributed up to approximately $2,072,800 to its parent company and sole stockholder, Cinemark Holdings, Inc., under the terms of the indenture to the Senior Subordinated Notes, subject to its available cash and other borrowing restrictions outlined in the indenture governing the Senior Subordinated Notes. Upon a change of control, as defined in the indenture, Cinemark USA, Inc. would be required to make an offer to repurchase the Senior Subordinated Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, through the date of repurchase. The indenture allows Cinemark USA, Inc. to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1, and our actual ratio as of December 31, 2015 was approximately 7.7 to 1.

Prior to June 15, 2016, Cinemark USA, Inc. may redeem all or any part of the Senior Subordinated Notes at its option at 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest on the senior subordinated notes to the date of redemption. After June 15, 2016, Cinemark USA, Inc. may redeem the Senior Subordinated Notes in whole or in part at redemption prices specified in the indenture. In addition, prior to June 15, 2014, Cinemark USA, Inc. may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes from the net proceeds of certain equity offerings at the redemption price set forth in the indenture.

8.625% Senior Notes

On June 29, 2009, Cinemark USA, Inc. issued $470,000 aggregate principal amount of 8.625% senior notes due 2019 (the “8.625% Senior Notes”), with an original issue discount of $11,468, resulting in proceeds of approximately $458,532. On June 24, 2013, Cinemark USA, Inc. redeemed its 8.625% Senior Notes at 112.035% of the principal amount, inclusive of a make-whole premium, plus accrued and unpaid interest, utilizing the proceeds from the issuance of the 4.875% Senior Notes discussed above. As a result of the redemption, we

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

wrote-off approximately $8,054 in unamortized bond discount and $7,634 in unamortized debt issue costs, paid a make-whole premium of approximately $56,564 and paid other fees of $50, all of which are reflected in loss on early retirement of debt during the year ended December 31, 2013.

Fair Value of Long Term Debt

The Company estimates the fair value of its long-term debt primarily using quoted market prices, which fall under Level 2 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35. The carrying value of the Company’s long term debt was $1,822,997 and $1,814,572 as of December 31, 2014 and 2015, respectively, excluding debt issuance costs of $31,419 and $33,237, respectively. The fair value of the Company’s long term debt was $1,790,987 and $1,806,276 as of December 31, 2014 and 2015, respectively.

Covenant Compliance and Debt Maturity

As of December 31, 2015, the Company believes it was in full compliance with all agreements, including related covenants, governing its outstanding debt.

The Company’s long-term debt, excluding debt issuance costs, at December 31, 2015 matures as follows:

2016	$8,405
2017	8,389
2018	8,389
2019	8,389
2020	7,000
Thereafter	1,774,000

Total	$1,814,572

10.	INTEREST RATE SWAP AGREEMENT

The Company is currently a party to one interest rate swap agreement that is used to hedge a portion of the interest rate risk associated with the variable interest rates on the Company’s term loan debt and qualifies for cash flow hedge accounting. The fair value of the interest rate swap is recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swap’s gains or losses reported as a component of accumulated other comprehensive loss and the ineffective portion reported in earnings. The changes in fair value are reclassified from accumulated other comprehensive loss into earnings in the same period that the hedged item affects earnings.

The valuation technique used to determine fair value is the income approach and under this approach, the Company uses projected future interest rates as provided by counterparty to the interest rate swap agreement and the fixed rates that the Company is obligated to pay under the agreement. Therefore, the Company’s measurements use significant unobservable inputs, which fall in Level 3 of the U.S. GAAP hierarchy as defined by FASB ASC Topic 820-10-35. There were no changes in valuation techniques during the period and no transfers in or out of Level 3. See Note 11 for a summary of unrealized gains or losses recorded in accumulated other comprehensive loss and earnings.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Below is a summary of the Company’s interest rate swap agreement designated as cash flow hedge as of December 31, 2015:

					Estimated
Notional Amount	Effective Date	Pay Rate	Receive Rate	Expiration Date	Total Fair Value at December 31, 2015(1)
$100,000	November 2011	1.7150%	1-Month LIBOR	April 2016	$373

(1)	Included in accrued other current liabilities on the consolidated balance sheet as of December 31, 2015.

The changes in accumulated other comprehensive loss, net of taxes, related to the Company’s interest rate swap agreements for the years ended December 31, 2013, 2014 and 2015 were as follows:

	2013	2014	2015
Beginning balances – January 1	$(8,867)	$(5,716)	$(2,870)

Other comprehensive loss before reclassifications, net of taxes	(2,668)	(3,169)	(2,154)
Amounts reclassified from accumulated other comprehensive loss to interest expense, net of taxes	5,819	6,015	4,790

Net other comprehensive income	3,151	2,846	2,636

Ending balances – December 31	$(5,716)	$(2,870)	$(234)

11.	FAIR VALUE MEASUREMENTS

The Company determines fair value measurements in accordance with FASB ASC Topic 820, which establishes a fair value hierarchy under which an asset or liability is categorized based on the lowest level of input significant to its fair value measurement. The levels of input defined by FASB ASC Topic 820 are as follows:

Level 1	–	quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date;

Level 2	–	other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3	–	unobservable and should be used to measure fair value to the extent that observable inputs are not available.

Below is a summary of assets and liabilities measured at fair value on a recurring basis by the Company under FASB ASC Topic 820 as of December 31, 2014:

	Carrying Value	Fair Value
Description		Level 1	Level 2	Level 3
Interest rate swap liabilities – current (see Note 10)	$(4,255)	$—	$—	$(4,255)
Interest rate swap liabilities – long term (see Note 10)	$(317)	$—	$—	$(317)
Investment in RealD (see Note 5)	$14,429	$14,429	$—	$—

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Below is a summary of assets and liabilities measured at fair value on a recurring basis by the Company under FASB ASC Topic 820 as of December 31, 2015:

	Carrying Value	Fair Value
Description		Level 1	Level 2	Level 3
Interest rate swap liabilities – current (see Note 10)	$(373)	$—	$—	$(373)
Investment in RealD (see Note 5)	$12,900	$12,900	$—	$—

Below is a reconciliation of the beginning and ending balance for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Liabilities
	2014	2015
Beginning balances - January 1	$9,176	$4,572
Total (gain) loss included in accumulated other comprehensive loss	1,411	(155)
Settlements	(6,015)	(4,790)

Ending balances – December 31	$4,572	$373

The Company also uses the market approach for fair value measurements on a nonrecurring basis in the impairment evaluations of its long-lived assets (see Note 6 and Note 7). Additionally, the Company uses the market approach to estimate the fair value of its long-term debt (see Note 9). There were no changes in valuation techniques during the period. There were no transfers in or out of Level 1, Level 2 or Level 3 during the years ended December 31, 2013, 2014 and 2015.

12.	FOREIGN CURRENCY TRANSLATION

The accumulated other comprehensive loss account in stockholders’ equity of $144,772 and $271,686 at December 31, 2014 and 2015, respectively, includes the cumulative foreign currency losses of $147,930 and $273,404, respectively, from translating the financial statements of the Company’s international subsidiaries, the change in fair values of the Company’s interest rate swap agreements that are designated as hedges and the change in fair value of the Company’s available-for-sale securities.

All foreign countries where the Company has operations are non-highly inflationary and the local currency is the same as the functional currency in all of the locations. Thus, any fluctuation in the currency results in a cumulative foreign currency translation adjustment recorded to accumulated other comprehensive loss.

Below is a summary of the impact of translating the financial statements of the Company’s international subsidiaries as of and for the years ended December 31, 2013, 2014 and 2015.

				Other Comprehensive
Country	Exchange Rates as of December 31,			Income (Loss) For Year Ended December 31,
	2013	2014	2015	2013	2014	2015
Brazil	2.36	2.69	3.96	$(34,451)	$(30,723)	$(74,559)
Argentina	6.52	8.55	12.95	(24,845)	(20,197)	(30,520)
Colombia	1,926.83	2,392.46	3,149.47	(2,969)	(7,632)	(8,043)
Chile	525.5	606.2	709.16	(3,570)	(5,580)	(6,572)
Peru	2.84	3.05	3.46	(3,685)	(2,785)	(4,882)
All other				(185)	(2,066)	(898)
Sale of Mexico subsidiary				22,088	—	—

				$(47,617)	$(68,983)	$(125,474)

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

During November 2013, the Company completed the sale of certain of its Mexico subsidiaries. As a result of this sale, the accumulated other comprehensive loss previously unrealized for these Mexico subsidiaries of $22,088 was recognized by the Company as part of the gain on sale. See Note 3 for additional information.

13.	NONCONTROLLING INTERESTS IN SUBSIDIARIES

Noncontrolling interests in subsidiaries of the Company were as follows at December 31:

	December 31,
	2014	2015
Cinemark Partners II — 24.6% interest (in one theatre)	$7,769	$7,753
Laredo Theatres – 25% interest (in two theatres)	1,112	1,761
Greeley Ltd. — 49.0% interest (in one theatre)	589	740
Other	859	851

Total	$10,329	$11,105

During August 2013, the Company purchased the 49.9% noncontrolling interest share of one of its Brazilian subsidiaries, Adamark Cinemas S.A. (“Adamark”), for approximately $5,621 in cash. Adamark had investments in two of the Company’s Brazilian theatres. The increase in the Company’s ownership interest in the Brazilian subsidiary was accounted for as an equity transaction in accordance with ASC Topic 810-10-45-23. The Company recorded a decrease in additional paid-in-capital of approximately $4,618, which represented the difference between the cash paid and the book value of the Brazilian subsidiary’s noncontrolling interest account. As a result of this transaction, the Company owns 100% of the shares in Adamark.

Below is a summary of the impact of changes in the Company’s ownership interest in its subsidiaries on its equity:

	Year ended December 31,
	2013	2014	2015
Net income attributable to Cinemark USA, Inc.	$149,843	$194,380	$218,532

Transfers from noncontrolling interests

Decrease in Cinemark USA, Inc. additional paid-in-capital for the buyout of Adamark non-controlling interest	(4,618)	—	—

Net transfers from non-controlling interests	(4,618)	—	—

Change from net income attributable to Cinemark USA, Inc. and transfers from noncontrolling interests	$145,225	$194,380	$218,532

14.	CAPITAL STOCK

Common and Preferred Stock — Cinemark USA, Inc. has 1,500 shares of Class A common stock and 182,648 shares of Class B common stock outstanding, all of which is held by Cinemark Holdings, Inc. Holders of Class A common stock have exclusive voting rights. Holders of Class B common stock have no voting rights except upon any proposed amendments to the articles of incorporation. However, they may convert their Class B common stock, at their option, to Class A common stock. In the event of any liquidation, holders of the Class A and Class B common stock will be entitled to their pro-rata share of assets remaining after any holders of preferred stock have received their preferential amounts based on their respective shares held.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

The Company has 1,000,000 shares of preferred stock, $1.00 par value, authorized with none issued or outstanding. The rights and preferences of preferred stock will be determined by the Board of Directors at the time of issuance.

The Company’s ability to pay dividends is effectively limited by the terms of its senior notes indentures, its senior subordinated notes indenture and its senior secured credit facility, which also significantly restricts the ability of certain of the Company’s subsidiaries to pay dividends directly or indirectly to it. See Note 9. Furthermore, certain of the Company’s foreign subsidiaries currently have a deficit in retained earnings which prevents the Company from declaring and paying dividends from those subsidiaries.

Stock Options — Below is a summary of stock option activity and related information for Cinemark Holdings, Inc. stock options held by the Company’s employees for the years ended December 31, 2013 and 2014:

	Year Ended		Year Ended
	December 31, 2013		December 31, 2014
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price
Outstanding at January 1	22,022	$7.63	14,584	$7.63
Exercised	(7,438)	$7.63	(14,584)	$7.63

Outstanding at December 31	14,584	$7.63	—

Vested options at December 31	14,584	$7.63	—

The total intrinsic value of options exercised during the years ended December 2013 and 2014 was $168 and $296, respectively. The Company recognized tax benefits of approximately $71 and $124 related to the options exercised during the year ended December 31, 2013 and 2014, respectively.

Restricted Stock — Below is a summary of restricted stock activity for the years ended December 31, 2013, 2014 and 2015:

	Year Ended		Year Ended		Year Ended
	December 31, 2013		December 31, 2014		December 31, 2015
	Shares of Restricted Stock	Weighted Average Grant Date Fair Value	Shares of Restricted Stock	Weighted Average Grant Date Fair Value	Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding at January 1	1,534,163	$18.85	1,260,913	$21.86	878,897	$24.92
Granted	271,532	$30.09	269,774	$28.93	226,212	$42.79
Vested	(522,129)	$17.27	(625,843)	$20.53	(329,437)	$23.72
Forfeited	(22,653)	$22.92	(25,947)	$22.94	(17,897)	$27.58

Outstanding at December 31	1,260,913	$21.86	878,897	$24.92	757,775	$30.73

During the year ended December 31, 2015, Cinemark Holdings, Inc. granted 226,212 shares of restricted stock to its directors and to employees of the Company. The fair value of the restricted stock granted was determined based on the market value of Cinemark Holdings, Inc.’s common stock on the date of grant, which ranged from $40.75 to $43.28 per share. The Company assumed forfeiture rates ranging from 0% to 10% for the

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

restricted stock awards. Restricted stock granted to directors vests over a one-year period. Restricted stock granted to employees vests over periods ranging from one year to four years based on continued service. The recipients of restricted stock are entitled to receive dividends and to vote their respective shares, however, the sale and transfer of the restricted shares is prohibited during the restriction period.

Below is a summary of restricted stock award activity recorded for the periods indicated:

	Year Ended December 31,
	2013	2014	2015
Compensation expense recognized during the period (1)	$11,898	$8,591	$8,715
Fair value of restricted shares that vested during the period (2)	$9,161	$17,692	$13,276
Income tax deduction upon vesting of restricted stock awards (3)	$3,848	$5,171	$3,341

(1)	Cinemark Holdings, Inc. recorded an additional $840, $943 and $885 of compensation expense related to these restricted stock awards during the years ended December 31, 2013, 2014 and 2015, respectively.
(2)	The fair value of shares in which Cinemark Holdings, Inc.’s directors vested was $1,000, $1,081 and $1,148 during the years ended December 31, 2013, 2014 and 2015, respectively.
(3)	Cinemark Holdings, Inc. recognized an additional tax benefit of $420, $454 and $482 on these vested awards during the years ended December 31, 2013, 2014 and 2015, respectively.

As of December 31, 2015, the remaining unrecognized compensation expense related to these restricted stock awards was approximately $11,944 of which $11,490 will be recognized by the Company and $454 will be recognized by Cinemark Holdings, Inc. The weighted average period over which this remaining compensation expense will be recognized is approximately two years.

Restricted Stock Units — During the years ended December 31, 2013, 2014 and 2015, Cinemark Holdings, Inc. granted restricted stock units representing 115,107, 197,515 and 142,917 hypothetical shares of common stock, respectively, to employees of the Company. The restricted stock units vest based on a combination of financial performance factors and continued service. The financial performance factors are based on an implied equity value concept that determines an internal rate of return (“IRR”) for a measurement period, as defined in the award agreement, based on a formula utilizing a multiple of Adjusted EBITDA subject to certain specified adjustments (as defined in the restricted stock unit award agreement). The measurement period for the restricted stock unit awards granted during the year ended December 31, 2013 is a three year period and the measurement period for the restricted stock unit awards granted during the years ended December 31, 2014 and 2015 is a two year period. The financial performance factors for the restricted stock units have a threshold, target and maximum level of payment opportunity and vest on a prorata basis according to the IRR achieved by the Company during the performance period. If the IRR for the defined measurement period is at least 8.5% (7.5% for the 2015 grant), which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the defined measurement period is at least 10.5% (9.5% for the 2015 grant), which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the defined measurement period is at least 12.5% (11.5% for the 2015 grant), which is the maximum, 100% of the restricted stock units vest. Further, as an example, if the Company achieves an IRR equal to 11.0%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR. All payouts of restricted stock units that vest will be subject to an additional service requirement and will be paid in the form of common stock of Cinemark Holdings, Inc. if the participant continues to provide services through the fourth anniversary of the grant date.

At the time of each of the restricted stock unit grants, the Company assumes the IRR level to be reached for the defined measurement period will be the mid-point IRR level in determining the amount of compensation

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

expense to record for such grants. If and when additional information becomes available to indicate that something other than the mid-point IRR level will be achieved, the Company adjusts compensation expense on a prospective basis over the remaining service period. The Company assumed forfeiture rates ranging from 0% to 5% for the restricted stock unit awards granted during 2015. Restricted stock unit award participants are eligible to receive dividend equivalent payments if and at the time the restricted stock unit awards vest.

Below is a table summarizing the potential number of shares that could vest under restricted stock unit awards granted during the years ended December 31, 2013, 2014 and 2015 at each of the three levels of financial performance (excluding forfeitures):

	Granted During the Year Ended December 31,
	2013		2014		2015
	Number of Units	Value at Grant(1)	Number of Units	Value at Grant(1)	Number of Units	Value at Grant(1)
at IRR of at least 8.5% (7.5% for 2015 grant)	38,366	$1,129	65,832	$1,879	47,640	$2,057
at IRR of at least 10.5% (9.5% for 2015 grant)	76,741	$2,259	131,683	$3,758	95,282	$4,115
at IRR of at least 12.5% (11.5% for 2015 grant)	115,107	$3,389	197,515	$5,637	142,917	$6,173

(1)	The weighted average grant date fair values for units issued during the years ended December 31, 2013, 2014, and 2015 were $29.44, $28.54 and $43.19, respectively.

Below is a summary of activity for restricted stock unit awards for the periods indicated:

	Year Ended December 31,
	2013	2014	2015
Number of restricted stock unit awards that vested during the period	295,751	395,751	123,769
Fair value of restricted stock unit awards that vested during the period	$8,723	$11,420	$5,483
Accumulated dividends paid upon vesting of restricted stock unit awards	$939	$1,352	$442
Income tax benefit recognized upon vesting of restricted stock unit awards	$3,663	$4,796	$2,303
Compensation expense recognized during the period	$4,148	$3,284	$6,158

During the year ended December 31, 2015, the Compensation Committee of the Board of Directors of Cinemark Holdings, Inc. approved a modification to each of the 2013 and 2014 restricted stock unit grants. The modifications resulted in a cap on the foreign currency exchange rate devaluation impact to be used in calculating the IRR for the respective measurement periods. The Company revalued each of the grants based on Cinemark Holdings, Inc.’s stock price at the date of modification, which was $33.02. The modifications resulted in incremental compensation expense of approximately $2,460 for the year ended December 31, 2015.

As of December 31, 2015, the Company had restricted stock units outstanding that represented a total 544,076 hypothetical shares of Cinemark Holdings, Inc.’s common stock, net of actual cumulative forfeitures of 22,985 units, assuming the maximum IRR is achieved for all of the outstanding restricted stock unit awards.

As of December 31, 2015, the remaining unrecognized compensation expense related to the outstanding restricted stock unit awards was $6,600, which reflects an IRR level of 11.1% that was achieved for the 2012 grants, an IRR level of 12.5% that was achieved for the 2013 and 2014 grants and an IRR level of 9.5% that is estimated to be achieved for the 2015 grant. The weighted average period over which this remaining compensation expense will be recognized is approximately two years.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

15.	SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows:

	Year Ended December 31,
	2013	2014	2015
Cash paid for interest	$116,890	$107,926	$105,155
Cash paid for income taxes, net of refunds received	$136,124	$122,972	$108,435

Noncash investing and financing activities:
Change in accounts payable and accrued expenses for the acquisition of theatre properties and equipment (1)	$(7,325)	$(1,225)	$2,491
Theatre properties and equipment acquired under capital lease	$69,541	$19,908	$36,544
Investment in NCM - receipt of common units (see Note 4)	$98,797	$8,216	$15,421
Investment in AC JV, LLC (see Note 5)	$8,333	$—	$—
Issuance of promissory note related to investment in AC JV, LLC (see Note 5)	$(8,333)	$—	$—
Noncash distributions to Cinemark Holdings, Inc.	$(4,971)	$—	$(17,935)
Receipt of promissory note related to sale of investment in Taiwan joint venture	$—	$—	$2,304

(1)	Additions to theatre properties and equipment included in accounts payable as of December 31, 2014 and 2015 were $13,235 and $10,744, respectively.

16.	INCOME TAXES

Income before income taxes consisted of the following:

	Year Ended December 31,
	2013	2014	2015
Income before income taxes:
U.S.	$164,904	$208,377	$262,336
Foreign	101,177	84,542	88,015

Total	$266,081	$292,919	$350,351

Current and deferred income taxes were as follows:

	Year Ended December 31,
	2013	2014	2015
Current:
Federal	$98,206	$62,686	$72,185
Foreign	42,690	27,681	35,874
State	11,056	6,256	10,806

Total current expense	$151,952	$96,623	$118,865

Deferred:
Federal	$(30,833)	$6,322	$10,420
Foreign	2,653	(6,437)	(3,339)
State	(9,612)	642	4,014

Total deferred taxes	(37,792)	527	11,095

Income taxes	$114,160	$97,150	$129,960

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

A reconciliation between income tax expense and taxes computed by applying the applicable statutory federal income tax rate to income before income taxes follows:

	Year Ended December 31,
	2013	2014	2015
Computed statutory tax expense	$93,128	$102,522	$122,623
Foreign inflation adjustments	67	641	(1,295)
State and local income taxes, net of federal income tax impact	858	4,634	9,640
Foreign losses not benefited and other changes in valuation allowance	(2,052)	(275)	(2,408)
Foreign tax rate differential	(336)	(2,125)	(2,660)
Foreign dividends	3,294	1,083	—
Sale of Mexican subsidiaries and related changes in intangible assets	21,406	(10,065)	—
Changes in uncertain tax positions	(2,024)	(1,540)	3,717
Other — net	(181)	2,275	343

Income taxes	$114,160	$97,150	$129,960

The Company reinvests the undistributed earnings of its non-U.S. subsidiaries with the exception of its subsidiary in Ecuador. Accordingly, deferred U.S. federal and state income taxes are provided only on the undistributed earnings of the Company’s subsidiary in Ecuador. As of December 31, 2015, the Company has not provided deferred taxes on approximately $316,000 of undistributed earnings of non-U.S. subsidiaries, as it is the Company’s policy to indefinitely reinvest these earnings in non-U.S. operations. However, the Company may periodically repatriate a portion of these earnings to the extent that it does not incur an additional U.S. tax liability. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Deferred Income Taxes

The tax effects of significant temporary differences and tax loss and tax credit carryforwards comprising the net long-term deferred income tax liabilities as of December 31, 2014 and 2015 consisted of the following:

	December 31,
	2014	2015
Deferred liabilities:
Theatre properties and equipment	$127,010	$141,155
Tax impact of items in accumulated other comprehensive income (loss)	55	158
Intangible asset — other	29,342	28,889
Intangible asset — tradenames	111,726	112,413
Investment in partnerships	111,328	108,733

Total deferred liabilities	379,461	391,348

Deferred assets:
Deferred lease expenses	27,341	26,966
Exchange loss	—	3,736
Deferred revenue - NCM	124,366	128,642
Capital lease obligations	73,306	75,966
Tax loss carryforwards	7,764	7,379
Alternative minimum tax and other credit carryforwards	43,384	41,300
Other expenses, not currently deductible for tax purposes	25,807	20,204

Total deferred assets	301,968	304,193

Net deferred income tax liability before valuation allowance	77,493	87,155
Valuation allowance against deferred assets - current	2,384	—
Valuation allowance against deferred assets – non-current	50,489	50,636

Net deferred income tax liability	$130,366	$137,791

Net deferred tax liability — Foreign	$12,213	$4,212
Net deferred tax liability — U.S.	118,153	133,579

Total	$130,366	$137,791

The Company’s foreign tax credit carryforwards began to expire 2015. Some foreign net operating losses will expire in the next reporting period; however, some losses may be carried forward indefinitely. State net operating losses may be carried forward for periods of between five and twenty years with the last expiring year being 2035.

During November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax assets and liabilities be classified as long-term on the balance sheet. The Company elected to early adopt ASU 2015-17 effective December 31, 2015, on a prospective basis. Adoption of ASU 2015-17 resulted in a reclassification of the Company’s net current deferred tax asset to the net long-term deferred tax asset on the Company’s consolidated balance sheet as of December 31, 2015. Balances as of December 31, 2014 have not been recast.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Uncertain Tax Positions

The following is a reconciliation of the total amounts of unrecognized tax benefits excluding interest and penalties, for the years ended December 31, 2013, 2014 and 2015:

	Year Ended December 31,
	2013	2014	2015
Balance at January 1,	$33,222	$18,780	$16,515
Gross increases-tax positions in prior periods	413	10	40
Gross decreases-tax positions in prior periods	—	(2,379)	—
Gross increases - current period tax positions	1,476	1,324	2,112
Gross decreases - current period tax positions	—	—	—
Settlements	(15,444)	(963)	(871)
Foreign currency translation adjustments	(887)	(257)	(663)

Balance at December 31,	$18,780	$16,515	$17,133

The Company had $15,693 and $17,008 of unrecognized tax benefits, including interest and penalties, as of December 31, 2014 and 2015, respectively. Of these amounts, $15,693 and $17,008 represent the amount of unrecognized tax benefits that if recognized would impact the effective income tax rate for the years ended December 31, 2014 and 2015, respectively. The Company had $2,500 and $3,198 accrued for interest and penalties as of December 31, 2014 and 2015, respectively.

The Company participates in the consolidated income tax return of Cinemark Holdings, Inc. in the U.S. federal jurisdiction and in certain state and foreign jurisdictions and is routinely under audit by many different tax authorities. The Company believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. The Company is no longer subject to income tax audits from the Internal Revenue Service for years before 2012. The Company is no longer subject to state income tax examinations by tax authorities in its major state jurisdictions for years before 2011. Certain state returns were amended as a result of the Internal Revenue Service examination closures for 2007 through 2009, and the statutes remain open for those amendments. The Company is no longer subject to non-U.S. income tax examinations by tax authorities in its major non-U.S. tax jurisdictions for years before 2004.

The Company is currently under audit in the non-U.S. tax jurisdictions of Brazil and Chile. The Company believes that it is reasonably possible that the Chile audit will be completed within the next twelve months.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

17.	COMMITMENTS AND CONTINGENCIES

Leases — The Company conducts a significant part of its theatre operations in leased properties under noncancelable operating and capital leases with terms generally ranging from 10 to 25 years. In addition to the minimum annual lease payments, some of the leases provide for contingent rentals based on operating results of the theatre and most require the payment of taxes, insurance and other costs applicable to the property. The Company can renew, at its option, a substantial portion of the leases at defined or then market rental rates for various periods. Some leases also provide for escalating rent payments throughout the lease term. A liability for deferred lease expenses of $46,003 and $43,333 at December 31, 2014 and 2015, respectively, has been provided to account for lease expenses on a straight-line basis, where lease payments are not made on such a basis. Theatre rent expense was as follows:

	Year Ended December 31,
	2013	2014	2015
Fixed rent expense	$224,056	$237,891	$240,057
Contingent rent and other facility lease expenses	83,795	79,205	79,704

Total facility lease expense	$307,851	$317,096	$319,761

Future minimum lease payments under noncancelable operating and capital leases that have initial or remaining terms in excess of one year at December 31, 2015 are due as follows:

	Operating Leases	Capital Leases
2016	$248,498	$35,156
2017	236,630	33,640
2018	210,089	34,050
2019	181,967	33,394
2020	161,279	32,441
Thereafter	661,398	155,164

Total	$1,699,861	323,845

Amounts representing interest payments		(96,113)

Present value of future minimum payments		227,732
Current portion of capital lease obligations		(18,780)

Capital lease obligations, less current portion		$208,952

Employment Agreements — On August 20, 2015 the Cinemark Holdings, Inc.’s board of directors announced that Mr. Mark Zoradi will be the Company’s Chief Executive Officer. The Company and Mr. Zoradi entered into an Employment Agreement effective as of August 24, 2015. Cinemark Holdings, Inc. has employment agreements with Lee Roy Mitchell, Tim Warner, Mark Zoradi, Sean Gamble, Robert Copple, Valmir Fernandes, Michael Cavalier and Rob Carmony. Except for Mr. Warner’s, the employment agreements are subject to automatic extensions for a one-year period, unless the employment agreements are terminated. Mr. Warner’s employment agreement terminates on April 1, 2016. The base salaries stipulated in the employment agreements are subject to review at least annually during the term of the agreements for increase (but not decrease) by Cinemark Holdings, Inc.’s Compensation Committee. Management personnel subject to these employment agreements are eligible to receive annual cash incentive bonuses upon the Company meeting certain performance targets established by the Compensation Committee within the first 90 days of the fiscal year.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

Retirement Savings Plan — The Company has a 401(k) retirement savings plan for the benefit of all employees and makes contributions as determined annually by the board of directors. Employer contribution payments of $2,718 and $3,043 were made in 2014 (for plan year 2013) and 2015 (for plan year 2014), respectively. A liability of approximately $3,333 has been recorded at December 31, 2015 for employer contribution payments to be made in 2016 (for plan year 2015).

Litigation — Joseph Amey, et al. v. Cinemark USA, Inc., Case No. 3:13cv05669, In the United States District Court for the Northern District of California, San Francisco Division. The case presents putative class action claims for damages and attorney’s fees arising from employee wage and hour claims under California law for alleged meal period, rest break, reporting time pay, unpaid wages, pay upon termination, and wage statements violations. The claims are also asserted as a representative action under the California Private Attorney General Act (“PAGA”). The Company denies the claims, denies that class certification is appropriate and denies that a PAGA representative action is appropriate, and is vigorously defending against the claims. The Company denies any violation of law and plans to vigorously defend against all claims. The Court recently determined that class certification is not appropriate and determined that a PAGA representative action is not appropriate. The plaintiff may appeal these rulings. The Company is unable to predict the outcome of the litigation or the range of potential loss.

The Company received a Civil Investigative Demand (“CID”) from the Antitrust Division of the United States Department of Justice. The CID relates to an investigation under Sections 1 and 2 of the Sherman Act. The Company also received CIDs from the Antitrust Section of the Office of the Attorney General of the State of Ohio and later from other states regarding similar inquiries under state antitrust laws. The CIDs request the Company to answer interrogatories, and produce documents, or both, related to the investigation of matters including film clearances, potential coordination and/or communication with other major theatre circuits and related joint ventures. The Company intends to fully cooperate with all federal and state government agencies. Although the Company does not believe that it has violated any federal or state antitrust or competition laws, it cannot predict the ultimate scope, duration or outcome of these investigations.

From time to time, the Company is involved in other various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters, landlord-tenant disputes, patent claims and contractual disputes, some of which are covered by insurance or by indemnification from vendors. The Company believes its potential liability with respect to these types of proceedings currently pending is not material, individually or in the aggregate, to the Company’s financial position, results of operations and cash flows.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

18.	SEGMENTS

The Company manages its international market and its U.S. market as separate reportable operating segments. The international segment consists of operations in Brazil, Argentina, Chile, Colombia, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Guatemala, Bolivia and Curacao. The Company sold its theatres in Mexico on November 15, 2013. Each segment’s revenue is derived from admissions and concession sales and other ancillary revenues, primarily screen advertising. The measure of segment profit and loss the Company uses to evaluate performance and allocate its resources is Adjusted EBITDA, as defined in the reconciliation table below. The Company does not report asset information by segment because that information is not used to evaluate the performance or allocate resources between segments.

Below is a breakdown of select financial information by reportable operating segment:

	Year Ended December 31,
	2013	2014	2015
Revenues:
U.S.	$1,912,674	$1,934,990	$2,137,733
International	783,053	704,623	728,735
Eliminations	(12,833)	(12,623)	(13,859)

Total revenues	$2,682,894	$2,626,990	$2,852,609

	Year Ended December 31,
	2013	2014	2015
Adjusted EBITDA (1):
U.S.	$456,866	$438,776	$499,138
International	169,834	159,662	166,416

Total Adjusted EBITDA	$626,700	$598,438	$665,554

	Year Ended December 31,
	2013	2014	2015
Capital expenditures:
U.S.	$117,488	$148,532	$223,213
International	142,182	96,173	108,513

Total capital expenditures	$259,670	$244,705	$331,726

(1)	Distributions from NCM are reported entirely within the U.S. operating segment

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

The following table sets forth a reconciliation of net income to Adjusted EBITDA:

	Year Ended December 31,
	2013	2014	2015
Net income	$151,921	$195,769	$220,391
Add (deduct):
Income taxes	114,160	97,150	129,960
Interest expense (1)	124,714	113,698	112,741
Loss on early retirement of debt	72,302	—	—
Loss on amendment to debt agreement	—	—	925
Other income (2)	(24,688)	(22,150)	(20,041)
Depreciation and amortization	163,970	175,656	189,206
Impairment of long-lived assets	3,794	6,647	8,801
(Gain) loss on sale of assets and other	(3,845)	15,715	8,143
Deferred lease expenses	5,701	2,536	(1,806)
Amortization of long-term prepaid rents	2,625	1,542	2,361
Share based awards compensation expense	16,046	11,875	14,873

Adjusted EBITDA	$626,700	$598,438	$665,554

(1)	Includes amortization of debt issue costs.
(2)	Includes interest income, foreign currency exchange loss, and equity in income of affiliates and excludes distributions from NCM.

Financial Information About Geographic Area

Below is a breakdown of select financial information by geographic area:

	Year Ended December 31,
	2013	2014	2015
Revenues
U.S.	$1,912,674	$1,934,990	$2,137,733
Brazil	325,762	333,919	291,959
Other foreign countries	457,291	370,704	436,776
Eliminations	(12,833)	(12,623)	(13,859)

Total	$2,682,894	$2,626,990	$2,852,609

	December 31,
	2014	2015
Theatres properties and equipment, net
U.S.	$1,094,076	$1,175,535
Brazil	204,107	163,505
Other foreign countries	152,629	166,029

Total	$1,450,812	$1,505,069

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

19.	RELATED PARTY TRANSACTIONS

The Company manages theatres for Laredo Theatres, Ltd. (“Laredo”). The Company is the sole general partner and owns 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Lee Roy Mitchell is Cinemark Holdings, Inc.’s Chairman of the Board and directly and indirectly owns approximately 9% of Cinemark Holdings, Inc.’s common stock. Under the agreement, management fees are paid by Laredo to the Company at a rate of 5% of annual theatre revenues up to $50,000 and 3% of annual theatre revenues in excess of $50,000. The Company recorded $558, $564 and $567 of management fee revenues during the years ended December 31, 2013, 2014 and 2015, respectively. All such amounts are included in the Company’s consolidated financial statements with the intercompany amounts eliminated in consolidation. The Company also paid distributions to Lone Star Theatres, Inc. of $1,000 during the year ended December 31, 2013.

The Company has an Aircraft Time Sharing Agreement with Copper Beech Capital, LLC to use, on occasion, a private aircraft owned by Copper Beech Capital, LLC. Copper Beech Capital, LLC is owned by Mr. Mitchell and his wife, Tandy Mitchell. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Company reimburses Copper Beech Capital, LLC the actual costs of fuel usage and the expenses of the pilots, landing fees, storage fees and similar expenses incurred during the trip. For the years ended December 31, 2013, 2014 and 2015, the aggregate amounts paid to Copper Beech Capital, LLC for the use of the aircraft was approximately $91, $74 and $410, respectively.

The Company currently leases 15 theatres and one parking facility from Syufy Enterprises, LP (“Syufy”) or affiliates of Syufy. Raymond Syufy is one of Cinemark Holdings, Inc.’s directors and is an officer of the general partner of Syufy. Of these 16 leases, 15 have fixed minimum annual rent. The one lease without minimum annual rent has rent based upon a specified percentage of gross sales as defined in the lease. For the years ended December 31, 2013, 2014 and 2015, the Company paid total rent of approximately $22,876, $21,040 and $20,581, respectively, to Syufy.

The Company has paid certain fees and expenses on behalf of its parent, Cinemark Holdings, Inc. and Cinemark Holdings, Inc. has paid income taxes on behalf of the Company. The Company paid cash dividends to Cinemark Holdings, Inc. of $105,150, $115,000 and $115,225 during the years ended December 31, 2013, 2014 and 2015, respectively. Additionally, the Company made noncash distributions to Cinemark Holdings, Inc. of $4,971, $0 and $17,935 during the years ended December 31, 2013, 2014 and 2015, respectively, related to expenses paid on behalf of Cinemark Holdings, Inc.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

20.	VALUATION AND QUALIFYING ACCOUNTS

The Company’s valuation allowance for deferred tax assets for the years ended December 31, 2013, 2014 and 2015 were as follows:

Valuation Allowance for Deferred Tax Assets
Balance at January 1, 2013	$13,326
Additions	14,162
Deductions	(1,777)

Balance at December 31, 2013	$25,711
Additions	28,612
Deductions	(1,450)

Balance at December 31, 2014	$52,873
Additions	437
Deductions	(2,674)

Balance at December 31, 2015	$50,636

21.	SUBSEQUENT EVENT

On February 16, 2016, the Compensation Committee of the Cinemark Holdings, Inc.’s board of directors approved the Amended and Restated Employment Agreement of Mark Zoradi, to be effective February 19, 2016 (the “Amended Agreement”). The Amended Agreement amends Section 3.2(c) by providing that the Equity Awards (as defined in the Amended Agreement) shall be at least 200% of Mr. Zoradi’s base salary and providing for an additional amount for personal expenses. The amendments conform the Amended Agreement to the terms of Mr. Zoradi’s employment offer in August 2015.

22.	CONDENSED CONSOLIDATING FINANCIAL STATEMENT INFORMATION OF SUBSIDIARY GUARANTORS

As of December 31, 2015, the Company had outstanding $400,000 aggregate principal amount of 5.125% senior notes due 2022, or the 5.125% Senior Notes, $530,000 aggregate principal amount of 4.875% senior notes due 2023, or the 4.875% Senior Notes, and $200,000 aggregate principal amount of 7.375% senior subordinated notes due 2021, or the Senior Subordinated Notes (collectively the “Notes”). These Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the following subsidiaries of Cinemark USA, Inc.:

Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Cinemark Partners I, Inc., CNMK Investments, Inc., CNMK Texas Properties, LLC., Cinemark Concessions LLC, Century Theatres, Inc., Marin Theatre Management, LLC, Century Theatres NG, LLC, Cinearts LLC, Cinearts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC and Century Theatres Seattle, LLC.

The following supplemental condensed consolidating financial statement information presents:

1. Condensed consolidating balance sheet information as of December 31, 2014 and 2015, condensed consolidating statements of income information, condensed consolidating statements of comprehensive income (loss) information and condensed consolidating statements of cash flows information for the years ended December 31, 2013, 2014 and 2015.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

2. Cinemark USA, Inc. (the “Parent” and “Issuer”), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method of accounting and therefore, the Parent column reflects the equity income (loss) of its Guarantor Subsidiaries and Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Guarantor Subsidiaries and Non-Guarantor Subsidiaries column. Additionally, the Guarantor Subsidiaries column reflects the equity income (loss) of its Non-Guarantor Subsidiaries, which are also separately reflected in the stand-alone Non-Guarantor Subsidiaries column.

3. Elimination entries necessary to consolidate the Parent and all of its Subsidiaries.

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

DECEMBER 31, 2014

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$129,505	$74,643	$434,693	$—	$638,841
Other current assets	126,091	18,471	67,826	(110,302)	102,086
Accounts receivable from parent or subsidiaries	277,823	—	—	(265,185)	12,638

Total current assets	533,419	93,114	502,519	(375,487)	753,565

Theatre properties and equipment - net	498,446	575,652	376,714	—	1,450,812

Investment in subsidiaries	1,260,333	380,365	—	(1,640,698)	—

Other assets	1,389,912	140,320	401,783	(3,276)	1,928,739

Total assets	$3,682,110	$1,189,451	$1,281,016	$(2,019,461)	$4,133,116

Liabilities and equity

Current liabilities

Current portion of long-term debt	$7,000	$—	$1,423	$—	$8,423
Current portion of capital lease obligations	5,411	9,125	1,958	—	16,494
Accounts payable and accrued expenses	259,973	105,761	125,638	(102,406)	388,966
Accounts payable to parent or subsidiaries	—	84,555	180,630	(265,185)	—

Total current liabilities	272,384	199,441	309,649	(367,591)	413,883

Long-term liabilities
Long-term debt, less current portion	1,777,581	—	7,442	(1,868)	1,783,155
Capital lease obligations, less current portion	103,786	75,416	22,776	—	201,978
Other long-term liabilities and deferrals	401,965	79,116	125,600	(9,304)	597,377

Total long-term liabilities	2,283,332	154,532	155,818	(11,172)	2,582,510

Commitments and contingencies

Equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	457,369	10,219	(467,588)	49,543
Other stockholder’s equity	1,076,851	378,109	795,001	(1,173,110)	1,076,851

Total Cinemark USA, Inc. stockholder’s equity	1,126,394	835,478	805,220	(1,640,698)	1,126,394
Noncontrolling interests	—	—	10,329	—	10,329

Total equity	1,126,394	835,478	815,549	(1,640,698)	1,136,723

Total liabilities and equity	$3,682,110	$1,189,451	$1,281,016	$(2,019,461)	$4,133,116

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

DECEMBER 31, 2015

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$141,364	$95,865	$351,274	$—	$588,503
Other current assets	78,797	18,407	61,432	(32,024)	126,612
Accounts receivable from parent or subsidiaries	212,299	—	—	(211,128)	1,171

Total current assets	432,460	114,272	412,706	(243,152)	716,286

Theatre properties and equipment - net	539,082	614,821	351,166	—	1,505,069

Investment in subsidiaries	1,326,790	293,900	—	(1,620,690)	—

Other assets	1,402,062	135,022	475,187	(105,994)	1,906,277

Total assets	$3,700,394	$1,158,015	$1,239,059	$(1,969,836)	$4,127,632

Liabilities and equity

Current liabilities

Current portion of long-term debt	$7,000	$—	$1,405	$—	$8,405
Current portion of capital lease obligations	6,426	9,962	2,392	—	18,780
Accounts payable and accrued expenses	197,268	123,759	116,353	(25,396)	411,984
Accounts payable to parent or subsidiaries	—	23,965	187,163	(211,128)	—

Total current liabilities	210,694	157,686	307,313	(236,524)	439,169

Long-term liabilities
Long-term debt, less current portion	1,868,763	—	9,534	(105,367)	1,772,930
Capital lease obligations, less current portion	114,513	67,440	26,999	—	208,952
Other long-term liabilities and deferrals	404,278	77,774	118,533	(7,255)	593,330

Total long-term liabilities	2,387,554	145,214	155,066	(112,622)	2,575,212

Commitments and contingencies	—	—	—	—	—

Equity
Cinemark USA, Inc.’s stockholder’s equity:
Common stock	49,543	457,369	10,240	(467,609)	49,543
Other stockholder’s equity	1,052,603	397,746	755,335	(1,153,081)	1,052,603

Total Cinemark USA, Inc. stockholder’s equity	1,102,146	855,115	765,575	(1,620,690)	1,102,146
Noncontrolling interests	—	—	11,105	—	11,105

Total equity	1,102,146	855,115	776,680	(1,620,690)	1,113,251

Total liabilities and equity	$3,700,394	$1,158,015	$1,239,059	$(1,969,836)	$4,127,632

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2013

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Revenues	$816,489	$1,099,257	$808,972	$(41,824)	$2,682,894

Cost of operations
Theatre operating expenses	650,731	743,531	585,695	(41,824)	1,938,133
General and administrative expenses	22,275	78,749	62,110	—	163,134
Depreciation and amortization	43,501	63,234	57,235	—	163,970
Impairment of long-lived assets	2,301	319	1,174	—	3,794
(Gain) loss on sale of assets and other	99	1,870	(5,814)	—	(3,845)

Total cost of operations	718,907	887,703	700,400	(41,824)	2,265,186

Operating income	97,582	211,554	108,572	—	417,708

Other income (expense)
Interest expense	(110,484)	(9,915)	(4,315)	—	(124,714)
Distributions from NCM	124	—	20,577	—	20,701
Equity in income of affiliates	196,580	54,524	22,682	(251,104)	22,682
Loss on early retirement of debt	(72,302)	—	—	—	(72,302)
Other income (expense)	101	(8)	1,913	—	2,006

Total other income (expense)	14,019	44,601	40,857	(251,104)	(151,627)

Income before income taxes	111,601	256,155	149,429	(251,104)	266,081
Income taxes	(38,242)	76,938	75,464	—	114,160

Net income	149,843	179,217	73,965	(251,104)	151,921
Less: Net income attributable to noncontrolling interests	—	—	2,078	—	2,078

Net income attributable to Cinemark USA, Inc.	$149,843	$179,217	$71,887	$(251,104)	$149,843

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2014

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Revenues	$851,299	$1,084,852	$733,435	$(42,596)	$2,626,990

Cost of operations
Theatre operating expenses	693,323	739,686	524,045	(42,596)	1,914,458
General and administrative expenses	17,978	74,971	55,639	—	148,588
Depreciation and amortization	50,858	67,460	57,338	—	175,656
Impairment of long-lived assets	6,334	313	—	—	6,647
Loss on sale of assets and other	8,954	3,278	3,483	—	15,715

Total cost of operations	777,447	885,708	640,505	(42,596)	2,261,064

Operating income	73,852	199,144	92,930	—	365,926

Other income (expense)
Interest expense	(101,224)	(9,111)	(3,392)	29	(113,698)
Distributions from NCM	2,375	—	16,166	—	18,541
Equity in income of affiliates	208,900	53,950	22,464	(262,571)	22,743
Other income (expense)	79	—	(643)	(29)	(593)

Total other income (expense)	110,130	44,839	34,595	(262,571)	(73,007)

Income before income taxes	183,982	243,983	127,525	(262,571)	292,919
Income taxes	(10,398)	71,687	35,861	—	97,150

Net income	194,380	172,296	91,664	(262,571)	195,769
Less: Net income attributable to noncontrolling interests	—	—	1,389	—	1,389

Net income attributable to Cinemark USA, Inc.	$194,380	$172,296	$90,275	$(262,571)	$194,380

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2015

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Revenues	$959,347	$1,178,873	$764,631	$(50,242)	$2,852,609

Cost of operations
Theatre operating expenses	767,446	804,236	545,131	(50,242)	2,066,571
General and administrative expenses	16,152	81,240	56,660	—	154,052
Depreciation and amortization	59,759	73,708	55,739	—	189,206
Impairment of long-lived assets	6,445	1,600	756	—	8,801
(Gain) loss on sale of assets and other	6,191	3,728	(1,776)	—	8,143

Total cost of operations	855,993	964,512	656,510	(50,242)	2,426,773

Operating income	103,354	214,361	108,121	—	425,836

Other income (expense)
Interest expense	(100,608)	(8,500)	(4,009)	376	(112,741)
Loss on amendment to debt agreement	(925)	—	—	—	(925)
Distributions from NCM	2,116	—	16,024	—	18,140
Equity in income of affiliates	217,567	55,082	27,262	(271,785)	28,126
Other income (expense)	200	20	(7,929)	(376)	(8,085)

Total other income (expense)	118,350	46,602	31,348	(271,785)	(75,485)

Income before income taxes	221,704	260,963	139,469	(271,785)	350,351
Income taxes	3,172	79,131	47,657	—	129,960

Net income	218,532	181,832	91,812	(271,785)	220,391
Less: Net income attributable to noncontrolling interests	—	—	1,859	—	1,859

Net income attributable to Cinemark USA, Inc.	$218,532	$181,832	$89,953	$(271,785)	$218,532

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2013

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$149,843	$179,217	$73,965	$(251,104)	$151,921

Other comprehensive income (loss), net of tax
Unrealized gain due to fair value adjustments on interest rate swap agreements, net of taxes of $1,865, net of settlements	3,151	—	—	—	3,151
Unrealized loss due to fair value adjustments on available-for-sale securities, net of taxes of $1,223	(2,041)	—	—	—	(2,041)
Other comprehensive income in equity method investments	2,386	—	2,386	(2,386)	2,386
Foreign currency translation adjustments	(47,617)	—	(47,699)	47,617	(47,699)

Total other comprehensive loss, net of tax	(44,121)	—	(45,313)	45,231	(44,203)

Total comprehensive income, net of tax	$105,722	$179,217	$28,652	$(205,873)	$107,718
Comprehensive income attributable to noncontrolling interests	—	—	(1,996)	—	(1,996)

Comprehensive income attributable to Cinemark USA, Inc.	$105,722	$179,217	$26,656	$(205,873)	$105,722

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2014

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$194,380	$172,296	$91,664	$(262,571)	$195,769

Other comprehensive income (loss), net of tax
Unrealized gain due to fair value adjustments on interest rate swap agreements, net of taxes of $1,759, net of settlements	2,846	—	—	—	2,846
Unrealized gain due to fair value adjustments on available-for-sale securities, net of taxes of $1,479	2,507	—	—	—	2,507
Other comprehensive income in equity method investments	676	—	643	(643)	676
Foreign currency translation adjustments	(68,982)	—	(68,997)	68,982	(68,997)

Total other comprehensive loss, net of tax	(62,953)	—	(68,354)	68,339	(62,968)

Total comprehensive income, net of tax	$131,427	$172,296	$23,310	$(194,232)	$132,801
Comprehensive income attributable to noncontrolling interests	—	—	(1,374)	—	(1,374)

Comprehensive income attributable to Cinemark USA, Inc.	$131,427	$172,296	$21,936	$(194,232)	$131,427

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) INFORMATION

YEAR ENDED DECEMBER 31, 2015

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$218,532	$181,832	$91,812	$(271,785)	$220,391

Other comprehensive income (loss), net of tax
Unrealized gain due to fair value adjustments on interest rate swap agreements, net of taxes of $1,562, net of settlements	2,636	—	—	—	2,636
Unrealized loss due to fair value adjustments on available-for-sale securities, net of taxes of $572	(957)	—	—	—	(957)
Other comprehensive loss in equity method investments	(3,119)	—	(3,086)	3,086	(3,119)
Foreign currency translation adjustments, net of taxes of $888	(125,474)	—	(125,512)	125,474	(125,512)

Total other comprehensive loss, net of tax	(126,914)	—	(128,598)	128,560	(126,952)

Total comprehensive income (loss), net of tax	$91,618	$181,832	$(36,786)	$(143,225)	$93,439
Comprehensive income attributable to noncontrolling interests	—	—	(1,821)	—	(1,821)

Comprehensive income (loss) attributable to Cinemark USA, Inc.	$91,618	$181,832	$(38,607)	$(143,225)	$91,618

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2013

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating activities
Net income	$149,843	$179,217	$73,965	$(251,104)	$151,921
Adjustments to reconcile net income to cash provided by operating activities	(174,847)	22,276	44,824	251,104	143,357
Changes in assets and liabilities	115,254	(148,810)	47,640	—	14,084

Net cash provided by operating activities	90,250	52,683	166,429	—	309,362

Investing activities
Additions to theatre properties and equipment	(41,948)	(74,568)	(143,154)	—	(259,670)
Proceeds from sale of theatre properties and equipment and other	21,084	8,881	4,306	—	34,271
Acquisition of theatres in the U.S., net of cash acquired	(259,247)	—	—	—	(259,247)
Proceeds from disposition of Mexico theatres	—	—	126,167	—	126,167
Dividends received from subsidiaries	2,633	3,000	707	(6,340)	—
Investment in joint ventures and other	—	—	(6,222)	—	(6,222)

Net cash used for investing activities	(277,478)	(62,687)	(18,196)	(6,340)	(364,701)

Financing activities
Dividends paid to parent	(105,150)	(707)	(5,633)	6,340	(105,150)
Payroll taxes paid as a result of restricted stock withholdings	—	(3,464)	—	—	(3,464)
Proceeds from issuance of notes	530,000	—	—	—	530,000
Redemption of senior notes	(461,946)	—	—	—	(461,946)
Net repayments of other long-term debt	(7,000)	—	(866)	—	(7,866)
Payments on capital leases	(2,910)	(6,892)	(2,213)	—	(12,015)
Payment of debt issue costs	(9,328)	—	—	—	(9,328)
Purchases of noncontrolling interests	—	—	(5,621)	—	(5,621)
Other	—	2,962	(2,918)	—	44

Net cash used for financing activities	(56,334)	(8,101)	(17,251)	6,340	(75,346)

Effect of exchange rate changes on cash and cash equivalents	—	—	(11,516)	—	(11,516)

Increase (decrease) in cash and cash equivalents	(243,562)	(18,105)	119,466	—	(142,201)
Cash and cash equivalents:
Beginning of year	305,627	193,863	242,605	—	742,095

End of year	$62,065	$175,758	$362,071	$—	$599,894

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2014

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating activities
Net income	$194,380	$172,296	$91,664	$(262,571)	$195,769
Adjustments to reconcile net income to cash provided by (used for) operating activities	(134,559)	42,620	31,874	262,571	202,506
Changes in assets and liabilities	232,167	(246,598)	70,284	—	55,853

Net cash provided by (used for) operating activities	291,988	(31,682)	193,822	—	454,128

Investing activities
Additions to theatre properties and equipment	(93,608)	(52,896)	(98,201)	—	(244,705)
Proceeds from sale of theatre properties and equipment and other	1,109	98	1,338	—	2,545
Acquisition of theatres in the U.S., net of cash acquired	(7,951)	—	—	—	(7,951)
Dividends received from subsidiaries	1,094	8	—	(1,102)	—
Investments in, and loans to, subsidiaries	(1,918)	—	—	1,918	—
Investment in joint ventures and other	—	—	(3,228)	—	(3,228)

Net cash used for investing activities	(101,274)	(52,790)	(100,091)	816	(253,339)

Financing activities
Dividends paid to parent	(115,000)	(700)	(402)	1,102	(115,000)
Repayments of other long-term debt	(7,000)	—	(2,846)	—	(9,846)
Payments on capital leases	(4,082)	(8,000)	(1,953)	—	(14,035)
Capital contributions and loans from parent	—	1,918	—	(1,918)	—
Other	2,808	(9,861)	(386)	—	(7,439)

Net cash used for financing activities	(123,274)	(16,643)	(5,587)	(816)	(146,320)

Effect of exchange rate changes on cash and cash equivalents	—	—	(15,522)	—	(15,522)

Increase (decrease) in cash and cash equivalents	67,440	(101,115)	72,622	—	38,947
Cash and cash equivalents:
Beginning of year	62,065	175,758	362,071	—	599,894

End of year	$129,505	$74,643	$434,693	$—	$638,841

CINEMARK USA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2015

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating activities
Net income	$218,532	$181,832	$91,812	$(271,785)	$220,391

Adjustments to reconcile net income to cash provided by operating activities	(142,602)	39,156	43,223	271,785	211,562
Changes in assets and liabilities	67,253	(67,850)	23,869	—	23,272

Net cash provided by operating activities	143,183	153,138	158,904	—	455,225

Investing activities
Additions to theatre properties and equipment	(98,193)	(121,605)	(111,928)	—	(331,726)
Proceeds from sale of theatre properties and equipment and other	2,737	5,264	1,965	—	9,966
Acquisition of theatre in Brazil	—	—	(2,651)	—	(2,651)
Dividends received from subsidiaries	1,685	15	—	(1,700)	—
Intercompany note issuances	(3,500)	—	(100,000)	103,500	—
Investment in joint ventures and other	(518)	—	(3,211)	18	(3,711)

Net cash used for investing activities	(97,789)	(116,326)	(215,825)	101,818	(328,122)

Financing activities
Dividends paid to parent	(115,225)	(1,700)	—	1,700	(115,225)
Repayments of long-term debt	(8,385)	—	(35)	—	(8,420)
Payments of debt issue costs	(6,957)	—	—	—	(6,957)
Payments on capital leases	(5,389)	(9,120)	(2,004)	—	(16,513)
Intercompany loan proceeds	100,000	—	3,518	(103,518)	—
Other	2,421	(4,770)	(1,045)	—	(3,394)

Net cash provided by (used for) financing activities	(33,535)	(15,590)	434	(101,818)	(150,509)

Effect of exchange rate changes on cash and cash equivalents	—	—	(26,932)	—	(26,932)

Increase (decrease) in cash and cash equivalents	11,859	21,222	(83,419)	—	(50,338)
Cash and cash equivalents:
Beginning of year	129,505	74,643	434,693	—	638,841

End of year	$141,364	$95,865	$351,274	$—	$588,503

UNAUDITED SUPPLEMENTAL SCHEDULES

As required by the indentures governing the Company’s 5.125% Senior Notes, 4.875% Senior Notes and Senior Subordinated Notes (collectively the “Notes”), the Company has included in this filing, financial information for its subsidiaries that have been designated as unrestricted subsidiaries as defined by the indentures. As required by the indentures governing the Notes, the Company has included a condensed consolidating balance sheet and condensed consolidating statements of income, comprehensive income and cash flows for the Company and its subsidiaries. These supplementary schedules separately identify the Company’s restricted subsidiaries and unrestricted subsidiaries as required by the indentures.

CINEMARK USA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

DECEMBER 31, 2015

(In thousands)

	Restricted Group	Unrestricted Group	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$394,852	$193,651	$—	$588,503
Other current assets	213,164	(85,381)	—	127,783

Total current assets	608,016	108,270	—	716,286

Theatre properties and equipment, net	1,505,069	—	—	1,505,069

Other assets	1,771,028	242,268	(107,019)	1,906,277

Total assets	$3,884,113	$350,538	$(107,019)	$4,127,632

Liabilities and equity

Current liabilities
Current portion of long-term debt	$7,016	$1,389	$—	$8,405
Current portion of capital lease obligations	18,780	—	—	18,780
Accounts payable and accrued expenses	411,980	4	—	411,984

Total current liabilities	437,776	1,393	—	439,169

Long-term liabilities
Long-term debt, less current portion	1,768,763	4,167	—	1,772,930
Capital lease obligations, less current portion	208,952	—	—	208,952
Other long-term liabilities and deferrals	492,519	100,811	—	593,330

Total long-term liabilities	2,470,234	104,978	—	2,575,212

Commitments and contingencies

Equity	976,103	244,167	(107,019)	1,113,251

Total liabilities and equity	$3,884,113	$350,538	$(107,019)	$4,127,632

Note:	“Restricted Group” and “Unrestricted Group” are defined in the indentures for the senior notes and senior subordinated notes.

CINEMARK USA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2015

(In thousands)

	Restricted Group	Unrestricted Group	Eliminations	Consolidated
Revenues	$2,852,609	$—	$—	$2,852,609

Cost of operations
Theatre operating costs	2,066,571	—	—	2,066,571
General and administrative expenses	154,050	2	—	154,052
Depreciation and amortization	189,206	—	—	189,206
Impairment of long-lived assets	8,801	—	—	8,801
Loss on sale of assets and other	8,143	—	—	8,143

Total cost of operations	2,426,771	2	—	2,426,773

Operating income (loss)	425,838	(2)	—	425,836

Other income (expense)	(118,425)	42,940	—	(75,485)

Income before income taxes	307,413	42,938	—	350,351
Income taxes	113,472	16,488	—	129,960

Net income	193,941	26,450	—	220,391
Less: Net income attributable to noncontrolling interests	1,859	—	—	1,859

Net income attributable to Cinemark USA, Inc.	$192,082	$26,450	$—	$218,532

Note:	“Restricted Group” and “Unrestricted Group” are defined in the indentures for the senior notes and senior subordinated notes.

CINEMARK USA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2015

(In thousands)

	Restricted Group	Unrestricted Group	Eliminations	Consolidated
Net income	$193,941	$26,450	$—	$220,391

Other comprehensive income (loss), net of tax
Unrealized gain due to fair value adjustments on interest rate swap agreements, net of settlements, net of taxes of $1,562	2,636	—	—	2,636
Unrealized loss due to fair value adjustments on available-for-sale securities, net of taxes of $572	(957)	—	—	(957)
Other comprehensive loss in equity method investments	(33)	(3,086)	—	(3,119)
Foreign currency translation adjustments, net of taxes of $888	(125,512)	—	—	(125,512)

Total other comprehensive loss, net of tax	(123,866)	(3,086)	—	(126,952)

Total comprehensive income, net of tax	70,075	23,364	—	93,439
Comprehensive income attributable to noncontrolling interests	(1,821)	—	—	(1,821)

Comprehensive income attributable to Cinemark USA, Inc.	$68,254	$23,364	$—	$91,618

Note:	“Restricted Group” and “Unrestricted Group” are defined in the indentures for the senior notes and senior subordinated notes.

CINEMARK USA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 31, 2015

(In thousands)

	Restricted Group	Unrestricted Group	Eliminations	Consolidated
Operating activities
Net income	$193,941	$26,450	$—	$220,391
Adjustments to reconcile net income to cash provided by operating activities	220,661	(9,099)	—	211,562
Changes in assets and liabilities	15,124	8,148	—	23,272

Net cash provided by operating activities	429,726	25,499	—	455,225

Investing activities
Additions to theatre properties and equipment and other	(331,726)	—	—	(331,726)
Acquisition of theatre in Brazil	(2,651)	—	—	(2,651)
Proceeds from sale of theatre properties and equipment and other	9,966	—	—	9,966
Investment in joint ventures and other	(500)	(3,211)	—	(3,711)

Net cash used for investing activities	(324,911)	(3,211)	—	(328,122)

Financing activities
Dividends paid to parent	(115,225)	—	—	(115,225)
Repayments of long-term debt	(8,420)	—	—	(8,420)
Payment of debt issue costs	(6,957)	—	—	(6,957)
Payments on capital leases	(16,513)	—	—	(16,513)
Other	(3,394)	—	—	(3,394)

Net cash used for financing activities	(150,509)	—	—	(150,509)

Effect of exchange rate changes on cash and cash equivalents	(26,932)	—	—	(26,932)

Increase (decrease) in cash and cash equivalents	(72,626)	22,288	—	(50,338)
Cash and cash equivalents:
Beginning of year	467,478	171,363	—	638,841

End of year	$394,852	$193,651	$—	$588,503

Note:	“Restricted Group” and “Unrestricted Group” are defined in the indentures for the senior notes and senior subordinated notes.

$225,000,000

Cinemark USA, Inc.

4.875% Senior Notes due 2023

PROSPECTUS

April 18, 2016